UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

SCHEDULE 14A

___________________

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Steel Connect, Inc.
(Name of Registrant as Specified in Its Charter)

_____________________________________________________________________________________________________

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☒	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Preliminary Proxy Statement — Subject to Completion

STEEL CONNECT, INC.

2000 MIDWAY LANE
SMYRNA, TENNESSEE 37167

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

, 2022

Dear Steel Connect, Inc. Stockholder:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Steel Connect, Inc. (“Steel Connect” or the “Company”), which will be held            (local time) on            , 2022. The Annual Meeting will be held in a virtual-only meeting format. You will not be able to attend the Annual Meeting in person. You can virtually attend the Annual Meeting at www.virtualshareholdermeeting.com/STCN2021, where you will be able to vote electronically and submit questions during the Annual Meeting. For more information, see “Questions and Answers About the Annual Meeting and the Merger.”

At the Annual Meeting, you will be asked to consider and vote upon a proposal (the “Merger Proposal”) to adopt an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of June 12, 2022, by and among the Company, Steel Partners Holdings L.P., a Delaware limited partnership (“Parent”), and SP Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving entity and becoming a wholly owned subsidiary of Parent (the “Merger”). At the effective time of the Merger (the “Effective Time”), each issued and outstanding share of common stock (“Common Stock”) (other than (i) shares owned by the Company or any of its wholly owned subsidiaries or by Parent or any of its wholly owned subsidiaries (collectively, “Excluded Shares”) and (ii) shares for which appraisal rights have been properly and validly perfected and not withdrawn or lost (“Dissenting Shares”)) will be converted into the right to receive (a) $1.35 in cash, without interest and subject to any withholding taxes (the “Per Share Cash Merger Consideration”), and (b) one contingent value right to receive, subject to the terms of the ModusLink CVR Agreement (as defined in the accompanying proxy statement), the ModusLink CVR Payment Amount as provided for in the Merger Agreement (such right, a “ModusLink CVR” and, together with the Per Share Cash Merger Consideration, the “Per Share Merger Consideration”). The Per Share Cash Merger Consideration represents (i) a premium of approximately 90.1% over the closing price of the shares of Common Stock of $0.71 on November 19, 2020, the last trading day prior to the public disclosure that Parent had delivered a non-binding expression of interest regarding a potential combination of the Company and Parent for consideration consisting of cash and units of Parent’s 6% Series A Preferred Units that would imply a value per share of Common Stock in the range of $0.65 to $0.72, (ii) a premium of approximately 11.6% over the closing price of the shares of Common Stock of $1.21 on June 10, 2022, the last trading day prior to the public announcement of the Merger, and (iii) a premium of approximately 9.3% over the 30 trading-day average closing price of the shares of Common Stock as of June 10, 2022, the last trading day prior to the public announcement of the Merger Agreement.

The Merger is a “going private” transaction under the rules of the Securities and Exchange Commission (the “SEC”). In connection with the Merger Agreement, the Company and certain stockholders of the Company entered into a Voting and Support Agreement, dated as of June 12, 2022 (the “Support Agreement”). Pursuant to the terms and conditions set forth in the Support Agreement, each stockholder signatory thereto has agreed to vote, or cause to be voted, all shares of Common Stock and Series C Preferred Stock, par value $0.01 per share, of the Company (“Series C Preferred Stock”) beneficially owned by such persons at the Annual Meeting, among other matters, for the approval and adoption of the Merger Agreement.

To assist in evaluating the fairness of the Merger to the Company and our stockholders other than the holders of Excluded Shares and any “affiliate” (within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the holders of Excluded Shares (referred to collectively as the “Parent Group”), the board of directors of the Company (the “Board”) formed a special committee (the “Special Committee”) of independent and disinterested directors to consider and negotiate the terms and conditions of the Merger and to make a recommendation to the Board. The Special Committee unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement (such transactions, including the Merger, collectively, the “Transactions”) are fair to and in the best interests of the Company and the holders of capital stock of the Company (other than holders of Excluded Shares), (ii) recommended to the Board that the Board adopt resolutions approving, adopting and declaring advisable the Merger Agreement and the Transactions and (iii) recommended to the Board that the Board recommend that holders of the capital stock entitled to vote, vote for the adoption of the Merger Agreement.

After carefully considering the unanimous recommendation of the Special Committee and other factors, the Board, acting on the unanimous recommendation of the Special Committee, approved the Merger Agreement and the Transactions and adopted resolutions (i) determining that the terms of the Merger Agreement and the Transactions are fair to and in the best interest of the Company and the holders of capital stock of the Company (other than holders of Excluded Shares), (ii) approving and declaring advisable the Merger Agreement and the Transactions and (iii) recommending that the holders of capital stock of the Company entitled to vote, vote for the adoption of the Merger Agreement.

At the Annual Meeting, Steel Connect stockholders will also be asked to vote on several other proposals, including the approval of an amendment to the Company’s Restated Certificate of Incorporation to clarify that the Merger and the Transactions do not constitute a “Liquidation Event” under the Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock of the Company (the “Amendment Proposal”); the election of directors (the “Election Proposal”); the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the current fiscal year (the “Auditor Ratification Proposal”); and the approval of a proposal to the adjourn or postpone the Annual Meeting in order to take such actions as the Board determines are necessary or appropriate, including to ensure that any necessary supplement or amendment to the proxy statement accompanying this notice is provided to the Company’s stockholders a reasonable amount of time in advance of the Annual Meeting or to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve the proposal to adopt the Merger Agreement (the “Adjournment Proposal”).

The Board unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Amendment Proposal, “FOR” the Adjournment Proposal and “FOR” the other proposals to be submitted to the stockholders at the Annual Meeting.

The enclosed proxy statement describes the Merger Agreement, the Merger and related agreements, including the ModusLink CVR Agreement and the Support Agreement. It also provides specific information concerning the Annual Meeting. In addition, you may obtain information about us from documents filed with the SEC. You should read this entire proxy statement carefully and, whether or not you plan to virtually attend the Annual Meeting, to promptly submit a proxy: (a) by telephone or the Internet following the easy instructions on the enclosed proxy card; or (b) if you have requested or received a paper copy of the proxy materials, by signing, dating and returning in the enclosed postage-paid envelope the enclosed proxy card (if you are a stockholder of record) or voting instruction form (if you own shares of common stock in “street name,” i.e., through a bank, broker or other nominee).

Your vote is important to us, regardless of whether or not you plan to attend the Annual Meeting. The Merger cannot be completed unless the Merger Agreement is adopted by the affirmative vote of the holders of (i) a majority of the outstanding shares of Series C Preferred Stock, (ii) a majority in voting power of the outstanding shares of Common Stock and Series C Preferred Stock (voting on an as converted to shares of Common Stock basis), voting together as a single class, and (iii) a majority of the outstanding shares of Common Stock not owned, directly or indirectly, by the Parent Parties, any other officers or directors of the Company or any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary. If you fail to vote on the Merger Agreement, the effect will be the same as a vote against adoption of the Merger Agreement.

To be admitted to the Annual Meeting at the link provided above, you must enter the control number found on your proxy card (if you are a stockholder of record) or voting instruction form (if you own shares of Common Stock in street name). You may vote at the Annual Meeting by following the instructions available on the Annual Meeting website during the Annual Meeting. Whether or not you plan to virtually attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the Annual Meeting by one of the methods described in the proxy materials for the Annual Meeting. Therefore, we encourage you to promptly submit your proxy to vote via the Internet, by telephone or, if you have requested or received a paper copy of the proxy materials, by signing, dating and returning the completed proxy card or voting instruction form as applicable. Voting by any of these methods will ensure your representation at the Annual Meeting.

Sincerely,
/s/ Warren G. Lichtenstein
Warren G. Lichtenstein Interim Chief Executive Officer and Executive Chairman of the Board

Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated            , 2022 and, together with the enclosed form of proxy, is first being mailed to stockholders on or about            , 2022.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

STEEL CONNECT, INC.

2000 MIDWAY LANE
SMYRNA, TENNESSEE 37167

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON            , 2022

To the Stockholders of Steel Connect, Inc.:

NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Steel Connect, Inc. (the “Company”) will be held on            , at            Eastern Time. The Annual Meeting will be held in a virtual-only meeting format. You will not be able to attend the Annual Meeting in person. You can virtually attend the Annual Meeting at www.virtualshareholdermeeting.com/STCN2021, where you will be able to vote electronically and submit questions during the Annual Meeting. For more information, see “Questions and Answers About the Annual Meeting and the Merger.”

The Annual Meeting will be held for the following purposes:

1.      The Merger Proposal: to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 12, 2022 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Steel Partners Holdings L.P., a Delaware limited partnership (“Parent”), and SP Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”);

2.      The Amendment Proposal: to approve an amendment to the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) by inserting a new section into the Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock of the Corporation filed with the Secretary of State of the State of Delaware on December 15, 2017 (the “Certificate of Designations”) to clarify that the Merger and the transactions contemplated by the Merger do not constitute a “Liquidation Event” under the Certificate of Designations;

3.      The Election Proposal: to elect two directors to serve in Class I until the 2024 Annual Meeting of Stockholders (to be held after the fiscal year ending July 31, 2024) and until their respective successors are duly elected and qualified;

4.      The Say-on-Pay Proposal: to approve, on an advisory basis, the compensation of our Named Executive Officers (as defined by Item 402 of Regulation S-K);

5.      The Auditor Ratification Proposal: to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the current fiscal year;

6.      The Adjournment Proposal: to approve the adjournment of the Annual Meeting, if necessary, to ensure that any necessary supplement or amendment to the proxy statement accompanying this notice is provided to the Company’s stockholders a reasonable amount of time in advance of the Annual Meeting or to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve adoption of the Merger Agreement; and

7.      to transact such other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

The board of directors of the Company (the “Board”), acting on the unanimous recommendation of the special committee of the Board (the “Special Committee”), has approved the Merger Agreement and the transactions contemplated by the Merger Agreement (such transactions collectively, the “Transactions”) and has determined that the Merger Agreement and the Merger and the Transactions are advisable, fair to and in the best interest of the Company and the holders of capital stock of the Company (other than the Parent Parties and any “affiliate” (within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of any of the Parent Parties (referred to collectively as the “Parent Group”)). The Board unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Amendment Proposal “FOR” the Adjournment Proposal, and “FOR” the other proposals to be submitted to the stockholders at the Annual Meeting.

Your vote is very important, regardless of the number of shares of common stock of the Company (“Common Stock”), that you own, or whether or not you plan to attend the Annual Meeting. The Merger cannot be completed unless the Merger Agreement is adopted by the affirmative vote of the holders of (i) a majority of the outstanding shares of Series C Preferred Stock, (ii) a majority in voting power of the outstanding shares of Common Stock and Series C Preferred Stock (voting on an as converted to shares of Common Stock basis), voting together as a single class, and (iii) a majority of the outstanding shares of Common Stock not owned, directly or indirectly, by the Parent Parties, any other officers or directors of the Company or any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary. If you fail to vote on the Merger Agreement, the effect will be the same as a vote against adoption of the Merger Agreement.

The Merger is described in the accompanying proxy statement, which we encourage you to read carefully. A copy of the Merger Agreement is included as Annex A to the accompanying proxy statement.

Stockholders who do not vote in favor of the Merger Proposal and who object in writing to the Merger prior to the Annual Meeting and comply with all of the applicable requirements of Delaware law, which are summarized in the section entitled “Special Factors — Rights of Appraisal” in the accompanying proxy statement and reproduced in its entirety as Annex E to this proxy statement, will be entitled to rights of appraisal to obtain the fair value of their shares of Common Stock.

We encourage you to participate in the Annual Meeting, either by attending virtually and voting electronically at the Annual Meeting or by voting online or by telephone or, if you have received or requested a paper copy of the proxy materials, by completing, dating, signing and promptly returning the enclosed proxy card (if you are a stockholder of record) or voting instruction card (if you own shares of Common Stock in “street name,” i.e., through a bank, broker or other nominee) in the enclosed postage-paid envelope before the Annual Meeting. This will ensure that your shares are represented at the Annual Meeting.

A list of the names of stockholders entitled to vote at the Annual Meeting will be available during the Annual Meeting for examination by any stockholder at www.virtualshareholdermeeting.com/STCN2021.

By Order of the Board of Directors,
Smyrna, Tennessee , 2022
/s/ Warren G. Lichtenstein
Warren G. Lichtenstein Interim Chief Executive Officer and Executive Chairman of the Board

ABOUT THIS PROXY STATEMENT

This document constitutes the proxy statement of Steel Connect, Inc., a Delaware corporation (“Steel Connect” or the “Company”), under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, it constitutes a notice of meeting with respect to the annual meeting of the stockholders of the Company to be held at            Eastern Time on            , 2022, in a virtual-only format.

The Company has entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of June 12, 2022, by and among the Company, Steel Partners Holdings L.P., a Delaware limited partnership (“Parent”), and SP Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving entity and becoming a wholly owned subsidiary of Parent (the “Merger”). Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of common stock of the Company (“Common Stock”) (other than (i) shares owned by the Company or any of its wholly owned subsidiaries or by Parent or any of its wholly owned subsidiaries (collectively, “Excluded Shares”) and (ii) shares for which appraisal rights have been properly and validly perfected and not withdrawn or lost (“Dissenting Shares”)) will be converted into the right to receive (a) $1.35 in cash, without interest and subject to any withholding taxes (the “Per Share Cash Merger Consideration”), and (b) one contingent value right to receive, subject to the terms of the ModusLink CVR Agreement ( as defined in the accompanying proxy statement), the ModusLink CVR Payment Amount as provided in the Merger Agreement (such contingent right, a “ModusLink CVR” and, together with the Per Share Cash Merger Consideration, the “Per Share Merger Consideration”). Accordingly, unless otherwise expressly stated herein, all discussions in this proxy statement concerning the Merger, the Merger Agreement, and all transaction documentation, including all discussions concerning the events leading thereto, the applicable proceedings of the Special Committee of the Board of Directors (the “Board”) of the Company, the fairness opinion of the financial advisor to the Special Committee, and all other considerations, all relate to the Merger Agreement and the Transactions, including the Merger.

You should rely only on the information contained in or incorporated by reference into this proxy statement. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this proxy statement. This proxy statement is dated            , 2022 and, together with the enclosed form of proxy, is first being mailed to stockholders on or about            , 2022. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. The mailing of this proxy statement to stockholders will not create any implication to the contrary.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

i

ii

iii

SUMMARY TERM SHEET RELATING TO THE MERGER

This Summary Term Sheet discusses the material information regarding the Merger contained in this proxy statement, but does not contain all of the information in this proxy statement that is important to your voting decision with respect to the adoption of the Merger Agreement or the other matters being considered at the Annual Meeting. We encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as this Summary Term Sheet may not contain all of the information that may be important to you. The items in this Summary Term Sheet include page references directing you to a more complete description of that topic in this proxy statement.

Throughout this proxy statement we refer to:

•        Steel Partners Holdings L.P. as “Parent”;

•        Parent and Merger Sub as the “Parent Parties”;

•        the Parent and any “affiliate” (within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act”) of any of the Parent Parties as the “Parent Group” or the “Parent Group Members”;

•        the shares of Common Stock, collectively, which are not owned by the Parent Parties, as the “subject shares”;

•        the holders of Common Stock other than the Parent Group Members and the affiliates of the Company, including its officers and directors, as “unaffiliated stockholders”; and

•        the Board’s recommendation that the stockholders of Company approve the adoption of the Merger Agreement as the “Board Recommendation.”

The Parties to the Merger (Page 66)

Steel Connect, Inc.

2000 Midway Lane
Smyrna, Tennessee 37167
United States of America
Telephone: (914) 461-1276

Steel Connect, Inc., a Delaware corporation (referred to herein as the “Company.” “Steel Connect,” “we,” “our” or “us”), is a holding company which operates through its wholly owned subsidiary, ModusLink Corporation (“ModusLink”), which serves the supply chain management market.

ModusLink provides digital and physical supply chain solutions to many of the world’s leading brands across a diverse range of industries, including consumer electronics, telecommunications, computing and storage, software and content, consumer packaged goods, medical devices, retail and luxury and connected devices. These solutions are delivered through a combination of industry expertise, innovative service solutions, and integrated operations, proven business processes, an expansive global footprint and world-class technology. With a global footprint spanning North America, Europe and the Asia Pacific, the Company’s solutions and services are designed to improve end-to-end supply chains in order to drive growth, lower costs, and improve profitability.

Our executive offices are located at 2000 Midway Lane, Smyrna, Tennessee 37167, and our telephone number is (914) 461-1276.

Additional information about Steel Connect is contained in its public filings, which are incorporated by reference herein. See “Incorporation of Certain Documents by Reference” beginning on page 126 and “Where You Can Find Additional Information” beginning on page 127.

Steel Partners Holdings L.P.

590 Madison Ave.
New York, New York 10022
Telephone: (212) 520-2300

Steel Partners Holdings L.P. (referred to herein as “Parent”) is a Delaware limited partnership. Parent, together with its subsidiaries and affiliates, is a diversified global holding company that owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, supply chain management and logistics, banking and youth sports.

SP Merger Sub, Inc.

c/o Steel Partners Holdings L.P.
590 Madison Ave.
New York, New York 10022
Telephone: (212) 520-2300

SP Merger Sub, Inc. (referred to herein as “Merger Sub”) is a Delaware corporation formed by Parent solely for the purposes of effecting the Merger. Merger Sub is a wholly owned subsidiary of Parent. Merger Sub has not engaged in any business other than in connection with the Merger and the transactions contemplated thereby (such transactions, collectively, the “Transactions”).

The Merger Proposal (Page 78)

You are being asked to consider and vote upon the proposal to adopt the Merger Agreement. The Merger Agreement provides that Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent, and each outstanding share of Common Stock (other than (i) shares owned by the Company or any of its wholly owned subsidiaries or by Parent or any of its wholly owned subsidiaries (collectively, “Excluded Shares”) and (ii) shares for which appraisal rights have been properly and validly perfected and not withdrawn or lost (“Dissenting Shares”)) will be converted into the right to receive (a) $1.35 in cash, without interest and subject to any withholding taxes (the “Per Share Cash Merger Consideration”) and (b) one contingent value right to receive, subject to the terms of the ModusLink CVR Agreement (defined below), the ModusLink CVR Payment Amount as provided in the Merger Agreement (such right, a “ModusLink CVR” and, together with the Per Share Cash Merger Consideration, the “Per Share Merger Consideration”).

If the Merger is consummated, Steel Connect will become a wholly owned subsidiary of Parent.

Conditions to the Merger (Page 88)

The obligations of Steel Connect, on the one hand, and the Parent Parties, on the other hand, to consummate the Merger are subject to the satisfaction or waiver on or before the date of the closing of the Merger (the “Closing Date”), of the following conditions:

•        the adoption of the Merger Agreement by the affirmative vote of (a) a majority of the outstanding shares of Series C Preferred Stock and (b) the holders of a majority in voting power of the outstanding shares of Common Stock and Series C Preferred Stock (voting on an as converted to shares of Common Stock basis), voting together as a single class (the “Requisite Company Vote”);

•        the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock not owned, directly or indirectly, by the Parent Parties any other officers or directors of the Company, or any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary (the “Unaffiliated Stockholder Approval”); and

•        no governmental entity shall have enacted, issued, promulgated, enforced or entered any laws or orders (whether temporary, preliminary or permanent) that restrain, enjoin or otherwise prohibit consummation of the Transactions, and no governmental entity shall have instituted any proceeding seeking any such laws or orders.

The obligation of Steel Connect to effect the Merger is subject to the satisfaction or waiver by Steel Connect, on or before the closing date of the Merger (the “Closing Date”), of the following conditions:

•        the representations and warranties of each of the Parent Parties shall be true and correct as though made on and as of the Closing Date, except for representations or warranties made as of a specified date, the accuracy of which shall be determined as of that specified date, except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, prevent, materially impede or materially delay the consummation of the Transactions or the payment of the Per Share Merger Consideration; and

•        that each of the Parent Parties shall have in all material respects performed all obligations required by the Merger Agreement to be performed by it at or prior to the closing of the Merger.

The obligation of the Parent Parties to effect the Merger is subject to the satisfaction or waiver by the Parent Parties, on or before the Closing Date, of the following conditions:

•        the continued accuracy of (i) the representations and warranties of the Company shall be true and correct as though made on and as of the Closing Date, except for representations or warranties made as of a specified date, the accuracy of which shall be determined as of that specified date, except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not constitute a Company Material Adverse Effect (as defined herein), and (ii) the representations and warranties with respect to the absence of a Company Material Adverse Effect shall be true and correct in all respects as though made on and as of the Closing Date; and

•        that the Company shall have performed in all material respects all obligations required by the Merger Agreement to be performed by it at or prior to the Closing Date.

When the Merger Will be Completed

We anticipate completing the Merger in the second half of 2022, subject to adoption of the Merger Agreement by Steel Connect’s stockholders as specified in this proxy statement and the satisfaction or waiver of the other closing conditions.

Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger (Page 26)

Based in part on the unanimous recommendation of the members of a committee of independent and disinterested directors that was established by the Board (referred to as the “Special Committee”) to, among other things, evaluate and negotiate a potential transaction with the Parent Group, the Board unanimously determined that the Merger Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, other than the Parent Group. The Board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the Merger Agreement (the “Merger Proposal”) and “FOR” the proposal to adjourn the Annual Meeting, if necessary, to ensure that any necessary supplement or amendment to the proxy statement accompanying this notice is provided to the Company’s stockholders a reasonable amount of time in advance of the Annual Meeting or to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve adoption of the Merger Agreement (the “Adjournment Proposal”). For a description of the reasons considered by the Special Committee and the Board for their recommendations, see “Special Factors — Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 26. For descriptions of the fairness determinations made by the Special Committee, the Board and the Parent Group, see “Special Factors — Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 26 and “Special Factors — Position of the Parent Group as to Fairness of the Merger” beginning on page 43.

The purpose of the Merger for the Company is to enable its stockholders to realize the value of their investment in the Company through their receipt of the $1.35 in cash and the potential additional payment for the ModusLink CVR. The Per Share Cash Merger Consideration represents (i) a premium of approximately 90.1% over the closing price of the shares of Common Stock of $0.71 on November 19, 2020, the last trading day prior to the public disclosure that Parent had delivered a non-binding expression of interest regarding a potential combination of the Company and Parent for consideration consisting of cash and units of Parent’s 6% Series A Preferred Units that would imply a value per share of Common Stock in the range of $0.65 to $0.72, (ii) a premium of 11.6% over the closing price of the shares of Common Stock of $1.21 on June 10, 2022, the last trading day prior to the public announcement of the Merger, and (iii) a premium of approximately 9.3% over the 30 trading-day average closing price of the shares of Common Stock as of June 10, 2022, the last trading day prior to the public announcement of the Merger Agreement.

Opinion of Houlihan Lokey Capital, Inc., Financial Advisor to the Special Committee (See Page 34 and Annex B)

On June 12, 2022, Houlihan Lokey Capital, Inc., which we refer to as Houlihan Lokey, orally rendered its opinion to the Special Committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Special Committee dated June 12, 2022), as to the fairness, from a financial point of view and as of such date, of the Merger Consideration to be received by the Unaffiliated Stockholders (as defined in Houlihan Lokey’s written opinion included as Annex B hereto) in the Merger pursuant to the Merger Agreement, which opinion was based on and subject to the various procedures followed, assumptions made, qualifications and limitations on the review undertaken and the other matters considered by Houlihan Lokey in connection with the preparation of its opinion.

Houlihan Lokey’s opinion was directed to the Special Committee (in its capacity as such) and only addressed the fairness, from a financial point of view and as of such date, of the Merger Consideration be received by Unaffiliated Stockholders in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and describes certain of the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, the Board, the Company, any security holder or any other person as to how to act or vote with respect to any matter relating to the Merger or otherwise. See “Special Factors — Opinion of Houlihan Lokey Capital, Inc., Financial Advisor to the Special Committee.”

The Parent Group Members’ Purposes and Reasons for the Merger (Page 42)

The Parent Group Members believe that as a wholly owned subsidiary of Parent, Steel Connect will have greater operational and business flexibility, and the Company’s management will have the ability to more effectively concentrate on operational matters and long-term growth. Moreover, Steel Connect will not be subject to certain obligations and constraints, and related costs, associated with having publicly traded equity securities, which instead will be handled by Parent.

Position of the Parent Group as to Fairness of the Merger (Page 43)

The Board of Directors of Steel Partners Holdings GP, Inc., the general partner of the Company, has approved the Merger Agreement and the Transactions. Each of the Parent Group Members believes that the Merger is substantively and procedurally fair to Steel Connect’s unaffiliated stockholders. Their belief is based on the factors described in “Special Factors — Position of the Parent Group as to Fairness of the Merger” beginning on page 43.

Certain Effects of the Merger (Page 47)

If the conditions to the closing of the Merger are either satisfied or, to the extent permitted, waived, Merger Sub will be merged with and into Steel Connect, the separate corporate existence of Merger Sub will cease and Steel Connect will continue its corporate existence under Delaware law as the surviving corporation in the Merger, with all of its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger. Upon completion of the Merger, all issued and outstanding shares of Common Stock immediately prior to the Effective Time, other than Excluded Shares and Dissenting Shares, will be converted into the right to receive the Per Share Merger Consideration. Following the completion of the Merger, the shares of Common Stock will no longer be publicly traded, and stockholders will cease to have any ownership interest in Steel Connect.

Treatment of Steel Connect Equity Awards in the Merger (Page 54)

At the Effective Time, each share of restricted stock (each a “Restricted Share”) issued by the Company pursuant to, or otherwise governed by, any Company equity investment plan that is outstanding immediately before the Effective Time, shall be vested and all restrictions thereon shall lapse in full as of immediately before the Effective Time, and each such Restricted Share shall be cancelled and converted into the right to receive the Per Share Merger Consideration.

Form of Contingent Value Rights Agreement (Page 91)

In connection with the Merger Agreement, at or prior to the closing of the Merger, the Company, Parent, a rights agent to be determined thereunder (“Rights Agent”) and a shareholder representative to be designated therein will enter into a Contingent Value Rights Agreement (the “ModusLink CVR Agreement”), substantially in the form attached to the Merger Agreement and included as Annex D hereto. In accordance with the ModusLink CVR Agreement, holders of Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will receive in respect of each such share one ModusLink CVR, which represents the right to receive each such holder’s pro rata share of net proceeds if ModusLink is sold during the two-year period following the completion of the Merger to the extent such net proceeds exceed $80 million plus certain related costs and expenses.

The ModusLink CVRs represent a contractual right only and will not be transferable except in the limited circumstances specified in the ModusLink CVR Agreement. The ModusLink CVRs will not be evidenced by certificates or any other instruments and will not be registered with the SEC. The ModusLink CVRs will not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the ModusLink CVRs to any holder. In addition, the ModusLink CVRs shall not represent any equity or ownership interest in Parent, the Company or any of their affiliates.

Treatment of Series C Preferred Stock (Page 80)

At the effective time of the Merger (the “Effective Time”), each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding. All shares of Series C Preferred Stock are owned indirectly by Parent.

Treatment of the SPHG Note (Page 80)

At the Effective Time, the Company’s 7.50% Convertible Senior Note due March 1, 2024 issued by the Company to SPH Group Holdings LLC, a wholly owned subsidiary of Parent (the “SPHG Note”), as in effect immediately prior to the Effective Time, will remain outstanding.

Interests of Steel Connect’s Directors and Executive Officers in the Merger (Page 53)

Steel Connect’s directors and executive officers will receive the same Per Share Merger Consideration in respect of their shares of Common Stock. However, in considering the recommendations of the Special Committee and the Board with respect to the Merger Agreement, you should be aware that Steel Connect’s directors and executive officers have interests in the Merger that may be different from, or in addition to, those of other stockholders of Steel Connect generally. Interests of executive officers and directors that may be different from or in addition to the interests of Steel Connect’s stockholders include:

•        Steel Connect’s executive officers as of the Effective Time will become the initial executive officers of the surviving corporation.

•        Steel Connect’s directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement, and Steel Connect’s directors are entitled to continued indemnification and insurance coverage under indemnification agreements.

•        Members of the Special Committee are receiving compensation for their service on the Special Committee.

In addition, Messrs. Lichtenstein and Howard are directors or officers of Parent and may be deemed to beneficially own approximately 50.3% and 20.7%, respectively, of the outstanding limited partnership units of Parent, including direct and indirect holdings of such units, as of June 30, 2022. As a result, Messrs. Lichtenstein and Howard will each hold an indirect interest in Steel Connect following the Merger through their ownership interests in Parent.

The Special Committee and the Board were aware of the different or additional interests described in this proxy statement and considered those interests along with other matters in recommending or approving, as applicable, the Merger Agreement and the Transactions.

Regulatory Approvals (Page 59)

No material federal or state regulatory approvals, filings or notices are required in connection with the Merger other than the filing of this proxy statement and the related SEC Rule 13e-3 transaction statement on Schedule 13E-3 (the “Schedule 13E-3”) and the filing of a certificate of merger with the Secretary of State of the State of Delaware by the Company and Merger Sub to effect the Merger.

Termination (Page 89)

Steel Connect and Parent may terminate the Merger Agreement by mutual written consent at any time before the Effective Time, whether prior to or after receipt of the Requisite Company Vote. In addition, either Steel Connect or Parent (as applicable) may terminate the Merger Agreement, subject to various exceptions described under “The Merger Agreement — Termination,” if:

•        the Merger has not been completed by December 9, 2022 (the “Outside Date”), subject to certain exceptions;

•        any laws effected after the date of the Merger Agreement prohibit consummation of the Merger;

•        (i) any orders issued by a court of competent jurisdiction restrain, enjoin or otherwise prohibit consummation of the Merger and (ii) such orders shall have become final and non-appealable; or

•        the Requisite Company Vote shall not have been obtained at the Annual Meeting (or at any adjournment or postponement thereof).

Parent may terminate the Merger Agreement at any time prior to the Effective Time if:

•        prior to obtaining the Requisite Company Vote, the Board (acting upon the recommendation of the Special Committee) fails to make, withdraws, modifies or amends in any manner adverse to Parent, the Board Recommendation;

•        (i) the Special Committee or the Board (acting upon the recommendation of the Special Committee) approves, endorses or recommends a Superior Proposal (as defined herein), (ii) a tender offer or exchange offer for any outstanding shares of capital stock of the Company is commenced and the Special Committee or the Board (acting upon the recommendation of the Special Committee) fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (for purposes hereof, taking of no position with respect to the acceptance of such tender offer or exchange offer by its stockholders shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) or (iii) the Company (acting upon the recommendation of the Special Committee), the Special Committee or the Board (acting upon the recommendation of the Special Committee) publicly announces its intention to do any of the foregoing; or

•        the Special Committee or the Board (acting upon the recommendation of the Special Committee) exempts any Person (as defined in the Merger Agreement) other than Parent or any of its affiliates from the provisions of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”); or

•        the Company has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach (i) would give rise to the failure of the conditions to the Parent Parties’ obligations to complete the Merger and (ii) has not been cured by the Company within 30 business days after the Company’s receipt of written notice of such breach from Parent; provided that Parent shall not have a right to terminate the Merger Agreement for this reason if Parent or Merger Sub is then in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement.

Steel Connect may terminate the Merger Agreement prior to obtaining the Requisite Company Vote if:

•        the Board authorizes the Company to enter into an agreement, arrangement or understanding providing for the implementation of a Superior Proposal (an “Alternative Acquisition Agreement”) in compliance with the terms of the Merger Agreement; or

•        the Special Committee determines that Parent has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach (i) would give rise to the failure of a condition of the Company to complete the Merger and (ii) has not been cured by Parent within 30 business days after Parent’s receipt of written notice of such breach from the Company; provided that the Company shall not have a right to terminate the Merger Agreement for this reason if the Company is then in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement.

Expense Reimbursement and Termination Fee Provisions (Page 90)

Steel Connect is required to pay Parent the Expense Reimbursement (an amount up to a maximum of $1.0 million) and the Termination Fee (an amount equal to $1.5 million) if the Merger Agreement is terminated in the following circumstances:

•        by the Company, upon the Board authorizing the Company to enter into an Alternative Acquisition Agreement; provided that the Company shall only be required to pay the Expense Reimbursement and not the Termination Fee if such termination occurs during the Go-Shop Period or after the Go-Shop Period to enter into an Alternative Acquisition Agreement with an Excluded Party (as defined in the Merger Agreement);

•        by the Parent, if prior to the time the Requisite Company Vote is obtained, the Board (acting upon the recommendation of the Special Committee) fails to make, withdraws, modifies or amends in any manner adverse to Parent, the Company Board Recommendation;

•        by the Parent, if the Special Committee or the Board (acting upon the recommendation of the Special Committee) approves, endorses or recommends a Superior Proposal, (ii) a tender offer or exchange offer for any outstanding shares of capital stock of the Company is commenced and the Special Committee or the Board (acting upon the recommendation of the Special Committee) fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (for purposes hereof, taking of no position with respect to the acceptance of such tender offer or exchange offer by its stockholders shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) or (iii) the Company (acting upon the recommendation of the Special Committee), the Special Committee or the Board (acting upon the recommendation of the Special Committee) publicly announces its intention to do any of the foregoing;

•        by the Parent, if the Special Committee or the Board (acting upon the recommendation of the Special Committee) exempts any person other than the Parent or any of its affiliates from the provisions of Section 203 of the DGCL; or

•        (i) a Takeover Proposal has been made or proposed to Steel Connect or its stockholders or publicly announced (whether or not conditional and whether or not withdrawn) prior to the valid termination of the Merger Agreement; (ii) the Merger Agreement is validly terminated by either Parent or Steel Connect, as applicable, if the Merger has not been consummated by the Outside Date or if the Requisite Company Vote has not been obtained at the Annual Meeting (or any adjournment or postponement thereof); and (iii) within 12 months of the date of such termination, Steel Connect or any of its subsidiaries enters into a binding contract providing for the implementation of the Takeover Proposal that was publicly announced prior to the termination of the Merger Agreement.

Go-Shop Period (Page 85)

During the period beginning on June 12, 2022 and continuing until 11:59 p.m. Eastern Time on July 12, 2022, the Company and its representatives have the right to (subject to the terms of the Merger Agreement):

•        solicit, initiate, propose, induce the making or submission of, encourage or facilitate in any way any offer or proposal that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, including by providing information (including non-public information and data) relating to Steel Connect and affording access to the businesses, properties, assets, books, records or other non-public information, or to any personnel, of Steel Connect to any person that has entered into an acceptable confidentiality agreement; provided that Steel Connect provide the Parent Group with access to any information or data that is provided to any person given such access that was not previously made available (whether prior to or after the execution of the Merger Agreement) to the Parent Group substantially concurrently with the time it is provided to such person; and

•        continue, enter into, engage in or otherwise participate in any discussions or negotiations with any person (and their respective representatives, including potential financing sources of such person)

regarding any Takeover Proposals (or inquiries, offers or proposals or any other effort or attempt that could reasonably be expected to lead to a Takeover Proposal), and cooperate with or assist or participate in, or facilitate in any way, any such inquiries, offers, proposals, discussions or negotiations or any effort or attempt to make any Takeover Proposals or other proposals that could reasonably be expected to lead to Takeover Proposals, including by granting a waiver, amendment or release under any pre-existing “standstill” or other similar provision to the extent necessary to allow for a Takeover Proposal or amendment to a Takeover Proposal to be made confidentially to the Company, the Special Committee or the Board. Steel Connect is required to notify Parent that it has entered into an acceptable confidentiality agreement within 24 hours after the execution thereof.

Specific Performance (Page 91)

Under certain circumstances, Steel Connect and the Parent Parties are entitled to specific performance of the terms of the Merger Agreement, in addition to any other remedy at law or equity.

Financing (Page 53)

Steel Connect and the Parent Parties estimate that the total amount of funds required to complete the Merger and the Transactions and pay related fees and expenses will be approximately $63.3 million. The Merger is not subject to any financing condition and the Parent Parties intend to fund this amount from cash on hand (as further described in “Special Factors — Financing”).

Material U.S. Federal Income Tax Consequences of the Merger (Page 55)

If you are a U.S. Holder (as defined below), the receipt of merger consideration in exchange for Common Stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. You are encouraged to consult your own tax advisors regarding the particular tax consequences to you of the exchange of Common Stock for the merger consideration pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

The Annual Meeting (Page 75)

The Annual Meeting will be held on            , 2022 at            Eastern Time and accessible only through the Internet at www.virtualshareholdermeeting.com/STCN2021.

Record Date and Quorum (Page 75)

The holders of record of shares of Common Stock and Series C Preferred Stock as of the close of business on July 22, 2022 (the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”)) are entitled to receive notice of and to vote at the Annual Meeting.

The presence, in person or by proxy, of holders of a majority of the shares of capital stock of the Company issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum. Because the Merger Proposal requires a separate vote of holders of Series C Preferred Stock, the presence, in person or by proxy, of holders of a majority of the shares of Series C Preferred Stock is also required with respect to that proposal.

Required Votes (Page 75)

Each share of Common Stock (and each share into which a share of Series C Preferred Stock, voting on an as converted basis) entitles the holder thereof as of the Record Date to cast one vote on the following matters submitted for a vote of the stockholders at the Annual Meeting:

•        The Merger Proposal:    Approval of the Merger Proposal requires the affirmative vote of the holders of (i) a majority of the outstanding shares of Series C Preferred Stock and (ii) a majority in voting power of the outstanding shares of Common Stock and Series C Preferred Stock (voting on an as converted to shares of Common Stock basis), voting together as a single class. Such stockholder approval will also satisfy the requirements of the DGCL. In addition, the Merger Proposal requires the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock not owned, directly or indirectly, by the Parent Parties, any other officers or directors of the Company or any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary.

•        The Election Proposal:    Pursuant to our Fourth Amended and Restated Bylaws (the “Bylaws”) of the Company, the election of a member of the board of directors requires a plurality vote. Thus, with respect to the Election Proposal, the two director nominees receiving the highest vote totals will be elected as Class I Directors of the Company.

•        The Amendment Proposal:    The Amendment Proposal requires the affirmative vote from holders of (i) a majority in voting power of the outstanding shares of Common Stock and Series C Preferred Stock (voting on an as converted to shares of Common Stock basis), voting together as a single class, and (ii) a majority of the outstanding shares of Series C Preferred Stock.

•        The Say-on-Pay Proposal and the Auditor Ratification Proposal:    Pursuant to the Bylaws, approval of each of these proposals requires the affirmative vote of the holders of a majority of the stock which has voting power present in person or represented by proxy and which has actually voted.

•        The Adjournment Proposal:    Pursuant to the Bylaws, the holders of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting may vote to adjourn the meeting to another time, or to another time and place, without notice other than announcement of adjournment at the Annual Meeting.

Litigation (Page 64)

In July 2022, a putative stockholder of Steel Connect filed a lawsuit related to the Merger against Steel Connect and the Board. The lawsuit was filed in the United States District Court for the Southern District of New York, and is captioned Sommese v. Steel Connect, Inc., et al., Case No. 1:22-cv-06355. The action is asserted only on behalf of the named plaintiff. We have not yet been served in this lawsuit, and no schedule has been determined.

The action alleges violations of Section 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder based on various alleged omissions of material information from the preliminary proxy statement on Schedule 14A filed on July 8, 2022 in connection with the Merger. The action names as defendants Steel Connect and the Board, and seeks to enjoin the Merger (or, in the alternative, rescission or an award for rescissory damages in the event the Merger is completed), directing Steel Connect to comply with the Exchange Act and disseminate a preliminary proxy statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading, an award of costs and attorneys’ and experts’ fees, and such other and further relief as the court may deem just and proper. Steel Connect and the Parent Parties believe that the action is without merit. Additional lawsuits arising out of the Merger may be filed in the future.

For additional information, see the section entitled “Special Factors — Litigation.”

Rights of Appraisal (Page 60 and Annex E)

If the Merger is consummated, Company stockholders who do not vote their shares of Common Stock in favor of the adoption of the Merger Agreement, who continuously hold such shares of Common Stock from the date they make the demand through the Effective Time and who properly perfect appraisal of their shares of Common Stock will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL if certain conditions set forth in Section 262(g) of the DGCL are met. This means that such stockholders would be entitled to have their shares of Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court (subject, in the case of interest payments, to any voluntary cash payments made by the surviving corporation pursuant to subsection (h) of Section 262 of the DGCL). Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares of Common Stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. Stockholders considering seeking appraisal should be aware that the fair value of their shares of Common Stock as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Common Stock. For more information, please see the section of this proxy statement captioned “Special Factors — Rights of Appraisal.”

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the Annual Meeting, the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a stockholder of Steel Connect. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:     Why am I receiving these materials?

A:     On June 12, 2022, Steel Connect entered into the Merger Agreement pursuant to which, among other things, Merger Sub, a direct wholly owned subsidiary of Parent, will merge with and into Steel Connect, with Steel Connect continuing as the surviving corporation and a wholly owned subsidiary of Parent. At the Annual Meeting, stockholders will be asked to consider and cast a vote on various matters described in the Notice of Annual Meeting, including the Merger Proposal and the Adjournment Proposal. The Board does not know of any matters to be brought before the Annual Meeting other than as set forth in the Notice of Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Q:     Who is entitled to vote at the Annual Meeting?

A:     Only holders of record of Common Stock and holders of record of Series C Preferred Stock, as of the close of business on July 22, 2022 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 60,514,370 shares of Common Stock and 35,000 shares of Series C Preferred Stock were outstanding. Each share of Common Stock entitles the holder thereof to one vote on each matter brought before the Annual Meeting. As of the Record Date, the outstanding shares of Series C Preferred Stock were convertible into 17,857,143 shares of Common Stock and the holder thereof is entitled to vote their Series C Preferred Stock on each matter brought before the Annual Meeting on an as-converted basis together with the holders of Common Stock (i.e., the 35,000 shares of Series C Preferred Stock will have the same voting power as 17,857,143 shares of Common Stock), as well as separately as a class.

All shares of Series C Preferred Stock are held by SPH Group Holdings LLC (“SPHG Holdings”) and indirectly held by Parent. As of the Record Date, Parent, directly and indirectly, owned approximately 30.0% of our outstanding shares of Common Stock, and, when combined with its affiliated entities and individuals who are members of a Section 13(d) group with Parent and its affiliated entities, 34.2%, of our outstanding Common Stock. Each of Warren Lichtenstein, our Interim Chief Executive Officer, Director and the Executive Chairman of our Board, and Jack Howard, a member of our Board, is a member of this Section 13(d) group. Additionally, as of the Record Date, assuming conversion of the 17,857,143 shares of Common Stock underlying the Series C Preferred Stock (which vote on an as-converted basis together with the holders of Common Stock and separately as its own class), Parent owned approximately 46.0%, and, when combined with such affiliated entities and individuals, approximately 51.6%, of the outstanding shares of Common Stock. For more information, see “Security Ownership of Certain Beneficial Owners and Management” and “Transactions between Steel Connect and the Parent Group Members.”

All references in this proxy statement to quorum, voting requirements, Common Stock and holders of Common Stock, are, unless the context requires otherwise, deemed to include Series C Preferred Stock and holders of Series C Preferred Stock (as appropriate).

Q:     When and where is the Annual Meeting?

A:     The Annual Meeting will be held on            , 2022 at            Eastern Time and accessible only through the Internet at www.virtualshareholdermeeting.com/STCN2021. There will be no physical meeting location for the Annual Meeting. We believe the virtual format of the Annual Meeting will enhance accessibility to our Annual Meeting for all of our stockholders, who may participate from any geographic location with Internet connectivity.

Q:     How can I attend and participate in the Annual Meeting?

A:     Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/STCN2021.

•        Log-in Instructions:    To access the Annual Meeting, you must go to the meeting website at www.virtualshareholdermeeting.com/STCN2021 and enter the unique control number found on the proxy card if you are a stockholder of record. If you hold your shares in street name, you should contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number. Online access to the webcast will open approximately 30 minutes prior to the start of the Annual Meeting to allow time for you to log in and test your computer audio system. We encourage you to access the Annual Meeting prior to the start time.

•        Voting and Submission of Questions at the Annual Meeting:    Once online access to the Annual Meeting is open, stockholders may vote and submit questions at the Annual Meeting. You are entitled to vote in the Annual Meeting if, as of the close of business on the Record Date, you were a stockholder of record. If, as of the close of business on the Record Date, you owned your shares in “street name” (i.e., through a bank, broker or other nominee), you are invited to attend and submit questions at the Annual Meeting, but may vote there only if you hold a “legal proxy” from your bank, broker or other nominee for the Annual Meeting. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form. Questions pertinent to meeting matters will be answered during the Annual Meeting, subject to time constraints.

•        Other Information:    Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/STCN2021. Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/STCN2021 on the day of the Annual Meeting. We also will post a replay of the Annual Meeting on our investor relations website, which will be available following the meeting. Additional information regarding the rules and procedures for participating in the Annual Meeting will be set forth in our Annual Meeting rules of conduct, which stockholders can view during the Annual Meeting at www.virtualshareholdermeeting.com/STCN2021.

Q:     What if I have technical or logistical difficulties accessing the virtual Annual Meeting?

A:     We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting webcast log-in page.

Q:     What if I lost my control number but would like to attend the Annual Meeting?

A:     You will be able to log in as a guest. To view the Annual Meeting webcast, visit www.virtualshareholdermeeting.com/STCN2021 and register as a guest. However, if you log in as a guest, you will not be able to vote your shares or submit questions during the meeting.

Q:     How do I vote my shares?

A:     Your vote is very important. Whether or not you plan to virtually attend the Annual Meeting, we urge you to submit your proxy to vote your shares before the Annual Meeting as soon as possible after you receive the Proxy Materials. Where available, we encourage all stockholders with Internet access to record their votes by Internet, or alternatively, by telephone.

If you are a holder of record of Common Stock or Series C Preferred Stock:

If you are a holder of record of Common Stock or Series C Preferred Stock (meaning your shares are held in your own name through our transfer agent, American Stock Transfer & Trust Company, LLC or you are in possession of stock certificates), there are four ways you may vote, as set forth below.

•        Online During the Annual Meeting.    You may vote during the Annual Meeting by visiting www.virtualshareholdermeeting.com/STCN2021, entering the control number included in your proxy card and following the on-screen instructions.

•        Mail.    You may vote using a proxy card that may be delivered to you (to the extent you received a paper copy of the proxy materials). Simply complete, sign and date the proxy card where indicated and return it promptly in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity, you must indicate your name and title or capacity. Your signed proxy card must be received by            , 2022.

•        Online Prior to the Annual Meeting.    To vote through the Internet, go to www.proxyvote.com and follow the instructions on how to complete an electronic proxy card. You will be asked to provide the 16-digit control number included in your proxy card. Your Internet vote must be received by            , Eastern Time, on            , 2022 to be counted.

•        Telephone.    To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number included in your proxy card. Your telephone vote must be received by            , Eastern Time, on            , 2022 to be counted.

If you later decide to virtually attend the Annual Meeting and vote live electronically, that vote will automatically revoke any previously submitted proxy. For more information on revoking or changing your vote, see “Can I revoke or change my vote after I submit my proxy?”

If you hold your shares of Common Stock in street name:

If you hold your shares in street name, you should have received a Notice of Annual Meeting containing voting instructions from your broker, bank or other nominee (“custodian”) rather than from the Company. Simply follow the voting instructions in the Notice of Annual Meeting to ensure that your vote is counted. As discussed above, to vote at the Annual Meeting, you must obtain a valid “legal proxy” from your custodian. Follow the instructions from your custodian included with these proxy materials or contact your custodian to request a proxy form.

Q:     How does the Board recommend that I vote?

A:     Based in part on the unanimous recommendation of the Special Committee, the Board recommends that our stockholders vote:

•        “FOR” the Merger Proposal;

•        “FOR” the Amendment Proposal;

•        “FOR” the Election Proposal;

•        “FOR” the Say-on-Pay Proposal;

•        “FOR” the Auditor Ratification Proposal; and

•        “FOR” the Adjournment Proposal.

See “Special Factors — Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 26 for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend and/or approve, as applicable, the Merger Agreement. See also “Special Factors — Interests of Steel Connect’s Directors and Executive Officers in the Merger” beginning on page 53.

Q:     How many shares must be present to hold the Annual Meeting?

A:     The presence of a majority of the issued and outstanding shares of the capital stock of the Company represented in person or by proxy and entitled to vote at the Annual Meeting will constitute a quorum.

Q:     How many votes are required to approve each proposal and how are votes counted?

A:     Each share of Common Stock and each share of Series C Preferred Stock (on an as-converted to shares of Common Stock basis) entitles the holder thereof as of the Record Date to cast one vote on the following matters submitted for a vote of the stockholders at the Annual Meeting:

•        The Merger Proposal:    Approval of the Merger Proposal requires the affirmative vote of the holders of (i) a majority of the outstanding shares of Series C Preferred Stock and (ii) a majority in voting power of the outstanding shares of Common Stock and Series C Preferred Stock (voting on an as converted to shares of Common Stock basis), voting together as a single class. Such stockholder approval will also satisfy the requirements of the DGCL. In addition, the Merger Proposal requires the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock not owned, directly or indirectly, by the Parent Parties, any other officers or directors of the Company or any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary.

•        The Amendment Proposal.    The Amendment Proposal requires the affirmative vote from holders of (i) a majority of the outstanding shares of Series C Preferred Stock and (ii) a majority in voting power of the outstanding shares of Common Stock and Series C Preferred Stock (voting on an as converted to shares of Common Stock basis), voting together as a single class.

•        The Election Proposal:    Pursuant to our Fourth Amended and Restated Bylaws (the “Bylaws”), the election of a member of the board of directors requires a plurality vote. Thus, with respect to the Election Proposal, the two director nominees receiving the highest vote totals will be elected as Class I Directors of the Company.

•        The Say-on-Pay Proposal and the Auditor Ratification Proposal:    Pursuant to the Bylaws, approval of each of these proposals requires the affirmative vote of the holders of a majority of the stock which has voting power present in person or represented by proxy and which has actually voted.

•        The Adjournment Proposal:    Pursuant to the Bylaws, the holders of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting may vote to adjourn the Annual Meeting to another time, or to another time and place, without notice other than announcement of adjournment at the Annual Meeting.

Q:     What will I receive in the Merger?

A:     If the Merger is completed and you do not properly exercise your appraisal rights, each holder of Common Stock immediately prior to the Effective Time (other than holders of Excluded Shares) will be entitled to receive, for each share of Common Stock held: (a) $1.35 in cash, without interest and subject to any withholding taxes, and (b) one ModusLink CVR as provided for in the Merger Agreement. You will not be entitled to receive shares in the surviving corporation or Parent.

Q:     What effects will the Merger have on Steel Connect?

A:     Our Common Stock is currently registered under the Exchange Act and listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “STCN.” As a result of the Merger, Steel Connect will cease to be a publicly traded company and will be delisted from Nasdaq and will be wholly owned by Parent.

Following the consummation of the Merger, the registration of the shares of Common Stock and our reporting obligations with respect to the shares of Common Stock under the Exchange Act will be terminated upon filings with the SEC. In addition, upon the consummation of the Merger, the shares of Common Stock will no longer be listed on any stock exchange.

Q:     What will happen if the Merger is not consummated?

A:     If the Merger is not consummated for any reason, Steel Connect’s stockholders will not receive any payment for their shares of Common Stock in connection with the Merger. Instead, Steel Connect will remain a public company and the shares of Common Stock will continue to be listed and traded on Nasdaq. Steel Connect will be required to pay Parent the Expense Reimbursement, which is an amount of up to a maximum of $1 million, and a Termination Fee equal to $1.5 million if the Merger Agreement is terminated under certain specified circumstances.

Q:     May the Annual Meeting be adjourned?

A:     If a quorum is not present to transact business at the Annual Meeting, it may be adjourned to another time and place by the affirmative vote of the holders of a majority of the outstanding shares of capital stock present or represented by proxy and entitled to vote thereat and with the direction of the chairman of the Annual Meeting. If the Annual Meeting is postponed or adjourned, a stockholder’s proxy may remain valid and may be voted at the postponed or adjourned meeting. A stockholder still will be able to revoke the stockholder’s proxy until it is voted.

Q:     What will be the result if, as a stockholder of record, I submit my signed proxy card, but do not make specific instructions?

A:     By submitting a proxy, you are legally authorizing another person to vote your shares on your behalf. If you submit your executed proxy card, but you do not indicate how your shares are to be voted, then your shares will be voted in accordance with the Board’s recommendations as set forth in this proxy statement. In addition, if any other matters are brought before the Annual Meeting (other than the proposals contained in this proxy statement), then the individuals listed on the proxy card will have the authority to vote your shares on those other matters in accordance with their discretion and judgment.

Q:     What is a “broker non-vote” and how does it affect voting on each proposal?

A:     If your hold your shares in street name, your custodian is required to vote your shares on your behalf in accordance with your instructions. If you do not give instructions to your custodian, under applicable rules, your custodian will still be able to vote your shares with respect to certain “routine” items, but will not be allowed to vote your shares with respect to certain “non-routine” items. The ratification of the appointment of our independent registered public accounting firm (the Auditor Ratification Proposal) is a “routine” item on which a custodian has discretionary authority to vote. The approval of the Merger Agreement (the Merger Proposal), approval of an amendment to the Company’s Restated Certificate of Incorporation to clarify that the Merger and the Transactions do not constitute a “Liquidation Event” under the Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock of the Company (the Amendment Proposal), the election of director nominees (the Election Proposal) and the advisory vote on the compensation of our Named Executive Officers (the Say-on-Pay Proposal) are “non-routine” items on which a custodian does not have discretionary authority to vote. Accordingly, if you do not give instructions to your custodian with respect to such proposals, or if your custodian does not exercise its discretionary authority with respect to such proposals, your shares will be treated as “broker non-votes” on these particular matters. In other words, broker non-votes are shares with respect to which a custodian does not receive voting instructions from the beneficial holder and does not have or exercise discretionary authority in voting on a proposal. For more information on the effect of a broker non-vote, see “What are the effects of abstentions and broker non-votes?”

Q:     Is there a list of stockholders entitled to vote at the Annual Meeting?

A:     The complete list of stockholders of record entitled to vote at the Annual Meeting will be available during the Annual Meeting at www.virtualshareholdermeeting.com/STCN2021. The list will also be available for 10 days prior to the Annual Meeting, between the hours of 9:00 a.m. and 4:30 p.m. Eastern Time, at our principal executive offices at 2000 Midway Lane, Smyrna, Tennessee 37167. If you are interested, please contact Jennifer Golembeske at investorrelations@steelconnectinc.com or (914) 461-1276.

We encourage you to give instructions promptly to your custodian to vote “FOR” the Merger Proposal and the other recommended proposals by using the voting instruction card provided to you by your custodian.

Q:     What are the effects of abstentions and broker non-votes?

A:     Abstentions and broker non-votes will be considered shares present and entitled to vote for the purpose of determining whether a quorum exists.

•        With respect to the Merger Proposal and the Amendment Proposal, abstentions and broker non-votes have the same effect as a vote “AGAINST” the proposal.

•        With respect to the Election Proposal and the Say-on-Pay abstentions and broker non-votes will be disregarded and have no effect on the outcome of the vote.

•        With respect to the Auditor Ratification Proposal, abstentions will be disregarded and have no effect on the outcome of the vote, and there will no broker non-votes.

•        With respect to the Adjournment Proposal abstentions will have the same effect as a vote “AGAINST” the proposal and broker non-votes will be disregarded and have no effect on the outcome of the vote.

Q:     Can I revoke or change my vote after I submit my proxy?

A:     Your proxy is revocable. The procedure you must follow to revoke your proxy depends on how you hold your shares.

If you are a stockholder of record, you may revoke a previously submitted proxy by submitting another valid proxy (whether by phone, the Internet or mail to the address set forth above) or by providing a signed letter of revocation to the Legal Department of the Company, at the principal executive offices of the Company, 2000 Midway Lane, Smyrna, Tennessee 37167, which must be received before the closing of the polls at the Annual Meeting on            , 2022 at            Eastern Time. Only the latest-dated validly executed proxy will count. You also may revoke any previously submitted proxy by virtually attending the Annual Meeting and electronically voting your shares. Note that simply attending the Annual Meeting without taking one of the above actions will not revoke your proxy.

If you hold shares in street name, in general, you may revoke a previously submitted voting instruction by submitting to your custodian another valid voting instruction (whether over the Internet, by phone or by mail) or a signed letter of revocation. Please contact your custodian for detailed instructions on how to revoke your voting instruction and the applicable deadlines.

Q:     Should I send in my stock certificates or other evidence of ownership now?

A:     No. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of Common Stock for the Per Share Merger Consideration. If your shares of Common Stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the Per Share Merger Consideration. Do not send in your certificates now.

Q:     What happens if I sell my shares of Common Stock before completion of the Merger?

A:     If you transfer your shares of Common Stock, you will have transferred your right to receive the Per Share Merger Consideration in the Merger. In order to receive the Per Share Merger Consideration, you must hold your shares of Common Stock at the Effective Time of the Merger.

The Record Date for stockholders entitled to vote at the Annual Meeting is earlier than the date on which the Merger will be consummated. As such, if you transfer your shares of Common Stock after the Record Date but before the Annual Meeting, you will have transferred your right to receive the Per Share Merger Consideration in the Merger, but retained the right to vote at the Annual Meeting.

Q:     Who will count the votes?

A:     The inspector of elections appointed for the Annual Meeting will separately tabulate the relevant affirmative and negative votes, abstentions and broker non-votes for each proposal.

Q:     Will members of the Company’s independent registered public accounting firm be present at the Annual Meeting?

A:     We have been advised that representatives of BDO USA, LLP will be in attendance virtually at the Annual Meeting with the opportunity to make a statement, if so desired, and will be available to respond to appropriate questions.

Q:     Who can help answer my other questions?

A:     If you have more questions about the Merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy and voting instruction card(s), please contact Mackenzie Partners, Inc., which is acting as the proxy solicitation agent and information agent in connection with the Merger.

Mackenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018
Banks and Brokers Call: (212) 929-5500
All Others Call Toll-Free: (800) 322-2885
Email: proxy@mackenziepartners.com

If your broker, bank or other nominee holds your shares, you can also call your broker, bank or other nominee for additional information.

SPECIAL FACTORS

Background of the Merger

The following chronology summarizes key events and contacts that led to the signing of the Merger Agreement. This chronology does not purport to catalogue every conversation among the Special Committee, members of our management or the Special Committee’s representatives and other parties with respect to the Merger.

Prior to February 11, 2013, Parent and certain of its affiliates began to purchase shares of Common Stock in the open market for investment purposes. On February 11, 2013, the Company and Parent entered into an Investment Agreement pursuant to which Parent invested $30,000,000 into the Company in exchange for 7,500,000 shares of Common Stock and warrants to purchase up to 2,000,000 shares of Common Stock. After the issuance of these shares, Parent and its affiliates owned approximately 29.99% of the outstanding shares of the Company.

On December 15, 2017, the Company entered into a Preferred Stock Purchase Agreement with SPH Group Holdings LLC, an affiliate of Parent, pursuant to which the Company issued 35,000 shares of Series C Preferred Stock to SPH Group Holdings LLC for an aggregate purchase consideration of $35.0 million and the Company repurchased the warrant for $100 and terminated the warrant. The Company used a portion of these funds to complete its acquisition of IWCO Direct Holdings Inc. After the issuance of these shares, Parent and its affiliates owned approximately 52.3% of the outstanding shares of the Company.

On February 27, 2018, the Company changed its name from ModusLink Global Solutions, Inc. to “Steel Connect, Inc.”

As part of the continuous evaluation of our businesses and plans, the Board and senior management regularly consider a variety of potential strategic options and transactions, all in a continued effort to enhance stockholder value. Since the acquisition of IWCO, in view of industry and market conditions, our business and financial performance and the relatively limited trading volume of our stock, the Board focused on and considered potential strategic alternatives presented or available to us, as well as the opportunities and risks associated with our continuing to operate as an independent company.

In August 2018, the Company engaged a financial advisor to assist in the potential sale of ModusLink including identifying, evaluating and contacting potential purchasers with respect to such a sale (the “ModusLink Sale Process”). Starting in January 2019, the financial advisor reached out to approximately 230 potential strategic and financial buyers for ModusLink. This process resulted in seven indications of interest (two from potential strategic buyers and five from potential financial buyers), in addition to informal interest from an eighth potential buyer (“Company X”) that was interested in only acquiring a portion of the ModusLink business. Company X, a strategic party, was advised that the Company was not interested in divesting only a portion of ModusLink at that time. After performing further due diligence, the potential strategic buyers (aside from Company X) withdrew from the ModusLink Sale Process and three of the potential financial buyers submitted letters of intent. The letters of intent were based on valuations of $20 million and below, which the Company determined to be insufficient. The Company then abandoned the ModusLink Sale Process and the financial advisor was authorized to ask Company X to submit a proposal for evaluation. The Company and Company X remained in periodic contact thereafter; however, Company X did not submit a transaction proposal until its indication of interest discussed below.

On February 28, 2019, the Company borrowed $14.9 million from SPH Group Holdings LLC in exchange for a 7.50% Convertible Senior Note due 2024 in connection with a refinancing transaction to refinance the Company’s then-outstanding 5.25% Convertible Senior Notes due 2019 that were then held by SPH Group Holdings LLC.

On June 7, 2019, Company X submitted a proposal to acquire four of ModusLink’s facilities for $50 million. After performing further diligence and preliminary negotiations, Company X submitted a revised proposal on July 18, 2019 to acquire seven ModusLink facilities for $50 million. After additional negotiations, Company X submitted a further revised proposal on September 29, 2019 to acquire 13 ModusLink facilities for $50 million, together with the assumption by Company X of 50% of the costs associated with shutting down ModusLink’s Waltham facility. Over the course of the following several months, negotiations continued regarding the purchase price and potential deal structure. However, the restrictions on travel due to the onset of the COVID-19 pandemic halted the negotiations in March 2020.

In late January and early February 2020, the Company instructed the financial advisor from the ModusLink Sale Process to again seek to market ModusLink. The financial advisor contacted over 20 potential buyers, including parties that submitted indications of interest during the 2019 ModusLink Sale Process. However, this effort resulted in no written offers.

Over the course of 2019, 2020 and 2021, the Company also received several inbound inquiries about a potential transaction involving ModusLink. However, none of these inquiries resulted in formal proposals or progressed beyond preliminary discussions.

On November 19, 2020, Warren G. Lichtenstein delivered a letter on behalf of Parent to the Board setting forth a non-binding proposal to acquire all of the shares of Common Stock not already owned by Parent or its affiliates for a combination of cash and Parent’s 6% Series A Preferred Units, implying a value per share of Common Stock in the range of $0.65 to $0.72 per share (the “Initial Proposal”). The letter further stated that Parent expected that the proposed transaction would be considered by a special committee of independent directors of the Company, who would retain independent legal and financial advisors to assist it in reviewing, evaluating, considering, negotiating and approving or disapproving the Initial Proposal.

The letter stated that the proposed transaction would be conditioned on the approval of the stockholders holding at least a majority of all the issued and outstanding shares of Common Stock not held by Parent, its affiliates or senior management or their respective affiliates, and that Parent would not be willing to move forward with the proposed transaction unless it was approved by the special committee and a majority of the outstanding shares of Common Stock other than shares of Common Stock held by Parent or its affiliates. The letter also informed the Board that the ongoing relationship between the Company and Parent and its affiliates would not be adversely affected if the Special Committee or a majority of the minority stockholders of the Company were to decline or fail to approve the proposed transaction. The letter also stated that Parent and its affiliates intended to remain long-term stockholders of Company and, thus, would not expect, in their capacities as stockholders of the Company, to vote in favor of any alternative sale, merger or other extraordinary corporate transaction involving the Company.

On November 19, 2020, Parent filed the letter setting forth the Initial Proposal with the SEC in an amendment to its beneficial ownership report on Schedule 13D. The closing price of the shares of Common Stock on Nasdaq on November 19, 2020 was $0.71.

On November 20, 2020, the Board held a meeting to discuss the Initial Proposal. After discussion and deliberation, the Board resolved to establish a special committee (the “Special Committee”) of independent and disinterested directors, to be comprised of Maria U. Molland and Renata Simril, to consider the Initial Proposal and any alternatives to the Initial Proposal.

The Board further resolved to delegate to the Special Committee the power and authority, among other matters, to engage in discussions and/or negotiations relating to all terms and conditions of the potential transaction with Parent, to consider and review potential alternative strategies or transactions, to select and retain, at the Company’s expense, such independent financial advisors, legal counsel and other advisors as it deemed appropriate, and to make any recommendations to the Board that the Special Committee deemed appropriate. The Board further resolved that it would not approve or recommend to the stockholders of the Company a transaction with Parent or any alternative transactions without the prior favorable recommendation of the Special Committee.

On November 20, 2020, the Special Committee held a meeting to discuss, among other matters, the process for selecting legal counsel to advise the Special Committee. At this meeting, the Special Committee appointed Ms. Molland to act as chair of the Special Committee. Following the meeting, members of the Special Committee contacted a number of law firms for consideration as potential legal counsel to the Special Committee.

On November 21, 2020, the Special Committee met to discuss their review of the law firms. After discussion and deliberation, the Special Committee approved the selection of Dentons US LLP (“Dentons”) as legal counsel to the Special Committee. The Special Committee selected Dentons after confirmation that Dentons US LLP had no conflicting relationships with Parent or the Company and based, in part, on its experience representing special committees in circumstances similar to that of the Special Committee. Shortly thereafter, the Special Committee provided to Dentons an executed engagement letter formalizing Dentons’ engagement as legal counsel to the Special Committee.

On November 28, 2020, the Special Committee held a meeting with representatives of Dentons in attendance. The representatives of Dentons reviewed with the Special Committee various legal matters, including the fiduciary duties of directors in the context of a potential “going-private” transaction with a controlling stockholder and the Special Committee’s role, mandate and powers. The Special Committee discussed the importance of engaging an independent financial advisor and identified eight potential advisors having the relevant experience to represent the Special Committee as financial advisor, and the protocol for inviting each to make a proposal to the Special Committee with respect to the potential representation. This protocol included asking each potential financial advisor to identify any potential sources of conflicts that may arise from any relationships between the financial advisor and the Company or Parent or its affiliates. The Special Committee and representatives of Dentons agreed to coordinate contacting potential financial advisors and to work towards scheduling a series of financial advisor presentations and interviews.

Between November 28, 2020 and December 27, 2020, the Special Committee met with five potential financial advisors and discussed their qualifications and fee proposals. Certain potential financial advisors were eliminated and the Special Committee narrowed its selection to two potential advisors that the Special Committee determined to be qualified and free from any conflicts that would prevent them from acting as independent financial advisor to the Special Committee.

On December 27, 2020, the Special Committee held a meeting with representatives of Dentons in attendance. The representatives of Dentons reviewed with the Special Committee various legal matters, including the fiduciary duties of directors in the context of a potential “going-private” transaction with a controlling stockholder and the Special Committee’s role, mandate and powers. The members of the Special Committee then discussed the current discussions with potential financial advisors and, following these discussions and based on Houlihan Lokey’s qualifications, expertise in representing special committees in similar transactions and reputation, the Special Committee determined it would seek to engage Houlihan Lokey, subject to the negotiation of an acceptable engagement letter.

On January 4, 2021, the Special Committee, the Company and Houlihan Lokey entered into an engagement letter providing for the engagement of Houlihan Lokey as financial advisor to the Special Committee. The terms of such engagement are described in more detail in the section entitled “Special Factors — Opinion of Houlihan Lokey Capital, Inc., Financial Advisor to the Special Committee.”

On January 6, 2021, the Special Committee, along with representatives from Dentons and Houlihan Lokey, met to discuss the process by which Houlihan Lokey would gather information from the Company and to discuss a preliminary timeline for evaluating the Initial Proposal.

During the months of January, February and March of 2021, representatives of Houlihan Lokey met with representatives of Imperial Capital LLC, Parent’s financial advisor (“Imperial Capital”), on several occasions to discuss the Initial Proposal. Houlihan Lokey had been provided with projections prepared by ModusLink management and reviewed and approved by the Special Committee for the ModusLink business unit, but had not been provided projections for IWCO. Company management conveyed the challenges it faced in finalizing projections for IWCO given ongoing challenges in the IWCO business.

Imperial Capital was engaged by Parent to help serve as an intermediary between Parent and the Special Committee’s advisors. Imperial Capital’s primary role was to facilitate discussions and relay information and messaging. Imperial Capital also assisted Parent in formulating and refining negotiation strategies throughout the process. Finally, Imperial Capital assisted Parent in understanding the likely views that Houlihan Lokey (as financial advisor to the Special Committee) was formulating during the process. Neither Imperial Capital nor any other outside third party was asked to provide, or did provide, a fairness opinion, report or appraisal to Parent or any of its affiliates materially related to the potential transaction. All opinions, reports and appraisals materially related to the potential transaction presented to, and relied on by, Parent were prepared and presented by management of Parent.

On January 6, 2021, January 24, 2021, March 9, 2021, March 12, 2021, March 22, 2021, and March 31, 2021, the Special Committee held meetings with representatives of Dentons and Houlihan Lokey in attendance, to discuss the progress in evaluating the Initial Proposal, the Company’s long-term outlook and projections prepared by ModusLink management and IWCO management for the Company’s ModusLink and IWCO business segments, respectively. During these meetings, the Special Committee discussed the challenges facing the Company’s two business segments and the potential for continued declines in outlook. During these meetings, the Special Committee discussed the potential benefits of reaching out to potential alternative buyers. The Special Committee noted that it would be highly unlikely that any third parties would have interest in a potential acquisition of the Company because of Parent’s controlling position in the Company and its stated unwillingness to sell its shares of Common Stock to any third party, as well as the composition and outlook of the Company. The Special Committee also noted that prior attempts to sell ModusLink and to recapitalize the entire Company had been unsuccessful, despite outreach to a broad universe of parties.

During the March 9, 2021 meeting of the Special Committee, representatives of Houlihan Lokey reviewed preliminary financial perspectives of ModusLink. Houlihan Lokey’s preliminary financial perspectives did not address IWCO, as updated IWCO management projections had not been provided to representatives of Houlihan Lokey. During this meeting, and other Special Committee meetings, the Special Committee and representatives from Houlihan Lokey discussed the trading price of the Common Stock, which was significantly in excess of the Initial Proposal.

During the March 12, 2021 meeting of the Special Committee, the Special Committee and Houlihan Lokey discussed the liquidity and trading price of the Company’s stock, including market reaction to the Company’s announcement of its second quarter results, noting that the stock closed at $1.74 per share on March 12, 2021 and had closed at or above $1.68 per share since January 19, 2021. The Special Committee determined that the Initial Proposal was not at a price per share level sufficient to warrant a counterproposal or price guidance in light of the current information provided to representatives of Houlihan Lokey, the preliminary financial perspectives of Houlihan Lokey, and the historical and current stock price and recent trading activity as compared to the value of the Initial Proposal. The Special Committee instructed representatives of Houlihan Lokey to reach out to Imperial Capital to deliver this message in order to elicit a potential reaction from Parent. In March of 2021, representatives of Houlihan Lokey met with representatives of Imperial Capital and discussed the Special Committee’s view of the Initial Proposal.

During the March 31, 2021 meeting of the Special Committee, representatives of Houlihan Lokey reviewed the Company’s recent stock price trading range and performance. The Special Committee and representatives of Houlihan Lokey also discussed financial performance and projections for ModusLink and IWCO. During this meeting, Houlihan Lokey reported to the Special Committee that it had not received any indication from Imperial Capital that Parent would be willing to modify the Initial Proposal. The Special Committee discussed whether it would be in the best interests of the Company’s minority stockholders for the Special Committee to make a counterproposal to Parent. Based on the fact that the Special Committee was still waiting to receive additional and updated information from management of IWCO and the Company, and the absence of an enhanced proposal from Parent, the Special Committee determined that it would continue to negotiate with Parent, but would not make a counterproposal until Parent increased the value to the Company’s unaffiliated stockholders provided for in Parent’s Initial Proposal.

Between April 2021 and June 2021, the Company continued to face a number of challenges in its business operations, while its stock price continued to trade significantly above the proposed value in the Initial Proposal. Parent declined to increase its proposal during this time.

On June 7, 2021, the Special Committee held a meeting with representatives of Dentons and Houlihan Lokey in attendance, to discuss updates received by the Board regarding the performance of IWCO and its continued customer attrition. The Special Committee also discussed the adoption by the Board of a Competitive Improvement Plan for IWCO to upgrade its production platform to new digital and inserting technology, as well as expanding its market services capabilities, while reducing its costs. The Special Committee directed representatives of Houlihan Lokey to review updated financial information provided by IWCO management and to seek from IWCO management additional information regarding IWCO needed by Houlihan Lokey to complete its preliminary financial analysis. The Special Committee then directed representatives of Houlihan Lokey to reengage with Imperial Capital and Parent to seek an enhanced proposal from Parent.

On July 23, 2021, the Special Committee held a meeting with representatives of Dentons and Houlihan Lokey in attendance, to discuss updates on Houlihan Lokey’s requests for additional financial information regarding IWCO. Representatives of Houlihan Lokey reported to the Special Committee that it was expecting to receive additional information from the Company and IWCO management and would be in a position to report to the Special Committee on its preliminary financial analysis in several weeks.

On September 9, 2021, the Special Committee held a meeting with representatives of Dentons and Houlihan Lokey in attendance. At this meeting, representatives of Houlihan Lokey reviewed its preliminary financial analysis of the Company. Following further discussion, the Special Committee instructed the representatives of Houlihan Lokey to inform Imperial Capital and Parent that the Special Committee was not willing to recommend that the Company proceed with a transaction at the price set forth in the Initial Proposal and that, based on Houlihan Lokey’s preliminary financial analyses and the sustained increase in the trading price of its stock since January 2021, the Special Committee would be prepared to recommend a transaction based on cash consideration of $2.50 per share, and to invite Parent to submit a revised proposal should it wish to proceed with a transaction. Representatives of Houlihan Lokey communicated this message to representatives of Imperial Capital.

On October 6, 2021, the Special Committee held a meeting with representatives of Dentons and Houlihan Lokey in attendance. At this meeting, representatives of Houlihan Lokey reported that Imperial Capital had indicated that Parent might be in a position to propose a counterproposal of $2.15 per share. Houlihan Lokey also discussed that ModusLink and IWCO management would be providing revised financial projections and the Special Committee determined to re-convene once Houlihan Lokey had reviewed such revised financial projections and assessed the impact of the financial projections on its preliminary financial analysis.

On October 21, 2021, the Special Committee held a meeting with representatives of Dentons and Houlihan Lokey in attendance. At this meeting, representatives of Houlihan Lokey again summarized the results of a call held between representatives of Houlihan Lokey and Imperial Capital on October 5, 2021 to discuss the Special Committee’s $2.50 per share all-cash counterproposal and noted that Imperial Capital had indicated that Parent might be in a position to propose a counterproposal of $2.15 per share. Representatives of Houlihan Lokey then reviewed its updated preliminary financial analysis of the Company, noting declines in near-term financial projections for ModusLink and upward revisions to longer-term financial projections for IWCO based on figures provided by ModusLink and IWCO management, respectively. The Special Committee also discussed the recent performance of the stock, which had recently traded at an intraday high of $2.45. The Special Committee discussed whether the potential value of the net operating losses (“NOLs”) to Parent could also be a catalyst for a higher price. The Special Committee directed Houlihan Lokey to propose again a price of $2.50 per share and representatives of Houlihan Lokey communicated this message to representatives of Imperial Capital. The Special Committee discussed the desire to include substantial value for the NOLs in any transaction price, but was cognizant that the benefit from the NOLs was of limited utility to the Company due to its limited taxable income and also that it could not be transferred to another party (except for Parent), including through any acquisition of the Company.

Between October 21, 2021 and January 13, 2022, at the direction of the Special Committee, representatives of Houlihan Lokey and representatives of Imperial Capital had several conversations regarding the Special Committee’s view of the value of the Company. These discussions included the potential value of the NOLs, which Parent believed to be limited given the expiration dates of the Company’s NOLs.

Additionally, in October 2021, Company X contacted the Company to restart discussions regarding a potential transaction involving ModusLink. On November 25, 2021, Company X submitted an indication of interest to the Company, seeking to acquire 100% of ModusLink for a purchase price of $70 million (it was unclear, however, whether the approximately $20 million of ModusLink cash and cash equivalents would be treated as excess cash, which would potentially represent an overall implied equity value of $90 million). The Company’s management promptly updated the Board, including the Special Committee, of the indication of interest, while the Company discussed the indication of interest directly with Company X.

On January 10, 2022, the Special Committee held a meeting with representatives of Dentons and Houlihan Lokey in attendance. Representatives of Houlihan Lokey reviewed its updated preliminary financial analysis of the Company. The Special Committee continued to discuss the challenges faced by ModusLink and IWCO and the execution risk faced by the Company as a standalone platform absent a transaction with Parent.

On January 13, 2022, the Special Committee met, along with representatives of Dentons and Houlihan Lokey. Representatives of Houlihan Lokey reviewed their recent conversations with Imperial Capital. Representatives of Houlihan Lokey reported to the Special Committee that Imperial Capital had indicated that Imperial Capital’s previous suggestion that a price of $2.15 per share might be proposed by Parent was not confirmed by Parent and that Imperial Capital now believed that the highest end of any proposed price by Parent was closer to $1.80 per share in light of the Company’s recent stock performance, among other factors. The Special Committee directed Houlihan Lokey to propose that Parent make a proposal of $2.15 per share (as had previously been suggested by Imperial Capital) and representatives of Houlihan Lokey communicated this message to representatives of Imperial Capital. The Special Committee also discussed the efforts of the Company to sell ModusLink and Company X’s proposal to purchase ModusLink for $70 million.

The Special Committee subsequently discussed with its advisors the possibility that the Company would need to transfer IWCO to its lead creditors to avoid foreclosure. Discussions with Parent regarding the proposed transaction were suspended during this time as the Company prioritized evaluating its options with respect to IWCO, on the understanding that any potential disposition of IWCO to its lead creditors would impact the value of the Company and the structure and terms of any potential transaction between the Company and Parent or a third party buyer.

On February 16, 2022, the Special Committee met, along with representatives of Dentons and Houlihan Lokey, to discuss the potential decision of the Company to transfer IWCO to its creditors to avoid a foreclosure and eliminate debt and a potential sale of ModusLink to a third party.

On February 21, 2022, the Special Committee met, along with representatives of Dentons and Houlihan Lokey. Representatives of Houlihan Lokey reviewed the current status of discussions between Houlihan Lokey and Imperial Capital. The Special Committee and its advisors discussed the recent decision of the Company to transfer IWCO to its creditors to avoid a foreclosure and eliminate debt. The Special Committee also discussed the ongoing efforts of the Company to sell ModusLink including ongoing discussions with Company X and outreach to other parties. Representatives of Dentons advised the Special Committee that this process should now be included in the Special Committee’s mandate once IWCO was no longer a division of the Company. The Special Committee directed representatives of Dentons to speak to White & Case LLP (“White & Case”), counsel to the Company, to discuss delegating the ModusLink Sale Process to the Special Committee.

On February 25, 2022, the Company entered into a transaction agreement with IWCO and its creditors and their affiliates, pursuant to which the Company transferred all of its interests in IWCO to an entity owned by the creditors as part of a negotiated restructuring of the capital structure and certain financial obligations of IWCO to the creditors under a financing agreement with IWCO (the “Financing Agreement”). The Company received no cash consideration for the disposition. In addition, the parties also entered into mutual releases and the purchaser entity issued a note with a principal amount of $6,945,325.46 payable to the Company as consideration for intercompany obligations owed by IWCO to the Company (the “Subordinated Note”). The disposition of IWCO is discussed in further detail in the section entitled “Important Additional Information Regarding Steel Connect — Company Background — Disposition of IWCO” on page 111.

On March 4, 2022, Company X provided an indication of interest, proposing a purchase price for ModusLink of $80 million (inclusive of cash on the balance sheet).

On March 14, 2022, the Board met to discuss the latest indication of interest for ModusLink. The Board determined that it would be appropriate for the Special Committee to take the lead on any further discussions with Company X. Company management requested that White & Case contact Dentons to update them as counsel to the Special Committee and discuss the appropriate role for the Special Committee with respect to this indication of interest.

On March 22, 2022, the Special Committee met, along with representatives of Dentons and Houlihan Lokey, to discuss current developments. The Special Committee reported that the Company had made a counterproposal of $90 million to Company X for the purchase of ModusLink, but that Company X ultimately withdrew its updated indication of interest. Discussions were terminated with Company X before this process could be transferred to the Special Committee and the Special Committee reported that other outreach efforts by the Company had not resulted in any interest on the part of any parties contacted. The Special Committee also reported that they had discussions with representatives of Parent about reengaging on the potential transaction with Parent. Company X was later contacted by Houlihan Lokey during the go-shop period and indicated that it was not interested in pursuing a transaction with the Company.

On March 24, 2022, the Special Committee met, along with representatives of Dentons, to discuss a new proposal from Warren G. Lichtenstein on behalf of Parent to the Special Committee setting forth a new proposal based on all-cash consideration of $1.30 per share (the “Second Proposal”), representing a premium of approximately 10% over the closing price per share of common stock of the Company on March 23, 2022, and an approximately 83% increase to the closing share price on November 19, 2020, the closing price on the day of the Initial Proposal. The Special Committee discussed the fact that the revised proposal was for all cash, and that none of the conditions of the Initial Proposal relating to the Special Committee’s process or the approval of a majority of the minority stockholders of the Company had been varied. The Special Committee directed representatives of Dentons to discuss the Second Proposal with Houlihan Lokey, to request that Houlihan Lokey contact Company management to obtain updated projections from the Company and ModusLink and to request Houlihan Lokey’s estimate on when it would be in the position to review its updated preliminary financial analysis of the Company (based on the disposition of IWCO), views on the Second Proposal, as well as potential subsequent approaches and strategies for negotiating with Parent and Imperial Capital. Houlihan Lokey also requested additional information regarding the impact of the IWCO transfer on the Company’s likely NOL utilization in 2022 and beyond.

On March 28, 2022, Parent filed the letter setting forth the Second Proposal with the SEC in an amendment to its beneficial ownership report on Schedule 13D.

On April 4, 2022, the Special Committee met, along with representatives from Dentons and Houlihan Lokey. Representatives from Houlihan Lokey reviewed its updated preliminary financial analysis of the Company following the IWCO disposition, as well as a situation overview. The Special Committee discussed recent financial performance of ModusLink (as well as revisions to the fiscal year 2022 forecast by ModusLink management), the Company’s NOLs, and revisions to the Company’s corporate overhead costs (reflecting the potential for savings following the disposition of IWCO), which remained subject to further review by Company management. The Special Committee discussed the Company’s unsuccessful attempt to sell ModusLink, the continued operating challenges at ModusLink and strategies for responding to the $1.30 per share proposal. Based on these discussions, the Special Committee directed representatives of Houlihan Lokey to propose (A) a price of $1.70 per share in cash or (B) $1.45 per share in cash plus (i) a contingent value right that would pay stockholders their pro rata share of any net proceeds upon a sale of ModusLink above $80 million (the “ModusLink CVR”) and (ii) a contingent value right tied to Parent’s ability to utilize the NOLs (the “Tax CVR”). Representatives of Houlihan Lokey communicated this message to representatives of Imperial Capital.

On April 6, 2022, the Special Committee met, along with representatives from Dentons and Houlihan Lokey. The Special Committee continued its discussions from the April 4, 2022 meeting where it had directed representatives of Houlihan Lokey, in response to the $1.30 per share proposal received from Parent, to propose either $1.70 per share in cash or $1.45 per share in cash plus the ModusLink CVR and the Tax CVR. During these discussions, representatives of Houlihan Lokey reported that they had communicated the Special Committee’s response to representatives of Imperial, as directed, subsequent to which Imperial indicated that Steel Partners was unlikely to increase the cash consideration relative to the level proposed or agree to the Tax CVR. Also during these discussions, the Special Committee considered the complexity of structuring a Tax CVR, and discussed the challenges associated with the realization of value by the minority stockholders, especially given the residual life of a material portion of the Company’s NOLs. Representatives of Houlihan Lokey briefly discussed the updated financial information it was seeking from management of the Company following the disposition of IWCO, including the potential impact the disposition would have on management’s financial projections, including corporate expenses and projected NOL usage.

Between April 12, 2022 and April 14, 2022, representatives of Parent and the Special Committee met on several occasions, with representatives of Dentons and Houlihan Lokey, legal and financial advisors to the Special Committee, and Greenberg Traurig, LLP (“Greenberg Traurig”) and Imperial Capital, legal and financial advisors to Parent, present to discuss the Second Proposal. During these discussions, Parent indicated that it would be willing to propose $1.32 per share along with the ModusLink CVR. Parent also proposed to agree to a go-shop provision. The Special Committee subsequently proposed a price of $1.40 per share and the ModusLink CVR. On April 13, 2022, Parent proposed a price of $1.35 per share and the ModusLink CVR, with a proposal to proceed without a majority of the minority condition. Parent also agreed to add additional value to the go-shop provision by agreeing to enter into a voting agreement to approve any transaction offered during the go-shop period that is more favorable to the stockholders. The Special Committee indicated that it would not agree to eliminate the majority of the minority condition based on the proposal suggested by Parent.

On April 15, 2022, the Special Committee met, along with representatives from Dentons and Houlihan Lokey, to discuss the current proposal from Parent to proceed without a majority of the minority condition at a price of $1.35 per share and a ModusLink CVR. The Special Committee discussed the legal and practical ramifications of proceeding without a majority of the minority condition. The Special Committee concluded that the majority of the minority condition was important to the Company’s unaffiliated stockholders and that, absent a compelling value proposition, the Special Committee would not recommend a transaction without this condition. The Special Committee directed representatives of Dentons to convey this message to Greenberg Traurig and Dentons conveyed this message that same day.

On April 20, 2022, the Special Committee met, along with representatives from Dentons and Houlihan Lokey, to discuss the latest status of discussions with Parent and a proposal that had been made by a global leader in financial services to engage in a complicated structured transaction with the Company to extract value for the Company’s NOLs. The Special Committee directed Houlihan Lokey to speak to Parent about this proposal. The Special Committee and its representatives acknowledged that the proposal was of a very preliminary form and would require significant time and effort before it could be considered as a viable alternative to a transaction with Parent.

On April 25, 2022, representatives of Greenberg Traurig sent a draft of the Merger Agreement to representatives of Dentons.

On April 27, 2022, the Special Committee met, along with representatives from Dentons and Houlihan Lokey, to further discuss a structured proposal that had been preliminarily reviewed with Houlihan Lokey by the previously noted global leader in financial services that envisioned a multi-step process to take advantage of certain exceptions to Internal Revenue Code Section 382 change of control NOL limitations under the bankruptcy code. Such a transaction would by necessity treat Parent differently from the minority shareholders and require its consent in order to pursue such a proposal. The Special Committee directed Houlihan Lokey to speak to Imperial Capital regarding this proposal. Representatives of Dentons conveyed that they had received a draft of the Merger Agreement from representatives of Greenberg Traurig.

On April 28, 2022, the Special Committee met, along with representatives from Dentons and Houlihan Lokey, to discuss the structured proposal. Representatives from Houlihan Lokey reported that they had discussed the structured proposal with representatives of Imperial Capital, and that Parent was not in favor of pursuing this proposal due to complexity, execution challenges and significant time required to complete such a transaction (which may exceed the residual life of the $1.8 billion of NOLs expiring in 2023), among other factors. At this meeting the Special Committee continued to discuss the importance of a majority of the minority condition and that they would not be willing to forego this provision absent a significant change to Parent’s proposal.

On May 10, 2022 Parent communicated to the Special Committee an alternative structure based on a $1.30 cash price, the ModusLink CVR and the Tax CVR. However, the Tax CVR would be subject to a $0.15 per share cap and would be contingent on specific usage parameters laid out in the proposal. In addition, the proposal continued to forego the majority of the minority vote condition.

On May 13, 2022, the Special Committee met along with representatives from Dentons and Houlihan Lokey. The Special Committee and its advisors discussed the alternative structure proposed by Parent and the potential added monetary value; however, given both the uncertainties regarding NOL usage and the complexity and limitations of the proposed Tax CVR, the Special Committee maintained that this structure neither provided the same certainty of value as Parent’s alternative structure (based on $1.35 of cash and a ModusLink CVR) nor did it provide sufficient value to justify elimination of the majority of the minority vote condition. In assessing the potential value of the NOLs to Parent, the Special Committee and its representatives considered the near-term expiration of approximately $1.8 billion of NOLs in 2023 and its understanding that Parent had its own tax attributes to utilize in the same period, which, the Special Committee determined, created additional uncertainty regarding any future utilization by Parent and the minority shareholders’ ability to extract value from a Tax CVR. The Special Committee also noted that a transaction structure with a third party tied to the ultimate usage of the NOLs was not a legitimate strategic alternative available to the Company as Parent is the only potential buyer that can utilize the NOLs after an acquisition without triggering limitations under Section 382 of the Internal Revenue Code. The Special Committee noted that it would be willing to consider a transaction structure based on a $1.30 cash price, the ModusLink CVR tied to the sale of ModusLink, and the Tax CVR; however the Tax CVR would need to be more comprehensive than the type currently proposed by Parent, and Parent had demonstrated a lack of willingness to negotiate the Tax CVR any further.

On May 18, 2022, the Special Committee met along with representatives from Dentons and Houlihan Lokey. The Special Committee discussed proposed strategies for improving the most recent proposal from Parent and directed representatives of Houlihan Lokey to propose that Parent enhance its most recent proposal.

On May 27, 2022, representatives from Greenberg Traurig and representatives from Dentons engaged in a conversation during which Greenberg Traurig indicated that Parent would be willing to agree to $1.35 per share with the ModusLink CVR, go-shop, Parent voting commitment to approve a higher proposal and to maintain the majority of the minority condition (the “Final Proposal”) as its best and final proposal (in line with a similar communication by representatives of Imperial Capital to representatives of Houlihan Lokey around that time). Later that day, representatives from Greenberg Traurig sent a revised Merger Agreement to representatives of Dentons, which representatives of Dentons shared with the Special Committee and Houlihan Lokey.

On May 30, 2022, the Special Committee met, along with representatives from Dentons and Houlihan Lokey. The Special Committee, representatives from Dentons and Houlihan Lokey discussed the proposal of $1.35 per share with a ModusLink CVR, go-shop, Parent voting commitment to approve a higher proposal and agreement to maintain the majority of the minority condition. Following discussion, the Special Committee instructed the representatives of Houlihan Lokey to inform Parent that the Special Committee would be willing to pursue a transaction with Parent on the terms outlined above, and directed representatives of Dentons to request an updated Merger Agreement from Greenberg Traurig and to commence negotiation of the terms of a definitive Merger Agreement and related documentation including a voting agreement, and to prepare disclosure schedules with input from the Company’s management and its counsel, White & Case.

On June 1, 2022, Parent filed an amendment to its beneficial ownership form on Schedule 13D with the SEC disclosing that it had made the Final Proposal to the Special Committee on May 27, 2022.

On June 2, 2022, Dentons discussed the process for revising the Merger Agreement with White & Case and Dentons and White & Case agreed that Dentons would prepare and send to Greenberg Traurig a revised draft of the Merger Agreement and White & Case would begin to prepare disclosure schedules.

On June 3, 2022, representatives of Dentons delivered a revised draft of the Merger Agreement to representatives of Greenberg Traurig, and, over the next several days, the representatives of Dentons and Greenberg Traurig negotiated the terms of the Merger Agreement, the ModusLink CVR Agreement and the Support Agreement and while White & Case prepared disclosure schedules with input from the Company’s management.

On June 8, 2022, the Special Committee met, along with representatives from Dentons and Houlihan Lokey, to discuss the status of the definitive agreements. Representatives of Dentons described certain open issues relating to the termination fee. The Special Committee directed representatives from Dentons to continue to require a termination fee. The Special Committee and representatives of Houlihan Lokey also discussed the updates to the financial projections that the Special Committee and Houlihan Lokey were awaiting from ModusLink and Company management.

On June 10, 2022, representatives from Dentons and Greenberg Traurig negotiated certain provisions and proposals with respect to the Merger Agreement, which involved negotiations regarding the go-shop and non-solicitation sections, representations and warranties, fees and expenses and termination provisions of the Merger Agreement.

On June 10, 2022, the Special Committee and representatives from Dentons and Houlihan Lokey met with ModusLink management to discuss such management’s updated financial projections. Members of the Board not on the Special Committee were invited to join this call to be able to make their own independent analysis regarding the financial projections. ModusLink management explained the methodology and assumptions utilized by such management in preparing the financial projections.

On June 12, 2022, representatives from Dentons delivered a revised draft of the Merger Agreement, the ModusLink CVR Agreement and the Support Agreement to representatives of Greenberg Traurig and engaged in additional discussions to finalize these agreements.

Also on June 12, 2022, the Special Committee met with representatives from Dentons and Houlihan Lokey to further consider the proposed transaction. Glen Kassan, a Board member affiliated with Parent, attended a portion of the meeting for the sole purpose of educating himself on the material terms of the transaction summary prepared by Dentons and to understand the process by which projections were prepared and shared with representatives of Houlihan Lokey. The information that was discussed in Mr. Kassan’s presence reflected market data as of dates proximate to such materials and were based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and information made available to Houlihan Lokey as of, the date of such materials. The other independent members of the Board who have no affiliation with Parent were also invited by the Special Committee to attend the meeting.

At this meeting, Dentons reviewed with the members of the Special Committee their fiduciary duties in the context of a potential “going-private” transaction with a controlling stockholder. Dentons then summarized the principal terms and conditions of the Merger Agreement and the ModusLink CVR Agreement, as well as certain related transaction agreements. After this presentation on principal terms, Mr. Kassan left the meeting at the request of the Special Committee. At the request of the Special Committee, Houlihan Lokey then reviewed and discussed its financial analyses of the Per Share Merger Consideration. Thereafter, at the request of the Special Committee, Houlihan Lokey orally rendered its opinion to the Special Committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Special Committee dated June 12, 2022), to the effect that, as of such date and based on and subject to various procedures followed, assumptions made, qualifications and limitations on the review undertaken and the other matters considered by Houlihan Lokey in connection with the preparation of its opinion, the Per Share Merger Consideration to be received by the holders of Common Stock (other than holders of Excluded Shares and Dissenting Shares) in the Merger pursuant to the Merger Agreement was fair to such holders from a financial point of view. Following discussion, the Special Committee unanimously (1) determined that the terms of the Merger Agreement are fair to and in the best interests of the Company and the unaffiliated stockholders, (2) recommended to the Board that the Board adopt resolutions approving and declaring advisable the Merger Agreement and the Transactions and (3) recommended to the Board that the Board recommend that the holders of capital stock of the Company entitled to vote, vote for the adoption of the Merger Agreement.

In the evening of June 12, 2022, the Board held a meeting to consider the approval of the adoption of the Merger Agreement and the Merger. The Special Committee delivered its recommendation to the Board and, following the Special Committee recommendation and its own deliberations, the Board, among other things (1) determined that the terms of the Merger Agreement and the Transactions are fair to and in the best interests of the Company and the unaffiliated stockholders, (2) approved and declared advisable the Merger Agreement and the Transactions and (3) recommended that the holders of capital stock of the Company entitled to vote, vote for the adoption of the Merger Agreement. For the basis of the Board’s determination in this regard, please see “— Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger — Recommendation of the Board” beginning on page 26.

Later that day on June 12, 2022, the Merger Agreement was executed by the Company and the Parent Parties, and the Support Agreement was executed by the Company, Parent and certain stockholders who are affiliates of Parent.

On June 13, 2022, prior to the opening of trading on the U.S. public stock markets, the Company issued a press release announcing the execution of the Merger Agreement. The press release announcing the execution of the Merger Agreement also included a brief description of the “go-shop” period that expires at 11:59 p.m. Eastern time on July 12, 2022, during which the Company may actively solicit and consider alternative acquisition proposals and enter into an acquisition agreement with respect to an alternative proposal received during such period without having to pay a termination fee to Parent.

During the “go-shop” period, Houlihan Lokey contacted and/or held discussions with 33 third-parties to gauge their interest in pursuing a potential transaction with the Company. Of the 33 parties contacted by Houlihan Lokey, 27 formally passed and five parties did not respond to the outreach. One party that had previously expressed interest in ModusLink in 2019 as a part of the sale process for ModusLink did not formally pass, but indicated that they were unlikely to submit a proposal before the expiration of the go-shop period, and there has been no communication between the Special Committee (or Houlihan Lokey) and that party’s representatives since the go-shop period expired at 11:59 p.m. Eastern Time on July 12, 2022.

Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger

As described in the section entitled “— Background of the Merger”, above, the Board duly established the Special Committee and delegated to it the power and authority, among other things, to (1) consider whether or not it is in the best interests of the Company and the unaffiliated stockholders to engage in discussions and/or negotiations relating to a potential transaction with Parent, (2) engage in such discussions and/or negotiations relating to all terms and conditions of a potential transaction with Parent (financial or otherwise), (3) consider and review potential alternatives to a transaction with Parent, (4) consult with and/or advise management of the Company in connection with discussions and/or negotiations concerning potential terms and conditions of a potential transaction with Parent, (5) interview, select and retain, at the Company’s expense, such financial advisors, legal counsel and other advisors as the Special Committee deems appropriate, including an investment bank to deliver a fairness opinion, if requested by the Special Committee, in connection with a potential transaction with Parent, (6) establish the terms of engagement of each such advisor and (7) make any recommendations to the Board concerning a potential transaction with Parent that the Special Committee deems appropriate. The Board further resolved that it would not approve or recommend to the stockholders of the Company a transaction with Parent or any alternative transactions without the prior favorable recommendation of the Special Committee.

The Special Committee, acting with the advice and assistance of its independent legal and financial advisors, evaluated and negotiated the Merger Agreement and the Transactions, including the Merger, and after careful consideration, at a meeting of the Special Committee held on June 12, 2022, the Special Committee, among other things, unanimously adopted resolutions:

•        determining that the terms of the Merger Agreement and the Transactions are fair to and in the best interests of the Company and the unaffiliated stockholders;

•        recommending to the Board that the Board adopt resolutions approving and declaring advisable the Merger Agreement and the Transactions; and

•        recommending to the Board that the Board recommend to the holders of the capital stock of the Company entitled to vote, that they vote for the adoption of the Merger Agreement.

On June 12, 2022, after careful consideration, based in part on the unanimous recommendation of the Special Committee, the Board, adopted resolutions:

•        determining that the Merger Agreement and the Transactions are fair to and in the best interests of the Company and the unaffiliated stockholders;

•        approving and declaring advisable the Merger Agreement and the Transactions;

•        directing that the Merger Agreement be submitted to the holders of capital stock of the Company for its adoption at a special meeting established for such purpose; and

•        recommending that the holders of capital stock of the Company entitled to vote, vote for the adoption of the Merger Agreement.

Accordingly, the Board recommends that you vote “FOR” the Merger Proposal to adopt the Merger Agreement at the Annual Meeting.

In considering the recommendations of the Board with respect to the Merger Proposal, you should be aware that executive officers and directors have certain interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Special Committee, consisting entirely of independent directors, and the Board were aware of these interests and considered them, among other matters, in evaluating the Merger Agreement and the Transactions and in making its decision to recommend that the Board approve and declare advisable the Merger Agreement and the Transactions. For more information about these interests, refer to the section entitled “— Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 53. The Special Committee and the Board believe that the Merger Agreement and the Transactions are fair to and in the best interest of the Company and the unaffiliated stockholders.

The Special Committee engaged its own independent legal and financial advisors and received advice throughout the negotiations from such advisors. Since the members of the Special Committee are disinterested with respect to the Transactions and independent of, and not affiliated with the Parent Group and its affiliates or any affiliate of Parent, the Special Committee believed that it could effectively represent the interests of the Company’s unaffiliated stockholders in negotiating the terms of the Merger Agreement and the Transactions, including the Merger, and in making its decision to recommend that the Board approve and declare advisable the Merger Agreement and the Transactions.

In evaluating the Merger Agreement and the Transactions and making the decisions, determinations and recommendations described above, the Special Committee and the Board considered the following potentially positive factors, which are not presented in any relative order of importance:

•        certain factors related to the Company’s business, financial condition and results of operations, and the Company’s prospects and plans, including:

•        the reviews undertaken by, and understandings of, the Special Committee and the Board with respect to the Company’s business, operations, assets, financial condition, earnings, ownership structure, management, strategy, competitive position, current, historical and projected financial performance, prospects and plans, as well as the associated risks involved achieving such forecasts, prospects and plans;

•        the reviews undertaken by, and understandings of, the Special Committee and the Board with respect to economic and market conditions and trends, as well as the challenges and uncertainty surrounding such conditions and trends, both on a historical and prospective basis, in the near term and the long term, such as:

•        the nature of the industry in which the Company operates, including anticipated industry trends and changing competitive dynamics;

•        the potential for continuing supply chain disruptions, which have adversely impacted, and continue to adversely impact, certain aspects of the Company’s business;

•        ModusLink’s historical track record of declines in topline performance due to the challenges noted above, among others;

•        the potential risks to the Company arising from customer concentration and the limited scale of its platform more generally;

•        the potential risks to the Company of continuing to have publicly traded common stock, including the risks of market volatility;

•        certain compliance costs and obligations imposed on the Company as a result of having publicly traded common stock;

•        the risks and uncertainties relating to the Company’s concentrated stock ownership;

•        the management forecasts prepared by Company and ModusLink management for, or otherwise made available to, the Special Committee and the Board;

•        certain challenges and limitations on the Company of continuing as a stand-alone public company which (following the transfer of the IWCO business) has only a single operating business;

•        the near-term expiration of approximately $1.8 billion of NOLs in 2023 and the fact that it was unlikely that the Company would be able to utilize any material portion of its NOLs before their expiration in light of historical financial results and management’s financial projections for the Company’s business;

•        the fact that the limitations imposed by Section 382 of the Internal Revenue Code would render it impracticable for any third party (other than Parent) to utilize the NOLs after an acquisition; and

•        the limited indications of interest received from potential purchasers of ModusLink since the commencement of the ModusLink Sale Process;

•        the current and historical market prices of the Common Stock, including as set forth in the table under “Important Additional Information Regarding Steel Connect — Market Price of Our Common Stock,” taking into account the market performance of the Common Stock relative to the common stock of other participants in the industry in which the Company operates and general market indices;

•        the fact that the Per Share Merger Consideration includes $1.35 in cash, providing the Company’s unaffiliated stockholders with certainty of value and immediate liquidity at an attractive per share equity value without the market or execution risks associated with continued independence;

•        the fact that the Per Share Merger Consideration includes a CVR tied to a sale of ModusLink over the 24 months following the Closing Date, providing the Company’s stockholders (other than holders of Excluded Shares or Dissenting Shares) with potential additional value upon a sale for more than $80 million of net proceeds;

•        the beliefs of the Special Committee and the Board that the Merger represents the best transaction reasonably available for the Company’s unaffiliated stockholders in light of the foregoing factors, among other things;

•        the views of the Special Committee and the Board that the Per Share Merger Consideration to be paid to the holders of the Common Stock (other than holders of Excluded Shares or Dissenting Shares) in accordance with the Merger Agreement represented the highest per share consideration that reasonably could be obtained;

•        the beliefs of the Special Committee and the Board that the Per Share Merger Consideration to be paid to the holders of the Common Stock (other than holders of Excluded Shares and Dissenting Shares) was more favorable to such holders than the potential value that might result from other alternatives reasonably available to the Company, including the alternative of remaining an independent public company and pursuing the Company’s current strategic plan, and other strategic or financial alternatives that might be undertaken as an independent public company, in light of a number of factors, including the risks and uncertainties associated with those alternatives, and the administrative and compliance costs associated with operating the Company as a publicly traded company;

•        that the Special Committee and the Board, with the assistance of their respective independent legal and other advisors, had considered alternatives, including continuing to operate the Company on a standalone basis, other potential value creating options or a sale to an alternative buyer, and considered the risks and uncertainties associated with such alternatives, and each respectively formed the view that no other alternatives were reasonably likely to create greater value for the Company’s unaffiliated stockholders than the Merger, taking into account the alternatives reasonably available to the Company and the risk of execution, as well as business, competitive, industry and market risks;

•        the beliefs of the Special Committee and the Board that, after the extensive negotiations conducted by the Special Committee, with the assistance of experienced independent legal and financial advisors, the Company obtained the best terms and highest price that Parent is willing to pay for the Company, pursuant to a thorough process and that further negotiations would have created a risk of causing Parent to abandon the Merger altogether or materially delay the entry into definitive transaction agreements with respect to the Merger;

•        the reviews undertaken by the Special Committee and the Board of the Merger Agreement and the structure of the Transactions, including, among others, the specific financial and other terms and conditions set out below;

•        the terms of the Merger Agreement permitting the Company to solicit Takeover Proposals (as defined herein) during the Go-Shop Period;

•        the terms of the Merger Agreement permitting the Company to receive Takeover Proposals that do not result from a breach in any material respect of the Company’s non-solicitation obligations in the Merger Agreement, and the other terms and conditions of the Merger Agreement, including:

•        that the Company may, in certain circumstances, (1) furnish any information or access thereto in response to a request from a person making such Takeover Proposal and (2) participate or engage in negotiations or discussions with any such person regarding such Takeover Proposal; provided, in each case, that (a) the Takeover Proposal is received prior to obtaining the requisite Company stockholder approval and the majority of the minority stockholder approval with respect to the Merger Proposal and (b) the Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith (after consultation with its legal and financial advisors) that such Takeover Proposal (as defined herein) either constitutes a Superior Proposal or reasonably could be expected to lead to, or result in, a Superior Proposal and failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable law;

•        that the Merger Agreement may be terminated, in certain circumstances, including, among others, by the Board (acting on the recommendation of the Special Committee) or the Special Committee to enter into an Alternative Acquisition Agreement (as defined herein), which has been authorized and approved by the Board, with respect to a bona fide written Takeover Proposal that did not result from a breach in any material respect of the non-solicitation obligations in the Merger Agreement and that the Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its legal and financial advisors, constitutes a Superior Proposal; and

•        that the Board, acting on the recommendation of the Special Committee, or the Special Committee may, in certain circumstances, make a Change of Recommendation, including in response to (1) an Intervening Event (as defined in the Merger Agreement), or (2) a bona fide written Takeover Proposal that did not result from a breach in any material respect of the non-solicitation obligations in the Merger Agreement that is received by the Company after the date of the Merger Agreement and is not withdrawn prior to the Change of Recommendation, and that the Board, acting on the recommendation of the Special Committee, or the Special Committee determines in good faith, after consultation with its legal and financial advisors, constitutes a Superior Proposal, in each case, subject to and in accordance with the terms and conditions of the Merger Agreement;

•        the likelihood of the Merger being completed, based on, among other matters:

•        the Company’s ability, under circumstances specified in the Merger Agreement, to seek specific performance of Parent’s obligation to cause the Merger to occur;

•        the likelihood and anticipated timing of completing the Merger in light of the scope of the conditions to completion;

•        other terms and conditions of the Merger Agreement, including:

•        the terms of the Merger Agreement providing the Company sufficient operating flexibility to conduct its business in the ordinary course until the earlier of the consummation of the Merger or the termination of the Merger Agreement;

•        the Company’s ability, under circumstances specified in the Merger Agreement, to seek specific performance to prevent certain breaches of the Merger Agreement by Parent Parties; and

•        the scope of the representations, warranties and covenants being made by the Company and the Parent Parties;

•        the financial analysis reviewed by Houlihan Lokey with the Special Committee as well as the oral opinion of Houlihan Lokey rendered to the Special Committee on June 12, 2022 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Special Committee dated June 12, 2022), as to the fairness, from a financial point of view and as of such date, of the Per Share Merger Consideration to be received by the holders of Common Stock (other than holders of Excluded Shares and Dissenting Shares) in the Merger pursuant to the Merger Agreement, which opinion was based on and subject to the various procedures followed, assumptions made, qualifications and limitations on the review undertaken and the other matters considered by Houlihan Lokey in connection with the preparation of its opinion. See “The Merger — Opinion of Houlihan Lokey Capital, Inc., Financial Advisor to the Special Committee”;

•        the beliefs of the Special Committee and the Board that they were fully informed about the extent to which the interests of Parent Group in the Merger differ from those of the unaffiliated stockholders;

•        the fact that the Parent Group Members, who collectively and beneficially held approximately 51.6% of the voting power of the Company’s outstanding capital stock as of June 12, 2022, have agreed to vote their shares of Common Stock and Series C Preferred Stock in favor of the adoption of the Merger Agreement;

•        the fact that Parent Group Members, who collectively and beneficially held approximately 51.6% of the voting power of the Company’s outstanding capital stock as of June 12, 2022, have agreed to vote their shares of Common Stock and Series C Preferred Stock in favor of the adoption of a Superior Proposal;

•        the fact that the Merger Agreement is subject to adoption by the affirmative vote of holders of: (i) a majority of the outstanding shares of Series C Preferred Stock; (ii) a majority in voting power of the outstanding shares of Common Stock and Series C Preferred Stock (voting on an as converted to shares of Common Stock basis), voting together as a single class; and (iii) a majority of the outstanding shares of Common Stock not owned, directly or indirectly, by the Parent Parties, any other officers or directors of the Company or any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary;

•        the right of the Company’s stockholders to exercise their statutory appraisal rights under Section 262 of the DGCL and receive payment of the fair value of their shares of Common Stock in lieu of the Merger Consideration to be paid per share of Common Stock, subject to and in accordance with the terms and conditions of the Merger Agreement and the DGCL, unless and until any such Company stockholder fails to perfect or effectively withdraws or loses his, her, its or their rights to appraisal and payment under the DGCL; and

•        the fact that since the public announcement of the Merger Agreement, none of the Company, Parent, the Special Committee, the Board, nor any of their respective independent legal and financial advisors, as applicable, have received any actionable inbound inquiries from third parties related to potential alternative acquisition proposals.

In evaluating the Merger Agreement and the Transactions, and making the decisions, determinations and recommendations described above, the Special Committee and the Board considered a number of procedural safeguards that they believed were and are present to ensure the fairness of the Merger Agreement and the Transactions, and to permit the Special Committee to represent effectively the interests of the Company’s unaffiliated stockholders. These procedural safeguards include the following, which are not presented in any relative order of importance:

•        that the Special Committee was formed immediately upon the Company’s receipt of an acquisition proposal from Parent and prior to any consideration of the Merger Agreement and the Transactions;

•        that the Special Committee consists entirely of directors who are independent of, and not affiliated with, the Parent Group, and who are not members of the Company’s management;

•        that the members of the Special Committee are disinterested with respect to the Transactions and had no financial interest in the Merger different from, or in addition to, the Company’s unaffiliated stockholders generally (other than as described in “— Interests of Steel Connect’s Directors and Executive Officers in the Merger” beginning on page 53;

•        that the members of the Special Committee were adequately compensated for their services and that their compensation was in no way contingent on their approving the Merger Agreement and taking the other actions described in this Proxy Statement in the section entitled “Interests of Steel Connect’s Directors and Executive Officers in the Merge — Compensation of the Special Committee” on page 55;

•        that the Special Committee had exclusive authority to decide whether or not to proceed with a transaction with Parent or any alternative thereto, subject to the Board’s approval of such transactions;

•        that the Special Committee retained and was advised by its own experienced and independent legal and financial advisors;

•        that the Special Committee had the power and authority, among other things, to (1) consider whether or not it was in the best interests of the Company and the unaffiliated stockholders to engage in discussions and/or negotiations relating to a potential transaction with Parent, (2) engage in such discussions and/or negotiations relating to all terms and conditions of a potential transaction with Parent (financial or otherwise), (3) consider and review potential alternatives to a transaction with Parent, (4) consult with and/or advise management in connection with discussions and/or negotiations concerning potential terms and conditions of a potential transaction with Parent, (5) interview, select and retain, at the Company’s expense, such financial advisors, legal counsel and other advisors as the Special Committee deems appropriate, including an investment bank to deliver a fairness opinion, if requested by the Special Committee, in connection with a potential transaction with Parent, (6) establish the terms of engagement of each such advisor and (7) make any recommendations to the Board concerning a potential transaction with Parent that the Special Committee deemed appropriate;

•        that the Board was not permitted to approve or recommend to the Company’s stockholders a transaction with Parent or any alternative transactions without the prior favorable recommendation of the Special Committee;

•        that the Special Committee had no obligation to recommend any transaction, including a transaction with Parent, and that the Special Committee had the authority to reject any proposals made by Parent or any other person;

•        that the Special Committee, together with its independent financial and legal advisors, conducted a process involving deliberations over a period of time, to consider:

•        potential alternatives to the proposed transaction with respect to the Company; and

•        the Merger Agreement and the Transactions;

•        the consummation of the Transactions is subject to the Company stockholder approval, which requires the affirmative vote of holders of (i) a majority of the outstanding shares of Series C Preferred Stock; (ii) a majority in voting power of the outstanding shares of Common Stock and Series C Preferred Stock (voting on an as converted to shares of Common Stock basis), voting together as a single class and (iii) a majority of the outstanding shares of Common Stock not owned, directly or indirectly, by the Parent Parties, any other officers or directors of the Company or any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary;

•        that the terms of the Merger Agreement, including the Per Share Merger Consideration, were the product of extensive negotiations between the Special Committee and its legal and financial advisors, on the one hand, and Parent, Merger Sub and their affiliates and legal and financial advisors, on the other hand, that resulted, among other things, in an increase in the Per Share Merger Consideration during the course of negotiations as compared to the Initial Proposal, and the improvement, from the perspective of the Company, of other terms of the Merger and the Merger Agreement;

•        the various terms of the Merger Agreement that are intended to help ensure that the Company’s unaffiliated stockholders receive the highest price per share reasonably available, including:

•        that the Merger Agreement may be terminated, in certain circumstances, including, among others, by the Board (acting on the recommendation of the Special Committee) or the Special Committee to enter into an Alternative Acquisition Agreement (which has been authorized and approved by the Board) with respect to a bona fide written Takeover Proposal that did not result from a breach in any material respect of the non-solicitation obligations in the Merger Agreement and that the Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its legal and financial advisors, constitutes a Superior Proposal (as more fully described under “Proposal No. 1: The Merger Proposal — The Merger Agreement” beginning on page 78);

•        that the Board, acting on the recommendation of the Special Committee, or the Special Committee may, in certain circumstances, make a Change of Recommendation, including in response to (1) an Intervening Event, or (2) a bona fide written Takeover Proposal that did not result from a breach in any material respect of the non-solicitation obligations in the Merger Agreement received by the Company after the date of the Merger Agreement and is not withdrawn prior to the Change of Recommendation, and that the Board, acting on the recommendation of the Special Committee, or the Special Committee determines in good faith, after consultation with its legal and financial advisors, constitutes a Superior Proposal; in each case, subject to and in accordance with the terms and conditions of the Merger Agreement;

•        that the Special Committee made its evaluation of the Merger Agreement and the Transactions, including the Merger, based upon the factors discussed in this proxy statement and with the full knowledge of the interests of Parent Group in the Merger; and

•        the ability of the Company and its representatives to actively solicit alternate buyers during the Go-Shop Period.

In evaluating the Merger Agreement and the Transactions and making the decisions, determinations and recommendations described above, the Special Committee and the Board also considered the following potentially negative factors, which are not presented in any relative order of importance:

•        that, following the completion of the Merger, the Company will no longer exist as an independent public company and that the consummation of the Merger and receipt of the Per Share Merger Consideration, while providing relative certainty of value, will not allow the Company’s unaffiliated stockholders to participate in potential further growth in the Company’s assets, future earnings growth, future appreciation in value of the Common Stock or any future dividends after the Merger (except as specifically provided for in the ModusLink CVR Agreement);

•        the risk that the Transactions, including the Merger, may not be consummated in a timely manner or at all, for a variety of reasons, and the consequences thereof, including (1) the potential loss of value to the Company’s stockholders, including the reduction of the trading price of the shares of Common Stock, (2) the potential negative impact on the operations and prospects of the Company, including the risk of loss of key personnel and certain key members of senior management, and (3) the market’s perception of the Company’s prospects could be adversely affected if the Transactions were delayed or were not consummated;

•        the possible effects of the pendency or consummation of the Transactions, including the potential for suits, actions or proceedings in respect of the Merger Agreement or the Transactions, the risk of any loss or change in the relationship of the Company and its subsidiaries with their respective employees, agents, customers and other business relationships, and any possible effect on the Company’s ability to attract and retain key employees, including that certain key members of senior management might choose not to remain employed with the Company prior to the completion of the Merger;

•        the risk of incurring substantial expenses related to the Merger, including in connection with any litigation that may arise in the future;

•        the risks and potentially negative factors described in “— Certain Effects of the Merger” beginning on page 47;

•        that the Company’s directors, officers and employees have expended and will expend extensive efforts attempting to complete the Transactions and such persons have experienced and will experience significant distractions from their work during the pendency of the Transactions and that the Company has incurred and will incur substantial costs in connection with the Transactions, even if the Transactions are not consummated;

•        that the receipt of the Per Share Cash Merger Consideration in exchange for shares of Common Stock pursuant to the terms of the Merger Agreement will be a taxable transaction for U.S. federal income tax purposes as described in the section entitled “— Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 55;

•        the restrictions imposed by the Merger Agreement on the Company’s solicitation of Takeover Proposals from third parties, and that prospective bidders may perceive Parent’s right under the Merger Agreement to negotiate with the Company prior to the Company being able to terminate the Merger Agreement and accept a Superior Proposal to be a deterrent to making alternative proposals;

•        that the Parent Group’s existing ownership interest in the Company would likely be taken into account by third parties considering whether to make Takeover Proposals;

•        that, if the Merger Agreement is terminated in connection with the Company’s entry into an Alternative Acquisition Agreement with respect to a Superior Proposal, the Company is obligated to pay a termination fee and reimburse Parent for certain of its expenses;

•        the understanding that the Company’s executive officers and directors have certain interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders generally (as discussed under “— Interests of Steel Connect’s Directors and Executive Officers in the Merger” beginning on page 53); and

•        the restrictions placed on the conduct of the Company’s business prior to the completion of the Merger pursuant to the terms of the Merger Agreement, which could delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company absent the pending completion of the Merger.

The Special Committee and the Board concluded that, overall, the potentially positive factors outweighed the uncertainties, risks and potentially negative factors relevant to the Merger Agreement and the Transactions, including the Merger. Accordingly, the Special Committee and the Board determined that the Merger Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and the unaffiliated stockholders.

Accordingly, the Board recommends that you vote “FOR” the Merger Proposal to adopt the Merger Agreement at the Annual Meeting.

In the course of evaluating the Merger Agreement and the Transactions, and making the decisions, determinations and recommendations described above, the Special Committee and the Board did not consider the liquidation value of the Company because (1) they considered the Company to be a viable, going concern, (2) they believed that liquidation sales generally result in proceeds substantially less than sales of going concerns, (3) they considered determining a liquidation value to be impracticable given the significant execution risk involved in any breakup of the Company and (4) the Company will continue to operate its business following the Merger. For the foregoing reasons, the Special Committee and the Board did not consider liquidation value to be a relevant methodology. Further, the Special Committee and the Board did not consider net book value, which is an accounting concept, as a factor because they believe that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and because net book value does not take into account the prospects of the Company, market conditions, trends in the industry in which the Company operates or the business risks inherent in that industry. The Special Committee and the Board did not seek to determine a pre-Merger going concern value for the shares of Common Stock to determine the fairness of the Per Share Merger Consideration to the Company’s unaffiliated stockholders. The Special Committee and the Board believed that the trading price of the shares of Common Stock at any given time represents the best available indicator of the Company’s going concern value at that time so long as the trading price at that time is not impacted by speculation regarding the likelihood of a potential transaction.

The Special Committee and the Board are not aware of any firm offer for a merger, sale of all or a substantial part of the Company’s assets, or a purchase of a controlling amount of the Company’s securities having been received by the Company from anyone other than the Parent Parties in the two years preceding the signing of the Merger Agreement.

The foregoing discussion is not exhaustive, but is intended to summarize the material information and factors considered by the Special Committee and the Board in their consideration of the Merger Agreement and the Transactions, including the Merger. The Special Committee and the Board reached the decision to approve the entry into the Merger Agreement and recommend its adoption by the Company’s stockholders in light of the factors described above that the Special Committee and the Board believed were appropriate. In view of the variety of factors and the quality and amount of information considered, the Special Committee and the Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations. In addition, each of the members of the Special Committee and the Board may have given different weight to different factors. The Special Committee and the Board conducted an overall review of the factors described above, including through discussions with the Company’s management and their respective legal and financial advisors, and considered the factors overall to be favorable to, and to support, their decisions, determinations and recommendations. It should be noted that this explanation of the reasoning of the Special Committee and the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Concerning Forward-Looking Information” beginning on page 65.

Opinion of Houlihan Lokey Capital, Inc., Financial Advisor to the Special Committee

On June 12, 2022, Houlihan Lokey orally rendered its opinion to the Special Committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Special Committee dated June 12, 2022), as to the fairness, from a financial point of view and as of such date, of the Merger Consideration to be received by the Unaffiliated Stockholders in the Merger pursuant to the Merger Agreement, which opinion was based on and subject to the various procedures followed, assumptions made, qualifications and limitations on the review undertaken and the other matters considered by Houlihan Lokey in connection with the preparation of its opinion.

Houlihan Lokey’s opinion was directed to the Special Committee (in its capacity as such) and only addressed the fairness, from a financial point of view and as of such date, of the Merger Consideration be received by the Unaffiliated Stockholders in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and describes certain of the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, the Board, the Company, any security holder or any other person as to how to act or vote with respect to any matter relating to the Merger or otherwise.

In arriving at its opinion, Houlihan Lokey, among other things:

•        reviewed the Merger Agreement, the ModusLink CVR Agreement and certain related documents;

•        reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed to be relevant;

•        reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by the Company, ModusLink, its wholly-owned subsidiary, and the Special Committee, including (a) financial projections prepared by the management of ModusLink, in consultation with the management of the Company, and approved by the Special Committee, relating to ModusLink for the fiscal years ending July 31, 2022 through July 31, 2025 (the “ModusLink Projections”), (b) financial projections prepared by the management of the Company, and approved by the Special Committee, relating to the Company’s corporate expenses for the fiscal years ending July 31, 2022 through July 31, 2025 (the “Corporate Expense Projections”), and (c) certain forecasts and estimates prepared by the management of the Company, and approved by the Special Committee, of the net operating losses of the Company to be utilized by the Company on a standalone basis (the “NOL Projections”, and together with the ModusLink Projections and the Corporate Expense Projections, the “Projections”);

•        spoke with certain members of the management of ModusLink regarding the businesses, operations, financial condition and prospects of ModusLink and related matters;

•        spoke with certain members of the management of the Company regarding the businesses, operations, financial condition and prospects of the Company (including ModusLink), the Merger and related matters;

•        compared the financial and operating performance of ModusLink with that of other public companies deemed to be relevant;

•        considered publicly available financial terms of certain transactions deemed to be relevant;

•        reviewed the current and historical market prices and trading volume for the Common Stock, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies deemed to be relevant; and

•        conducted such other financial studies, analyses and inquiries and considered such other information and factors deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, (a) management of ModusLink, management of the Company, and the Special Committee advised Houlihan Lokey, and Houlihan Lokey assumed, that the ModusLink Projections had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of ModusLink, management of the Company, and the Special Committee as to the future financial results and condition of ModusLink, and (b) management of the Company and the Special Committee advised Houlihan Lokey, and Houlihan Lokey assumed, that each of the Corporate Expense Projections and the NOL Projections had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company and the Special Committee. Houlihan Lokey assumed that the Projections provided a reasonable basis on which to evaluate the Company and the Merger and, with the Special Committee’s approval, used and relied upon the Projections for purposes of Houlihan Lokey’s analyses and opinion. Houlihan Lokey expressed no view or opinion with respect to the ModusLink Projections, the Corporate Expense Projections or the NOL Projections or the respective assumptions on which they are based. In addition, given the uncertainty around events potentially impacting the value of the ModusLink CVRs, at the Special Committee’s direction, Houlihan Lokey did not ascribe any value to the ModusLink CVRs for purposes of Houlihan Lokey’s analyses or opinion and expressed no view or opinion with respect to the value of the ModusLink CVRs. Houlihan Lokey relied upon and assumed, without independent verification, that there was no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company (including ModusLink) since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or opinion, and that there is no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.

Houlihan Lokey further relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement, the ModusLink CVR Agreement and all other related documents and instruments that are referred to therein were true and correct, (b) each party to the Merger Agreement, the ModusLink CVR Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger would be satisfied without waiver thereof, and (d) the Merger would be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the Merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the Merger or the Company that would be material to Houlihan Lokey’s analyses or opinion.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company (including ModusLink) or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company was or may be a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company was or may be a party or may be subject.

Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of Houlihan Lokey’s opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Houlihan Lokey’s attention after the date of its opinion. Houlihan Lokey did not express any opinion as to what the value of the ModusLink CVRs actually will be when issued pursuant to the Merger or the price or range of prices at which the Common Stock or the ModusLink CVRs may be purchased or sold, or otherwise be transferable, at any time.

Houlihan Lokey’s opinion was furnished for the use of the Special Committee (in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey has consented to the inclusion of its opinion as Annex B to this proxy statement. Houlihan Lokey’s opinion is not intended to be, and does not constitute, a recommendation to the Special Committee, the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.

Houlihan Lokey was not been requested to opine as to, and the opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Special Committee, the Company, its respective security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Merger Consideration to the extent expressly specified in Houlihan Lokey’s opinion), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of Houlihan Lokey’s opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for the Company, or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of the Company, Parent or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It was assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Special Committee, on the assessments by the Special Committee, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to the Company and the Merger or otherwise. The issuance of Houlihan Lokey’s opinion was approved by a committee authorized to approve opinions of this nature.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to the Company, ModusLink or the proposed Merger and an evaluation of the results of those analyses is not entirely mathematical. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful and in selecting the ranges of multiples to be applied were considered in conjunction with experience and the exercise of judgment. The estimates contained in the financial forecasts prepared by the managements of the Company and ModusLink and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by the Special Committee in evaluating the proposed Merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Merger Consideration or of the views of the Special Committee or management with respect to the Merger or the Merger Consideration. Under the terms of its engagement as financial advisor to the Special Committee, neither Houlihan Lokey’s opinion nor any other advice or services rendered by it in connection with the proposed Merger or otherwise, should be construed as creating, and Houlihan Lokey should not be deemed to have, any fiduciary duty to, or agency relationships with, any of the Special Committee, the Company, security holders, creditors or other constituencies of the Company or any other person or entity. The type and amount of consideration payable in the Merger were determined through negotiations between the Special Committee and Parent, and the decision to enter into the Merger Agreement was solely that of the Special Committee and the Board.

Financial Analyses

In preparing its opinion to the Special Committee, Houlihan Lokey performed certain financial analyses described below under the heading “— June 12, 2022 Financial Presentation.” The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Special Committee on June 12, 2022. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

Introduction

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

•        Enterprise Value — generally, the value as of a specified date of the relevant company’s equity market value plus debt outstanding, preferred stock and minority interests and less cash and cash equivalents, based on reported fully-diluted shares; and

•        Adjusted EBITDA — generally, the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization, as adjusted for certain non-recurring items, for a specified time period.

Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using the closing price of the common stock of the selected companies listed below as of June 9, 2022, and transaction values for the selected transactions analysis described below were calculated on an enterprise value basis based on the announced transaction equity price and other public information available at the time of the announcement. The estimates of the future financial performance of the selected companies listed below were based on certain publicly available research analyst estimates for those companies.

June 12, 2022 Financial Presentation

Selected Companies Analysis

Houlihan Lokey reviewed certain data for selected companies, with publicly traded equity securities, that Houlihan Lokey deemed relevant for purposes of its financial analyses related to ModusLink. The selected companies included companies in the supply chain and third-party logistics services industry, whose business models and operations exhibit certain similarities to those of ModusLink (collectively, the “selected companies”) and were selected based on Houlihan Lokey’s professional judgement and experience. The selected companies and corresponding financial data (as further described herein) were as follows:

Enterprise Value to Adjusted EBITDA
Name of Company	LTM	FY 2022E	FY 2023E
Celestica Inc.	5.7x	5.3x	4.2x
CJ Logistics Corporation	5.2x	5.3x	4.8x
Deutsche Post AG	5.7x	5.4x	4.8x
FedEx Corporation	6.9x	6.5x	6.0x
Flex Ltd.	6.4x	6.0x	5.1x
GXO Logistics, Inc.	11.2x	10.4x	8.7x
Jabil Inc.	5.2x	4.5x	4.3x
Kerry Logistics Network Limited	5.2x	5.3x	5.9x
Kuehne + Nagel International AG	6.3x	6.8x	7.1x
United Parcel Service, Inc.	9.9x	9.9x	9.4x
Wincanton plc	6.1x	5.2x	3.9x

The financial data reviewed included:

•        For illustrative purposes only, Enterprise Values as a multiple of latest 12 months Adjusted EBITDA;

•        Enterprise Values as a multiple of estimated fiscal year 2022 (referring to the Company’s fiscal year ending July 31, 2022) Adjusted EBITDA; and

•        Enterprise Values as a multiple of estimated fiscal year 2023 (referring to the Company’s fiscal year ending July 31, 2023) Adjusted EBITDA.

The overall low to high latest 12 months Adjusted EBITDA (for illustrative purposes only), fiscal year 2022 estimated Adjusted EBITDA and fiscal year 2023 estimated Adjusted EBITDA multiples (and median and mean multiples) observed for the selected companies were as follows:

Selected Companies	Low	High	Median	Mean
Latest 12 Months Adjusted EBITDA (for illustrative purposes only)	5.2x	11.2x	6.1x	6.7x
Fiscal Year 2022 Estimated Adjusted EBITDA	4.5x	10.4x	5.4x	6.4x
Fiscal Year 2023 Estimated Adjusted EBITDA	3.9x	9.4x	5.1x	5.8x

Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected multiple ranges of 4.0x to 6.0x latest 12 months Adjusted EBITDA (for illustrative purposes only), 4.0x to 6.0x fiscal year 2022 estimated Adjusted EBITDA and 4.0x to 6.0x fiscal year 2023 estimated Adjusted EBITDA in each case to corresponding financial data for ModusLink, and in the case of fiscal year 2022 estimated Adjusted EBITDA and fiscal year 2023 estimated Adjusted EBITDA based on the ModusLink Projections. The selected companies analysis (after taking into account the outstanding balance of ModusLink cash and cash equivalents as of April 30, 2022) indicated implied ModusLink equity value reference ranges of $53.2 million to $72.3 million based on the selected range of multiples of latest 12 months Adjusted EBITDA (for illustrative purposes only), $58.4 million to $80.2 million based on the selected range of multiples of fiscal year 2022 estimated Adjusted EBITDA and $84.9 million to $119.9 million based on the selected range of multiples of fiscal year 2023 estimated Adjusted EBITDA. Houlihan Lokey then deducted the present value of corporate expenses based on the Corporate Expense Projections, added the present value of the NOLs based on the NOL Projections and incorporated the impact of the outstanding balances of corporate cash and cash equivalents, IWCO subordinated note, convertible note payable, and Series C convertible preferred stock as of April 30, 2022 to arrive at implied per share value reference ranges of $0.13 to $0.37 per share of Common Stock based on the selected range of multiples of the latest 12 months Adjusted EBITDA (for illustrative purposes only), $0.22 to $0.50 per share of Common Stock based on the selected range of multiples of fiscal year 2022 estimated Adjusted EBITDA and $0.66 to $1.16 per share of Common Stock based on the selected range of multiples of fiscal year 2023 estimated Adjusted EBITDA, as compared to the Per Share Merger Consideration.

Selected Transactions Analysis

Houlihan Lokey considered certain financial terms of certain transactions involving target companies that Houlihan Lokey deemed relevant for purposes of its financial analyses related to ModusLink. The selected transactions included transactions that involved targets operating in the supply chain and third-party logistics services industry, whose business models and operations exhibit certain similarities to those of ModusLink (collectively, the “selected transactions”) and were selected based on Houlihan Lokey’s professional judgement and experience. The selected transactions and financial data (further described herein) were as follows:

Date Announced	Target	Acquiror	Transaction Value/LTM Adjusted EBITDA
3/25/2022	Intermodal Business of XPO Logistics, Inc.	STG Logistics, Inc.	NA	(1)
2/20/2022	Clipper Logistics plc	GXO Logistics, Inc.	20.0x
2/14/2022	Kane Logistics, Inc.	ID Logistics Group SA	NA
12/22/2022	LF Logistics Holdings Limited	A.P. Møller — Mærsk A/S	16.4x
12/13/2021	Whiplash Inc.	Ryder System, Inc.	NA
9/10/2021	Echo Global Logistics, Inc.	The Jordan Company, L.P.	13.2x
8/6/2021	B2C Europe Holding B.V.	A.P. Møller — Mærsk A/S	11.0x
8/6/2021	Visible Supply Chain Management, LLC	A.P. Møller — Mærsk A/S	13.0x
7/22/2021	Transplace Inc.	Uber Freight LLC	NMF	(2)
7/8/2021	Imperial Logistics Limited	DP World Limited	6.1x
7/1/2021	Syncreon.Us Inc.	DP World Limited	NA
6/30/2021	Quad Logistics Services, LLC	Mullen Group Ltd.	8.0x
5/12/2021	Lasership, Inc.	American Securities LLC	13.0x
4/27/2021	Agility Global Integrated Logistics	DSV Panalpina A/S	16.3x
3/17/2021	AIT Worldwide Logistics Inc.	The Jordan Company, L.P.	NA
12/9/2020	Ingram Micro Inc.	Platinum Equity, LLC	6.9x
2/19/2020	Performance Team LLC	A.P. Møller — Mærsk A/S	6.1x
1/28/2020	Prime Distribution Services, Inc.	C.H. Robinson Worldwide, Inc.	NA
11/5/2018	CaseStack, Inc.	Hub Group, Inc.	11.6x
2/17/2015	APL Logistics Ltd.	Kinetsu World Express, Inc.	15.0x
12/15/2014	FedEx Supply Chain Distribution System, Inc.	FedEx Corporation	NA
7/29/2014	New Breed Holding Company	XPO Logistics, Inc.	8.0x

____________

(1)      NA is defined as Not Available.

(2)      NMF is defined as Not Meaningful Figure.

The financial data reviewed included Transaction Values as a multiple of latest 12 months Adjusted EBITDA.

The overall low to high latest 12 months Adjusted EBITDA multiples (and median and mean multiples) observed for the selected transactions were as follows:

Selected Transactions	Low	High	Median	Mean
Latest 12 Months Adjusted EBITDA	6.1x	20.0x	12.3x	11.8x

Taking into account the results of the selected transactions analysis, Houlihan Lokey applied a selected multiple range of 5.0x to 7.0x latest 12 months Adjusted EBITDA to the fiscal year 2022 estimated Adjusted EBITDA for ModusLink based on the ModusLink Projections. The selected transactions analysis indicated an implied ModusLink equity value reference range (after taking into account the outstanding balance of ModusLink cash and cash equivalents as of April 30, 2022) of $69.3 million to $91.1 million based on the selected range of multiples of fiscal year 2022 estimated Adjusted EBITDA. Houlihan Lokey then deducted an estimate of hypothetical wind-down/severance cash outlays to liquidate the corporate entity per Company management, added the present value of the NOLs based on the NOL Projections and incorporated the impact of the outstanding balances of cash and cash equivalents, IWCO subordinated note, convertible note payable, and Series C convertible preferred stock as of April 30, 2022 to arrive at an implied per share value reference range of $0.84 to $1.27 per share of Common Stock based on the selected range of multiples applied to fiscal year 2022 estimated Adjusted EBITDA, as compared to the Per Share Merger Consideration.

Discounted Cash Flow Analysis

Houlihan Lokey performed a discounted cash flow analysis of ModusLink by calculating the estimated net present value of the projected unlevered, free cash flows that ModusLink was forecasted to generate for the fiscal year ending July 31, 2022 through the fiscal year ending July 31, 2025 based on the ModusLink Projections. Houlihan Lokey calculated terminal values for ModusLink by applying a range of perpetuity growth rates of 0.0% to 2.0% to ModusLink’s fiscal year 2025 estimated unlevered, free cash flow. The net present values of the Company’s projected future cash flows and terminal values were then calculated using discount rates ranging from 13.0% to 15.0%. The discounted cash flow analysis (after taking into account the outstanding balance of ModusLink cash and cash equivalents as of April 30, 2022) indicated an implied ModusLink equity value reference range of $92.4 million to $117.5 million. Houlihan Lokey then deducted the present value of corporate expenses based on the Corporate Expense Projections, added the present value of the NOLs based on the NOL Projections and incorporated the impact of the outstanding balances of cash and cash equivalents, IWCO subordinated note, convertible note payable, and Series C convertible preferred stock as of April 30, 2022 to arrive at an implied per share value reference range of $0.78 to $1.12 per share of Common Stock, as compared to the Per Share Merger Consideration.

Preliminary Discussion Materials

In addition to the June 12, 2022 financial presentation provided to the Special Committee in connection with Houlihan Lokey’s opinion, dated June 12, 2022, to the Special Committee as summarized above, Houlihan Lokey also provided, for informational purposes, certain preliminary discussion materials to the Special Committee as summarized below. At the request of the Special Committee, extracts and/or summaries of certain information from the June 12, 2022 financial presentation and such preliminary discussion materials also were provided to the Board for informational reference.

The preliminary financial considerations and other information in the preliminary discussion materials reflected market data as of dates proximate to such materials and were based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and information, including tax information relating to the Company, made available to Houlihan Lokey as of, the date of such materials. Accordingly, to the extent preliminary financial analyses or information were included in such preliminary discussion materials, such preliminary financial analyses or information may have differed from the June 12, 2022 financial presentation as a result of, among other things, the disposition by the Company of IWCO, changes in the Company’s, ModusLink’s and IWCO’s internal financial forecasts, estimates and assumptions, such financial, economic, monetary, market and other conditions and circumstances and other information. Houlihan Lokey also continued to refine various aspects of such preliminary financial considerations and other information. The June 12, 2022 financial presentation superseded the preliminary discussion materials. None of the preliminary discussion materials constituted an opinion of, or recommendation by, Houlihan Lokey with respect to a possible transaction or otherwise.

•        April 4, 2022 Preliminary Discussion Materials.    The April 4, 2022 preliminary discussion materials were substantially similar to the June 12, 2022 financial presentation and contained, among other things; (i) selected observations relating to recent financial performance and latest outlook for the ModusLink business based on financial projections provided by and discussions with ModusLink management; (ii) selected observations relating to recent stock price performance for the Company; (iii) selected observations relating to implied per share consideration for the Company based on illustrative premiums to the Company’s closing share price/volume-weighted average price (“VWAP”); and (iv) a preliminary selected companies analysis, a preliminary selected transactions analysis and a preliminary discounted cash flow analysis, which preliminary analyses generally used the same methodologies as described above under the heading “— June 12, 2022 Financial Presentation.” In addition, the April 4, 2022 preliminary discussion materials also included certain sensitivities related to Company corporate expenses and net operating losses.

•        January 10, 2022 Preliminary Discussion Materials.    The January 10, 2022 preliminary discussion materials included, among other things: (i) an update of the Company’s, IWCO’s and ModusLink’s financial performance based on the Company’s public filings, financial projections provided by and discussions with Company, IWCO and ModusLink management; (ii) selected observations relating to recent stock price performance for the Company; (iii) selected observations relating to implied premiums/(discounts) to the Company’s closing share price/VWAP, based on illustrative per share consideration amounts; (iv) a preliminary selected companies analysis, a preliminary selected transactions analysis and a preliminary discounted cash flow analysis; (v) selected changes relative to the preliminary financial analyses in the September 9, 2021 Preliminary Discussion Materials; (vi) an overview of IWCO and ModusLink historical and projected financial information, based on public filings and information provided by Company, IWCO and ModusLink management, including observations of revenue, long-term value added-revenue, profitability and gross profit; (vii) an overview of certain trading data for the Company, which included, among other things, average daily trading values and VWAPs for Common Stock during various periods, as well as overall recent trading activity; and (viii) selected observations relating to implied per share consideration for the Company based on illustrative premiums to the Company’s closing share price/VWAP.

•        October 21, 2021 Preliminary Discussion Materials.    The October 21, 2021 preliminary discussion materials included, among other things: (i) an update of financial projections of IWCO and ModusLink to October 2021 based on discussions with Company, IWCO and ModusLink management; (ii) an overview of certain trading data for the Company, which included, among other things, average daily trading values and VWAPs for Common Stock during various periods, as well as overall recent trading activity; (iii) selected observations relating to implied per share consideration for the Company based on illustrative premiums to the Company’s closing share price/VWAP; and (iv) selected observations relating to implied premiums/(discounts) to the Company’s closing share price/VWAP, based on illustrative per share consideration amounts.

•        September 9, 2021 Preliminary Discussion Materials.    The September 9, 2021 preliminary discussion materials included, among other things: (i) a preliminary selected companies analysis, a preliminary selected transactions analysis and a preliminary discounted cash flow analysis; (ii) an overview of IWCO and ModusLink historical and projected financial information, based on public filings and information provided by Company, IWCO and ModusLink management, including observations of revenue, long-term value added-revenue, profitability and gross profit; (iii) an overview of the Initial Proposal; (iv) an overview of certain trading data for the Company, which included, among other things, average daily trading values and VWAPs for Common Stock during various periods, as well as overall recent trading activity; and (v) selected observations relating to implied per share consideration for the Company based on illustrative premiums to the Company’s closing share price/VWAP.

•        March 31, 2021 Preliminary Discussion Materials.    The March 31, 2021 preliminary discussion materials included, among other things: (i) an overview of certain trading data for the Company, which included, among other things, average daily trading values and VWAPs for Common Stock during various periods, and the performance of Common Stock against the S&P 500 Index from March 2020 to February 2021, as well as overall recent trading activity; (ii) an overview of IWCO’s and ModusLink’s historical financial information and near-term forecasts based on public filings and information provided by Company, IWCO and ModusLink management; and (iii) selected observations relating to certain communications received from Company shareholders.

•        March 9, 2021 Preliminary Discussion Materials.    The March 9, 2021 preliminary discussion materials included, among other things: (i) preliminary financial and profitability observations regarding ModusLink, based on public filings and information provided by Company and ModusLink management, including observations of revenue, long-term value added-revenue, profitability and gross profit; (ii) a summary comparison of ModusLink’s fiscal year 2021 forecast and original budget, based on discussions with Company and ModusLink management; (iii) a comparison of financial projections prepared by ModusLink management to a prior set of projections developed in connection with a refinancing process undertaken in September 2020, based on discussions with Company management; (iv) observations relating to the ModusLink Sale Process (defined herein) to date; and (v) an overview of updates and next steps regarding the process for responding to the Initial Proposal.

Miscellaneous

Houlihan Lokey was engaged as the Special Committee’s financial advisor. The Special Committee engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to its engagement by the Special Committee, Houlihan Lokey is entitled to a fee of up to $3,125,000 for its services, $150,000 of which became payable upon the execution of Houlihan Lokey’s engagement letter, $950,000 of which was paid over the course of Houlihan Lokey’s engagement as monthly retainer payments, $500,000 of which became payable upon delivery of Houlihan Lokey’s opinion (which portion is not contingent upon the consummation of the Merger), $325,000 of which became payable upon commencement of Houlihan Lokey’s outreach activities in connection with the go-shop, $200,000 of which would be contingent upon Houlihan Lokey delivering another opinion in connection with an alternative transaction to the Merger, in the event of such alternative transaction, and up to $1,000,000 of which is contingent upon consummation of the Merger. The Company has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, Parent, or any other party that may be involved in the Merger and their respective affiliates or security holders or any currency or commodity that may be involved in the Merger.

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, Parent, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, Parent, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

The Parent Group Members’ Purposes and Reasons for the Merger

Under the SEC rules governing “going private” transactions, each Parent Group Member is deemed to be engaged in a “going private” transaction and, therefore, is required to express his, her or its reasons for the Merger to the unaffiliated stockholders, as defined in Rule 13e-3 of the Exchange Act. Each Parent Group Member is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

For each Parent Group Member, the primary purpose of the Merger is to acquire, through Parent, all shares of Common Stock not owned by them to benefit from any future earnings and growth of the Company after the Merger of Merger Sub with and into the Company, making the Company a wholly owned subsidiary of Parent. The Parent Group believes that structuring the transaction in such manner is preferable to other transaction structures because (i) it will enable Parent to directly acquire all of the outstanding shares of the Company at the same time (other than

Excluded Shares and Dissenting Shares), (ii) it will allow the Company to cease to be a publicly registered and reporting company and (iii) it represents an opportunity for the Company’s stockholders other than the Parent Group to immediately realize the value of their investment in the Company. Further, the Parent Group believes that structuring the transaction as a merger transaction provides a prompt and orderly transfer of ownership of the Company in a single step, without the necessity of financing separate purchases of Common Stock in a tender offer and implementing a second-step merger to acquire any Common Stock not tendered into any such tender offer, and without incurring any additional transaction costs associated with such activities.

The Parent Group also believes, in light of the current risks and uncertainties relating to the Company’s prospects and the market, economic and other risks, that it is in the best interests of the Parent Group for the Company to operate as a wholly owned subsidiary of Parent. As a wholly owned subsidiary of Parent, the Company will have greater operational and business flexibility, and the Company’s management will have the ability to more effectively concentrate on operational matters and long-term growth.

In addition, by becoming a wholly owned subsidiary of Parent upon completion of the Merger, the Company will be immediately relieved of many of the other expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the federal securities laws of the U.S., including the Exchange Act and Sarbanes-Oxley Act of 2002, which instead will be handled by Parent. Moreover, Parent intends to integrate and rationalize various aspects of the managerial and legal structures of the Company with those of other members of the Parent Group as well as to achieve economies of scale with respect to purchasing and treasury management functions. Finally, as a wholly owned subsidiary of Parent, the Company may be in a position to better utilize its deferred tax assets, which would benefit the Parent Group and Steel Connect.

Each of the Parent Group Members has undertaken to pursue the Merger at this time in order to begin to realize the benefits set forth above as expeditiously as possible, as a large portion of the expenses of the Company operating separately is borne by the Parent Group Members. In addition, the Parent Group Members were motivated by the fact that the Company was willing at this time to enter into the Merger Agreement at the Per Share Merger Consideration negotiated by the Special Committee.

The Board of Directors of Steel Partners Holdings GP, Inc., the general partner of the Company, has approved the Merger Agreement and the Transactions. The Parent Group also considered a variety of potentially negative factors to it concerning the Merger Agreement and the Merger, which are listed below, although not listed in any relative order of importance:

•        all of the risk of any possible decreases in the Company’s revenues, free cash flow or value following the Merger will be borne by the Parent Group;

•        risks associated with pending legal proceedings and possible adverse regulatory changes against the Company will be borne by the Parent Group;

•        the business risks facing the Company, including increased competition, will be borne by the Parent Group;

•        an investment in the surviving corporation by the Parent Group following the Merger will involve substantial risk resulting from the limited liquidity of such an investment; and

•        there will be no trading market for the surviving corporation’s equity securities following the Merger.

The foregoing discussion of the information and factors considered by the Parent Group is not intended to be exhaustive, but includes the material factors considered by the Parent Group. In view of the variety of factors considered in connection with its evaluation of the Merger, the Parent Group did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The Parent Group did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Parent Group based its determination on the totality of the information presented.

Position of the Parent Group as to Fairness of the Merger

Under the SEC rules governing “going private” transactions, each of the Parent Group Members is required to express his, her or its belief as to the fairness of the Merger to the unaffiliated stockholders. Each of the Parent Group Members is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The Parent Group has interests in the Merger that are different from those of the other stockholders of the Company by virtue of its continuing interests in the surviving corporation after the completion of the Merger. The Parent Group attempted to negotiate with the Special Committee the terms of a transaction that would be most favorable to the Parent Group, and not necessarily to the Company’s unaffiliated stockholders, and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to such unaffiliated stockholders. The Special Committee consists of two directors of the Company who are not affiliated with the Parent Group Members, are not employees of the Company or any of its affiliates and have no financial interest in the Merger different from, or in addition to, the interests of the Company’s unaffiliated stockholders other than their interests described under “Special Factors — Interests of Steel Connect’s Directors and Executive Officers in the Merger” beginning on page 53. Accordingly, the Parent Group believes that the members of the Special Committee are independent and disinterested directors of the Company.

The Parent Group did not participate in the deliberations of the Special Committee regarding, or receive any advice from the Special Committee’s independent legal or financial advisors as to, the substantive or procedural fairness of the Merger to the Company’s unaffiliated stockholders. The Parent Group has not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the Merger to the Company’s unaffiliated stockholders. No financial advisor provided the Parent Group with any analysis, opinion or appraisal with respect to the fairness of the Per Share Merger Consideration to the unaffiliated stockholders.

Based on its knowledge and analysis of available information regarding the Company, as well as the factors considered by, and the analyses and resulting conclusions of, the Special Committee and the Board discussed under “Special Factors — Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 26, each Parent Group Member believes that the Merger is substantively and procedurally fair to the unaffiliated stockholders based on its consideration of the following factors, which are not listed in any relative order of importance:

•        the Special Committee, consisting entirely of independent directors who are not officers or employees of the Company and who are not affiliated with any member of the Parent Group, was established and given authority to, among other things, review, evaluate and negotiate the terms of the Merger and to recommend to the Board what action should be taken by the Company, including not to engage in the Merger;

•        members of the Special Committee do not have any interests in the Merger different from, or in addition to, those of the unaffiliated stockholders, other than (i) the directors’ receipt of board compensation in the ordinary course, (ii) the Special Committee members’ compensation in connection with its evaluation of the Merger (which is not contingent upon the completion of the Merger or recommendation of the Merger by the Special Committee or the Board) and (iii) the directors’ indemnification and liability insurance rights under the Merger Agreement and their corresponding indemnification agreements;

•        the Special Committee retained and was advised by its legal and financial advisors who are experienced in advising committees such as the Special Committee in similar transactions;

•        the Special Committee was deliberate in its process, taking over several months to determine whether the Merger was in the best interest of the Company’s unaffiliated stockholders and to analyze, evaluate and negotiate the terms of the Merger;

•        the Parent Group did not participate in or seek to influence the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

•        the Special Committee and the Board had no obligation to recommend the approval and adoption of the Merger Agreement and the Transactions, including the Merger, or any other transaction;

•        the Special Committee and the Board was fully informed about the extent to which the interests in the Merger of certain stockholders of the Company who are also Parent Group Members differed from those of the unaffiliated stockholders;

•        the Special Committee and the Board, acting upon the unanimous recommendation of the Special Committee, determined that the Merger Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, the unaffiliated stockholders;

•        the current and historical market prices of the shares of Common Stock, including the fact that the Per Share Cash Merger Consideration represents a premium of (i) approximately 90.1% over the closing price of the shares of Common Stock of $0.71 on November 19, 2020, the last trading day prior to the public disclosure that Parent had delivered a non-binding expression of interest regarding a potential combination of the Company and Parent for consideration consisting of cash and units of Parent’s 6% Series A Preferred Units that would imply a value per share of Common Stock in the range of $0.65 to $0.72, (ii) a premium of 11.6% over the closing price of the shares of Common Stock of $1.21 on June 10, 2022, the last trading day prior to the public announcement of the Merger, and (iii) a premium of approximately 9.3% over the 30 trading-day average closing price of the shares of Common Stock as of June 10, 2022, the last trading day prior to the public announcement of the Merger Agreement;

•        the shares of Common Stock traded as low as $0.92 per share during the 52-week period prior to the announcement of the execution of the Merger Agreement on June 12, 2022;

•        the Per Share Cash Merger Consideration is all cash, which allows the unaffiliated stockholders to immediately realize certainty of value and liquidity without incurring brokerage and other costs typically associated with market sales (including the limited trading liquidity for the shares of Common Stock on Nasdaq) and allows the unaffiliated stockholders not to be exposed to risks and uncertainties relating to the prospects of the Company;

•        the ModusLink CVR represents a further opportunity for unaffiliated stockholders to participate in upside from a sale of ModusLink during the 24-month period following the closing of the Merger if the proceeds of such sale exceed $80 million plus certain related costs and expenses;

•        the Per Share Merger Consideration and the other terms and conditions of the Merger Agreement and the Transactions, including the Merger, were the result of extensive negotiations over an extended period of time between the Special Committee and its advisors on the one side and the Parent Group and its advisors on the other side;

•        notwithstanding that the Parent Group may not rely upon the opinion provided by Houlihan Lokey to the Special Committee, the Special Committee received its oral opinion from Houlihan Lokey, which was subsequently confirmed in writing dated effective June 12, 2022, as to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by the unaffiliated stockholders in the Merger, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion;

•        the recognition of the potential disadvantages that the Company would continue to face as an SEC-reporting public company, including continuing to be subject to the (i) regulatory compliance costs and (ii) requirement to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company;

•        the Merger Agreement requires that it be adopted not only by the affirmative vote of the holders of (i) a majority of the outstanding shares of Series C Preferred Stock and (ii) a majority in voting power of the outstanding shares of Common Stock and Series C Preferred Stock (voting on an as converted to shares of Common Stock basis), voting together as a single class, but also (iii) a majority of the outstanding shares of Common Stock not owned, directly or indirectly, by the Parent Parties, any other officers or directors of the Company or any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary;

•        subject to compliance with the Merger Agreement and prior to receipt of the Requisite Stockholder Approval, the ability of the Board or the Special Committee to participate in discussions or negotiations with, or provide non-public information to, any person in response to an unsolicited Takeover Proposal for the Company, if the Board or the Special Committee determines, after consultation with outside legal counsel, that such Takeover Proposal is reasonably likely to lead to a Superior Proposal (defined herein);

•        the ability of the Company to actively solicit and consider alternative acquisition proposals during the Go-Shop Period;

•        the ability of the Board or the Special Committee, subject to certain conditions, to make a change in the Board Recommendation;

•        modest Expense Reimbursement and Termination Fees payable by the Company to Parent if the Merger Agreement is terminated under certain circumstances;

•        the Company, under certain circumstances as set out in the Merger Agreement, is able to specifically enforce the terms of the Merger Agreement;

•        the Merger is not conditioned on any financing being obtained by Parent, thus increasing the likelihood that the Merger will be consummated and the Per Share Merger Consideration will be paid to the unaffiliated stockholders; and

•        the ability of the Company’s stockholders to exercise appraisal rights under Section 262 of the DGCL, which provides such stockholders with the opportunity to have the Delaware Court of Chancery determine the “fair value” (as defined pursuant to Section 262 of the DGCL) of their shares of Company Stock (which may be more than, less than or the same as the amount such stockholders would have received under the Merger Agreement) and to receive payment based on that valuation in lieu of receiving the Per Share Merger Consideration.

The Parent Group did not consider the Company’s net book value, which is defined as total assets minus total liabilities, as a factor. The Parent Group believes that net book value, which is an accounting concept based on historical costs, is not a material indicator of the value of the Company as a going concern because it does not take into account the future prospects of the Company, market conditions, trends in the industry in which the Company conducts its business or the business risks inherent in competing with other companies in the same industry.

In its consideration of the fairness of the Merger, the Parent Group did not consider the Company’s liquidation value to be a relevant valuation method because it considers the Company to be a viable, going concern business where value is derived from cash flows generated from its continuing operations and because the Company plans to continue to operate its business following the Merger.

The Parent Group did not seek to establish a pre-Merger going concern value for the shares of Common Stock to determine the fairness of the Per Share Merger Consideration to the unaffiliated stockholders. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement price of the shares of Common Stock, the Per Share Merger Consideration represented (i) a premium of 11.6% over the closing price of the shares of Common Stock of $1.21 on June 10, 2022, the last trading day prior to the public announcement of the Merger, and (ii) a premium of approximately 9.3% over the 30 trading-day average closing price of the shares of Common Stock as of June 10, 2022.

Except as described in “Special Factors — Background of the Merger,” none of the Parent Group Members is aware of, and thus did not consider in its fairness determination, any offers or proposals made by any unaffiliated third parties with respect to (a) a merger or consolidation of the Company with or into another company, (b) a sale of all or a substantial part of the Company’s assets or (c) the purchase of the Company’s voting securities that would enable the holder to exercise control over the Company.

The Parent Group did not perform or receive any independent reports, opinions or appraisals from any third party related to the Merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Merger to the unaffiliated stockholders.

The foregoing is a summary of the information and factors considered and given weight by each of the Parent Group Members in connection with its evaluation of the substantive and procedural fairness of the Merger to the unaffiliated stockholders, which is not intended to be exhaustive, but includes all material factors considered by the Parent Group. The Parent Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusion as to the substantive and procedural fairness of the Merger to the unaffiliated stockholders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

Each of the Parent Group Members believes these factors provide a reasonable basis for its belief that the Merger is substantively and procedurally fair to the unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any stockholder of the Company to vote in favor of the proposal to adopt the Merger Agreement. None of the Parent Group Members makes any recommendation as to how stockholders of the Company should vote their shares of Common Stock on the proposal to adopt the Merger Agreement.

Plans for Steel Connect After the Merger

It is expected that Steel Connect’s operations will be conducted after the Merger substantially as they currently are being conducted, except that it will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent. Following the consummation of the Merger, the Company will no longer be subject to the

Exchange Act and Nasdaq compliance and reporting requirements along with the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

The directors of Merger Sub will be the directors of Steel Connect immediately following the Merger. The officers of Merger Sub will be the officers of Steel Connect immediately following the Merger.

The Parent Group Members have advised Steel Connect that they do not have any current intentions, plans or proposals to cause Steel Connect to engage in any of the following:

•        an extraordinary corporate transaction with a third party such as a merger;

•        the relocation of any material operations or sale or transfer of a material amount of assets; or

•        any other material changes in its business.

Nevertheless, following the consummation of the Merger, the surviving corporation’s management and board of directors may implement a legal and management reorganization to combine and align the operations of Steel Connect with other operations owned by Parent. The surviving corporation’s management and board of directors may further initiate a review of Steel Connect and its assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what additional changes, if any, would be desirable following the Merger to enhance the business and operations of Steel Connect and may cause Steel Connect to engage in the types of transactions set forth above if the management or the board of directors decides that such transactions are in the best interest of Steel Connect upon such review. The Parent Group Members expressly reserve the right to make any changes to Steel Connect operations after consummation of the Merger that they deem appropriate in light of such evaluation and review or in light of future developments.

Certain Effects of the Merger

If the Merger Agreement is adopted by the Requisite Stockholder Approval and the other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will be merged with and into Steel Connect, the separate corporate existence of Merger Sub will cease and Steel Connect will continue its corporate existence under Delaware law as the surviving corporation in the Merger, with all of its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger.

Upon consummation of the Merger, each share of Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (other than Excluded Shares and Dissenting Shares) will immediately be converted into the right to receive the Per Share Merger Consideration, without interest and less applicable withholding taxes.

Following the Merger, the entire equity in the surviving corporation will ultimately be owned by Parent. If the Merger is completed, the Parent Group Members will be the sole beneficiaries of Steel Connect’s future earnings and growth, if any (except for any payments in respect of the ModusLink CVR), and will be entitled to vote on corporate matters affecting Steel Connect following the Merger. Similarly, the Parent Group Members will also bear the risks of ongoing operations, including the risks of any decrease in Steel Connect’s value after the Merger.

If the Merger is completed, Steel Connect’s unaffiliated stockholders will have no interest in Steel Connect’s net book value or net earnings. Based on the 2021 Annual Report, the table below sets forth the direct and indirect interests in Steel Connect’s net book value and net earnings of the Parent Group Members as of and for the year ended July 31, 2021, and what those interests would have been had the Merger been completed as of that date.

	Ownership Prior to the Merger(1)			Ownership Assuming Completion of the Merger(1)
	(in thousands, except % ownership)
Name	Net Book Value	Net Loss	% Ownership	Net Book Value	Net Loss	% Ownership
Parent Group Members	$2,311	$16,513	37.2%	$6,212	$44,391	100%

____________

(1)      Ownership percentages are based on shares of Common Stock outstanding as of June 12, 2022, the date of the Merger Agreement.

A primary benefit of the Merger to Steel Connect’s stockholders (other than the Parent Group Members) will be the right of such stockholders to receive the Per Share Merger Consideration as described above. The Per Share Cash Merger Consideration represents a premium of approximately (i) 90.1% over the closing price of the shares of Common Stock of $0.71 on November 19, 2020, the last trading day prior to the public disclosure that Parent had delivered a non-binding expression of interest regarding a potential combination of the Company and Parent for consideration consisting of cash and units of Parent’s 6% Series A Preferred Units that would imply a value per share of Common Stock in the range of $0.65 to $0.72, (ii) 11.6% over the closing price of the shares of Common Stock of $1.21 on June 10, 2022, the last trading day prior to the public announcement of the Merger, and (iii) of approximately 9.3% over the 30 trading-day average closing price of the shares of Common Stock as of June 10, 2022, the last trading day prior to the public announcement of the Merger Agreement.

The primary detriments of the Merger to such stockholders include the lack of interest of such stockholders in Steel Connect’s potential future earnings, growth or value (other than the ModusLink CVR). Additionally, the receipt of cash in exchange for shares of Common Stock pursuant to the Merger will generally be a taxable sale transaction for U.S. federal income tax purposes to our stockholders who surrender shares of Common Stock in the Merger, as described further under the section entitled “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger.”

In connection with the Merger, the Parent Group Members will receive benefits and be subject to obligations that are different from, or in addition to, the benefits received by Steel Connect’s stockholders generally. The primary benefits of the Merger to the Parent Group Members, based on their ownership of all the equity interests in Parent, include their indirect interest in Steel Connect’s potential future earnings and growth which, if they successfully execute their business strategies, could be substantial. Additionally, following the Merger, Steel Connect will be a private company, and as such will be relieved of the burdens imposed on companies with publicly traded equity, including the requirements and restrictions on trading that Steel Connect’s directors, officers and beneficial owners of more than 10% of the outstanding shares of Common Stock face as a result of the provisions of Section 16 of the Exchange Act. Finally, as a wholly owned subsidiary of Parent, the Company may be in a position to better utilize its deferred tax assets.

The primary detriments of the Merger to the Parent Group Members include the fact that all of the risk of any possible decrease in Steel Connect’s earnings, growth or value following the Merger will be borne by Parent. Additionally, the investment by the Parent Group Members in Parent and Steel Connect will not be liquid, with no public trading market for such securities.

In connection with the Merger, certain members of Steel Connect’s management will receive benefits and be subject to obligations that may be different from, or in addition to, the benefits and obligations of Steel Connect’s stockholders generally, as described in more detail under “Special Factors — Interests of Steel Connect’s Directors and Executive Officers in the Merger” beginning on page 53. Those incremental benefits are expected to include, among others, certain executive officers continuing as executive officers of the surviving corporation.

Our Common Stock is currently registered under the Exchange Act and quoted on Nasdaq under the symbol “STCN.” As a result of the Merger, Steel Connect will be a wholly owned by Parent and there will be no public market for Steel Connect’s shares. After the Merger, the shares of Common Stock will cease to be listed on Nasdaq and price quotations with respect to sales of shares of Common Stock in the public market will no longer be available. In addition, registration of the shares of Common Stock under the Exchange Act will be terminated.

At the Effective Time, the Certificate of Incorporation and the Bylaws of Steel Connect shall continue to be the certificate of incorporation and bylaws of Steel Connect following the Merger until thereafter amended in accordance with their respective terms and the DGCL.

Projected Financial Information

Our management prepares projections with respect to the Company’s future financial performance as part of its ongoing management of the business. The Company does not, as a matter of course, make available to the public future financial projections due to the inherent uncertainty of any underlying assumptions and estimates. However, the Company is including in this proxy statement a summary of certain unaudited prospective financial and operating information that was prepared by our management in connection with discussions regarding the proposed transaction and made available to the Board from time to time, to the Special Committee, to Houlihan

Lokey in connection with the Special Committee’s consideration of the Company’s stand-alone prospects and potential strategic transactions available to the Company, as well as, to the Parent Parties. The inclusion of the below information should not be regarded as an indication that any of the Special Committee, Steel Connect, the Parent Parties, Houlihan Lokey or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

The unaudited prospective financial information prepared by management consists of: (a) long-term financial projections for ModusLink for each of the fiscal years 2022 through 2025, which were prepared by ModusLink management in consultation with management of Steel Connect in February 2021 and updated by ModusLink management in May 2022 with respect to fiscal year 2022 based on ModusLink’s budgeting process and year-to-date performance through April 2022 (the “ModusLink Projections”); (b) corporate expense projections for each of the fiscal years 2022 through 2025, which were prepared by Steel Connect management and updated by Steel Connect management in May 2022 to reflect savings opportunities identified following the disposition of IWCO (the “Corporate Expense Projections”); and (c) estimates of taxable income and assumptions for the utilization of our net operating losses (“NOLs”) that were prepared by Steel Connect management (the “NOL Projections” and, together with the ModusLink Projections and the Corporate Expense Projections, the “Projections”).

The Projections were prepared without giving effect to the Merger, including the impact of negotiating or executing the Merger, the expenses that may be incurred in connection with consummating the Merger, the potential synergies that may be achieved as a result of the Merger, or the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed.

The accompanying Projections were not prepared with a view toward public disclosure or with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, generally accepted accounting principles (“GAAP”), but, in the view of Steel Connect’s management, were prepared on a reasonable basis, reflected the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Steel Connect and its subsidiaries on a standalone basis as described above and subject to the assumptions and limitations described in this section. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the Projections. Although Steel Connect’s management believes there is a reasonable basis for the Projections, the Company cautions stockholders that future results could be materially different from the Projections. The Projections were made available to the Special Committee and its financial advisor, Houlihan Lokey, and are the projections used by Houlihan Lokey in connection with its financial analyses and opinion as described in “Special Factors — Opinion of Houlihan Lokey Capital, Inc., Financial Advisor to the Special Committee,” beginning on page 34. This summary of the Projections is not being included in this proxy statement to influence your decision whether to vote for the Merger Proposal, but because these Projections were made available to the Special Committee, Houlihan Lokey and the Board for purposes of considering and evaluating the Merger and the Merger Agreement as discussed above in “Special Factors — Background of the Merger” beginning on page 17. Neither the Company’s independent registered public accounting firm, BDO USA, LLP, nor any other independent accountants have examined, compiled or performed any procedures with respect to the projected financial information or any amounts derived therefrom or built thereupon and, accordingly, they have not expressed any opinion or given any form of assurance on the projected financial information or their achievability and assume no responsibility for, and disclaim any association with, the prospective financial information.

The Projections are subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the Projections are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by Steel Connect’s management as of the date of their preparation. These estimates and assumptions may prove to be inaccurate for any number of reasons, including general economic conditions, competition and the risks discussed in this proxy statement under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 65. See also “Where You Can Find More Information” beginning on page 127. The Projections also reflect assumptions as to certain business decisions that are subject to change. Because the Projections were developed for the Company on a stand-alone basis without giving effect to the Merger, they do not reflect any synergies that may be realized as a result of the Merger or any changes to the Company’s operations or strategy that may be implemented after completion of the Merger. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive each successive year.

The Projections contain certain non-GAAP financial measures that Steel Connect believes are helpful in understanding its past financial performance and future results. Steel Connect management regularly uses a variety of financial measures that are not prepared in accordance with GAAP, including Adjusted EBITDA (defined as net income (loss) from continuing operations excluding net charges related to interest income, interest expense, income tax expense, depreciation, amortization of intangible assets, strategic consulting and other related professional fees, executive severance and employee retention, restructuring and restructuring-related expenses, (gain) loss on sale of long-lived assets, impairment of long-lived assets, impairment of goodwill, unrealized foreign exchange (gains) losses, net, other non-cash (gains) losses, net and other non-recurring and one-time items) and Adjusted EBIT (defined as earnings before the deduction of interest expenses and taxes, as adjusted for interest income, interest expense, income tax expense, strategic consulting and other related professional fees, executive severance and employee retention, restructuring and restructuring-related expenses, (gain) loss on sale of long-lived assets, impairment of long-lived assets, impairment of goodwill, unrealized foreign exchange (gains) losses, net, other non-cash (gains) losses, net and other non-recurring and one-time items) for forecasting, budgeting and measuring operating performance. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures.

The Company believes that providing these non-GAAP measurements is useful, as these measures provide important supplemental information of our performance and permit management to evaluate the operating performance of our business. The Company uses Adjusted EBITDA and Adjusted EBIT in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to the Board, determining a component of certain incentive compensation for executive officers and other key employees based on operating performance, determining compliance with certain covenants in the Company’s credit facility, and evaluating short-term and long-term operating trends in our core business segments.

The Company believes that these non-GAAP financial measures assist in providing an enhanced understanding of our underlying operational measures to manage our core businesses, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. Further, the Company believes that these non-GAAP financial adjustments are useful because they allow evaluation of the effectiveness of the methodology and information used by the Company’s management in our financial and operational decision-making. These non-GAAP financial measures should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies.

Some of the limitations of Adjusted EBITDA and Adjusted EBIT include:

•        Adjusted EBITDA and Adjusted EBIT do not reflect changes in, or cash requirements for, our working capital needs;

•        Adjusted EBITDA and Adjusted EBIT do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•        Adjusted EBITDA and Adjusted EBIT do not reflect our tax expense or the cash requirements to pay our taxes;

•        Adjusted EBITDA and Adjusted EBIT do not reflect historical capital expenditures or future requirements for capital expenditures or contractual commitments;

•        although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Adjusted EBIT do not reflect any cash requirements for such replacements; and

•        other companies in our industry may calculate Adjusted EBITDA and Adjusted EBIT differently, limiting their usefulness as comparative measures.

The non-GAAP financial measures used in the Projections were relied upon by Houlihan Lokey for purposes of its financial analyses and opinion and by the Special Committee in connection with its consideration of the Merger. Financial measures provided to a financial advisor are excluded from the definition of non-GAAP financial measures and, therefore, are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure.

None of Steel Connect or any of its affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from the Projections, and none of them undertakes any obligation to update, or otherwise revise or reconcile, the Projections to reflect circumstances existing after the date the Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections, as applicable, are shown to be in error. Except as required by applicable securities laws, Steel Connect does not intend to make publicly available any update or other revision to the Projections, even in the event that any or all assumptions are shown to be in error. Steel Connect has made publicly available its actual results of operations for the year ended July 31, 2021 in its 2021 Annual Report, for the quarterly period ended October 31, 2021 on Steel Connect’s Quarterly Report on Form 10-Q filed with the SEC on December 13, 2021, for the quarterly period ended January 31, 2022 on Steel Connect’s Quarterly Report on Form 10-Q filed with the SEC on March 17, 2022 and for the quarterly period ended April 30, 2022 on Steel Connect’s Quarterly Report on Form 10-Q filed with the SEC on June 14, 2022. None of Steel Connect or its affiliates, advisors, officers, directors or other representatives has made or makes any representation to any Steel Connect stockholder or other person regarding the ultimate performance of Steel Connect or its subsidiaries compared to the information contained in the Projections or that forecast results will be achieved. Steel Connect has made no representation to the Parent Parties, in the Merger Agreement or otherwise, concerning the Projections.

The Projections do not take into account any circumstances or events occurring after the date they were prepared.

The following presents the components of the Projections in summary form:

	ModusLink Projections
	dollars in millions
Fiscal Year Ending July 31,	2022E	2023E	2024E	2025E
Revenue	$201.0	$240.3	$249.5	$259.3
Growth %(2)	-11.1%	19.5%	3.8%	3.9%
Cost of materials	(89.2)	(116.8)	(121.3)	(126.0)
Value-Added Revenue(1)	$111.8	$123.5	$128.3	$133.3
Growth %	-4.6%	10.4%	3.8%	3.9%
% of Revenue(2)	55.6%	51.4%	51.4%	51.4%
Cost of Goods Sold	(72.4)	(74.1)	(77.0)	(80.0)
Gross Profit	$39.4	$49.4	$51.3	$53.3
% of Revenue	19.6%	20.6%	20.6%	20.6%
% of Value-Added Revenue(2)	35.2%	40.0%	40.0%	40.0%
Operating Expenses(2)	(30.8)	(35.4)	(35.4)	(35.4)
Depreciation and Amortization(2)	2.2	3.5	3.5	3.5
Total Adjustments	0.0	0.0	0.0	0.0
Adjusted EBITDA	$10.9	$17.5	$19.4	$21.4
Growth %	-37.0%	60.9%	10.8%	10.3%
% of Revenue	5.4%	7.3%	7.8%	8.3%
% of Value-Added Revenue	9.7%	14.2%	15.1%	16.1%
Depreciation and Amortization	(2.2)	(3.5)	(3.5)	(3.5)
Adjusted EBIT	$8.7	$14.0	$15.9	$17.9
Growth %	-37.4%	61.4%	13.5%	12.6%
% of Revenue	4.3%	5.8%	6.4%	6.9%

____________

(1)      Value-Added Revenue is defined as Revenue less Cost of Materials (which cost consists of direct material cost and freight cost.

(2)      The assumptions used to develop the projections for 2023E through 2025E are as follows:

a.       Annual Revenue growth projections were based on the estimates for the continuing base business and new business development at the time these projections were developed.

b.       Annual VAR as a percentage of Revenue of approximately 51.4%, which was consistent with the forecast trends at the time these projections were developed.

c.       Annual Gross Profit as a percentage of VAR of approximately 40.0%, which was consistent with the forecast trends at the time these projections were developed.

d.       Annual operating expenses of approximately $35.4 million, which was consistent with the forecast trends at the time these projections were developed. Any increases in operating expenses were expected to be offset by strategic cost savings initiatives.

e.       Annual Depreciation and Amortization expense of approximately $3.5 million, which was consistent with the forecast trends at the time these projections were developed.

	Corporate Expense Projections
	dollars in millions
Fiscal Year Ending July 31,	2022E	2023E	2024E	2025E
Management Salary and Wages(1)	$(2.5)	$(2.2)	$(2.3)	$(2.3)
Board Fees	(1.2)	(1.0)	(1.0)	(1.0)
Other Professional Fees(2)	(2.8)	(1.6)	(1.6)	(1.6)
Taxes and Other Expenses(3)	(0.7)	(0.8)	(0.8)	(0.8)
Total Corporate Operating Expenses	$(7.2)	$(5.6)	$(5.7)	$(5.8)

____________

(1)      Management Salary and Wages reflects salaries of Parent employees based on an allocation of time for functions performed for the benefit of the Company.

(2)      Other Professional Fees includes legal fees, auditor fees, investor relations fees and stock market fees, among other professional fees.

(3)      Taxes and Other Expenses includes tax preparation fees.

	NOL Projections
	dollars in millions
Fiscal Year Ending July 31,	2022E	2023E	2024E	2025E
Steel Connect
Estimated Pretax Income (Loss)	$(9.9)	$(8.3)	$(8.4)	$(7.8)
Book to Tax Adjustments	0.1	0.6	0.0	(0.7)
IWCO Worthless Stock Deduction Estimate	(97.0)	0.0	0.0	0.0
Estimated Taxable Income (Loss)	$(106.8)	$(7.7)	$(8.4)	$(8.5)

ModusLink Corporation
Earnings Before Taxes	$7.9	$13.8	$15.7	$17.7
% Related to U.S.	N/A	20.0%	25.0%	30.0%
Estimated Pretax Income (Loss)(2)	$(0.3)	$2.8	$3.9	$5.3
Tax Adjustments (GITLI)(1)(2)	2.0	2.0	2.0	2.0
Estimated Taxable Income(2)	$1.7	$4.8	$5.9	$7.3

Consolidated
Consolidated Taxable Income (Loss)	$(105.1)	$(2.9)	$(2.5)	$(1.1)
IRC 163(j) Disallowed Interest Expense	1.4	1.3	1.3	1.3
Total Taxable Income (Loss)	$(103.7)	$(1.6)	$(1.2)	$0.2

____________

(1)      Global Intangible Low-Taxed Income (“GILTI”) is defined as the income earned by foreign affiliates of U.S. companies from intangible assets such as patents, trademarks and copyrights.

(2)      U.S. portion only.

Utilization of NOLs

The Company’s past operations generated significant NOLs. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act was enacted in response to the COVID-19 pandemic which among, other things, amended the treatment of NOLs. Under federal tax laws for NOLs arising in tax years beginning before January 1, 2018, we generally can use any such NOLs and certain related tax credits to reduce ordinary income tax paid in our prior two tax years or on our future taxable income for up to 20 years, at which point they “expire” for such purposes. Until they expire, we can “carry forward” NOLs and certain related tax credits that we do not use in any particular year to offset taxable income in future years. For NOLs arising in tax years beginning after December 31, 2017 and before January 1, 2021, we are allowed to carryback such NOLs to each of the five taxable years preceding the taxable year of such losses and generally can use any such NOLs and certain related tax credits to reduce ordinary income tax paid on our future taxable income indefinitely; however, except for NOLs generated in tax years beginning after December 31, 2017 and prior to January 1, 2021 (which can be carried back to reduce taxable income for the prior five tax years), any such NOLs cannot be used to reduce ordinary income tax paid in prior tax years. In addition, the deduction for NOLs arising in tax years beginning after December 31, 2020 is limited to 80 percent of our taxable income for any tax year (computed without regard to the NOL deduction). The Company had net NOL carryforwards for federal and state tax purposes of approximately $2.1 billion and $111.0 million, respectively, at July 31, 2021, substantially all of which arose in tax years ending before January 1, 2018. We cannot estimate the exact amount of NOLs that we will be able use to reduce future income tax liability because we cannot predict the amount and timing of our future taxable income.

Financing

Steel Connect and the Parent Parties estimate that the total amount of funds required to complete the Merger and related transactions and pay related fees and expenses will be approximately $63.3 million. The Merger is not subject to any financing condition and the Parent Parties intend to fund this amount from cash on hand.

Interests of Steel Connect’s Directors and Executive Officers in the Merger

Steel Connect’s directors and executive officers will receive the same Per Share Merger Consideration in respect of their shares of Common Stock. However, in considering the recommendation of the Board that you vote to adopt the Merger Agreement, you should be aware that aside from their interests as stockholders of Steel Connect, Steel Connect’s directors and executive officers have interests in the Merger that may be different from, or in addition to, those of other stockholders of Steel Connect generally. Interests of executive officers and directors that may be different from or in addition to the interests of Steel Connect’s stockholders include:

•        Steel Connect’s executive officers as of the Effective Time will become the initial executive officers of the surviving corporation.

•        Steel Connect’s directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement, and Steel Connect’s directors are entitled to continued indemnification and insurance coverage under indemnification agreements.

•        Members of the Special Committee are receiving compensation for their service on the Special Committee.

•        An aggregate of 479,562 Restricted Shares are held by Steel Connect’s directors and executive officers. At the Effective Time, each Restricted Share will immediately vested and all restrictions thereon will lapse in full as of immediately before the Effective Time, and each such Restricted Share will be cancelled and converted into the right to receive the Per Share Merger Consideration.

In addition, Messrs. Lichtenstein and Howard are directors or officers of Parent and may be deemed to beneficially own approximately 50.3% and 20.7%, respectively, of the outstanding limited partnership units of Parent, including direct and indirect holdings of such units, as of June 30, 2022. As a result, Messrs. Lichtenstein and Howard will each hold an indirect interest in Steel Connect following the Merger through their ownership interests in Parent.

The members of the Special Committee were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in making it recommendations to the Board, which was also aware of and took into account these interests, among other matters, when making its recommendation to the stockholders of Steel Connect that the Merger Agreement be adopted. See “Special Factors — Background of the Merger” beginning on page 17 and “Special Factors — Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 26.

Effective upon the consummation of the Merger, Steel Connect will be wholly owned by Parent.

Steel Connect’s stockholders should take these interests into account in deciding whether to vote “FOR” the adoption of the Merger Agreement. These interests are described in more detail below, and certain of them are quantified in the narrative below.

Treatment of Steel Connect Equity Awards in the Merger

On July 23, 2020, the Company’s stockholders approved the 2020 Stock Incentive Compensation Plan (“2020 Incentive Plan”). The 2020 Incentive Plan replaced the 2010 Incentive Award Plan, as amended (the “2010 Incentive Plan”). The Company also has a 2005 Non-Employee Director Plan (the “2005 Director Plan”). As of July 23, 2020, no additional grants may be issued under the 2010 Incentive Plan. Any awards that are outstanding under the 2010 Incentive Plan continue to be subject to the terms and conditions of the 2010 Incentive Plan. Under the 2020 Incentive Plan, the Company may grant up to 4,945,000 shares of Common Stock of the Company in addition to (i) 3,668,143 shares of Common Stock previously available for issuance under the 2010 Incentive Plan and (ii) up to 1,060,523 shares of Common Stock subject to outstanding awards under the 2010 Incentive Plan, which if forfeited or lapse unexercised or are settled in cash and are not issued under the prior plan for any reason, may be issued under the 2020 Incentive Plan. As of July 31, 2021, 8,442,623 shares of Common Stock were available for future issuance under the 2020 Incentive Plan. As of the filing of this proxy statement, there are 479,562 outstanding awards under the 2020 Incentive Plan. The 2020 Plan is incorporated as Exhibit 10.36 to the 2021 Annual Report.

The Board administers all stock plans, approves the individuals to whom options will be granted, and determines the number of shares of Common Stock and exercise price of each option and may delegate this authority to a committee of the Board or to certain officers of the Company in accordance with SEC regulations and applicable Delaware law.

At the Effective Time, each Restricted Share issued by the Company pursuant to, or otherwise governed by, any Company equity investment plan that is outstanding immediately before the Effective Time, shall be vested and all restrictions thereon shall lapse in full as of immediately before the Effective Time, and each such Restricted Share shall be cancelled and converted into the right to receive the Per Share Merger Consideration.

Employment Agreements

We do not have agreements with any of our executive officers that guarantee employment for a set term and, accordingly, all of the executive officers are employees at will, with the exception of an employment agreement with John Ashe, Former Chief Executive Officer of IWCO Direct Holdings, Inc., a former subsidiary of the Company (“IWCO”), and a severance agreement with Joseph B. Sherk, Former Senior Vice President and Chief Accounting Officer of the Company. For further details of these employment arrangements, see “Executive Compensation — Employment Arrangements of Named Executive Officers” on page 119. See also “Important Additional Information Regarding Steel Connect — Company Background — Disposition of IWCO” on page 111.

Continued Employment

Steel Connect’s executive officers are also executive officers of Parent and are expected to continue in their roles following the Effective Time.

Voting by the Company’s Directors and Executive Officers

As of the filing of this proxy statement, (i) Mr. Warren G. Lichtenstein held 1,655,599 shares of Common Stock including his beneficial ownership of 60,000 shares that, collectively, pursuant to the Merger, will be converted into the right to receive $2,235,059 as cash merger consideration, collectively representing approximately 2.7% of the outstanding shares of Common Stock; (ii) Mr. Jack L. Howard held 872,528 shares of Common Stock that, pursuant to the Merger, will be converted into the right to receive $1,177,913 as Per Cash Merger Consideration, representing approximately 1.4% of the outstanding shares of Common Stock; (iii) Mr. Glen Kassan held 425,650 shares of Common Stock that, pursuant to the Merger, will be converted into the right to receive $574,628 as Per Cash Merger Consideration, representing less than 1% of the outstanding shares of Common Stock; (iv) Ms. Maria U. Molland held 189,134 shares of Common Stock that, pursuant to the Merger, will be converted into the right to receive $255,331 as Per Cash Merger Consideration, representing less than 1% of the outstanding shares of Common Stock; (v) Mr. Jeffrey J. Fenton held 471,406 shares of Common Stock that, pursuant to the Merger, will be converted into the right to receive $636,398 as Per Cash Merger Consideration, representing less than 1% of the outstanding shares of Common Stock; (vi) Mr. Jeffrey S. Wald held 443,895 shares of Common Stock that, pursuant to the Merger, will be converted into the right to receive $599,258 as Per Cash Merger Consideration; and (vii) Ms. Renata Simril held 155,308 shares of Common Stock that, pursuant to the Merger, will be converted into the right to receive $209,666 as Per Cash Merger Consideration, representing less than 1% of the outstanding shares of Common Stock. As of the filing of this proxy statement, Messrs. Lichtenstein, Howard,

Kassan, Fenton and Wald and Msses. Molland and Simril are the only directors or current executive officers of the Company that beneficially owned Common Stock. Pursuant to the Support Agreement, Mr. Lichtenstein and Mr. Howard have agreed to vote (or cause to be voted) all the shares of Common Stock and Series C Preferred Stock that each beneficially owns in favor of the adoption and approval of the Merger Agreement, and the Transactions, including the Merger. See “Important Additional Information Regarding Steel Connect — Support Agreement.”

A copy of the Support Agreement is included as Annex C to this proxy statement.

Golden Parachute Compensation

SEC rules require us to disclose and conduct an advisory vote on the compensation that would be payable to our Named Executive Officers based on, or that otherwise relates, to the Merger Agreement. Consummation of the Merger, however, will not trigger any such payments. Accordingly, there are no payments to approve in connection with the Merger Agreement and we are not asking our stockholders to conduct such vote.

Indemnification/Insurance

Steel Connect’s bylaws provide for mandatory indemnification of directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers. In addition, pursuant to the Merger Agreement, Steel Connect’s directors and executive officers will be entitled to certain ongoing indemnification from Parent and the surviving corporation and coverage under directors’ and officers’ liability insurance policies. The indemnification and insurance provisions in the Merger Agreement are further described in the section entitled “The Merger Agreement — Other Covenants and Agreements — Indemnification; Directors’ and Officers’ Insurance” on page 87. Additionally, each of the directors of the Company is party to an indemnification agreement, providing for certain ongoing indemnification from Parent and the surviving corporation and coverage under directors’ and officers’ liability insurance policies on terms substantially similar to those provided in the Merger Agreement. The form of the indemnification agreement is filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2021.

Compensation of the Special Committee

The Special Committee consists of two independent members of the Board: Ms. Maria Molland and Ms. Renata Simril. In consideration of the time and effort required of the members of the Special Committee in connection with evaluating the potential merger or any related transaction, each member of the Special Committee is entitled to receive a flat fee of $50,000 in cash, one-half of which has been paid in connection with services rendered to the Company as of the date hereof and one-half of which will be paid upon the dissolution of the Special Committee.

These fees are not dependent on the closing of the Merger or on the Special Committee’s or the Board’s approval of, or recommendations with respect to, the Merger or any other transaction.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the Merger to U.S. Holders and Non-U.S. Holders (each as defined below) of our Common Stock whose shares are converted into the right to receive cash pursuant to the Merger, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof.

These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder or Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the Merger.

This discussion is limited to holders who hold our Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income or taxes under the Foreign Account Tax Compliance Act. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•        tax-exempt organizations or governmental organizations;

•        persons subject to the alternative minimum tax;

•        S-corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (and investors therein);

•        banks, insurance companies and other financial institutions;

•        brokers or dealers in securities;

•        traders in securities who elect to apply a mark-to-market method of accounting;

•        regulated investment companies or real estate investment trusts;

•        U.S. expatriates and former citizens or long-term residents of the United States;

•        persons holding our Common Stock as part of a hedge, straddle or other risk reduction transaction or as part of a conversion transaction or other integrated investment;

•        persons deemed to sell our Common Stock under the constructive sale provisions of the Code;

•        persons who received our Common Stock in a compensatory transaction or pursuant to the exercise of options or warrants or pursuant to restricted stock units (or other compensation arrangements);

•        U.S. Holders whose “functional currency” is not the U.S. dollar;

•        “controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax;

•        tax-qualified retirement plans;

•        persons that directly, indirectly or constructively own five percent or more (by vote or value) of our Common Stock; and

•        persons who do not vote in favor of the Merger and who properly demand appraisal of their shares under Delaware law.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Common Stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding our Common Stock and partners therein are encouraged to consult their tax advisors regarding the U.S. federal income tax consequences of the Merger.

This discussion also does not address the Parent Parties or any of their affiliates.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. HOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Common Stock that, for U.S. federal income tax purposes, is or is treated as any of the following:

•        an individual who is a citizen or resident of the United States;

•        a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•        a trust (1) if a court within the United States is able to exercise primary jurisdiction over the trust’s administration and one or more United States persons (as defined in Section 7701(a)(30) of the Code) are authorized to control all substantial decisions of the trust; or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

The receipt of merger consideration by a U.S. Holder in exchange for our Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, if the transaction is treated as “closed” rather than an “open transaction” for U.S. federal income tax purposes (as described under “Tax Treatment of the ModusLink CVRs”), then, for U.S. federal income tax purposes, a U.S. Holder who receives merger consideration pursuant to the Merger would recognize gain or loss equal to the difference, if any, between (i) the sum of the amount of cash received and the fair market value of the ModusLink CVRs received, as determined for U.S. federal income tax purposes, and (ii) the U.S. Holder’s adjusted tax basis in the shares of Common Stock surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares of Common Stock. Such gain or loss will be a capital gain or loss, and will be a long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the consummation of the Merger. A preferential tax rate generally will apply to long-term capital gains recognized by certain non-corporate U.S. Holders. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of Common Stock at different times or different prices, such U.S. Holder must determine its tax basis, holding period and gain or loss separately with respect to each block of Common Stock.

Tax Treatment of the ModusLink CVRs

Receipt of the CVRs and Payments Thereunder

There is substantial uncertainty as to the tax treatment of the ModusLink CVRs. The receipt of the ModusLink CVRs as part of the merger consideration may be treated as a “closed transaction” or an “open transaction” for U.S. federal income tax purposes, which affects the amount of gain, if any, that may be recognized at the time of the consummation of the Merger. There is no legal authority directly on point addressing whether contingent value rights with characteristics similar to the ModusLink CVRs should be taxed as an “open transaction” or “closed transaction,” and such question is inherently factual in nature.

It is possible that either Parent or Steel Connect may be required to take a position for income tax, withholding, and/or information reporting purposes that the Merger, including the receipt of the ModusLink CVRs as part of the merger consideration, is either a “closed transaction” or an “open transaction.” Each holder of our Common Stock is urged to consult its tax advisor regarding the impact, if any, of the position that may be taken by Parent or Steel Connect on such holder’s characterization of the merger consideration.

The following sections discuss the possible consequences if the receipt of the merger consideration is treated as an “open transaction” or a “closed transaction” for U.S. federal income tax purposes. Holders are urged to consult their tax advisors with respect to the proper characterization of the receipt of the ModusLink CVRs.

Closed Transaction Treatment

If the value of the ModusLink CVRs can be “reasonably ascertained,” the Merger should be treated as a “closed transaction” for U.S. federal income tax purposes and a U.S. Holder would recognize gain or loss upon consummation of the Merger taking into account the fair market value of the ModusLink CVRs, determined on the date of the consummation of the Merger. If the Merger is a “closed transaction” for U.S. federal income tax purposes, a U.S. Holder’s initial tax basis in the ModusLink CVRs will equal the fair market value of the ModusLink CVRs on the date of the consummation of the Merger. The holding period of the ModusLink CVRs will begin on the day following the date of the consummation of the Merger.

If the Merger is a “closed transaction” for U.S. federal income tax purposes, there is no legal authority directly addressing the U.S. federal income tax treatment of payments that may be received pursuant to the ModusLink CVRs. Accordingly, the amount, timing, and character of any gains, income or loss with respect to the ModusLink CVRs are uncertain. For example, payments received with respect to a ModusLink CVR may be treated, in whole or in part, as a non-taxable return of a ModusLink CVR holder’s adjusted tax basis in the ModusLink CVR.

To the extent that payments received by a U.S. Holder are not treated as a return of basis or exceed such basis, they could be treated as (1) capital gain (long-term capital gain if the U.S. Holder has held the ModusLink CVR for more than one year), (2) income taxable at ordinary rates, or (3) dividends.

In the event a payment gives rise to capital gain, a portion of any payment due more than six months following the consummation of the Merger, as the case may be, with respect to a ModusLink CVR may constitute imputed interest taxable as ordinary income under Section 483 of the Code, which is subject to withholding with respect to any Non-U.S. Holders. There is no legal authority directly addressing the U.S. federal income tax treatment of the expiration of any rights to receive a cash payment with respect to the ModusLink CVRs. Accordingly, a ModusLink CVR holder may not be able to recognize a loss with respect to the expiration of a right to receive a payment under the ModusLink CVR until the holder’s right to receive all ModusLink CVR payments terminates.

It is possible, although neither Parent nor Steel Connect expects it to be the case, that the ModusLink CVRs could be treated as one or more “debt instruments.” If that is the case, then payments received with respect to the ModusLink CVRs generally will be treated as payments in retirement of a “debt instrument,” except to the extent interest is imputed under the rules of Sections 1274 and 1275 of the Code. If those rules were to apply, interest generally would be imputed under complex rules at a rate that corresponds to Parent’s borrowing rate for similar instruments. A U.S. Holder will include the interest into income on an annual basis, whether or not currently paid.

Open Transaction Treatment

The receipt of the ModusLink CVRs would generally be treated as part of an “open transaction” if the value of the ModusLink CVRs cannot be “reasonably ascertained.” If the receipt of ModusLink CVRs were treated as an “open transaction” for U.S. federal income tax purposes, a U.S. Holder would not immediately take the ModusLink CVRs into account in determining its capital gain (or loss, if allowed and applicable) on the receipt of ModusLink CVRs upon consummation of the Merger and a U.S. Holder would take no tax basis in the ModusLink CVRs. Rather, subject to the imputed interest rules under Section 483 of the Code as discussed below, the U.S. Holder would recognize gain as payments with respect to the ModusLink CVRs are received or deemed received in accordance with the U.S. Holder’s regular method of accounting, but only to the extent the sum of such payments (and all previous payments under the ModusLink CVRs), together with the amount of cash received upon consummation of the Merger, exceeds such U.S. Holder’s adjusted tax basis in the shares of Common Stock surrendered pursuant to the Merger. And a U.S. Holder who does not receive cumulative consideration having a fair market value at least equal to such U.S. Holder’s adjusted tax basis in the shares of Common Stock surrendered pursuant to the Merger will recognize a capital loss in the year that the U.S. Holder’s right to receive further payments under the ModusLink CVRs terminates. The deductibility of any such capital losses may also be subject to applicable limitations.

If the transaction is treated as an “open transaction” for U.S. federal income tax purposes, a portion of any payment due more than six months following the consummation of the Merger, as the case may be, with respect to a ModusLink CVR may constitute imputed interest taxable as ordinary income under Section 483 of the Code. The portion of any ModusLink CVR payment treated as imputed interest under Section 483 of the Code generally would equal the excess of the amount of the ModusLink CVR payment over the present value of such amount as of the closing date calculated using the applicable federal rate as the discount rate. A U.S. Holder of a ModusLink CVR must include in its taxable income interest imputed pursuant to Section 483 of the Code using such holder’s regular method of accounting.

Due to the legal and factual uncertainties regarding the tax treatment of the ModusLink CVRs, U.S. Holders are urged to consult their own tax advisors to determine the timing and characterization of income, gain or loss resulting from the receipt of payments pursuant to, and expiration of, the ModusLink CVRs.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of our Common Stock that is neither a U.S. Holder nor an entity that is treated as a partnership for U.S. federal income tax purposes. Subject to the discussion below in “— Information Reporting and Backup Withholding,” any gain realized by a Non-U.S. Holder resulting from the Merger generally will not be subject to U.S. federal income or withholding tax unless:

•        the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States);

•        the Non-U.S. Holder is an individual present in the United States for 183 days or more during the taxable year of the Merger, and certain other requirements are met; or

•        the Non-U.S. Holder’s Common Stock constitutes a “United States real property interest” as defined in the Code (a “USRPI”).

Unless an applicable treaty provides otherwise, gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet above, the Non-U.S. Holder’s Common Stock will not be treated as a USRPI unless we are or have been a “United States real property holding corporation,” as defined in the Code (a “USRPHC”), at any time during the five-year period ending on the date of the Merger or the Non-U.S. Holder’s holding period of our Common Stock, whichever period is shorter. We have not made a determination as to whether we are a USRPHC at any time during the five-year period ending on the date of the Merger. Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide property interests plus certain other assets used or held for use in a trade or business. Even if we were treated as a USRPHC at any time during the applicable period, the Non-U.S. Holder’s Common Stock will not be treated as a USRPI unless (1) the shares of Common Stock exchanged in the Merger was not regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code) prior to the Merger, or (2) such holder owned, actually or constructively, more than five percent of the shares of Common Stock during the applicable period described above. If a Non-U.S. Holder’s Common Stock constitutes a USRPI, such Non-U.S. Holder will be subject to U.S. federal income tax on the gain recognized in the Merger on a net basis in the same manner as a U.S. Holder, except that the branch profits tax will not apply.

Non-U.S. Holders are encouraged to consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply to the merger consideration received by a holder pursuant to the Merger. Backup withholding generally will not apply to (1) a U.S. Holder who furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9, or otherwise establishes a basis for exemption from backup withholding, or (2) a Non-U.S. Holder who provides a certification of such holder’s non-U.S. status on the applicable IRS Form W-8, or otherwise establishes a basis for exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Copies of information returns that are filed with the IRS may be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which a Non-U.S. Holder resides or is established.

Regulatory Approvals

No material federal or state regulatory approvals, filings or notices are required in connection with the Merger other than the filing of this proxy statement and the Schedule 13E-3 and the filing of a certificate of merger with the Secretary of State of the State of Delaware by the Company and Merger Sub.

Delisting and Deregistration of Common Stock

If the Merger is completed, our shares of Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act. As a result, we would no longer file periodic reports with the SEC on account of the shares of Common Stock.

Fees and Expenses

Except as described under “The Merger Agreement — Expense Reimbursement Provisions,” if the Merger is not completed, all fees and expenses incurred in connection with the Merger will be paid by the party incurring those fees and expenses.

Total fees and expenses incurred or to be incurred by Steel Connect in connection with the Merger are estimated at this time to be as follows:

Amount to be Paid
Financial advisory fees and expenses	$3,118,000
Legal, accounting and other professional fees	$3,342,000
SEC filing fees	$5,500
Proxy solicitation, printing and mailing costs	$87,500
Transfer agent and paying agent fees and expenses	$20,000
Other	$2,730,000
Total	$9,285,000

Anticipated Accounting Treatment of the Merger

The Merger will be accounted for in accordance with GAAP. Parent is determining whether the purchase method of accounting or historical book values will be used to account for the transaction.

Rights of Appraisal

If the Merger is consummated and certain conditions set forth in Section 262 of the DGCL are met, Steel Connect stockholders who do not vote in favor of the adoption of the Merger Agreement, who properly demand an appraisal of their shares of Common Stock, who continuously hold such shares of Common Stock from the date of demand through the Effective Time of the Merger and who otherwise comply with the procedures of Section 262 of the DGCL will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL (“Section 262”). Unless the context requires otherwise, all references in Section 262 and in this summary to a “stockholder” are to a record holder of shares of Common Stock.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex E and incorporated into this proxy statement by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that Steel Connect stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of Common Stock is entitled to demand appraisal rights for the shares of Common Stock registered in that holder’s name. A person having a beneficial interest in shares of Common Stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to demand an appraisal of such holder’s shares. If you hold your shares of Common Stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee to ensure that appraisal rights are exercised.

Under Section 262, holders of record of shares of Common Stock who (1) deliver a written demand for appraisal of such stockholder’s shares of Common Stock to Steel Connect prior to the vote on the adoption of the Merger Agreement; (2) do not vote in favor of the adoption of the Merger Agreement; (3) continuously are the record holders of such shares of Common Stock from the date of demand through the Effective Time; and (4) otherwise comply with the procedures set forth in Section 262, may be entitled to have their shares of Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value as determined by the Delaware Court of Chancery. However, the Delaware Court of Chancery will dismiss appraisal proceedings as to all Steel Connect stockholders who assert appraisal rights unless (a) the total number of shares of Common Stock entitled to appraisal exceeds 1% of the outstanding shares of Common Stock eligible for appraisal; or (b) the value of the aggregate Per Share Merger Consideration in respect of such shares exceeds $1 million (conditions (a) and (b) referred to as the “ownership thresholds”). Unless the Delaware Court of

Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on the sum of (1) the difference, if any, between the amount paid and the “fair value” determined by the Court of Chancery and (2) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the stockholder meeting, must notify each of its stockholders of record as of the record date for notice of such meeting that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Steel Connect’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex E. In connection with the Merger, any holder of shares of Common Stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex E carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Per Share Merger Consideration without interest. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Common Stock, Steel Connect believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of Common Stock must do ALL of the following:

•        the stockholder must not vote in favor of the proposal to adopt the Merger Agreement;

•        the stockholder must deliver to Steel Connect a written demand for appraisal before the vote on the Merger Agreement at the Annual Meeting; and

•        the stockholder must continuously hold the shares of Common Stock from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares of Common Stock before the Effective Time).

In addition, one of the ownership thresholds must be met. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the Merger Agreement, abstain or not vote his, her or its shares of Common Stock.

Filing Written Demand

A stockholder wishing to exercise appraisal rights must deliver to Steel Connect, before the vote on the adoption of the Merger Agreement at the Annual Meeting at which the proposal to adopt the Merger Agreement will be submitted to the stockholders, a written demand for the appraisal of such stockholder’s shares of Common Stock, and that stockholder must not vote, in person (virtually) or by proxy, in favor of the adoption of the Merger Agreement. A stockholder exercising appraisal rights must hold of record the shares of Common Stock on the date the written demand for appraisal is made and must continue to hold the shares of Common Stock of record through the Effective Time. Neither voting (in person (virtually) or by proxy) against the adoption of the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Company Stockholder Meeting will constitute a waiver of appraisal rights.

Only a holder of record of shares of Common Stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Common Stock should be executed by or on behalf of the holder of record, and must reasonably inform Steel Connect of the identity of the holder and state that the stockholder intends thereby to demand an appraisal of such stockholder’s shares of Common Stock. If the shares of Common Stock are owned of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, such demand must be executed by or on behalf of the record owner, and if such shares of Common Stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If a stockholder holds shares of Common Stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

STOCKHOLDERS WHO HOLD THEIR SHARES OF COMMON STOCK IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES OF COMMON STOCK. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Steel Connect, Inc.
2000 Midway Lane
Smyrna, Tennessee 37167

Any holder of shares of Common Stock who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to Steel Connect a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the surviving corporation. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Per Share Merger Consideration within 60 days after the Effective Time.

Notice by the Surviving Corporation

If the Merger is completed, within 10 days after the Effective Time, the surviving corporation will notify each record holder of shares of Common Stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the Merger Agreement, that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, but not thereafter, the surviving corporation or any holder of shares of Common Stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 (or a beneficial owner in the circumstances described in the next paragraph) may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation is under no obligation, and has no present intention, to file a petition, and holders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Common Stock. Accordingly, any holders of shares of Common Stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Common Stock within the time and in the manner prescribed in Section 262. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, stockholders’ rights to appraisal shall cease, and all holders of shares of Common Stock will be entitled to receive the consideration offered pursuant to the Merger Agreement.

Within 120 days after the Effective Time, any holder of shares of Common Stock who has complied with the requirements for an appraisal of such holder’s shares pursuant to Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Common Stock not voted in favor of the adoption of the Merger Agreement and with respect to which Steel Connect has received demands for appraisal, and the aggregate number of holders of such shares of Common Stock. The surviving corporation must give this statement to the requesting stockholder within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the surviving corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of Common Stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares of Common Stock and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, at the hearing on such petition, the Delaware Court of Chancery will determine the stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal for their shares of Common Stock to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

Determination of Fair Value

Where proceedings are not dismissed, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, the surviving corporation has the right, at any point prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each stockholder seeking appraisal. If the surviving corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262, interest will accrue thereafter only on the sum of (1) the difference, if any, between the amount paid by the surviving corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery and (2) interest accrued before such voluntary cash payment, unless paid at that time. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger v. UOP, Inc., the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the “fair value” of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and may not in any manner address, fair value under Section 262 of the DGCL. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Merger Consideration. Neither Steel Connect nor Parent anticipates offering more than the Per Share Merger Consideration to any stockholder exercising appraisal rights, and each of Steel Connect and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of the shares of Common Stock is less than the Per Share Merger Consideration. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all the shares of Common Stock entitled to an appraisal. In the absence of such determination or assessment, each party bears its own expenses.

If any stockholder who demands appraisal of his, her or its shares of Common Stock under Section 262 fails to perfect, or loses or validly withdraws, such holder’s right to appraisal, the stockholder’s shares of Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Per Share Merger Consideration as provided in the Merger Agreement.

From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of Common Stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the Effective Time).

Failure to comply strictly with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Litigation

In July 2022, a putative stockholder of Steel Connect filed a lawsuit related to the Merger against Steel Connect and the Board. The lawsuit was filed in the United States District Court for the Southern District of New York, and is captioned Sommese v. Steel Connect, Inc., et al., Case No. 1:22-cv-06355. The action is asserted only on behalf of the named plaintiff. We have not yet been served in this lawsuit, and no schedule has been determined.

The action alleges violations of Section 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder based on various alleged omissions of material information from the preliminary proxy statement on Schedule 14A filed on July 8, 2022 in connection with the Merger. The action names as defendants Steel Connect and the Board, and seeks to enjoin the Merger (or, in the alternative, rescission or an award for rescissory damages in the event the Merger is completed), directing Steel Connect to comply with the Exchange Act and disseminate a preliminary proxy statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading, an award of costs and attorneys’ and experts’ fees, and such other and further relief as the court may deem just and proper. Steel Connect and the Parent Parties believe that the action is without merit. Additional lawsuits arising out of the Merger may be filed in the future.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents incorporated by reference in this proxy statement, include “forward-looking statements” that reflect our current views, including, without limitation, views as to the expected completion and timing of the Merger and the potential payment of the ModusLink Payment Amount to holders of shares of Common Stock (other than the holders of Excluded Shares and Dissenting Shares) following the completion of the Merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including under the headings, among others, “Summary Term Sheet Relating to the Merger,” “Questions and Answers About the Annual Meeting and the Merger,” “The Annual Meeting,” “Special Factors,” and “Important Additional Information Regarding Steel Connect,” and in statements containing the words “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning, or the negative of these terms. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of Steel Connect. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters referred to or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•        the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•        the outcome of any legal proceedings that may be instituted against Steel Connect or others relating to the Merger Agreement;

•        the risk that the pendency of the Merger disrupts current plans and operations and potential difficulties in employee retention;

•        the effect of the announcement of the Merger on our business relationships, operating results and business generally;

•        the amount of the costs, fees, expenses and charges related to the Merger;

•        the Merger Agreement’s contractual restrictions on the conduct of our business prior to completion of the Merger;

•        the possible adverse effect on our business and the price of Common Stock if the Merger is not completed in a timely matter or at all; and

•        other risks detailed in our filings with the SEC, including in the section entitled “Risk Factors” in the 2021 Annual Report.

See “Where You Can Find Additional Information” beginning on page 127 for the location of those SEC filings. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained in this proxy statement, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date of this proxy statement. We cannot guarantee any future results, levels of activity, performance or achievements.

THE PARTIES TO THE MERGER

Steel Connect, Inc.

2000 Midway Lane
Smyrna, Tennessee 37167
United States of America
Telephone: (914) 461-1276

Steel Connect, Inc., a Delaware corporation, is a holding company which operates through its wholly owned subsidiary, ModusLink Corporation (“ModusLink”), which serves the supply chain management market.

ModusLink provides digital and physical supply chain solutions to many of the world’s leading brands across a diverse range of industries, including consumer electronics, telecommunications, computing and storage, software and content, consumer packaged goods, medical devices, retail and luxury and connected devices. These solutions are delivered through a combination of industry expertise, innovative service solutions, and integrated operations, proven business processes, an expansive global footprint and world-class technology. With a global footprint spanning North America, Europe and the Asia Pacific, the Company’s solutions and services are designed to improve end-to-end supply chains in order to drive growth, lower costs, and improve profitability.

Our executive offices are located at 2000 Midway Lane, Smyrna, Tennessee 37167, and our telephone number is (914) 461-1276.

Additional information about Steel Connect is contained in its public filings, which are incorporated by reference hereto. See “Incorporation of Certain Documents by Reference” beginning on page 126 and “Where You Can Find Additional Information” beginning on page 127.

Steel Partners Holdings L.P.

590 Madison Ave.
New York, New York 10022
Telephone: (212) 520-2300

Steel Partners Holdings L.P. is a Delaware limited partnership. Parent, together with its subsidiaries and affiliates, is a diversified global holding company that owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, supply chain management and logistics, banking and youth sports.

SP Merger Sub, Inc.

c/o Steel Partners Holdings L.P.
590 Madison Ave.
New York, New York 10022
Telephone: (212) 520-2300

SP Merger Sub, Inc. is a Delaware corporation formed by Parent solely for the purposes of effecting the Merger. Merger Sub is a wholly owned subsidiary of Parent. Merger Sub has not engaged in any business other than in connection with the Merger and the Transactions.

IMPORTANT INFORMATION REGARDING THE PARENT GROUP MEMBERS

The below table sets forth the names, jurisdiction of organization, principal business and the nature of each Parent Group Member’s affiliation.

Entity Name	Jurisdiction Of Organization	Principal Business and Background
Steel Partners Holdings L.P. (“Steel Holdings”)	Delaware	Steel Holdings is a global diversified holding company that engages or has interests in a variety of operating businesses through its subsidiary companies.
Handy & Harman Ltd. (“HNH”)	Delaware

HNH is a diversified manufacturer of engineered niche industrial products. SPHG Holdings (defined below) owns 100% of the outstanding shares of common stock of SXL (defined below). SXL owns 100% of the outstanding shares of HNH. Steel Holdings owns 99% of the membership interests of SPHG (defined below). SPHG is the sole member of SPHG Holdings. Steel Holdings GP (defined below) is the general partner of Steel Holdings, the managing member of SPHG and the manager of SPHG Holdings. Accordingly, by virtue of the relationships described above, each of SPHG Holdings, Steel Holdings, SPHG, Steel Holdings GP and SXL may be deemed to beneficially own, and share voting and dispositive power over, the shares of Common Stock owned directly by HNH.

WHX CS Corp. (“WHX”)	Delaware

WHX is a holding company. HNH owns 100% of the outstanding shares of common stock of WHX, and SPHG Holdings owns 100% of the outstanding shares of common stock of SXL, and SXL owns 100% of the outstanding shares of common stock of HNH. Steel Holdings owns 99% of the membership interests of SPHG. SPHG is the sole member of SPHG Holdings. Steel Holdings GP is the general partner of Steel Holdings, the managing member of SPHG and the manager of SPHG Holdings. Accordingly, by virtue of the relationships described above, each of HNH, SPHG Holdings, Steel Holdings, SPHG, SXL and Steel Holdings GP may be deemed to beneficially own, and share voting and dispositive power over, the shares of Common Stock owned directly by WHX.

Steel Partners, Ltd. (“SPL”)	Delaware

SPL is a holding company. Mr. Lichtenstein is the Chief Executive Officer and sole director of SPL. By virtue of this relationship, Mr. Lichtenstein may be deemed to beneficially own the shares of Common Stock owned directly by SPL.

Entity Name	Jurisdiction Of Organization	Principal Business and Background
SPH Group LLC (“SPHG”)	Delaware

The principal business of SPHG is serving as the sole member of SPHG Holdings. Steel Holdings owns 99% of the membership interests of SPHG. Steel Holdings owns 99% of the membership interests of SPHG. SPHG is the sole member of SPHG Holdings. Steel Holdings GP is the manager of Steel Holdings and has been delegated the sole power to vote and dispose of the securities held by SPHG Holdings. Warren G. Lichtenstein is the manager of Steel Holdings GP. By virtue of these relationships, each of Steel Holdings, SPHG, Steel Holdings GP and Mr. Lichtenstein may be deemed to beneficially own the shares of Common Stock beneficially owned by SPHG Holdings.

SPH Group Holdings LLC (“SPHG Holdings”)	Delaware

The principal business of SPHG Holdings is holding securities for the account of Steel Holdings. Steel Holdings owns 99% of the membership interests of SPHG. SPHG is the sole member of SPHG Holdings. Steel Holdings GP is the general partner of Steel Holdings, the managing member of SPHG and the manager of SPHG Holdings. Accordingly, by virtue the relationships discussed above, each of Steel Holdings, SPHG and Steel Holdings GP may be deemed to beneficially own, and share voting and dispositive power over, the shares of Common Stock owned directly by SPHG Holdings. Each of SPHG, Steel Holdings and Steel Holdings GP disclaims beneficial ownership of the shares of Common Stock owned directly by SPHG Holdings except to the extent of its pecuniary interest therein.

Steel Partners Holdings GP Inc. (“Steel Holdings GP”)	Delaware

The principal business of Steel Holdings GP is serving as the general partner of Steel Holdings. As the general partner of Steel Holdings, Steel Holdings GP may be deemed to beneficially own, and share voting and dispositive power over, the shares of Common Stock owned directly by Steel Holdings.

Steel Excel Inc. (“SXL”)	Delaware

SXL is a global diversified company that engages or has interests in a variety of operating businesses. SPHG Holdings owns 100% of the outstanding shares of common stock of SXL. Accordingly, by virtue of the relationship described above, each of SPHG Holdings may be deemed to beneficially own, and share voting and dispositive power over, the shares of Common Stock owned directly by SXL.

The principal business address of each of the Parent Group Members is c/o Steel Partners Holdings L.P., 590 Madison Avenue, 32nd Floor, New York, New York 10022.

During the past five years, none of the persons or entities described above have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The name, business address, present principal employment and citizenship of each director and executive officer of each Parent Group Member are set forth below. Unless otherwise noted, each director and officer has held their present principal employment for the past five years.

During the past five years, none of the directors or officers listed below have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Executive Officers and Directors of Steel Partners Holdings GP, Inc.

Parent is managed by Steel Partners Holdings GP, Inc., its general partner. The following are the directors and executive officers of Steel Partners Holdings GP, Inc.

Name	Title	Present Principal Employment	Business Address	Citizenship
Warren G. Lichtenstein	Executive Chairman	Executive Chairman of Steel Holdings GP, the General Partner of Steel Partners Holdings L.P., a global diversified holding company	c/o Steel Partners Holdings L.P., 590 Madison Avenue, 32nd Floor, New York, NY 10022	United States
Jack L. Howard	President	President of Steel Holdings GP Inc., the General Partner of Steel Partners Holdings L.P., a global diversified holding company, and a principal of Mutual Securities, Inc., a registered broker dealer	c/o Steel Partners Holdings L.P., 590 Madison Avenue, 32nd Floor, New York, NY 10022	United States
Gordon A. Walker	Senior Vice President	Senior Vice President of Steel Partners Holdings GP Inc., the General Partner of Steel Partners Holdings L.P., a global diversified holding company	c/o Steel Partners Holdings L.P., 590 Madison Avenue, 32nd Floor, New York, NY 10022	United States
Lon Rosen	Director	Executive Vice President and Chief Marketing Officer for the Los Angeles Dodgers	c/o Steel Partners Holdings L.P., 590 Madison Avenue, 32nd Floor, New York, NY 10022	United States
John P. McNiff	Director	Chairman of Discovery Capital Management, LLC, a multi-strategy hedge fund	c/o Steel Partners Holdings L.P., 590 Madison Avenue, 32nd Floor, New York, NY 10022	United States

Name	Title	Present Principal Employment	Business Address	Citizenship
James Benenson III	Director

Director and Co-President of Summa Holdings, Inc., a holding company, and director and Co-President of Industrial Manufacturing Company and Industrial Manufacturing Company International, subsidiaries of Summa that own various diversified industrial businesses

			c/o Steel Partners Holdings L.P., 590 Madison Avenue, 32nd Floor, New York, NY 10022	United States
Eric P. Karros	Director	Television analyst for FOX Sports and works for the Los Angeles Dodgers	c/o Steel Partners Holdings L.P., 590 Madison Avenue, 32nd Floor, New York, NY 10022	United States
Rory H. Tahari	Director	Co-founder, State of Mind Partners, a strategic branding and investment firm	c/o Steel Partners Holdings L.P., 590 Madison Avenue, 32nd Floor, New York, NY 10022	United States

Executive Officers and Directors of Merger Sub

Name	Title	Present Principal Employment	Business Address	Citizenship
Jack L. Howard	Director

President of Steel Partners Holdings GP Inc., the General Partner of Steel Partners Holdings L.P., a global diversified holding company, and a principal of Mutual Securities, Inc., a registered broker dealer

			c/o Steel Partners Holdings L.P., 590 Madison Avenue, 32nd Floor, New York, NY 10022	United States
Gordon A. Walker	President and Director	Senior Vice President of Steel Partners Holdings GP Inc., the General Partner of Steel Partners Holdings L.P., a global diversified holding company	c/o Steel Partners Holdings L.P., 590 Madison Avenue, 32nd Floor, New York, NY 10022	United States
Jason Wong	Senior Vice President, Treasurer and Director	Senior Vice President and Chief Financial Officer of Steel Partners Holdings GP Inc., the General Partner of Steel Partners Holdings L.P., a global diversified holding company	c/o Steel Partners Holdings L.P., 590 Madison Avenue, 32nd Floor, New York, NY 10022	United States

Executive Officers and Directors of Handy & Harman Ltd.

Name	Title	Present Principal Employment	Business Address	Citizenship
Jack L. Howard	Director

President of Steel Partners Holdings GP Inc., the General Partner of Steel Partners Holdings L.P., a global diversified holding company, and a principal of Mutual Securities, Inc., a registered broker dealer

			c/o Steel Partners Holdings L.P., 590 Madison Avenue, 32nd Floor, New York, NY 10022	United States
Gordon A. Walker	President and Director	Senior Vice President of Steel Partners Holdings GP Inc., the General Partner of Steel Partners Holdings L.P., a global diversified holding company	c/o Steel Partners Holdings L.P., 590 Madison Avenue, 32nd Floor, New York, NY 10022	United States
Jason Wong	Senior Vice President and Director	Senior Vice President and Chief Financial Officer of Steel Partners Holdings GP Inc., the General Partner of Steel Partners Holdings L.P., a global diversified holding company	c/o Steel Partners Holdings L.P., 590 Madison Avenue, 32nd Floor, New York, NY 10022	United States

Executive Officers and Directors of WHX CS Corp.

Name	Title	Present Principal Employment	Business Address	Citizenship
Jack L. Howard	Director

President of Steel Partners Holdings GP Inc., the General Partner of Steel Partners Holdings L.P., a global diversified holding company, and a principal of Mutual Securities, Inc., a registered broker dealer

			c/o Steel Partners Holdings L.P., 590 Madison Avenue, 32nd Floor, New York, NY 10022	United States
Gordon A. Walker	President and Director	Senior Vice President of Steel Partners Holdings GP Inc., the General Partner of Steel Partners Holdings L.P., a global diversified holding company	c/o Steel Partners Holdings L.P., 590 Madison Avenue, 32nd Floor, New York, NY 10022	United States
Jason Wong	Senior Vice President and Director	Senior Vice President and Chief Financial Officer of Steel Partners Holdings GP Inc., the General Partner of Steel Partners Holdings L.P., a global diversified holding company	c/o Steel Partners Holdings L.P., 590 Madison Avenue, 32nd Floor, New York, NY 10022	United States

Executive Officers and Directors of Steel Partners, Ltd.

Name	Title	Present Principal Employment	Business Address	Citizenship
Warren G. Lichtenstein	Chief Executive Officer	Executive Chairman of Steel Partners Holdings GP Inc., the General Partner of Steel Partners Holdings L.P., a global diversified holding company	c/o Steel Partners Holdings L.P., 590 Madison Avenue, 32nd Floor, New York, NY 10022	United States
Jack L. Howard	President and Director

President of Steel Partners Holdings GP Inc., the General Partner of Steel Partners Holdings L.P., a global diversified holding company, and a principal of Mutual Securities, Inc., a registered broker dealer

			c/o Steel Partners Holdings L.P., 590 Madison Avenue, 32nd Floor, New York, NY 10022	United States
Mario Marcon	Chief Financial Officer	Employee of Steel Services, Ltd., a subsidiary of Steel Partners Holdings L.P., a global diversified holding company	c/o Steel Partners Holdings L.P., 590 Madison Avenue, 32nd Floor, New York, NY 10022	United States

Executive Officers and Directors of SPH Group LLC

Not applicable. SPH Group LLC is managed by Steel Partners Holdings GP, Inc.

Executive Officers and Directors of SPH Group Holdings LLC

Not applicable. SPH Group Holdings LLC is managed by SPH Group Holdings LLC, its sole member.

Executive Officers and Directors of Steel Excel Inc.

Name	Title	Present Principal Employment	Business Address	Citizenship
Jack L. Howard	Director

President of Steel Partners Holdings GP Inc., the General Partner of Steel Partners Holdings L.P., a global diversified holding company, and a principal of Mutual Securities, Inc., a registered broker dealer

			c/o Steel Partners Holdings L.P., 590 Madison Avenue, 32nd Floor, New York, NY 10022	United States
Gordon A. Walker	President and Director	Senior Vice President of Steel Partners Holdings GP Inc., the General Partner of Steel Partners Holdings L.P., a global diversified holding company	c/o Steel Partners Holdings L.P., 590 Madison Avenue, 32nd Floor, New York, NY 10022	United States
Jason Wong	Senior Vice President and Director	Senior Vice President and Chief Financial Officer of Steel Partners Holdings GP Inc., the General Partner of Steel Partners Holdings L.P., a global diversified holding company	c/o Steel Partners Holdings L.P., 590 Madison Avenue, 32nd Floor, New York, NY 10022	United States

Past Transactions of the Parent Group

We describe in this section all reportable related-person transactions to which we were or have been party since August 1, 2019. As of the Record Date, Steel Holdings, directly and indirectly, owned approximately 30.1%, and, when combined with its affiliated entities and individuals who are members of a Section 13(d) group with Steel Holdings and its affiliated entities, 34.9%, of our outstanding Common Stock (and assuming conversion of the 2024 Note and the Series C Preferred Stock, 49.8%, and, when combined with such affiliated entities and individuals, approximately 53.5%, of the outstanding shares of Common Stock). Each of Mr. Lichtenstein, our Interim Chief Executive Officer, Director and the Executive Chairman of our Board, and Mr. Howard, a member of our Board, is a member of this Section 13(d) group. For more information, see “Security Ownership of Certain Beneficial Owners and Management.” Additionally, Mr. Lichtenstein, is also the Executive Chairman of Steel Holdings GP. Mr. Howard, a member of our Board, is the President and a director of Steel Holdings GP.

SPHG Note

On February 28, 2019, the Company entered into that certain 7.50% Convertible Senior Note Due 2024 Purchase Agreement with SPHG Holdings, whereby SPHG Holdings agreed to loan the Company $14.9 million in exchange for a 7.50% Convertible Senior Note (referred to in this proxy statement as the “SPHG Note”) issued to SPHG Holdings(the “SPHG Note Transaction”). The SPHG Note bears interest at the rate of 7.50% per year, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2019. As of October 31, 2021, the Company had made interest payments in the amounts of $3.0 million and had $14.9 million aggregate principal amount remained outstanding. The SPHG Note will mature on March 1, 2024, unless earlier repurchased by the Company or converted by the holder in accordance with its terms prior to such maturity date.

The SPHG Note is convertible into shares of Common Stock at an initial conversion rate of 421.2655 shares of Common Stock per $1,000 principal amount of the SPHG Note (which is equivalent to an initial conversion price of approximately $2.37 per share), subject to adjustment upon the occurrence of certain events. The initial conversion price represents a conversion premium of 25% over the volume weighted average price of the shares of Common Stock for the 20 trading-day period ending February 27, 2019. The SPHG Note, as in effect immediately prior to the Effective Time, will remain outstanding.

SPHG Holdings has the right to require the Company to repurchase the SPHG Note upon the occurrence of certain fundamental changes, subject to certain conditions, at a repurchase price equal to 100% of the principal amount of the SPHG Note plus accrued and unpaid interest. The Company will have the right to elect to cause the mandatory conversion of the SPHG Note in whole, and not in part, at any time on or after March 6, 2022, subject to certain conditions including that the stock price of the Company exceeds a certain threshold.

Our Board established a special committee, consisting solely of independent directors not affiliated with SPHG Holdings, to review and consider a financing transaction including a transaction with SPHG Holdings. The terms and conditions of the SPHG Note Transaction were determined by the special committee to be fair and in the best interests of the Company, and the special committee recommended that the Board approve the SPHG Note Transaction and the transactions contemplated thereby. See Note 7, “Debt — 7.50% Convertible Senior Note” to the Consolidated Financial Statements included in Part II of the 2021 Annual Report.

Management Services Agreement

On June 14, 2019, the Company entered into a management services agreement (as amended, the “Management Services Agreement”) with Steel Services Ltd. (“Steel Services”), an indirect wholly owned subsidiary of Steel Holdings, effective as of June 1, 2019. The Management Services Agreement superseded all prior agreements between the Company and Steel Services. Pursuant to the Management Services Agreement, Steel Services provides the Company and its subsidiaries with the non-exclusive services of a person or people to serve in various positions or functions, and perform duties normally associated with those specific or substantially equivalent positions or functions for the Company, including: legal and environmental, health and safety, finance and treasury, human resources, lean, internal audit, mergers and acquisitions and information technology (the “Services”).

The Management Services Agreement was renewed for an additional one-year period on December 31, 2020, automatically renewed on December 31, 2021 and will continue automatically renewing for successive one-year periods (each such period, a “Term”) unless and until terminated: (i) by either party, effective on the last day of the current Term, upon not less than 90 days’ written notice by the terminating party to the non-terminating party; (ii) by the Company, at any time, on less than 90 days’ notice (provided that, in the case of (i) or (ii), the Company shall pay a termination fee to Steel Services as provided in the Management Services Agreement, which fee shall equal 125% of the fees due under the Management Services Agreement from and including the termination date until the 90th day following the date of such termination); (iii) immediately upon the bankruptcy or dissolution of Steel Services; (iv) promptly by the Company upon a material breach of the Management Services Agreement by Steel Services; or (v) immediately by the Company for Cause (as defined in the Management Services Agreement).

The Management Services Agreement provides that the Company will pay Steel Services a fixed monthly fee in consideration of the Services and will reimburse Steel Services and its representatives for all reasonable expenses incurred in providing the Services. Additionally, Steel Services shall, to the extent legally permissible, earn a reasonable success fee to be mutually agreed upon by the parties for any acquisition, divestiture or financing transaction completed by the Company during the term of the Management Services Agreement. The monthly fee was originally $282,000. Effective February 25, 2022, following the disposition of IWCO (as described in “Important Additional Information Regarding Steel Connect — Company Background — Disposition of IWCO”), the parties agreed to reduce the monthly fee by the portion of the fee attributable to IWCO.

In April 2019, the Board authorized a special committee, which consists solely of independent directors not affiliated with Steel Holdings or its affiliates, to review, negotiate, approve or reject transactions between the Company and Steel Holdings or its affiliates. The special committee reviewed, considered and recommended for approval by the Board the Management Services Agreement, its renewals and its amendment, each of which was subsequently approved by the Board with directors affiliated with Steel Services or its affiliates abstaining. In performing the Services, Steel Services is subject to the supervision and control of the special committee and is to report to the special committee and/or such other person designated by the special committee.

Total expenses incurred related to the Management Services Agreement totaled approximately $2.5 million, $4.2 million and $3.4 million for the nine months ended April 30, 2022, Fiscal 2021 and Fiscal 2020, respectively. For the nine months ended April 30, 2022, Fiscal 2021 and Fiscal 2020, amounts due to Steel Services were $0.4 million, $0.9 million and $0.8 million, respectively.

Air Travel

During the 12 months ended April 30, 2021, the Company also incurred expenses payable to SP General Services, LLC, an affiliate of Steel Holdings, for air travel in the amounts of $0.3 million, which were primarily related to services provided under the Management Services Agreement.

Delaware Litigation Settlement

On August 13, 2021, the Company, together with certain of its current and former directors of the Board, including Messrs. Lichtenstein, Kassan, Howard, Fenton and Wald (the “Defendants”), entered into a Memorandum of Understanding (“MOU”) in connection with settlement of the Reith v. Lichtenstein, et al., C.A. No. 2018-0277-MTZ (Del. Ch. 2018) class and derivative action. Pursuant to the MOU, the Defendants agreed to cause their directors’ and officers’ liability insurance carriers to pay to the Company $2.75 million in cash, which payment was completed in April 2022 (with the Company’s insurer paying $1.65 million and the insurer of Steel Holdings, another party to the litigation, paying $1.1 million). Additionally, pursuant to the MOU, as well as separate letter agreements between the Company and such individuals, Messrs. Lichtenstein and Howard agreed to surrender to the Company an aggregate 3.2 million shares of Common Stock, which are all part of the December 2017 Awards (described below under the section titled “Director Compensation — December 2017 Awards) in consideration for services to the Company. For more information on these surrenders, which were complicated after Fiscal 2021, see “Director Compensation — December 2017 Awards.”

The settlement payments are currently in an account jointly controlled by counsel for plaintiff and the Company, where the funds are to remain until final court approval of the settlement. The settlement requires court approval, and there can be no assurances that such approval will be granted. Per the scheduling order, a settlement hearing is currently scheduled for August 12, 2022, prior to which time the parties may file additional settlement papers. The settlement also provides that the Company shall pay the legal fees and costs of plaintiff’s counsel of $2.05 million, subject to court approval of that payment, after the Company receives the settlement amount of $2.75 million from the account described above.

The Annual Meeting

The Company’s stockholders are being asked to approve a proposal to adopt the Merger Agreement. For a summary of the Merger Agreement, see “The Merger Agreement” below. A copy of the Merger Agreement is attached as Annex A to this proxy statement. At the Annual Meeting, the Company’s stockholders will also be asked to vote on several other proposals, including the Amendment Proposal, the Election Proposal, the Auditor Ratification Proposal and the Adjournment Proposal.

The Annual Meeting

The Annual Meeting will be held on            , 2022 at            Eastern Time and accessible only through the Internet at www.virtualshareholdermeeting.com/STCN2021.

Record Date and Quorum

The holders of record of shares of Common Stock and Series C Preferred Stock as of the close of business on July 22, 2022 (the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”)) are entitled to receive notice of and to vote at the Annual Meeting.

The presence, in person or by proxy, of holders of a majority of the shares of capital stock of the Company issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum. Because the Merger Proposal requires a separate vote of holders of Series C Preferred Stock, the presence, in person or by proxy, of holders of a majority of the shares of Series C Preferred Stock is also required with respect to that proposal.

Required Votes

Each share of Common Stock (and each share into which a share of Series C Preferred Stock, voting on an as converted basis) entitles the holder thereof as of the Record Date to cast one vote on the following matters submitted for a vote of the stockholders at the Annual Meeting:

•        The Merger Proposal:    Approval of the Merger Proposal requires the affirmative vote of the holders of (i) a majority of the outstanding shares of Series C Preferred Stock and (ii) a majority in voting power of the outstanding shares of Common Stock and Series C Preferred Stock (voting on an as converted to shares of Common Stock basis), voting together as a single class. Such stockholder approval will also satisfy the requirements of the DGCL. In addition, the Merger Proposal requires the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock not owned, directly or indirectly, by the Parent Parties, any other officers or directors of the Company or any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary.

•        The Election Proposal:    Pursuant to our Fourth Amended and Restated Bylaws (the “Bylaws”) of the Company, the election of a member of the board of directors requires a plurality vote. Thus, with respect to the Election Proposal, the two director nominees receiving the highest vote totals will be elected as Class I Directors of the Company.

•        The Amendment Proposal:    The Amendment Proposal requires the affirmative vote from holders of (i) a majority in voting power of the outstanding shares of Common Stock and Series C Preferred Stock (voting on an as converted to shares of Common Stock basis), voting together as a single class, and (ii) a majority of the outstanding shares of Series C Preferred Stock.

•        The Say-on-Pay Proposal and the Auditor Ratification Proposal:    Pursuant to the Bylaws, approval of each of these proposals requires the affirmative vote of the holders of a majority of the stock which has voting power present in person or represented by proxy and which has actually voted.

•        The Adjournment Proposal:    Pursuant to the Bylaws, the holders of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting may vote to adjourn the meeting to another time, or to another time and place, without notice other than announcement of adjournment at the Annual Meeting.

The effect of abstentions and broker non-votes for each of the proposals being considered at the Annual Meeting is set forth below:

Broker Non-Votes

Custodians who hold shares in street name for their customers have discretionary authority to vote shares with respect to certain “routine” items, but do not have discretionary authority to vote shares with respect to “non-routine” items. The ratification of the appointment of our independent registered public accounting firm (the Auditor Ratification Proposal) is a “routine” item on which a custodian has discretionary authority to vote. The approval of the Merger Agreement (the Merger Proposal), approval of an amendment to the Company’s Restated Certificate of Incorporation to clarify that the Merger and the Transactions do not constitute a “Liquidation Event” under the Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock of the Company (the Amendment Proposal), the election of director nominees (the Election Proposal) and the advisory vote on the compensation of our Named Executive Officers (the Say-on-Pay Proposal) are “non-routine” items on which a custodian does not have discretionary authority to vote.

Accordingly, if you do not give instructions to your custodian with respect to such proposals, or if your custodian does not exercise its discretionary authority with respect to such proposals, your shares will be treated as “broker non-votes” on these particular matters. Broker non-votes will be considered shares present and entitled to vote for the purpose of determining whether a quorum exists and will have the following effect on the proposals:

•        With respect to the Merger Proposal and the Amendment Proposal, broker non-votes have the same effect as a vote “AGAINST” the proposal.

•        With respect to the Election Proposal and the Say-on-Pay, broker non-votes will be disregarded and have no effect on the outcome of the vote.

•        With respect to the Auditor Ratification Proposal, there will no broker non-votes.

•        With respect to the Adjournment Proposal, broker non-votes will be disregarded and have no effect on the outcome of the vote.

Abstentions

Proxies received but marked as abstentions will be considered shares present and entitled to vote for the purpose of determining whether a quorum exists and will have the following effect on the proposals:

•        With respect to the Merger Proposal and the Amendment Proposal, abstentions have the same effect as a vote “AGAINST” the proposal.

•        With respect to the Election Proposal and the Say-on-Pay, abstentions will be disregarded and have no effect on the outcome of the vote.

•        With respect to the Auditor Ratification Proposal, abstentions will be disregarded and have no effect on the outcome of the vote.

•        With respect to the Adjournment Proposal, abstentions will have the same effect as a vote “AGAINST” the proposal.

Voting; Proxies; Revocation

Attendance

This year’s Annual Meeting will be held on            , 2022 at            Eastern Time and accessible only through the Internet at www.virtualshareholdermeeting.com/STCN2021. There will be no physical meeting location for the Annual Meeting.

To access the Annual Meeting, you must go to the meeting website at www.virtualshareholdermeeting.com/STCN2021 and enter the unique control number found on the proxy card if you are a stockholder of record. If you hold your shares in street name, you should contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number. Online access to the webcast will open approximately 30 minutes prior to the start of the Annual Meeting to allow time for you to log in and test your computer audio system. We encourage you to access the Annual Meeting prior to the start time.

Record Holders

If you are a holder of record of Common Stock or Series C Preferred Stock (meaning your shares are held in your own name through our transfer agent, American Stock Transfer & Trust Company, LLC or you are in possession of stock certificates), there are four ways you may vote, as set forth below.

•        Online During the Annual Meeting.    You may vote during the Annual Meeting by visiting www.virtualshareholdermeeting.com/STCN2021, entering the control number included in your proxy card and following the on-screen instructions.

•        Mail.    You may vote using a proxy card that may be delivered to you (to the extent you received a paper copy of the proxy materials). Simply complete, sign and date the proxy card where indicated and return it promptly in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity, you must indicate your name and title or capacity. Your signed proxy card must be received by            , 2022.

•        Online Prior to the Annual Meeting.    To vote through the Internet, go to www.proxyvote.com and follow the instructions on how to complete an electronic proxy card. You will be asked to provide the 16-digit control number included in your proxy card. Your Internet vote must be received by            , Eastern Time, on            , 2022 to be counted.

•        Telephone.    To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number included in your proxy card. Your telephone vote must be received by            , Eastern Time, on            , 2022 to be counted.

Adjournments and Postponements

The Annual Meeting may be adjourned or postponed from time to time, including for the purpose of soliciting additional proxies if there are insufficient votes at the time of the Annual Meeting to obtain the Requisite Company Vote and Unaffiliated Stockholder Approval for the adoption of the Merger Agreement, although this is not currently expected. If there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the stockholders of the Company necessary to adopt the Merger Agreement, the Company does not anticipate that it will adjourn or postpone the Annual Meeting.

Common Stock in Street Name

If you hold your shares in street name, you should have received a Notice of Annual Meeting containing voting instructions from your custodian rather than from the Company. Simply follow the voting instructions in the Notice of Annual Meeting to ensure that your vote is counted. To vote at the Annual Meeting, you must obtain a valid “legal proxy” from your custodian. Follow the instructions from your custodian included with these proxy materials or contact your custodian to request a proxy form.

Revocation of Proxies

Your proxy is revocable. The procedure you must follow to revoke your proxy depends on how you hold your shares.

Record Holders

If you are a stockholder of record, you may revoke a previously submitted proxy by submitting another valid proxy (whether by phone, the Internet or mail to the address set forth above) or by providing a signed letter of revocation to the Legal Department of the Company, at the principal executive offices of the Company, 2000 Midway

Lane, Smyrna, Tennessee 37167, which must be received before the closing of the polls at the Annual Meeting on            , 2022 at            Eastern Time. Only the latest-dated validly executed proxy will count. You also may revoke any previously submitted proxy by virtually attending the Annual Meeting and electronically voting your shares. Note that simply attending the Annual Meeting without taking one of the above actions will not revoke your proxy.

Common Stock in Street Name

If you hold shares in street name, in general, you may revoke a previously submitted voting instruction by submitting to your custodian another valid voting instruction (whether over the Internet, by phone or by mail) or a signed letter of revocation. Please contact your custodian for detailed instructions on how to revoke your voting instruction and the applicable deadlines.

Solicitation of Proxies

We will bear the cost of our solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Common Stock. We may solicit proxies by mail, personal interview, email, telephone, or via the Internet. The Company has retained Mackenzie Partners, Inc., a proxy solicitation firm, to assist it in the solicitation of proxies for the Annual Meeting and will pay Mackenzie Partners, Inc. a fee of $25,000, as well as all reasonable and documented expenses. In addition, the Company has agreed to indemnify Mackenzie Partners, Inc., against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

PROPOSAL NO. 1: THE MERGER PROPOSAL

The Company’s stockholders are being asked to approve a proposal to adopt the Merger Agreement. For a summary of the Merger Agreement, see “The Merger Agreement” below. A copy of the Merger Agreement is attached as Annex A to this proxy statement.

Vote Required

Approval of the Merger Proposal requires an affirmative vote from holders of (i) a majority of the outstanding shares of Series C Preferred Stock and (ii) a majority in voting power of the outstanding shares of Common Stock and Series C Preferred Stock (voting on an as converted to shares of Common Stock basis), voting together as a single class. Such stockholder approval will also satisfy the requirements of the DGCL In addition, the Merger Proposal requires the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock not owned, directly or indirectly, by the Parent Parties, any other officers or directors of the Company or any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary. For purposes of this vote, an abstention or a failure to vote or to instruct a broker or nominee to vote will have the same effect as a vote “AGAINST” the proposal.

The Board unanimously recommends that you vote “FOR” the Merger Proposal.

The Merger Agreement

The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A, and which we incorporate by reference into this proxy statement. The provisions of the Merger Agreement are extensive and not easily summarized. We encourage you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties to the Merger Agreement are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. In addition, you should read “Proposal No. 1: The Merger Proposal — Support Agreement,” which summarizes the Support Agreement, as certain provisions of these agreements relate to certain provisions of the Merger Agreement.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about Steel Connect contained in this proxy statement or in Steel Connect’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Steel Connect contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by Steel Connect and the Parent Parties were qualified and subject to important limitations agreed to by Steel Connect and the Parent Parties in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures that were made by Steel Connect to the Parent Parties, which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement, being June 12, 2022. Additional information about Steel Connect may be found elsewhere in this proxy statement and in Steel Connect’s other public filings. See “Where You Can Find Additional Information.”

Structure of the Merger

At the Effective Time, Merger Sub will merge with and into Steel Connect and the separate existence of Merger Sub will cease. Steel Connect will be the surviving corporation in the Merger and will continue to be a Delaware corporation after the Merger. At the Effective Time, the Certificate of Incorporation and Bylaws of Steel Connect will continue to be the certificate of incorporation and bylaws of the surviving corporation.

The directors of Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the directors of the surviving corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the surviving corporation and the DGCL. The officers of Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the initial officers of the surviving corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the surviving corporation and the DGCL.

When the Merger Becomes Effective

The closing of the Merger will take place no later than the third business day after the satisfaction or waiver of the conditions to closing provided for in the Merger Agreement (other than any condition that by its nature cannot be satisfied until the closing of the Merger, but subject to satisfaction or waiver of any such condition), at the offices of Greenberg Traurig, LLP, One Vanderbilt Avenue, New York, NY 10017, at 9:00 A.M. Eastern Time (such date referred to as the “Closing Date”). The Merger will become effective at the time (referred to as the “Effective Time”) when the Company and Parent cause to be filed a certificate of merger with the Secretary of State of the State of Delaware and all other filings, recording or publications required by the DGCL in connection with the Merger, to be duly executed, signed, acknowledged and filed in accordance with the relevant provisions of the DGCL, or at such later date or time as may be agreed by Parent and Steel Connect in writing and specified in the certificate of merger in accordance with the DGCL.

Effect of the Merger on Common Stock of Steel Connect and Merger Sub

At the Effective Time, each issued and outstanding share of Common Stock (other than the Excluded Shares and any Dissenting Shares) will be converted automatically into and will represent the right to receive the Per Share Merger Consideration.

Each share of Common Stock that is held by Steel Connect or any of its wholly owned subsidiaries or by Parent or any of its wholly owned subsidiaries as treasury stock immediately prior to the Effective Time, will be cancelled automatically and will cease to exist, and no consideration will be delivered in exchange for such cancellation.

Stockholders who do not vote in favor of the proposal to adopt the Merger Agreement and who object in writing to the Merger prior to the Annual Meeting and comply with all of the applicable requirements of Delaware law, which are summarized in the section entitled “Special Factors — Rights of Appraisal” in this proxy statement and reproduced in its entirety as Annex E to this proxy statement, will be entitled to rights of appraisal to obtain the fair value of their shares of our Common Stock. This means that stockholders may be entitled to have the fair value of their shares of Common Stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the their portion of the Per Share Merger Consideration if such stockholders follow exactly the procedures specified under the DGCL. The ultimate amount that such stockholders may receive in an appraisal proceeding may be less than, equal to or more than the amount they would have received under the Merger Agreement.

At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the surviving corporation.

Effect of the Merger on Series C Preferred Stock

At the Effective Time, each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding.

Effect of the Merger on the SPHG Note

At the Effective Time, the SPHG Note, as in effect immediately prior to the Effective Time, will remain outstanding.

Payment for Common Stock in the Merger

Promptly following the Effective Time, the Parent Parties are obligated to deliver to the Company’s transfer agent, a U.S.-based bank or a trust company designated by Parent and reasonably acceptable to Steel Connect (which we refer to as the “paying agent”), for the benefit of holders of Common Stock (other than the Excluded Shares), sufficient funds for timely payment of the Per Share Cash Merger Consideration.

As promptly as practicable after the Effective Time, and in any event within five business day following the Effective Time, the Parent shall, and shall cause the surviving corporation to, cause the paying agent to mail to each holder of record of Common Stock whose shares of Common Stock were converted into the right to receive the Per Share Merger Consideration, or book-entry shares, a letter of transmittal and instructions for use in effecting the surrender of certificates (or affidavits of loss in lieu of certificates) that formerly represented Common Stock or non-certificated shares represented by book-entry in exchange for the Per Share Merger Consideration.

Representations and Warranties

The Merger Agreement contains representations and warranties of Steel Connect as to, among other things:

•        corporate organization, existence and good standing, including with respect to Steel Connect’s subsidiaries;

•        duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and good standing, including with respect to Steel Connect’s subsidiaries;

•        the nature and ownership of all shares of capital stock, voting securities of, and other equity interests in, each of Steel Connect’s subsidiaries;

•        corporate power and authority to enter into the Merger Agreement and, subject to obtaining the Requisite Company Vote (as defined herein) and the filing and recording of appropriate merger documents as required by the DGCL, to consummate the Transactions, the enforceability of the Merger Agreement against Steel Connect;

•        required regulatory filings and authorizations, consents or approvals of government entities and consents or approvals required of other third parties;

•        the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents and law, in each case arising out of the execution and delivery of the Merger Agreement, and consummation of the Transactions;

•        the capitalization of Steel Connect, including, in particular, the number of shares of Common Stock outstanding, the number of shares of preferred stock outstanding and the existence of any convertible shares, preemptive rights with respect to the shares of Common Stock or similar securities or rights of Steel Connect;

•        the requisite vote required to approve the Merger Agreement under the DGCL or any other applicable laws;

•        the recommendations of the Special Committee and the Board;

•        the truth and accuracy of Steel Connect’s filings with the SEC and of the financial statements included in the SEC filings;

•        compliance with applicable securities laws since January 1, 2021;

•        the absence of certain undisclosed liabilities for Steel Connect and its subsidiaries;

•        conduct of Steel Connect’s business in the ordinary course and the absence of a Company Material Adverse Effect (as defined below) since July 31, 2021;

•        pending or threatened legal proceedings and government orders;

•        the full force and effect of all government permits and licenses required for Steel Connect and its subsidiaries to operate its businesses, except as would not, individually or in the aggregate reasonably expected to have a Company Material Adverse Effect;

•        compliance with applicable laws except as would not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect;

•        the payment of taxes, the filing of tax returns and other tax matters related to Steel Connect and its subsidiaries;

•        material contracts of Steel Connect and its subsidiaries and the absence of breaches under them, except as would not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect;

•        personal property owned or used by Steel Connect or its subsidiaries;

•        compliance with applicable environmental laws;

•        no other takeover statutes applying to the Merger Agreement, the Merger or the Transactions;

•        the absence of any fees or commissions owed to investment bankers, finders or brokers in connection with the Merger, other than Houlihan Lokey;

•        the Tax Benefits Preservation Plan, dated as of January 19, 2018, by and between ModusLink Global Solutions, Inc. and American Stock Transfer & Trust Company, LLC, as rights agent, as amended as of January 8, 2021, is inapplicable to the Merger Agreement and the Transactions, including the Merger;

•        receipt of an opinion from Houlihan Lokey as the Special Committee’s financial advisor, to the effect that, as of the date of such opinion and subject to the factors, assumptions and limitations set forth therein, the Per Share Merger Consideration to be received by the holders of shares of Common Stock (other than Parent and its affiliates) in the Merger pursuant to the Merger Agreement is fair, from a financial point of view; and

•        the absence of any representation or warranty not contained in the Merger Agreement.

The Merger Agreement also contains representations and warranties of the Parent Parties as to, among other things:

•        corporate organization, existence and good standing;

•        corporate power and authority to enter the Merger Agreement and to consummate the Transactions;

•        the enforceability of the Merger Agreement;

•        required regulatory filings and authorizations, consents or approvals of government entities and consents or approvals required of other third parties in connection with the Merger and the consummation thereof;

•        the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents and law, in each case arising out of the execution and delivery of the Merger Agreement, and consummation of, the Transactions;

•        Parent and surviving corporation will be solvent;

•        Merger Sub’s operations;

•        the absence of any fees or commissions owed to investment bankers, finders or brokers in connection with the Merger, other than Imperial Capital LLC;

•        the Parent has, as of the date of the Merger Agreement, and at the closing will have, sufficient cash, available lines of credit or other sources of immediately available funds in U.S. dollars to consummate the Transactions and the financial resources and capabilities to fully perform all of Parent Parties’ obligations; and

•        the absence of any representation or warranty not contained in the Merger Agreement.

Certain of the representations and warranties in the Merger Agreement are qualified by knowledge or materiality qualifications or a “Company Material Adverse Effect” clause.

For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any effect which, individually or together with any one or more other effects has had or would reasonably be expected to have a material adverse effect on:

•        the business, assets, properties, liabilities, financial condition or results of operations of Steel Connect and its subsidiaries, taken as a whole, or

•        the ability of Steel Connect to timely perform its obligations under the Merger Agreement or consummate the Merger by the Outside Date;

provided that “Company Material Adverse Effect” excludes any effect arising out of or resulting from any of the following:

•        general business, financial, credit, political or economic conditions in the U.S. (or changes therein);

•        acts of war (whether or not declared), sabotage, terrorism, military actions or the escalation thereof;

•        changes in applicable accounting rules, including GAAP (or any authoritative interpretation thereof);

•        any change in law (or any authoritative interpretation thereof);

•        COVID-19 and any other disease outbreaks, epidemics, pandemics or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States);

•        conditions generally affecting companies in the same business as Steel Connect;

•        any failure, in and of itself, by Steel Connect to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect, to the extent permitted by this definition);

•        any change, in and of itself, in the market price or trading volume of Steel Connect’s securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect, to the extent permitted by this definition);

•        natural disasters; or

•        any actions required to be taken or not taken by Steel Connect or any of its subsidiaries pursuant to the Merger Agreement or with Parent’s prior written consent;

provided that any effect resulting from any of the foregoing matters described in the first, second, third, fourth, fifth or sixth bullet will be considered in determining whether a “Company Material Adverse Effect” has occurred to the extent that such effect has a disproportionate adverse impact on Steel Connect as compared to other companies in the same business as Steel Connect.

Conduct of Business Pending the Merger

The Merger Agreement provides that, subject to certain exceptions or Parent’s consent (which may not be unreasonably withheld, conditioned or delayed), during the period from the signing of the Merger Agreement to the Effective Time, Steel Connect must, and cause each of its subsidiaries to, use its commercially reasonable efforts to conduct its operations only in the ordinary course of the business and maintain and preserve intact its business organization, to retain the services of its present officers and key employees, and to preserve the goodwill of its customers, suppliers and other persons with whom it has business relationships. Without limiting the foregoing, Steel Connect may not:

•        amend its charter, bylaws or other company organizational documents;

•        adjust, split, combine or reclassify its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock;

•        make, declare or pay any dividend (other than dividends paid by wholly owned subsidiaries) or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock;

•        grant any person any right or option to acquire any shares of its capital stock;

•        issue, deliver or sell any additional shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or such securities;

•        enter into any contract pursuant to which the Company’s assets are bound, agreement, arrangement or understanding with respect to the sale, voting, registration or repurchase of its capital stock;

•        except for increases in salary, wages and benefits of officers or employees in accordance with past practice, in conjunction with new hires, promotions or other changes in job status or pursuant to existing collective bargaining agreements, (a) increase the compensation or benefits payable or to become payable to its directors, officers or employees with total annual compensation greater than $250,000; (b) pay any compensation or benefits not required by any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units), grant any severance or termination pay to (except pursuant to existing agreements, plans or policies), or enter into any employment or severance agreement with, any of its directors, officers or other employees; or (c) establish, adopt, enter into, amend or take any action to accelerate rights under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any of its directors, officers or current or former employees, except in each case to the extent required by applicable laws;

•        acquire, sell, lease, license, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any assets of the Company or any of its subsidiaries, including the capital stock of subsidiaries of Steel Connect (other than the acquisition and sale of inventory or the disposition of used or excess equipment and the purchase of raw materials, supplies and equipment, in either case in the ordinary course of business), that are material to Steel Connect and its subsidiaries, taken as a whole;

•        incur, assume, or prepay any indebtedness with an aggregate principal amount in excess of $500,000 (including by issuance of debt securities) other than in the ordinary course of business;

•        assume, guarantee, endorse or otherwise become liable or responsible for the material obligations of any other person;

•        make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business;

•        terminate or cancel any contract in which the assets of the Company or any of its subsidiaries are bound which is material to Steel Connect and its subsidiaries taken as a whole, or enter into any contract in which assets of the Company or any of its subsidiaries are bound which would be material to Steel Connect and its subsidiaries, taken as a whole, in either case other than in the ordinary course of business;

•        make or authorize any capital expenditure in excess of $2 million other than capital expenditures provided for in Steel Connect’s budget for such fiscal year;

•        change its accounting policies or procedures, other than as required by GAAP or applicable law;

•        waive, release, assign, settle or compromise any material rights, claims or litigation;

•        pay, discharge or satisfy any material Liabilities, other than in the ordinary course of business;

•        enter into any contract in which the assets of the Company or any of its subsidiaries are bound that would limit or otherwise restrict Steel Connect or any of its subsidiaries or any of their successors, or that would, after the Effective Time, limit or otherwise restrict Parent or any of its subsidiaries or any of their successors, from engaging or competing in any line of business or in any geographic area;

•        make any tax election or settle or compromise any material federal, state, local or foreign tax liability, other than in the ordinary course of business;

•        directly or indirectly sell, transfer, or otherwise dispose of (including by means of a merger or other business combination transaction) all or any portion of the ModusLink Assets (as defined in the Merger Agreement);

•        take any action that would reasonably be expected to prevent, materially delay or materially impair the ability of the Parties to consummate the Transactions; or

•        authorize, propose or commit to do any of the foregoing.

Other Covenants and Agreements

No Solicitation

Pursuant to the Merger Agreement, except as described below, during the period prior to the Effective Time, Steel Connect has agreed that it and its subsidiaries will not, and they will instruct and cause their respective officers, directors, employees, agents and representatives, not to, directly or indirectly:

•        solicit, initiate, facilitate or knowingly encourage, directly or indirectly, any inquiries, offers or proposals that constitute, or could reasonably be expected to lead to, any Takeover Proposal;

•        engage in discussions or negotiations with, furnish or disclose any non-public information relating to Steel Connect or any of its subsidiaries to, or give access to the company assets to, any person that has made or may be considering making any Takeover Proposal;

•        approve, endorse or recommend any Takeover Proposal; or

•        enter into any contract relating to any Takeover Proposal.

A “Takeover Proposal” means, other than the Transactions, any proposal or offer relating to:

•        a merger, consolidation, share exchange or business combination involving Steel Connect or any of its subsidiaries;

•        a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 15% or more of the assets of Steel Connect and its subsidiaries, taken as a whole;

•        a purchase or sale of shares of capital stock or other securities, in a single transaction or a series of related transactions, representing 15% or more of the voting power of the capital stock of Steel Connect or any of its subsidiaries, including by way of a tender offer or exchange offer;

•        a reorganization, recapitalization, liquidation or dissolution of Steel Connect or any of its subsidiaries; or

•        any other transactions having a similar effect to those described in the foregoing clauses.

The Go-Shop Period

Notwithstanding the above, during the period beginning on the date of the Merger Agreement and continuing up until July 12, 2022 (the “Go-Shop Period”), the Company and its subsidiaries were permitted to (a) solicit, initiate, propose, induce the making or submission of, encourage or facilitate in any way any offer or proposal that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, including by providing information (including non-public information and data) relating to the Company and any of its subsidiaries and affording access to the businesses, properties, assets, books, records or other non-public information, or to any personnel, of the Company and its subsidiaries to any person (and its representatives, including potential financing sources of such Person) that has entered into a confidentiality agreement; provided that the Company was required to provide the Parent Parties (and their representatives, including financing sources) with access to any information or data provided to any Person given such access that was not previously made available (whether prior to or after the execution of the Merger Agreement) to the Parent Parties substantially concurrently with the time it is provided to such person; and (b) continue, enter into, engage in or otherwise participate in any discussions or negotiations with any person (and their respective representatives, including potential financing sources of such Person) regarding any Takeover Proposals (or inquiries, offers or proposals or any other effort or attempt that could reasonably be expected to lead to a Takeover Proposal), and cooperate with or assist or participate in, or facilitate in any way, any such inquiries, offers, proposals, discussions or negotiations or any effort or attempt to make any Takeover Proposals or other proposals that could reasonably be expected to lead to Takeover Proposals, including by granting a waiver, amendment or release under any pre-existing “standstill” or other similar provision to the extent necessary to allow for a Takeover Proposal or amendment to a Takeover Proposal to be made confidentially to the Company, the Special Committee or the Board.

Subject to the Company complying with the obligations outlined above, prior to the receipt of the Requisite Company Vote, if Steel Connect receives an unsolicited Takeover Proposal that (a) the Special Committee concludes in good faith could reasonably be expected to lead to or result in a Superior Proposal, (b) the Special Committee determines, after consultation with outside legal counsel, that the failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable law, (c) the Company has not breached its non-solicitation obligations outlined above, other than any de minimis breach and (d) the Board, (acting on the recommendation of the Special Committee) or the Special Committee, in good faith, after consultation with Houlihan Lokey and its outside legal counsel, determines: (i) that a bona fide, written and unsolicited Takeover Proposal constitutes a Superior Proposal (as defined below) and (ii) that failure to enter into an Alternative Acquisition Agreement (as defined below) and terminate the Merger Agreement in accordance with its terms, could be inconsistent with the directors’ fiduciary duties under applicable law, and the Company has negotiated with Parent and its representatives reasonably and in good faith in furtherance of making such commercially reasonable adjustments to the terms and conditions of the Merger Agreement as would enable the Company to proceed with the Merger, then the Board or the Special Committee, may, after making the determination that the written and unsolicited Takeover Proposal still continues to constitute a Superior Proposal, terminate the Merger Agreement to enter into an Alternative Acquisition Agreement.

A “Superior Proposal” is a bona fide, written and, except as permitted by the applicable go-shop provisions of the Merger Agreement, unsolicited Takeover Proposal involving a merger, an offer to acquire a substantial equity interest of Steel Connect or a substantial portion of the Company’s assets, or a recapitalization or restructuring of Steel Connect (a) on terms and conditions more favorable from a financial point of view to the stockholders of Steel Connect than those contemplated by the Merger Agreement, (b) the conditions to the consummation of which are all reasonably capable of being satisfied without delay, (c) for which financing, to the extent required, is then committed or reasonably likely to be available and (d) which was not made in violation of any standstill or similar agreement to which Steel Connect is a party.

An “Alternative Acquisition Agreement” is an agreement, arrangement or understanding providing for the implementation of a Superior Proposal.

During the Go-Shop Period, Steel Connect must promptly provide to Parent any non-public information concerning Steel Connect or any of its subsidiaries that is provided to the person making the unsolicited Takeover Proposal or its representatives that was not previously provided or made available to a Parent Party.

Steel Connect must promptly (and in any event within 48 hours) notify Parent in writing of the receipt of (i) any Takeover Proposal or any inquiry that could reasonably be expected to lead to, or result in, a Takeover Proposal, (ii) any request for non-public information relating to Steel Connect or any of its subsidiaries that could reasonably be expected to lead to, or result in, a Takeover Proposal or (iii) any request for access to the Company’s assets by any Person that has made any Takeover Proposal and must keep Parent promptly and reasonably informed with respect to the status of such Takeover Proposal or any material details of any such Takeover Proposal, inquiry or request.

Neither Steel Connect, nor the Board, is permitted to withdraw, modify or amend, or propose to withdraw, modify or amend, the Board Recommendation in any manner adverse to Parent, unless:

•        Steel Connect terminates the Merger Agreement upon the Board having authorized the Company to enter into an Alternative Acquisition Agreement in compliance with the terms of the Merger Agreement; or

•        An Intervening Event (as defined below) has occurred and the Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with outside legal counsel that the failure to withdraw, modify or amend, or propose to withdraw, modify or amend, the Board Recommendation could reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable law.

An “Intervening Event” is any effect that materially affects the business, assets or operations of Steel Connect and its subsidiaries, taken as a whole, and that (i) was not known to, or reasonably foreseeable by, Steel Connect as of the date of the Merger Agreement (or, if known or reasonably foreseeable as of the date of the Merger Agreement, the material consequences of which were not known to, or reasonably foreseeable by, Steel Connect as of the date of the Merger Agreement), which effect, or the material consequences thereof, becomes known to, or reasonably foreseeable by, Steel Connect prior to the time the Requisite Company Vote is obtained and (ii) does not involve or relate to (a) a Takeover Proposal, (b) any changes in the market price or trading volume of Steel Connect, (c) any changes in Steel Connect’s credit ratings or (d) the Company meeting, failing to meet, or exceeding published or unpublished revenue or market consensus earnings projections, in each case in and of itself; provided, that the underlying causes of any of the changes referred to in the foregoing clauses (b), (c) and (d) may be considered and taken into account for determining whether an Intervening Event has occurred.

Stockholder Approval

Steel Connect will take all lawful necessary steps to call and hold the Annual Meeting (or any adjournment or postponement thereof) as promptly as practicable after the SEC confirms orally or in writing that it has no further comments to this proxy statement. Steel Connect will cause the Annual Meeting to be held as soon as practicable following the mailing of the Company’s proxy materials to the stockholders of the Company. Subject to the Board’s and the Special Committee’s fiduciary obligations under applicable law, Steel Connect will use its commercially reasonable efforts to solicit or cause to be solicited from its stockholders proxies in favor of the adoption of the Merger Agreement and to secure the Requisite Company Vote, the Unaffiliated Stockholder Approval and the amendment to Steel Connect’s Certificate of Incorporation in respect of the Series C Preferred Stock.

Efforts

Subject to the terms and conditions of the Merger Agreement, Steel Connect and the Partner Parties will use their commercially reasonable efforts to take, or cause to be taken, all lawful action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, as promptly as practicable, all lawful things necessary, proper or advisable under applicable laws and regulations to ensure that the obligations and conditions set forth in Merger Agreement are satisfied and to consummate the Transactions. If, at any time after the Effective Time, any further lawful action is necessary or desirable to carry out the purposes of the Merger Agreement, including the execution of additional instruments, the proper officers and directors of each party shall take all such necessary lawful action.

Indemnification; Directors’ and Officers’ Insurance

From and after the Effective Time, Parent will, and will cause the surviving corporation to, indemnify and hold harmless, and, subject to certain procedural requirements, provide advancement of expenses to, any individual who, at any time prior to the Effective Time, is or was a director or officer of the Company or any subsidiary of the Company or, while a director or officer of the Company or any subsidiary of the Company at any time prior to the Effective Time, is or was serving at the request of the Company or any subsidiary of the Company as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (such individual, together with such individual’s heirs, executors or administrators, an “Indemnified Person”) in respect of acts or omissions of an Indemnified Person occurring at or before the Effective Time and any legal action relating thereto (including with respect to any acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the Transactions, including the consideration and approval thereof and the process undertaken in connection therewith and any Legal Action relating thereto. In addition, Parent will, and will cause the surviving corporation to, advance fees, costs and expenses (including attorneys’ fees and disbursements) incurred by an Indemnified Person in defending or serving as a witness in any legal action in connection with and prior to the final disposition of any proceeding to which an Indemnified Person is, has been or becomes a party or is otherwise involved (including as a witness) arising in whole or in part out of the fact that the Indemnified Person is or was an officer or directors of Steel Connect or any of its subsidiaries or any of their respective predecessors or is or was serving at the request of Steel Connect or any of its subsidiaries or any of their respective predecessors as an officer, director, employee, fiduciary or agent of another enterprise.

From and after the Effective Time, Parent shall cause to be maintained in effect all rights to indemnification, advancement of expenses and exculpation that now exist in favor of any Indemnified Person that now exists in the surviving corporation’s certificate of incorporation and bylaws (and in the certificate of incorporation, bylaws and other governing documents of each of its subsidiaries).

During the “tail period,” Parent will, and will cause the surviving corporation to, obtain and maintain directors’ and officers’ liability insurance for the Indemnified Persons with respects to matters occurring at or prior to the Effective Time on terms with respect to cover and amount no less favorable than those of the directors’ and officers’ liability insurance obtained by Steel Connect in effect on the date of the Merger Agreement. Prior to the Effective Time, Steel Connect will use its commercially reasonable efforts to purchase a “tail policy” for a period six years from the Effective Time, provided, that in no event Steel Connect expend an amount in excess of 300% of the annual premium currently paid by Steel Connect for directors’ and officers’ liability insurance.

Steel Connect has agreed not to settle or offer to settle any legal action against the Company, any of its subsidiaries or any of their respective present or former directors or officers by any stockholder of the Company arising out of or relating to the Merger Agreement or the Transactions without the prior written consent of Parent, and has agreed to consider in good faith Parent’s advice and recommendations with respect to any such effort to restrain, enjoin, prohibit or otherwise oppose the Transactions.

Other Covenants

The Merger Agreement contains additional covenants of the parties relating to, among other matters:

•        notification of certain events;

•        Parent agreeing to vote and cause to be voted, any shares of Common Stock, or Series C Preferred Stock, then owned beneficially or of record by it or any of its affiliates, in favor of the adoption of the Merger Agreement and the approval of the Merger and the approval of any actions required in furtherance thereof;

•        the filing of this proxy statement and the Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to this proxy statement);

•        obtaining any consents, approvals or other authorizations required to be obtained by Parent or Steel Connect or any of their respective subsidiaries in connection with the Transactions.

•        the coordination of press releases and other public announcements or filings relating to the Transactions;

•        antitakeover statues or regulations that become applicable to the Transactions;

•        certain matters relating to Section 16 of the Exchange Act; and

•        the delisting of the shares of Common Stock from Nasdaq and the deregistration under the Exchange Act.

Conditions to the Merger

The obligations of Steel Connect, on the one hand, and the Parent Parties, on the other hand, to consummate the Merger are subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

•        the adoption of the Merger Agreement by the affirmative vote of (a) a majority of the outstanding shares of Series C Preferred Stock and (b) the holders of a majority in voting power of the outstanding shares of Common Stock and Series C Preferred Stock (voting on an as converted to shares of Common Stock basis), voting together as a single class (the “Requisite Company Vote”);

•        the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock not owned, directly or indirectly, by the Parent Parties, any other officers or directors of the Company or any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary (the “Unaffiliated Stockholder Approval”); and

•        no governmental entity shall have been enacted, issued, promulgated, enforced or entered any laws or orders (whether temporary, preliminary or permanent) that restrain, enjoin or otherwise prohibit consummation of the Transactions, and no governmental entity shall have instituted any proceeding seeking any such laws or orders.

The obligation of Steel Connect to effect the Merger is subject to the satisfaction or waiver by Steel Connect, on or before the Closing Date, of the following conditions:

•        the continued accuracy of the representations and warranties of each of the Parent Parties on and as of the Closing Date, except for representations or warranties made as of a specified date, the accuracy of which shall be determined as of that specified date, except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, prevent, materially impede or materially delay the consummation of the Transactions or the payment of the Per Share Merger Consideration; and

•        that each of the Parent Parties shall have in all material respects performed all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by it at or prior to the Closing Date.

The obligation of the Parent Parties to effect the Merger is subject to the satisfaction or waiver by the Parent Parties, on or before the Closing Date, of the following conditions:

•        the continued accuracy of (i) the representations and warranties of the Company shall be true and correct as though made on and as of the Closing Date, except for representations or warranties made as of a specified date, the accuracy of which shall be determined as of that specified date, except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not constitute a Company Material Adverse Effect, and (ii) the representations and warranties with respect to the absence of a Company Material Adverse Effect, which shall be true and correct in all respects as though made on and as of the Closing Date; and

•        that Company shall have in all material respects performed all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by it at or prior to the Closing Date.

Termination

Steel Connect and Parent may terminate the Merger Agreement by mutual written consent at any time before the Effective Time, whether prior to or after receipt of the Requisite Company Vote. In addition, either Steel Connect (acting on the recommendation of the Special Committee) or Parent (as applicable) may terminate the Merger Agreement at any time prior to the Effective Time if:

•        the Merger has not been consummated by the Outside Date, except that this right to terminate will not be available to (i) any party whose failure to fulfill any of its obligations has been a principal cause of, or resulted in, the failure to consummate the Merger by such date and (ii) Steel Connect or Parent during the pendency of any legal action by a Party for specific performance of the Merger Agreement, in which case, the Outside Date will be automatically extended to the tenth Business Day after the dismissal, settlement or entry of a final non-appealable order with respect to such legal action or such other time period established by the court presiding over such legal action;

•        any laws effected after the date of the Merger Agreement prohibit consummation of the Merger;

•        (i) any orders issued by a court of competent jurisdiction will restrain, enjoin or otherwise prohibit consummation of the Merger and (ii) such orders have become final and non-appealable; or

•        the Requisite Company Vote has not been obtained at the Annual Meeting (or at any adjournment or postponement thereof).

Parent may terminate the Merger Agreement at any time prior to the Effective Time if:

•        prior to obtaining the Requisite Company Vote, the Board (acting upon the recommendation of the Special Committee) fails to make, withdraws, modifies or amends in any manner adverse to Parent, the Board Recommendation;

•        (i) the Special Committee or the Board (acting upon the recommendation of the Special Committee) approves, endorses or recommends a Superior Proposal, (ii) a tender offer or exchange offer for any outstanding shares of capital stock of the Company is commenced and the Special Committee or the Board (acting upon the recommendation of the Special Committee) fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (for purposes hereof, taking of no position with respect to the acceptance of such tender offer or exchange offer by its stockholders shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) or (iii) Steel Connect (acting upon the recommendation of the Special Committee), the Special Committee or the Board (acting upon the recommendation of the Special Committee) publicly announces its intention to do any of the foregoing;

•        the Special Committee or the Board (acting upon the recommendation of the Special Committee) exempts any person other than the Parent or any of its affiliates from the provisions of Section 203 of the DGCL; or

•        Steel Connect breaches any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach (i) would give rise to the failure of the conditions to the Parent Parties’ obligation to complete the Merger and (ii) has not been cured by Steel Connect within 30 business days after Steel Connect’s receipt of written notice of such breach from Parent; provided, that Parent will not have a right to terminate if Parent or Merger Sub is then in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement.

Steel Connect may terminate the Merger Agreement prior to obtaining the Requisite Company Vote if:

•        the Board authorizes the Company to enter into an agreement, arrangement or understanding providing for the implementation of a Superior Proposal (an “Alternative Acquisition Agreement”) in compliance with the terms of the Merger Agreement; or

•        the Special Committee determines that Parent breached any of its representations, warranties, covenants or agreements contained in Merger Agreement, which breach (i) would give rise to the failure of a conditions to the Parent Parties’ obligation to complete the Merger and (ii) has not been cured by Parent within 30 business days after Parent’s receipt of written notice of such breach from Steel Connect; provided that Steel Connect will not have the right to terminate for this reason if Steel Connect is then in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement.

Fees and Expenses

Except as otherwise provided in the Merger Agreement and as described below, whether or not the Merger is consummated, all expenses (including those payable to counsel, accountants, investment bankers, experts and consultants to a party and its affiliates) incurred by any party or on its behalf incurred in connection with the Merger will be paid by the party incurring them.

Expense Reimbursement and Termination Fee Provisions

Steel Connect is required to pay Parent (i) an amount equal to the expenses of Parent up to a maximum of $1 million (as the “Expense Reimbursement”) and (ii) $1.5 million termination fee (the “Termination Fee”) under the following circumstances:

•        by the Company, upon the Board authorizing Steel Connect to enter into an Alternative Acquisition Agreement; provided that Steel Connect will only be required to pay the Expense Reimbursement and not the Termination Fee if such termination occurs during the Go-Shop Period or after the Go-Shop Period to enter into an Alternative Acquisition Agreement with an Excluded Party (as defined in the Merger Agreement);

•        by the Parent, if prior to the time the Requisite Company Vote is obtained, the Board (acting upon the recommendation of the Special Committee) fails to make, withdraws, modifies or amends in any manner adverse to Parent, the Board Recommendation;

•        by the Parent, if the Special Committee or the Board (acting upon the recommendation of the Special Committee) approves, endorses or recommends a Superior Proposal, (ii) a tender offer or exchange offer for any outstanding shares of capital stock of the Company is commenced and the Special Committee or the Board (acting upon the recommendation of the Special Committee) fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (for purposes hereof, taking of no position with respect to the acceptance of such tender offer or exchange offer by its stockholders shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) or (iii) the Company (acting upon the recommendation of the Special Committee), the Special Committee or the Board (acting upon the recommendation of the Special Committee) publicly announces its intention to do any of the foregoing;

•        by the Parent, if the Special Committee or the Board (acting upon the recommendation of the Special Committee) exempts any person other than the Parent or any of its affiliates from the provisions of Section 203 of the DGCL; or

•        (i) a Takeover Proposal has been made or proposed to Steel Connect or its stockholders or publicly announced (whether or not conditional and whether or not withdrawn) prior to the valid termination of the Merger Agreement; (ii) the Merger Agreement is validly terminated by either Parent or Steel Connect, as applicable, if the Merger has not been consummated by the Outside Date or if the Requisite Company Vote has not been obtained at the Annual Meeting (or any adjournment or postponement thereof); and (iii) within 12 months of the date of such termination, Steel Connect or any of its subsidiaries enters into a binding contract providing for the implementation of the Takeover Proposal that was publicly announced prior to the termination of the Merger Agreement.

Amendments and Modification

Subject to applicable law, the Merger Agreement may be amended by Company or Parent Parties by an instrument in writing signed by each of Company and Parent Parties.

Procedure for Termination, Amendment, Extension or Waiver

Any termination or amendment of the Merger Agreement requires the prior approval of that action by the Party seeking to terminate or amend the Agreement by, if such party is Steel Connect, the Special Committee, if such party is Parent, Parent’s general partner, and if such party is Merger Sub, the board of directors of Merger Sub; provided, however, that any amendment of the Merger Agreement made subsequent to the adoption of the Merger Agreement by the stockholders of Steel Connect will not (i) alter or change the amount or kind of shares, securities, cash property and/or rights to be received in exchange for or on conversion of all or any of the shares of capital stock of the Company, (ii) alter or change any term of the certificate of incorporation of the surviving corporation to be effected by the Merger or (iii) alter or change any of the terms and conditions of the Merger Agreement if such alteration or change would adversely affect the holders of shares of capital stock of the Company. Any extension or waiver of any obligation under the Merger Agreement or condition to the consummation of the Merger Agreement require the prior approval of the party entitled to extend or waive that obligation or condition by, if such Party is Steel Connect, the Special Committee, if such party is Parent, the General Partner (as defined in the Parent limited partnership agreement) and if such Party is Merger Sub, the board of directors of Merger Sub.

Specific Performance

Under certain circumstances, Steel Connect and the Parent Parties are entitled to specific performance of the terms of the Merger Agreement, in addition to any other remedy to which they are entitled under the terms of the Merger Agreement, at law or equity.

Governing Law

The Merger Agreement is governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law.

Support Agreement

In connection with the Merger Agreement, the Company, Parent, HNH, WHX, SPL, SPHG, SPHG Holdings, Steel Holdings GP, SXL, Warren G. Lichtenstein (“Mr. Lichtenstein”) and Jack L. Howard (“Mr. Howard,” and together with HNH, WHX, SPL, SPHG, SPHG Holdings, Steel Holdings GP, SXL and Mr. Lichtenstein, the “Stockholders”) entered into a Voting and Support Agreement, dated as of the date of the Merger Agreement, which is referred to as the “Support Agreement.” On the terms and conditions set forth in the Support Agreement, the Stockholders have agreed to vote (or cause to be voted) all the shares of Common Stock and Series C Preferred Stock beneficially owned by such persons at the Annual Meeting, among other matters, for the approval and adoption of the Merger Agreement and the Transactions.

In addition, each of the Stockholders has agreed to vote (or cause to be voted) all the shares of Common Stock and Series C Preferred Stock beneficially owned by such persons in favor of any Alternative Acquisition Agreement.

The foregoing description of the Support Agreement is qualified in its entirety by the full text of such agreement, a copy of which is included as Annex C hereto.

Form of Contingent Value Rights Agreement

In connection with the closing of the Merger, the Company, Parent, a rights agent to be determined thereunder (the “Rights Agent”) and a shareholder representative to be designated therein (the “Shareholder Representative”) will enter into the ModusLink CVR Agreement, which will be substantially in the form attached to the Merger Agreement and included in this proxy statement as Annex D.

Explanatory Note Regarding the ModusLink CVR Agreement

The following is a summary of the material terms and conditions of the ModusLink CVR Agreement. This summary is qualified in its entirety by reference to the complete text of the form of ModusLink CVR Agreement, a copy of which is included in this proxy statement as Annex D. This summary does not purport to be complete and may not contain all of the information about the ModusLink CVR or the ModusLink CVR Agreement that is important to you. We encourage you to read the ModusLink CVR Agreement carefully and in its entirety because when it is entered into, the ModusLink CVR Agreement will govern the terms pursuant to which payments may be made to the holders of ModusLink CVRs (which we refer to as the “CVR Holders”) following certain dispositions of the ModusLink Assets (defined below). Although the Company does not anticipate the definitive version of the ModusLink CVR Agreement negotiated and entered into with the Rights Agent to differ from the form attached to the Merger Agreement and included in this proxy statement as Annex D in any respect that would be material to CVR Holders, there can be no assurance that any changes will not, in fact, be material to such CVR Holders.

Payments

Subject to the below, the CVR Holders will be entitled to payments upon the occurrence of the following events:

•        any direct or indirect sale, lease, transfer or other disposition (including by means of a merger or other business combination transaction) (i) of less than all or substantially all of the assets owned by ModusLink or its subsidiaries as of the date of the ModusLink CVR Agreement and changes in such assets occurring after the date of the ModusLink CVR Agreement (the “ModusLink Assets’), (ii) of less than 100% of the Company’s equity interests in ModusLink or (iii) the effect of which is to divest the Company of less than 100% of its direct or indirect investment in ModusLink (collectively, a “Partial ModusLink Sale”); and

•        a direct or indirect sale, lease, transfer or other disposition (including by means of a merger or other business combination transaction) in one or more transactions (i) of all or substantially all of the ModusLink Assets, (ii) of 100% of the Company’s then remaining equity interests in ModusLink or (iii) the effect of which is to divest 100% of the Company’s then remaining direct or indirect investment in ModusLink (collectively, an “Entire ModusLink Sale” and, together with a Partial ModusLink Sale, a “ModusLink Sale”).

Upon a ModusLink Sale, each CVR Holder will be entitled to receive, if anything, for each ModusLink CVR Held, an amount (which shall not be less than zero) equal to (i) the ModusLink Net Sale Proceeds (as defined below) divided by (ii) the total number of shares of Common Stock outstanding as of immediately prior to the Effective Time, excluding shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock outstanding as of immediately prior to the Effective Time (such shares, the “Fully Diluted Share Amount”); provided, however, that a ModusLink CVR Payment Amount would in no event result from a related party transaction or restructuring that results in a direct or indirect transfer of ModusLink Assets, but would include a subsequent sale to a third party of such ModusLink Assets (such amount as calculated, the “ModusLink CVR Payment Amount”), subject to the payment procedures and dispute resolutions mechanics discussed below.

Notwithstanding anything to the contrary in the ModusLink CVR Agreement, no CVR Holder will be entitled to any ModusLink CVR Payment Amount that is received by the Company, Parent or any of their affiliates on or after the date that is 24 months following the Effective Time (the “Sale Deadline”).

“ModusLink Net Sale Proceeds” means an amount (which shall not be less than zero) equal to:

•        the Fair Market Value (defined below) of the aggregate amount of gross proceeds received by the Company, Parent or any of their affiliates in connection with one or more ModusLink Sales that are consummated prior to the Sale Deadline; plus

•        the amount of any cash retained by the Company or its subsidiaries that would otherwise have been included in the ModusLink Assets; minus

•        an amount equal to (x) $80 million plus (y)(i) any reasonable out-of-pocket transaction costs, fees or expenses (including any reasonable and customary broker fees, finder’s fees, advisory fees, accountant or attorney’s fees and transfer or similar taxes imposed by any jurisdiction) to the extent incurred in connection with the Entire ModusLink Sale or a Partial ModusLink Sale (including any amounts expressly deemed to be ModusLink Sale Expenses under the ModusLink CVR Agreement) by the Company or any of its Subsidiaries) and the Shareholder Representative, and (y)(ii) the fees and expenses of the Rights Agent and auditor designated under the ModusLink CVR Agreement to resolve certain disputes, in each case, which are documented in reasonable detail, prepared in good faith, and certified by the Shareholder Representative or the Company, as applicable ((y)(i) and (y)(ii) collectively, the “ModusLink Sale Expenses”);

provided that in the event the ModusLink Net Sale Proceeds for a given Partial ModusLink Sale do not exceed $80 million, such ModusLink Net Sale Proceeds will be included in clause (a) above in addition to each subsequent ModusLink Sale; provided, further, that if any contingent or deferred compensation or earn-out is payable in respect of any ModusLink Sale, such amount will be included in the calculation of “ModusLink Net Sale Proceeds” only upon actual receipt by the Company, Parent or any of their affiliates.

“Fair Market Value” means in respect of assets other than cash, (i) with respect to securities listed on any established stock exchange, the Fair Market Value of such securities will be the closing sales price per such security as quoted on such exchange or market (or, if listed on more than one such exchange or market, the exchange or market with the greatest volume of trading in such security) on the last market trading day prior to such date, as reported in The Wall Street Journal, and (ii) with respect to a property or other asset or a security not listed on any established stock exchange, the Fair Market Value will be determined in good faith by Parent; provided, however, if there is a good faith objection to the Fair Market Value determination by the Shareholder Representative, the Fair Market Value will be determined by an independent third-party appraiser agreed upon by Parent and Shareholder Representative, and all reasonable fees and expenses of the third-party appraiser will be ModusLink Sale Expenses.

The ModusLink Sale Expenses will exclude all costs, fees and expenses of the Company or any Company Subsidiary or any of their respective affiliates arising out of or relating to any dispute with the Shareholder Representative or otherwise with respect to the terms of this Agreement.

Payment Procedures & Dispute Resolution Mechanics

Partial ModusLink Sale.    Promptly following the closing of a Partial ModusLink Sale, but in no event later than 10 business days thereafter, the Company will deliver to the Shareholder Representative (with a copy to the Rights Agent and Parent) the Company’s good faith written calculation, in reasonable detail and with supporting documentation, work papers and receipts of the ModusLink CVR Payment Amount (the “Partial CVR Payment Statement”), which will be certified by the Company. In response, within 10 business days of receiving the Partial CVR Payment Statement, the Shareholder Representative will deliver to the Company and the Rights Agent (with a copy to Parent) a notice specifying whether the Shareholder Representative agrees with (a “Notice of Agreement”) or objects to (a “Notice of Objection”) such Partial CVR Payment Statement. If the Shareholder Representative provides a Notice of Agreement, the ModusLink CVR Payment Amount will become payable to CVR Holders. If the Shareholder Representative does not deliver either a Notice of Objection or a Notice of Agreement within such 5 business day period, then the Shareholder Representative will be deemed to have delivered a Notice of Agreement with respect to such Partial CVR Payment Statement at the end of such period If the Shareholder Representative provides a Notice of Objection, the Company and Shareholder Representative will attempt to resolve any objections for a period of 10 business days, with the calculation of the Shareholder Representative as to the ModusLink CVR Payment Amount controlling. If the Company and Shareholder Representative are not able to resolve any objections, such objections that are in dispute will be submitted to a neutral auditor. The neutral auditor will, within 30 business days of such submission, resolve any differences between the Company and the Shareholder Representative and such resolution will, in the absence of manifest error, be final, binding and conclusive upon Parent, the Company, the Shareholder Representative, each of the other parties and each of the CVR Holders.

Entire ModusLink Sale.    Promptly following the completion of the Entire ModusLink Sale, but in no event later than 20 business days thereafter, the Company will deliver to the Shareholder Representative (with a copy to the Rights Agent and Parent) the Company’s good faith written calculation of the ModusLink CVR Payment Amount (the “Entire CVR Payment Statement”). In response, within 30 days of receiving the Entire CVR Payment Statement, the Shareholder Representative will deliver to the Company and the Rights Agent (with a copy to Parent) a Notice of Agreement or a Notice of Objection to such Entire CVR Payment Statement. If the Shareholder Representative provides a Notice of Agreement, the ModusLink CVR Payment Amount will become payable to CVR Holders. If the Shareholder Representative does not deliver either a Notice of Objection or a Notice of Agreement within such 30 day period, then the Shareholder Representative will be deemed to have delivered a Notice of Agreement with respect to such Partial CVR Payment Statement at the end of such period If the Shareholder Representative provides a Notice of Objection, and the Company does not agree with the Shareholder Representative’s objections, the items in dispute will be submitted to a neutral auditor. The neutral auditor will, within 30 business days of such submission, resolve any differences between the Company and the Shareholder Representative and such resolution will, in the absence of manifest error, be final, binding and conclusive upon Parent, the Company, the Shareholder Representative, each of the other parties and each of the CVR Holders.

ModusLink CVRs Non-Transferable

The ModusLink CVRs are designed not to be marketable and will not be registered under the Securities Act or the Exchange Act. They may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a permitted transfer and, in the case of a permitted transfer, only in accordance with the provisions of the ModusLink CVR Agreement regarding procedures for transfer and in compliance with applicable United States federal and state securities laws. For purposes of the ModusLink CVR, a permitted transfer means:

•        a transfer of any or all of the ModusLink CVRs on death by will or intestacy,

•        a transfer by instrument to an inter vivos or testamentary trust in which the ModusLink CVRs are to be passed to beneficiaries upon the death of the trustee,

•        a transfer made pursuant to a court order (including in connection with divorce, bankruptcy or liquidation),

•        if the CVR Holder is a corporation, partnership or limited liability company, a distribution by the transferring corporation, partnership or limited liability company to its stockholders, partners or members, as applicable (provided that (i) such distribution does not subject the ModusLink CVRs to a requirement of registration under the Securities Act or the Exchange Act, or (ii) in the case of a transferring corporation, the Company will have reasonably determined after consultation with counsel that such distribution does not subject the ModusLink CVRs to a requirement of registration under the Securities Act or the Exchange Act), and

•        transfers made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.

Shareholder Representative

The Company will determine the Shareholder Representative prior to the closing of the Merger. The Shareholder Representative will have the exclusive authority to act on behalf of the CVR Holders in enforcing any of their rights under the ModusLink CVR Agreement, including the delivery of a Notice of Objection, statement of objections and negotiation. The Shareholder Representative will be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve material expense. All rights of action under the ModusLink CVR Agreement may be (and will only be) enforced by the Shareholder Representative, and any action, suit or proceeding instituted by the Shareholder Representative will be brought in its name as Shareholder Representative on behalf of the CVR Holders, and any recovery of judgment will be for the ratable benefit of all the CVR Holders.

The CVR Holders have limited recourse against the Shareholder Representative, the Shareholder Representative’s direct or indirect holders of equity interests, any individual member of the committee comprising or controlling the Shareholder Representative or any of their respective managers, directors, officers, employees, agents or other representatives (such persons the “Shareholder Representative Persons”). No Shareholder Representative Person will have any liability or responsibility to any other person for (i) the performance, of its duties or for any actions omitted to be taken under the ModusLink CVR Agreement, (ii) acts or omissions of other parties to the ModusLink CVR Agreement or (iii) damages, losses or expenses arising out of the ModusLink CVR Agreement, other than due to gross negligence, bad faith or willful or intentional misconduct. Additionally, such persons do not owe any duties or obligations to the CVR Holders, fiduciary or otherwise, other than those expressly set forth in the ModusLink CVR Agreement and the duty to act in good faith. Finally, any liability of such persons is limited to any amounts paid by the Company to the Shareholder Representative as fees and charges under the ModusLink CVR Agreement.

Pursuant to the terms of the ModusLink CVR Agreement, the Company will indemnify any Shareholder Representative Person against any loss, liability, judgment, fine, penalty, claim, demand, suit, cost, damage or expense, including reasonable out-of-pocket expenses (including the reasonable costs and expenses of legal counsel) arising out of or in connection with the Shareholder Representative’s respective duties under the ModusLink CVR Agreement, unless such loss was due to the gross negligence, bad faith or willful or intentional misconduct of a Shareholder Representative Person. Any of such costs borne by the Company will be deducted from any ModusLink Net Proceeds as a ModusLink Sales Expense.

Sale Process

From and after the Effective Time until the consummation of the Entire ModusLink Sale or the Sale Deadline, whichever is earlier, Parent will be responsible for conducting the sale process of ModusLink (or, to the extent a ModusLink Sale involving a sale of equity interests is contemplated, responsible for overseeing and making any decisions on behalf of the Company with respect to such sale process of ModusLink) and will be empowered to take all actions necessary or advisable in order to consummate a ModusLink Sale, including retaining advisors in connection with the ModusLink Sale, soliciting potential purchasers for the equity interests owned by the Company and any of the Company subsidiaries and determining which purchaser to select, negotiating the terms and conditions of any transaction document providing for a ModusLink Sale, including the purchase price for the equity interests owned by the Company and any of the Company subsidiaries, complying with any applicable provisions of ModusLink’s governing documents (including the bylaws), including with respect to rights of first refusal or similar provisions, and effectuating the consummation of such ModusLink Sale.

Interim Operations of ModusLink

From and after the Effective Time until the consummation of the Entire ModusLink Sale or the Sale Deadline, whichever is earlier, (i) the Company will, upon request of the Shareholder Representative and to the extent legally permissible (and subject to the Shareholder Representative’s entry into a customary non-disclosure agreement to the extent required by applicable law or any agreements binding on the Company with respect to ModusLink), reasonably promptly provide to the Shareholder Representative all information reasonably requested relating to ModusLink, and (ii) the Company will use commercially reasonable efforts to procure that (a) the ModusLink business will be operated substantially in the ordinary course of business consistent with past practice and (b) ModusLink will distribute any proceeds received with respect to any Partial ModusLink Sale or the Entire ModusLink Sale to the Company or any of the Company subsidiaries such that it may be distributed to the CVR Holders.

Rights of the CVR Holders

The rights of CVR Holders are limited to those contained in the ModusLink CVR Agreement. The ModusLink CVRs will not entitle the CVR Holders, by virtue of their ownership of ModusLink CVRs, to any voting or dividend rights and interest will not accrue on any amounts payable on the ModusLink CVRs to any CVR Holder. The ModusLink CVRs will not represent any equity or ownership interest in Parent, the Company or any of their affiliates, or in any constituent company to the Merger. The ModusLink CVRs will not be evidenced by a certificate or other instrument.

Amendments to the ModusLink CVR Agreement

Without the consent of any CVR Holder, the Rights Agent, the Shareholder Representative and the Company (when authorized by a board resolution) may amend the ModusLink CVR Agreement to (i) generally allow a successor to the Company to assume the Company’s obligations under the agreement, (ii) evidence the removal or replacement, succession or assumption of a new Rights Agent or member of the committee comprising the Shareholder Representative, (iii) add covenants applicable to the Company for the protection of the CVR Holders, provided that such provisions do not adversely affect the interests of the CVR Holders; (iv) correct any ambiguities in the ModusLink CVR Agreement, (v) as needed, ensure that the ModusLink CVRs are not subject to registration under the Securities Act or the Exchange Act or (vi) otherwise amend the ModusLink CVR Agreement, even if such amendment is adverse to the interest of the CVR Holders (provided the Shareholder Representative provides written consent to such amendment).

Consolidation, Merger, Sale or Conveyance

From and after the Effective Time, until such time as all of the Company’s payment obligations will have been discharged, the Company has agreed not consolidate with or merge into any other person or convey, assign, transfer or lease its properties and assets substantially as an entirety to any person, unless (i) the entity that survives such transaction expressly assumes payment of amounts on all the ModusLink CVRs and the performance of every duty and covenant of the ModusLink CVR Agreement on the part of the Company to be performed or observed, and (ii) the Company delivers an officer’s certificate to the Shareholder Representative confirming that the foregoing has been complied with.

Damages and Suits for Enforcement

If a breach of the ModusLink CVR Agreement occurs and is not waived by the Shareholder Representative, the Shareholder Representative may act to protect and enforce the rights of the CVR Holders, including by initiating any judicial proceedings it deems most effectual. In any litigation relating to enforcement of the ModusLink CVR Agreement, the non-prevailing party will pay the costs incurred by the prevailing party, including reasonable legal fees.

Only the Company may be liable for monetary damages under the ModusLink CVR Agreement. Additionally, remedies available to the Shareholder Representative on behalf of the CVR Holders will not include unforeseeable and remote indirect or consequential damages or any special or punitive damages (other than in connection with fraud or willful misconduct or third-party claims arising out of a breach of the ModusLink CVR Agreement) but may include the benefit of the bargain lost by the CVR Holders to the extent proximately caused by such breach.

Termination

The ModusLink CVR Agreement and each ModusLink CVR will be terminated and of no further force or effect, and the parties to the ModusLink CVR Agreement will have no liability, upon the earliest to occur of (i) the date that is one year following the Sale Deadline, or (ii) the written agreement of the Company and the Shareholder Representative to terminate the ModusLink Agreement.

Tax Consequences of CVRs

There is substantial uncertainty regarding the tax treatment of the ModusLink CVRs. as described further under the section entitled “Special Factors — Material U.S. Federal Income Tax Consequences of the Merger.”

Payment Not Certain

There can be no assurance that any payment will be made under the ModusLink CVRs. There are numerous risks and uncertainties associated with receiving payment under the ModusLink CVRs, including the possibility that a ModusLink Sale will not be for a value sufficient to generate a payment to CVR Holders or that the ModusLink Assets will not be sold at all.

PROPOSAL NO. 2: THE AMENDMENT PROPOSAL

The Amendment Proposal, if adopted, will allow Steel Connect to adopt an amendment to the Company’s Certificate of Incorporation to clarify that the Merger and the Transactions, including the Merger, do not constitute a “Liquidation Event,” as defined in the Certificate of Designations. The proposed amendment to the Company’s Certificate of Incorporation is attached as Annex F to this proxy statement.

Upon the occurrence of a “Liquidation Event,” the holders of outstanding Series C Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Company to holders of junior securities (including the Common Stock) by reason of their ownership thereof, the Series C Preferred Stock Liquidation Preference (as defined in the Certificate of Designations), which is an amount equal to the stated value of the shares of $35.0 million plus all declared but unpaid dividends and accrued but unpaid dividends. Steel Partners and Steel Connect believe that the Merger and the Transactions are not a “Liquidation Event”; however, they have determined that a clarification is appropriate for the avoidance of doubt given the potential impact to the Company’s liquidity in the event that a “Liquidation Event” were deemed to have occurred.

The proposed amendment will insert a new subparagraph (c) to Section 15 of the Certificate of Designations, providing that the term “Liquidation Event” will not include, nor be deemed to include, the Merger Agreement and the Transactions, including the Merger, such that (i) at the Effective Time, by virtue of the Merger, each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time will remain outstanding as provided by the Merger Agreement, (ii) no written notice of the Merger Agreement, the Merger or the Transactions will be required to be provided to the holders, (iii) no cash distributions will be made (or required to be made) to the holders prior to, upon or immediately following completion of the Merger or the Transactions and no such closing will be postponed or cancelled, (iv) the prior affirmative vote or prior consent of the majority holders, voting or consenting separately as a single class, will not be required and (v) no adjustment will be made; provided that nothing in the Amendment Proposal will eliminate, restrict or impair the rights of the holders, including, without limitation, the right of the holders to vote on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock as one class (including, without limitation, with respect to any matter relating to the Merger Agreement and the Transactions, including the Merger, any amendment of the Certificate of Incorporation, any increase or decrease in the number of authorized shares of Common Stock or any other matter subject to the vote or consent of the holders of Common Stock).

Approval of the Amendment Proposal is not a condition to the completion of the Merger. If the Merger Proposal is adopted and the Amendment Proposal is not adopted, Parent and the Company intend to complete the Merger, subject to the satisfaction or waiver of the conditions to the Merger. If the Merger is completed and the Amendment Proposal is not adopted, the Certificate of Designation will remain in effect in its present form immediately following the closing of the Merger, and the Company and Parent intend to take the position that no “Liquidation Event” has occurred as a result of the Merger.

Vote Required

The Amendment Proposal requires the affirmative vote from holders of (i) a majority of the outstanding shares of Series C Preferred Stock and (ii) a majority in voting power of the outstanding shares of Common Stock and Series C Preferred Stock (voting on an as converted to shares of Common Stock basis), voting together as a single class. For purposes of this vote, an abstention or a failure to vote or to instruct a broker or nominee to vote will have the same effect as a vote “AGAINST” the proposal.

The Board unanimously recommends that the stockholders vote “FOR” the Amendment Proposal.

PROPOSAL NO. 3: THE ELECTION PROPOSAL

The Board has seven directors and is currently divided into three classes. A class of director is elected each year for a three-year term. No family relationships exist between any directors or executive officers, as such term is defined in Item 401 of Regulation S-K promulgated under the Exchange Act.

The current term of the Company’s Class I Directors will expire at the Annual Meeting. The Board’s nominees for Class I Directors are Warren G. Lichtenstein and Glen M. Kassan. Messrs. Lichtenstein and Kassan currently serve as Class I Directors and are up for re-election at the Annual Meeting. If each of Messrs. Lichtenstein and Kassan is elected at the Annual Meeting, he will serve for a term of three years that will expire at the Company’s 2024 Annual Meeting of Stockholders (to be held after the fiscal year ending July 31, 2024) (the “2024 Annual Meeting”), and in each case until his respective successor is duly elected and qualified, or until his earlier death, resignation or removal. The persons named as proxies will vote for each of Messrs. Lichtenstein and Kassan for election to the Board as a Class I Director, unless the applicable proxy card is marked otherwise.

Messrs. Lichtenstein and Kassan have each indicated a willingness to serve, if elected; however, if prior to election, any of them becomes unable to serve, the persons named as proxies may vote the proxy for a substitute nominee or, as the case may be, nominees. The Board has no reason to believe that Messrs. Lichtenstein and Kassan will be unable to serve if elected.

Vote Required

The two nominees for Class I Directors receiving the highest vote totals will be elected as Class I Directors of the Company. Abstentions and any broker non-votes will not be included in the vote totals and, as such, will have no effect on the outcome of this proposal.

The Board unanimously recommends that the stockholders vote “FOR” the Election Proposal.

Information Concerning the Directors and the Board’s Nominees

Name	Age	Current Position with the Company	Class to Which Nominated at Annual Meeting	Director Since
Warren G. Lichtenstein†	56	Class I Director, Interim Chief Executive Officer (“CEO”) and Executive Chairman	n/a	March 2013
Glen M. Kassan†	78	Class I Director, Vice Chairman	n/a	March 2013
Jack L. Howard	60	Class II Director	n/a	December 2017
Maria U. Molland*(1)(3)	47	Class II Director	n/a	December 2019
Jeffrey J. Fenton*(1)(2)	64	Class III Director	Class III	November 2010
Jeffrey S. Wald*(2)(3)	47	Class III Director	Class III	February 2012
Renata Simril*(2)	53	Class III Director	Class III	October 2020

____________

†        Director Nominee

*        Independent Director

(1)      Member of the Organization and Compensation Committee of the Board (the “Compensation Committee”).

(2)      Member of the Audit Committee of the Board (the “Audit Committee”).

(3)      Member of the Nominating and Corporate Governance Committee of the Board (the “Governance Committee”).

Biographical and certain other information concerning the director nominees and continuing and other members of the Board of the Company is set forth below.

Class I Director Nominees for a Three-Year Term Expiring at the 2024 Annual Meeting of Stockholders

Warren G. Lichtenstein.    Mr. Lichtenstein has served as the Chairman of the Board and as a director of the Company since March 2013, and as its Executive Chairman since June 2016. Effective December 4, 2018, Mr. Lichtenstein assumed the additional role of Interim Chief Executive Officer of the Company. Mr. Lichtenstein had previously served as the Company’s Interim Chief Executive Officer from March 2016 until June 2016. Mr. Lichtenstein has served as Executive Chairman of the Board of Steel Partners GP since February 2013 and had previously served as Chief Executive Officer and Chairman from July 2009 to February 2013. Mr. Lichtenstein has been associated with Steel Holdings and its predecessors and affiliates since 1990. He previously served as Chairman of the Board of HNH. He has served on the board of PCS-Mosaic Holdings LLC, a systems, software and training national security company, since April 2022. Mr. Lichtenstein has served as a director of Aerojet Rocketdyne Holdings, Inc., a manufacturer of aerospace and defense products with a real estate business segment, since March 2008 and has served as Executive Chairman since June 2016. Mr. Lichtenstein has served as a director of SXL since October 2010 and Chairman of the SXL Board since May 2011. In 2011, Mr. Lichtenstein founded Steel Sports, Inc., a subsidiary of SXL dedicated to building a network of participatory and experience-based sports-related businesses, with a particular emphasis on youth sports. Mr. Lichtenstein is also a director of the Steel Partners Foundation and of the Federal Law Enforcement Foundation. Mr. Lichtenstein studied at Tulane University and the University of Pennsylvania, where he received a Bachelor of Arts in Economics. Mr. Lichtenstein brings to the Board extensive experience in corporate finance, executive management and investing, deep knowledge from serving as a director and advisor to a diverse group of public companies and significant operations experience in manufacturing, aerospace, defense, banking and the Steel Business System (the methodology used by Steel Holdings to invest and to manage its businesses).

Glen M. Kassan.    Mr. Kassan has served as a director of the Company since March 2013 and as its Vice Chairman since May 2014. He served as the Company’s Chief Administrative Officer from May 2014 until January 2015. Mr. Kassan served as a director of HNH from July 2005 until May 2015 and as HNH’s Vice Chairman of the board from October 2005 until May 2015. He served as HNH’s Chief Executive Officer from October 2005 until December 2012. He has been associated with Steel Holdings and its affiliates since August 1999, and is currently an employee of Steel Services, Ltd. (“Steel Services”). Steel Services is an indirect wholly owned subsidiary of Steel Holdings. He served as the Vice President, Chief Financial Officer and Secretary of a predecessor entity of Steel Holdings from June 2000 to April 2007. He served as a director of SLI from January 2002, and its Chairman of the board from May 2008, until SLI was acquired by HNH in June 2016. He previously served as SLI’s Vice Chairman of the board from August 2005 to May 2008, its President from February 2002 to August 2005, its interim Chief Executive Officer in June 2010 and its interim Chief Financial Officer from June 2010 to August 2010. Mr. Kassan brings to the Board his years of experience and record of success in leadership positions in industrial and other public companies having attributes similar to the Company, as well as the expertise in capital markets and corporate finance.

Class II Directors Continuing in Office until the 2022 Annual Meeting of Stockholders

Jack L. Howard.    Mr. Howard has served as a director of the Company since December 2017. He has served as President of Steel Holdings since July 2009, and has been a member of Steel Holdings’ board of directors since October 2011. Mr. Howard also served as the Assistant Secretary of Steel Holdings from July 2009 until September 2011 and as Secretary from September 2011 until January 2012. Mr. Howard has been associated with Steel Holdings and its predecessors and affiliates since 1993. Mr. Howard has been a Financial Industry Regulatory Authority registered broker-dealer since 1989. Mr. Howard has been a director of HNH since July 2005 and previously served as Vice Chairman of the HNH board and as HNH’s Principal Executive Officer. Mr. Howard has been a director of SXL since December 2007 and previously served as Vice Chairman of the SXL Board and Principal Executive Officer of SXL. Since February 2018, Mr. Howard has been the Executive Chairman of WebBank, a state-chartered industrial bank and wholly owned subsidiary of Steel Holdings. He is the President of SP General Services, LLC, an affiliate of Steel Holdings. He currently holds the securities licenses of Series 7, Series 24, Series 55 and Series 63. Mr. Howard graduated from the University of Oregon with a Bachelor’s Degree in Finance. Mr. Howard brings to the Board managerial and investing experience in a broad range of businesses, as well as his service on the boards of directors and committees of both public and private companies.

Maria U. Molland.    Ms. Molland has served as a director of the Company since December 2019. Ms. Molland has been the Chief Executive Officer and director of Thinx Inc., a feminine hygiene company, since July 2017 (sold a majority stake to Kimberly Clark in February 2022). As of July 2022, Ms. Molland will leave her position as Chief Executive Officer of Thinx Inc. Prior to her current position, Ms. Molland was the Chief Executive Officer and Founder of M Squared Digital Consulting, a professional services firm focused on strategy execution, from September 2013 to January 2016. Between January 2016 and December 2016, Ms. Molland co-founded Splacer, an online platform and marketplace for people to list, discover and book short-term spaces for unique event experiences. From April 2012 to August 2013, Ms. Molland was the Chief European Officer for Fab.com, an e-commerce company. She began her business career as an analyst with Volpe Brown Whelan & Company, a private technology investment bank. Ms. Molland graduated from Northwestern University with a Bachelor’s Degree in Economics in 1996 and received her Master of Business Administration from Harvard Business School in 2002. She has held several positions over the years in the Internet and digital media industries. Ms. Molland brings to the Board significant business and leadership experience.

Class III Directors Continuing in Office until the 2023 Annual Meeting of Stockholders

Jeffrey J. Fenton.    Mr. Fenton has served as a Director of the Company since November 2010. Mr. Fenton was initially appointed to the Board pursuant to a Settlement Agreement among the Company, LCV Capital Management, LLC, Raging Capital Management, LLC and certain of their affiliates, dated October 20, 2010. He served as Senior Vice President, Business Development of United Rentals, Inc., a construction and industrial equipment rental company, from January 2013 to June 2022. Since March 2004, Mr. Fenton has served as a Principal of Devonshire Advisors LLC, an advisory services firm. From March 2004 to April 2008, Mr. Fenton also served as Senior Advisor to Cerberus Capital Management L.P., a leading private investment firm. Mr. Fenton previously served as a director of Bluelinx Holdings Inc., Formica Corporation, IAP Worldwide Services, Global Motorsports Group, Inc. and Transamerica Trailer Leasing Co. Mr. Fenton earned a Bachelor of Science degree in Mechanical Engineering from Northeastern University and a Master of Science degree in Management from Massachusetts Institute of Technology. Mr. Fenton brings to the Board significant finance, international business and leadership experience, having served as a senior advisor at a leading private investment firm as well as chief executive officer of a major industrial company.

Jeffrey S. Wald.    Mr. Wald has served as a director of the Company since February 2012. From May 2010 until September 2020, Mr. Wald was the President, Chief Operating Officer and Chief Financial Officer of Work Market, Inc., an enterprise software platform that enables companies to manage their on-demand labor (sold to Automated Data Processing, Inc. in January 2018), and of which he was the Founder. From May 2008 to May 2010, Mr. Wald was a Managing Director at Barington Capital Group, L.P., an activist hedge fund manager. From March 2007 through May 2008, Mr. Wald was the Chief Operating Officer and Chief Financial Officer of Spinback, Inc., an internet commerce company (sold to Buddy Media Corporation), of which he is also the Founder. From January 2003 to March 2007, Mr. Wald was a Vice President at The GlenRock Group, a private equity firm which invests in undervalued, middle market companies as well as emerging and early stage companies. Earlier in his career, Mr. Wald held positions in the mergers and acquisitions department at J.P. Morgan Chase & Co., a multinational investment bank and financial services company. Mr. Wald is currently a director of CoStar Technologies, Inc., where he also serves on the audit committee. From 2010 to 2012, Mr. Wald served as a director of Peerless Systems Corporation, and from 2009 to 2010 he served on the board of Register.com. Mr. Wald holds a Master of Business Administration from Harvard University and a Master of Science and Bachelor of Science from Cornell University. Mr. Wald brings to the Board substantial experience in the areas of venture capital, technology, principal investing and operations, as well as his knowledge of corporate governance, accounting and financial expertise.

Renata Simril.    Ms. Simril has served as a director of the Company since October 2020. Since January 2016, Ms. Simril has served as the President and Chief Executive Officer of the LA84 Foundation, a nonprofit organization supporting youth sports and legacy of the 1984 Los Angeles Summer Olympic Games. Ms. Simril is also on the Board and Executive Committee of the Los Angeles Chamber of Commerce, the Board of the Los Angeles Sports and Entertainment Commission, the Board and Audit Committee of the Los Angeles Dodgers Foundation and on the leadership council of the Service of Humanity global movement. Before joining the LA84 Foundation, Ms. Simril served as Senior Vice President and Chief of Staff to the publisher of the Los Angeles Times from November 2014 to September 2015, where she oversaw staff operations and budgeting for the newsroom and business operations with over 900 employees. Her earlier career included three seasons with the Los Angeles Dodgers, a major league baseball team, where she served as Senior Vice President of External Affairs and managed the team’s community relations and charitable foundation. Ms. Simril also worked for over a decade in real estate development with Jones Lang LaSalle Incorporated, a commercial real estate services company, Forest City Enterprise, a previously publicly traded commercial real estate company, and LCOR, Inc., a real estate investment and development firm, where she managed the acquisition, entitlement, finance and development of multi-million dollars projects. Ms. Simril has a Bachelor’s Degree in Urban Studies from Loyola Marymount University and a Master’s Degree in Real Estate Development from the University of Southern California. Ms. Simril brings to the Board more than 25 years of diversified experience in all areas of economic development policy, municipal finance, real estate finance and development, sports and philanthropy.

Corporate Governance and Board Matters

The Company maintains a corporate governance page on its website, which includes key information about its corporate governance initiatives, including its Code of Business Conduct and Ethics, Corporate Governance Guidelines and charters for each of the Audit Committee, the Compensation Committee and the Governance Committee. The corporate governance page can be found by clicking on the “Corporate Governance” tab on our website at www.steelconnectinc.com. The contents of our website are not part of this proxy statement, and our Internet address is included in this document as an inactive textual reference only.

The Company has policies and practices that the Board believes promote good corporate governance, including in line with the listing requirements of Nasdaq (the “Nasdaq Rules”) and relevant rules of the SEC, as follows:

•        the Board has adopted clear corporate governance policies;

•        all members of the Audit Committee, the Compensation Committee and the Governance Committee are independent;

•        the independent directors of the Board meet periodically, as they deem necessary, in executive session without the presence of management;

•        the Company has a Code of Business Conduct and Ethics, which applies to all employees, is monitored by its internal audit function and is annually affirmed by its employees;

•        the charters of the Board committees clearly establish their respective roles and responsibilities; and

•        the Company has an ethics hotline available to all employees, and the Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls or auditing matters.

Board Leadership Structure

Mr. Lichtenstein served as non-executive Chairman of the Board from March 2013 until June 2016 at which time he was appointed a non-employee Executive Chairman of the Board. In December 2018, Mr. Lichtenstein assumed the additional role of Interim Chief Executive Officer of the Company upon the resignation of James Henderson, the former President and Chief Executive Officer of the Company.

The Board does not have a formal policy regarding whether the same person should serve as both the Chief Executive Officer and Chairman of the Board and believes that an effective leadership structure could be achieved either by combining or separating the Chief Executive Officer and Chairman positions, if the structure encourages free and open dialogue of competing views of directors and provides for strong checks and balances on management directors. Specifically, an effective governance structure must balance the powers of the Chief Executive Officer and the independent directors and enable the independent directors to oversee management effectively, while ensuring that the independent directors are fully informed about the Company’s business and strategy and ready to discuss and debate key issues. The combined role of Chairman and Chief Executive Officer, in the case of the Company, means that the Chairman of the Board has longstanding experience in our industry and ongoing executive responsibility with the Company. Periodically, our Board assesses the board leadership structure to ensure that it serves the interests of the Company and our stockholders and promotes the creation of long-term stockholder value.

Duties of the Executive Chairman include, among other duties, (i) collaborating with our Chief Executive Officer on the Company’s strategic and operational positioning, product road map, management organization with enterprise-wide accountability, acquisitions and legal matters, (ii) calling, chairing and setting the agenda for meetings of the Board, (iii) setting the agenda for and chairing meetings of the director in executive session, (iv) chairing the annual meeting of stockholders, (v) briefing the Chief Executive Officer on issues arising from and/or discussed in executive sessions of the directors, (vi) facilitating discussions among directors on key issues regarding the Company, (vii) facilitating communications between other members of the Board and the Chief Executive Officer (however, each director is free to communicate directly with the Chief Executive Officer), (viii) in the event a stockholder seeks to communicate with the Board, accepting and responding to such communications, (ix) reviewing periodically the Company’s business plan, financial performance and other activities with the Chief Executive Officer, (x) recommending Board committee assignments for consideration by the Governance Committee (provided, however, that no such recommendation shall be required in order for such committee to carry out its duties with respect to committee composition) and (xi) in consultation with the other directors and the Chief Executive Officer, developing Board agendas. During such period as Mr. Lichtenstein serves as Interim Chief Executive Officer of the Company, those duties described above that relate to the relationship between the Company’s Executive Chairman and the Company’s Chief Executive Officer are not applicable. At such time as the Company returns to separating the positions of Executive Chairman and the Chief Executive Officer, those duties described above that relate to the relationship between the Company’s Executive Chairman and the Chief Executive Officer will once again apply.

Mr. Kassan has served as Vice Chairman of the Board since May 2, 2014. The duties of the Vice Chairman include, among other things, providing assistance to the Chairman in performing the duties described above. Our Corporate Governance Guidelines provide that we may appoint a lead independent director where our Chairman is not independent.

We do not currently have a lead independent director; however, our independent directors, who serve as the sole members of our Audit Committee, Compensation Committee and Governance Committee, provide strong independent leadership to our Board. These independent directors also meet periodically, as they deem necessary, in executive session without the presence of management.

Controlled Company and Director Independence

The Board has determined that each of Mr. Fenton, Ms. Simril, Ms. Molland and Mr. Wald satisfies the criteria for being an “independent director” under the Nasdaq Rules and has no material relationship with the Company other than by virtue of his or her service on the Board.

As of the Record Date, Steel Holdings, directly and indirectly, owned approximately 30.1%, and, when combined with its affiliated entities and individuals who are members of a Section 13(d) group with Steel Holdings and its affiliated entities, 34.9%, of our outstanding Common Stock (and assuming conversion of the Series C Preferred Stock, 49.8%, and, when combined with such affiliated entities and individuals, approximately 53.5%, of the outstanding shares of Common Stock). Each of Mr. Lichtenstein, our Interim Chief Executive Officer, Director and the Executive Chairman of our Board, and Mr. Howard, a member of our Board, is a member of this Section 13(d) group. For more information, see “Security Ownership of Certain Beneficial Owners and Management.” As a result, we are a “controlled company” within the meaning of Rule 5615(c) of the Nasdaq Rules. Under the Nasdaq Rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements under the Nasdaq Rules, including the requirements: (i) that a majority of the Board consist of independent directors; (ii) that we have director nominees selected or recommended for the Board’s selection, either by a majority vote of only the independent directors or by a nominating committee comprised solely of independent directors, with a written charter or Board resolution addressing the nomination process; and (iii) that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. We do not currently rely on these exemptions but may do so in the future. Currently, our Audit Committee, our Compensation Committee and our Governance Committee consist entirely of independent directors and maintain charters in line with the Nasdaq Rules, and we have a majority of independent directors on the Board.

Board and Committee Meetings

For the year ended July 31, 2021 (“Fiscal 2021”), the Board held 19 meetings (including by telephone conference). During Fiscal 2021, each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of the committees on which he or she served (which includes the Audit Committee, Compensation Committee and Governance Committee, as well as the Special Committee). During Fiscal 2021, the Board met periodically, as they deemed necessary, outside of the presence of the executive officers of the Company. Pursuant to the Company’s Corporate Governance Guidelines, the Company’s directors are expected to attend the Company’s annual meetings of stockholders absent exceptional cause. Some of the Company’s directors serving at the time of the 2020 Annual Meeting of Stockholders held on July 26, 2021 attended such meetings via teleconference.

Committees of the Board of Directors

The standing committees of the Board are the Audit Committee, the Compensation Committee and the Governance Committee. Each committee reports regularly to the full Board on its activities.

Audit Committee

The Board has an Audit Committee, which assists the Board in fulfilling its responsibilities to stockholders concerning the Company’s financial reporting and internal controls and facilitates open communication among the Audit Committee, Board, independent registered public accounting firm and management.

•        The Audit Committee discusses with management and the Company’s independent registered public accounting firm the financial information developed by the Company, the Company’s systems of internal controls and the Company’s internal audit process.

•        The Audit Committee is solely and directly responsible for appointing, evaluating, retaining, compensating, overseeing and, when necessary, terminating the engagement of the independent registered public accounting firm.

•        The independent registered public accounting firm meets with the Audit Committee (both with and without the presence of the Company’s management) to review and discuss various matters pertaining to the audit, including the Company’s financial statements, the report of the independent registered public accounting firm on the results of its audit and any significant financial reporting issues and practices, scope and terms of its work, and its recommendations concerning the financial practices, controls, procedures and policies employed by the Company.

•        The Audit Committee oversees the internal audit functions and the senior-most internal auditor reports directly to the Audit Committee.

•        The Audit Committee pre-approves all audit services to be provided to the Company, whether provided by the principal independent registered public accounting firm or other firms, and all other services (review, attest, tax and non-audit) to be provided to the Company by the independent registered public accounting firm.

•        The Audit Committee coordinates the Board’s oversight of the Company’s internal controls over financial reporting, disclosure controls and procedures and code of conduct. The Audit Committee is charged with establishing procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting, internal accounting controls or auditing matters.

The Audit Committee is authorized, without further action by the Board, to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. The Board has adopted a written charter for the Audit Committee, a copy of which can be found by clicking on the “Corporate Governance” tab on our website at www.steelconnectinc.com.

The Audit Committee currently consists of Mr. Wald (Chair), Mr. Fenton and Ms. Simril, each of whom the Board has determined to be independent as defined under applicable Nasdaq Rules and Rule 10A-3 under the Exchange Act. The Board has determined that Mr. Wald is an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K. The Audit Committee met four times during Fiscal 2021.

Organization and Compensation Committee

The Board has a Compensation Committee, which administers the Company’s equity incentive plans, cash incentive plans, performance-based restricted stock program and other equity-based awards.

•        The Compensation Committee reviews and approves, or recommends to the Board for approval, (i) the salaries, bonuses and other compensation arrangements and policies, including relevant corporate goals and objectives, for the Company’s executive officers, (ii) incentive compensation and equity-based plans and (iii) any employment agreements and severance arrangements or plans for executive officers.

•        The Compensation Committee makes recommendations to the Board regarding director compensation.

•        The Compensation Committee reviews the results of the advisory vote on “say-on-pay” with regard to Named Executive Officers.

•        The Compensation Committee reviews and approves the executive compensation information, to be included in the Company’s annual report on Form 10-K or annual proxy statement, to the extent deemed appropriate or required by SEC rules.

The Compensation Committee is authorized, without further action by the Board, to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. The Board has adopted a written charter for the Compensation Committee, a copy of which can be found by clicking on the “Corporate Governance” tab on our website at www.steelconnectinc.com.

The Compensation Committee currently consists of Mr. Fenton (Chair) and Ms. Molland, each of whom the Board has determined to be an independent director as defined under the applicable Nasdaq Rules and is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act. The Compensation Committee met seven times during Fiscal 2021.

Role of Management in Compensation Decisions

In determining the performance criteria and compensation of our executive officers (other than our Interim Chief Executive Officer), the Compensation Committee generally takes into account the recommendations of our Interim Chief Executive Officer. Typically, our Interim Chief Executive Officer will make these recommendations based on his assessment of each executive officer’s individual performance as well as his knowledge of each executive officer’s job responsibilities, seniority, expected contributions and his understanding of the competitive market for such executives. Our Interim Chief Executive Officer may also attend meetings of the Compensation Committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation. During Fiscal 2021, our Interim Chief Executive Officer and our then-serving Chief Financial Officer regularly attended Compensation Committee meetings to provide information and recommendations, including with regard to management incentive plans. The Compensation Committee was not bound by such recommendations.

Role of the Compensation Consultant in Compensation Decisions

The Compensation Committee’s historical practice and policy has been to conduct a periodic comprehensive review of executive compensation and to adjust compensation from prior years, as it deems necessary from time to time, to reflect prevailing market trends for executive compensation. Pursuant to its charter, the Compensation Committee has the sole authority to retain, terminate, obtain advice from, oversee and compensate its outside advisors, including its compensation consultant. The Company has provided appropriate funding to the Compensation Committee to do so, and the Compensation Committee engages a compensation consultant as it deems necessary. In Fiscal 2021, neither the Compensation Committee nor the Company engaged a compensation consultant to advise on executive officer or director compensation.

Governance Committee

The Board has a Governance Committee, which makes recommendations to the Board concerning all facets of the director-nominee selection process.

•        The Governance Committee recommends to the Board the criteria to be considered in selecting director-nominees, the consideration of stockholder submitted nominees and the identification of qualified candidates to the Board for election at the Annual Meeting.

•        The Governance Committee develops and recommends to the Board corporate governance principles applicable to the Company.

•        The Governance Committee reviews and resolves conflicts of interest (other than those relating to related party transactions).

•        The Governance Committee is responsible for overseeing an annual self-evaluation of the Board to determine whether it and its committees are functioning effectively, determines the nature of the evaluation, supervises the conduct of the evaluation and prepares an assessment of the performance of the Board, which is discussed with the Board.

•        The Governance Committee may, at the request of the Board, periodically review and make recommendations to the Board relating to management succession planning, including policies and principles for Chief Executive Officer selection and performance review, as well as policies regarding succession in the event of an emergency or the retirement of the Chief Executive Officer.

•        The Governance Committee is charged with developing and overseeing an orientation program for new directors and a continuing education program for current directors.

The Governance Committee has the authority to engage such independent legal and other advisors as it deems necessary or appropriate to carry out its responsibilities. The Board has adopted a written charter for the Governance Committee, a copy of which can be found by clicking on the “Corporate Governance” tab on our website at www.steelconnectinc.com. The Governance Committee currently consists of Ms. Molland (Chair) and Mr. Wald, each of whom is independent as defined under the applicable Nasdaq Rules. The Governance Committee met four times during Fiscal 2021.

Consideration of Director Nominees

In recommending candidates for election to the Board (including both incumbent nominees and new nominees), the Governance Committee considers nominees recommended by directors, officers, employees, stockholders and others. Other than with respect to Mr. Howard, who was designated by SPHG Holdings to serve on our Board upon the closing of the Preferred Stock Transaction (as defined and further discussed in “Transactions between Steel Connect and the Parent Group Members”), the Governance Committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. The Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates, as appropriate.

The criteria for nomination are detailed in our Corporate Governance Guidelines. The Board requires that all nominees for the Board have a reputation for integrity, honesty and adherence to high ethical standards. In addition, nominees should also have demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company, should be willing and able to contribute positively to the decision-making process of the Company and should understand the sometimes-conflicting interests of the various constituencies of the Company, including stockholders, employees, customers, governmental units, creditors and the general public. We also expect nominees to be committed to understanding the Company and its industry and to regularly attend and participate in meetings of the Board and its committees. Upon selection of a qualified candidate, the Governance Committee recommends the candidate for consideration by the full Board. The Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Stockholder Nominees

The Governance Committee will consider nominees for the Board recommended by stockholders in accordance with the Bylaws. Stockholders wishing to propose director candidates for consideration by the Governance Committee may do so by writing, by deadlines specified in the Bylaws, to the Secretary of the Company and providing information concerning the nominee and his or her proponent(s) required by the Bylaws. The Bylaws set forth further requirements for stockholders wishing to nominate director candidates for consideration by stockholders including, among other things, that a stockholder must give timely written notice of an intent to make such a nomination to the Secretary of the Company. For more information, see “Other Information — Future Stockholder Proposals.”

Board’s Role in Risk Oversight

We believe that risk is inherent in innovation and the pursuit of long-term growth opportunities. The Company’s management is responsible for day-to-day risk management activities. The Board, acting directly and through its committees, is responsible for the oversight of the Company’s risk management. With the oversight of the Board, the Company has implemented practices and programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase stockholder value. The Board has allocated and delegated risk oversight responsibility to various committees of the Board in the following ways:

The Audit Committee is responsible for reviewing the Company’s risk oversight and management practices with respect to financial risks. Specifically, the Audit Committee periodically reviews and discusses with management the Company’s major financial risk exposures (including with respect to any internal audit plans), the process by which the Company undertakes financial risk assessment and management and the steps that management takes to monitor and control financial risks.

The Compensation Committee is responsible for reviewing and discussing with management at least annually the impact of Company’s compensation policies and practices on its risk management policies and practices.

In addition, the Board participates in regular discussions with the Company’s senior management on many core subjects, including strategy, operations, finance, and legal and public policy matters, in which risk oversight is an inherent element. The Board believes that the leadership structure described above under “Board Leadership Structure” facilitates the Board’s oversight of risk management because it allows the Board, with leadership from the Executive Chairman and working through its committees, including the independent Governance Committee, to participate actively in the oversight of management’s actions.

Diversity

Diversity has always been very important to us. Although we have no formal separate written policy, pursuant to our Corporate Governance Guidelines, the Board annually reviews the appropriate skills and characteristics of the members of the Board (upon recommendation of the Governance Committee), and diversity is one of the factors used in this assessment, including a diversity of viewpoints, backgrounds and experiences. In addition, the Company has disclosed below its Board diversity matrix in compliance with Nasdaq Rule 5606(a) to reflect the diverse attributes that the Company values on its Board.

Board Diversity Matrix
(as of June 30, 2022)

Total Number of Directors	7
	Female	Male	Non Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	5	—	—
Part II: Demographic Background
African-American or Black	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

Hedging Policy

Our insider trading policy forbids all of our executive officers, employees and directors from entering into hedging or monetization transactions, such as zero-cost collars and forward sale contracts, which allow such individuals to continue to own Company securities without the full risks and rewards of ownership.

Stockholder Communications with the Board

Stockholders may send written communications to the Board, the presiding director or any individual member of the Board to the following address: c/o Secretary, Steel Connect, Inc., 2000 Midway Lane, Smyrna, Tennessee 37167. The Company will forward all such correspondence accordingly, except for mass mailings, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material.

PROPOSAL NO. 4: THE SAY-ON-PAY PROPOSAL

The Board recognizes that it is appropriate to seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program.

Pursuant to Section 14A of the Exchange Act, we are required to provide our stockholders with the opportunity to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement. This advisory vote on Named Executive Officer compensation is commonly referred to as a “Say-on-Pay” vote.

Consistent with the recommendation of the Board to stockholders that future stockholder votes on Named Executive Officer compensation be held annually, and in light of the voting results on the “Say-on-Frequency” proposal at the 2017 Annual Meeting of Stockholders, the Company has determined that it will hold an annual advisory vote on the compensation of Named Executive Officers until the next required vote on the frequency of stockholder votes on Named Executive Officer compensation takes place at the 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”), which we expect to hold if the Merger is not completed.

The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our Named Executive Officers pursuant to Item 402 of Regulation S-K. As described in more detail under the heading “Important Additional Information Regarding Steel Connect — Executive Compensation,” we believe our Named Executive Officer compensation program aligns with our short and long-term business goals, with a significant portion of compensation “at risk” and directly linked to our overall performance. As such, we believe our executive compensation properly aligns the interests of our executives with the interests of our stockholders.

The Board recommends that the stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and accompanying narrative disclosures.”

As an advisory vote, this proposal is not binding upon the Company or the Board. The Compensation Committee values the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

Vote Required

Approval of the Say-on-Pay Proposal requires the affirmative vote of the holders of a majority of the stock which has voting power present in person or represented by proxy and which has actually voted. Abstentions and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.

The Board unanimously recommends that the stockholders vote “FOR” the Say-on-Pay Proposal.

PROPOSAL NO. 5: THE AUDITOR RATIFICATION PROPOSAL

The Audit Committee has appointed BDO USA, LLP, an independent registered public accounting firm, to audit the Company’s consolidated financial statements for our fiscal year ending July 31, 2022 (“Fiscal 2022”).

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional audit services and other services rendered by the Company’s independent registered public accounting firm for the fiscal year ended July 31, 2021 (“Fiscal 2021”) and the fiscal year ended July 31, 2020 (“Fiscal 2020”):

Fee Category	Fiscal 2021 Fees	Fiscal 2020 Fees
Audit Fees(1)	$2,232,486	$2,105,377
Audit-Related Fees(2)	—	16,500
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$2,232,486	$2,121,877

____________

(1)      Audit Fees.    Audit fees for Fiscal 2021 and Fiscal 2020 consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports, services that are normally provided by the Company’s auditors in connection with statutory and regulatory filings or engagements.

(2)      Audit-Related Fees.    Audit-related fees for Fiscal 2020 consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported in “Audit Fees.” Those audit-related services for Fiscal 2020 include audits of an employee benefit plan.

Audit Committee Pre-Approval Policies and Procedures

Pursuant to our audit committee charter, our audit committee pre-approves the audit, audit-related, tax and other permitted services of our independent registered public accounting firm before it is engaged to render those services.

Vote Required

Approval of the Auditor Ratification Proposal requires the affirmative vote of the holders of a majority of outstanding shares of capital stock, which have voting power present in person or represented by proxy and have actually voted. Abstentions will be disregarded and have no effect on the outcome of the vote, and there will be no broker non-votes on this proposal.

The Board unanimously recommends that the stockholders vote “FOR” the Auditor Ratification Proposal.

PROPOSAL NO. 6: THE ADJOURNMENT PROPOSAL

At the Annual Meeting, we may ask stockholder to vote upon an adjournment of the Annual Meeting, if necessary, to ensure that any necessary supplement or amendment to the proxy statement is provided to Company stockholders a reasonable amount of time in advance of the Annual Meeting or to solicit additional proxies for the adoption of the Merger Agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our Board to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the Annual Meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, we could adjourn any adjourned session of the Annual Meeting and use the additional time to ensure that any necessary supplement or amendment to the proxy statement is provided to Company stockholders a reasonable amount of time in advance of the Annual Meeting or to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement to defeat that proposal, we could adjourn the Annual Meeting without a vote to approve the Merger Agreement and seek to convince the holders of those shares to change their votes to vote in favor of adoption of the Merger Agreement.

Vote Required

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of outstanding shares of capital stock, which have voting power present in person or represented by proxy. Abstentions will have the same effect as a vote “AGAINST” the proposal, and broker non-votes will be disregarded and have no effect on the outcome of the vote.

The Board unanimously recommends that you vote “FOR” the Adjournment Proposal.

IMPORTANT ADDITIONAL INFORMATION REGARDING STEEL CONNECT

Company Background

Steel Connect, Inc., a Delaware corporation, is a holding company which operates through its wholly owned subsidiary, ModusLink Corporation (“ModusLink”), which serves the supply chain management market.

ModusLink provides digital and physical supply chain solutions to many of the world’s leading brands across a diverse range of industries, including consumer electronics, telecommunications, computing and storage, software and content, consumer packaged goods, medical devices, retail and luxury and connected devices. These solutions are delivered through a combination of industry expertise, innovative service solutions, and integrated operations, proven business processes, an expansive global footprint and world-class technology. With a global footprint spanning North America, Europe and the Asia Pacific, the Company’s solutions and services are designed to improve end-to-end supply chains in order to drive growth, lower costs, and improve profitability.

Our executive offices are located at 2000 Midway Lane, Smyrna, Tennessee 37167, and our telephone number is (914) 461-1276.

Disposition of IWCO

As disclosed in the 2021 Annual Report, as of the end of fiscal 2021, the Company, a holding company, had two wholly owned subsidiaries, IWCO and ModusLink. On February 25, 2022, pursuant to a transaction agreement (the “Transaction Agreement”), the Company transferred all of its interests in IWCO to an entity owned by affiliates of certain lenders under the financing agreement, dated December 15, 2017 (the “Financing Agreement”), of which IWCO was borrower (the “Buyer”). The transfer was part of a negotiated restructuring of IWCO’s capital structure and certain financial obligations of IWCO under that loan. The Company received no cash consideration from the Buyer for the disposition. As a result of such disposition, as of the date of this proxy statement, IWCO is no longer owned by the Company. However, certain information about IWCO still appears in the proxy statement, because SEC rules require disclosure of certain information in this proxy statement for or as of the end of Fiscal 2021, when IWCO was still a part of the Company.

Selected Historical Consolidated Financial Information

Set forth below is certain historical selected consolidated financial information of Steel Connect. The historical selected consolidated financial data as of and for Fiscal 2021 and Fiscal 2020 have been derived from Steel Connect’s historical audited consolidated financial statements and the historical selected consolidated financial data as of and for the nine months ended April 30, 2022 and 2021 has been derived from Steel Connect’s unaudited consolidated financial statements. This information is only a summary and should be read in conjunction with our 2021 Annual Report and our Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2022, each of which is incorporated by reference into this proxy statement. More comprehensive financial information is included in those reports, including management’s discussion and analysis of financial condition and results of operations, and the following summary is qualified in its entirety by reference to those reports and all of the financial information and notes contained in them. For additional information, see “Where You Can Find Additional Information” beginning on page 127. Historical results are not necessarily indicative of results to be expected in any future period.

On February 25, 2022, Steel Connect completed the disposition of IWCO and deconsolidated IWCO as Steel Connect no longer held a controlling financial interest in IWCO as of that date. The results of IWCO have been reclassified as discontinued operations for each of the nine months ended April 30, 2022 and 2021, as well as for the year ended July 31, 2021 and 2020. Additionally, the related assets and liabilities associated with IWCO as of April 30, 2022, as well as for July 31, 2021 and 2020 have been classified as discontinued operations. For more information, see Notes 1, 2 and 4 to our condensed consolidated financial statements as of and for the nine months ended April 30, 2022 in our Quarterly Report on Form 10-Q for quarterly period ended April 30, 2022.

	Nine Months Ended April 30,
($ in thousands, except per share amounts)	2022	2021
Statement of operations data:
Net revenue	$150,223	$178,552
Cost of revenue	120,672	139,262
Operating expenses	28,899	36,754
Operating income	652	2,536
Other expenses, net	(745)	(5,893)
Loss from continuing operations before income taxes	(93)	(3,357)
Income tax expense	12,070	8,124
Loss from continuing operations, after income taxes	(12,163)	(11,481)
Loss from discontinued operations, net of tax	(108)	(21,895)
Net loss	(12,271)	(33,376)
Less: Preferred dividends on redeemable preferred stock	(1,611)	(1,586)
Net loss attributable to common stockholders	$(13,882)	$(34,962)

Basic and diluted net loss per share attributable to common stockholders from continuing operations	$(0.23)	$(0.21)
Basic and diluted net loss per share attributable to common stockholders from discontinued operations	$0.00	$(0.35)
Basic and diluted total net loss per share	$(0.23)	$(0.56)
	Year Ended July 31,
($ in thousands, except per share amounts)	2021	2020
Statement of operations data:
Net revenue	$226,256	$338,453
Cost of revenue	178,552	274,681
Operating expenses	49,274	44,269
Operating (loss) income	(1,570)	19,503
Other (expenses) income, net	(1,428)	166
(Loss) income from continuing operations before income taxes	(2,998)	19,669
Income tax expense	8,837	15,665
(Loss) income from continuing operations, after income taxes	(11,835)	4,004
(Loss) income from discontinued operations, net of tax	(32,556)	(9,288)
Net loss	(44,391)	(5,284)
Less: Preferred dividends on redeemable preferred stock	(2,129)	(2,129)
Net loss attributable to common stockholders	$(46,520)	$(7,413)

Basic and diluted net loss per share attributable to common stockholders	$(0.23)	$0.03
Basic and diluted net loss per share attributable to common stockholders	$(0.52)	$(0.15)
Basic and diluted total net loss per share	$(0.75)	$(0.12)

	As of April 30, 2022	As of July 31,
($ in thousands)		2021	2020
Balance sheet data:
Current assets	$115,594	$116,877	$141,804
Current assets of discontinued operations	$—	96,522	$81,739
Non-current assets	31,705	28,561	32,893
Non-current assets of discontinued operations	$—	434,421	$502,736
Total assets	$147,299	$676,381	$759,172

Current liabilities	$92,162	$94,601	$130,975
Current liabilities of discontinued operations	$—	123,392	$118,957
Long-term liabilities	29,384	21,925	24,238
Long-term liabilities of discontinued operations	$—	395,071	$401,004
Total liabilities	$121,546	$634,989	$675,174
Contingently redeemable preferred stock	$35,180	$35,180	$35,180
Stockholders’ (deficit) equity	$(9,427)	$6,212	$48,818

Book Value per Share

Our net book value per share as of April 30, 2022 was approximately $(0.16) (calculated based on 60,398,784 shares outstanding as of such date).

Market Price of Our Common Stock

Our Common Stock is traded on Nasdaq under the symbol “STCN.”

The following table sets forth for the periods indicated the high and low sales prices for the shares of Common Stock, as reported by Nasdaq.

	Market Price
Fiscal Year Ended	High	Low
July 31, 2022
Fourth Quarter	$1.37	$1.10
Third Quarter	$1.53	$0.92
Second Quarter	$1.95	$1.10
First Quarter	$2.45	$1.50

July 31, 2021
Fourth Quarter	$2.21	$1.76
Third Quarter	$2.26	$1.51
Second Quarter	$2.90	$0.51
First Quarter	$0.69	$0.48

July 31, 2020
Fourth Quarter	$0.93	$0.40
Third Quarter	$1.65	$0.65
Second Quarter	$1.95	$1.19
First Quarter	$1.87	$1.51

The closing price of our Common Stock on Nasdaq on June 10, 2022, the last trading day prior to the public announcement of the execution of the Merger Agreement, was $1.21 per share. On            , 2022, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of the shares of Common Stock were $            and $            , respectively, and there were            stockholders of record.

Dividends

Steel Connect has not paid any dividends during the periods set forth above and intends to retain earnings, if any, to support our business and do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board, after taking into account various factors, including our financial condition, operating results, any restrictions on payment of dividends under our credit facilities, current and anticipated cash needs and plans for expansion.

Prior Public Offerings

During the past three years, Steel Connect has not made any underwritten public offering of Common Stock for cash that was registered under the Securities Act of 1933 or exempt from registration under Regulation A.

Prior Stock Purchases

Steel Connect has not repurchased any outstanding Common Stock during the periods set forth above.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of July 6, 2022, with respect to the beneficial ownership of shares of all classes of the Company’s voting securities by: (i) each person known to us to beneficially own 5% or more of the outstanding securities of any such class; (ii) the members of the Board of the Company; (iii) the Named Executive Officers; and (iv) all current executive officers and directors, as a group. This table does not reflect events occurring after the Record Date. Unless otherwise indicated, the address of each person is c/o Steel Connect, Inc., 2000 Midway Lane, Smyrna, Tennessee 37167.

Name of Beneficial Owner	Number of Shares of Common Stock(1)	Percent of Class(2)
5% Stockholders
Steel Partners Holdings L.P.(3) 590 Madison Ave. New York, New York 10022	42,333,555	50.0%

Directors
Jeffrey J. Fenton(4)	471,406	*
Glen M. Kassan(5)	425,650	*
Maria U. Molland(6)	189,134	*
Warren G. Lichtenstein(7)	1,655,599	2.7%
Jeffrey S. Wald(8)	443,895	*
Jack L. Howard(9)	872,528	1.4%
Renata Simril(10)	155,308	*

Named Executive Officers
Joseph B. Sherk(11)	—	*
John Ashe(12)	134,700	*

All current executive officers and directors, as a group (11 persons)(13)	4,417,843	7.3%

____________

(1)      Pursuant to the rules of the SEC, this table shows beneficial ownership by the enumerated persons of all of the Company’s outstanding voting securities, which include the shares of Common Stock and the Series C Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”). The holder of the Series C Preferred Stock is entitled to vote the stock on each matter brought before an annual meeting of stockholders on an as-converted basis together with the holders of the shares of Common Stock. Such shares of Series C Preferred Stock were also convertible into 17,857,143 shares of Common Stock and such shares of the Convertible Senior Note were also convertible into 6,293,707 shares of Common Stock and are thus shown as being beneficially owned pursuant only to that class of voting securities.

For purposes of this table, beneficial ownership is determined by rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares over which the person has sole or shared voting power or investment power and also any shares which the person has the right to acquire within 60 days after June 12, 2022, including, in the case of an executive officer or director, shares acquirable upon termination of such individual’s service other than for death, disability or involuntary termination (“Presently Exercisable Rights”). For awards of restricted stock, the number of shares of Common Stock beneficially owned also includes shares over which the executive officer or director may currently exercise full voting rights, regardless of whether they vest within 60 days after June 12, 2022. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. The Company believes that each person named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of Common Stock or Series C Preferred Stock listed as owned by such person unless noted otherwise. Unless otherwise indicated, the address of each person listed in the table is c/o Steel Connect, Inc., 2000 Midway Lane, Smyrna, Tennessee 37167.

(2)      Number of shares deemed outstanding consists of 60,514,370 shares of Common Stock as of July 6, 2022, plus, for computation purposes only for the person in question, any shares subject to Presently Exercisable Rights held by that person. An asterisk indicates ownership of less than one percent of Common Stock outstanding.

(3)      Based on information provided in the Schedule 13D filed by SPL, SPHG, SPHG Holdings, Steel Partners LLC and Mr. Lichtenstein with the SEC on October 14, 2011 and all amendments thereto, including that certain Amendment No. 29 to Schedule 13D filed by HNH, WHX, SPL, Steel Holdings, SPHG, SPHG Holdings, Steel Holdings GP, SXL, Mr. Lichtenstein and Mr. Howard filed on June 14, 2022.

•        SPHG Holdings directly owns 2,245,990 shares of Common Stock and beneficially owns an additional 17,857,143 shares of Common Stock underlying currently convertible Series C Preferred Stock and 6,293,707 shares of Common Stock underlying the currently convertible SPHG Note (as defined below) owned directly by SPHG Holdings (a Presently Exercisable Right). Steel Holdings owns 99% of the membership interests of SPHG. SPHG is the sole member of SPHG Holdings. Steel Holdings GP is the general partner of Steel Holdings, the managing member of SPHG and the manager of SPHG Holdings. Accordingly, by virtue the relationships discussed above, each of Steel Holdings, SPHG and Steel Holdings GP (i) may be deemed to beneficially own, and share voting and dispositive power over, the shares of Common Stock owned directly by SPHG Holdings and (ii) may be deemed to beneficially own the shares of Common Stock underlying the Series C Preferred Stock and SPHG Note owned directly by SPHG Holdings. Each of SPHG, Steel Holdings and Steel Holdings GP disclaims beneficial ownership of the shares of Common Stock owned directly and beneficially by SPHG Holdings except to the extent of its pecuniary interest therein.

•        HNH directly owns 2,496,545 shares of Common Stock. SPHG Holdings owns 100% of the outstanding shares of common stock of SXL. SXL owns 100% of the outstanding shares of common stock of HNH. Steel Holdings owns 99% of the membership interests of SPHG. SPHG is the sole member of SPHG Holdings. Steel Holdings GP is the general partner of Steel Holdings, the managing member of SPHG and the manager of SPHG Holdings. Accordingly, by virtue of the relationships described above, each of SPHG Holdings, Steel Holdings, SPHG, Steel Holdings GP and SXL may be deemed to beneficially own, and share voting and dispositive power over, the shares of Common Stock owned directly by HNH. Each of SPHG Holdings, Steel Holdings, SPHG, SXL and Steel Holdings GP disclaims beneficial ownership of the shares of Common Stock owned directly by HNH.

•        WHX directly owns 5,940,170 shares of Common Stock. HNH owns 100% of the outstanding shares of common stock of WHX, SPHG Holdings owns 100% of the outstanding shares of common stock of SXL, and SXL owns 100% of the outstanding shares of common stock of HNH. Steel Holdings owns 99% of the membership interests of SPHG. SPHG is the sole member of SPHG Holdings. Steel Holdings GP is the general partner of Steel Holdings, the managing member of SPHG and the manager of SPHG Holdings. Accordingly, by virtue of the relationships described above, each of HNH, SPHG Holdings, Steel Holdings, SPHG, SXL and Steel Holdings GP may be deemed to beneficially own, and share voting and dispositive power over, the shares of Common Stock owned directly by WHX. Each of HNH, SPHG Holdings, Steel Holdings, SPHG, SXL and Steel Holdings GP disclaims beneficial ownership of the shares of Common Stock owned directly by WHX.

•        Steel Holdings directly owns 7,500,000 shares of Common Stock. As the general partner of Steel Holdings, Steel Holdings GP may be deemed to beneficially own, and shares voting and dispositive power over, the shares of Common Stock owned directly by Steel Holdings.

•        SPL directly owns 60,000 shares of Common Stock. As the CEO of SPL, Mr. Lichtenstein may be deemed to beneficially own, and shares voting and dispositive power over, the shares of Common Stock owned directly by SPL.

•        According to filings made pursuant to Section 13(d) and 16 of the Exchange Act, Messrs. Lichtenstein and Howard are members of a Section 13(d) group with respect the shares of Common Stock described in this Footnote 3, pursuant to which they collectively and beneficially own 34.2% of our outstanding shares of Common Stock. For more information, see Footnotes 7 and 9.

(4)      Mr. Fenton directly owns 471,406 shares of Common Stock, including 68,509 shares of restricted stock that will vest one year from their date of grant, provided that Mr. Fenton remains a director on such vesting date.

(5)      Mr. Kassan directly owns 425,650 shares of Common Stock, including 68,509 shares of restricted stock that will vest one year from their date of grant, provided that Mr. Kassan remains a director on such vesting date.

(6)      Ms. Molland directly owns 189,134 shares of Common Stock, including 68,509 shares of restricted stock that will vest one year from their date of grant, provided that Ms. Molland remains a director on such vesting date.

(7)      Mr. Lichtenstein directly owns 1,655,599 shares of Common Stock, including 68,509 shares of restricted stock that will vest one year from their date of grant, provided that Mr. Lichtenstein remains a director on such vesting date. The reported number also includes 60,000 shares of Common Stock owned directly by SPL, of which Mr. Lichtenstein is the Chief Executive Officer. Accordingly, by virtue of Mr. Lichtenstein’s relationship with SPL, Mr. Lichtenstein may be deemed to beneficially own the shares of Common Stock owned directly by SPL. Mr. Lichtenstein disclaims beneficial ownership of the shares of Common Stock owned directly by SPL except to the extent of his pecuniary interest therein. Mr. Lichtenstein is also a member of the Section 13(d) group described in Footnote 3 above. Mr. Lichtenstein disclaims beneficial ownership of the shares of Common Stock owned directly by the other members of the Section 13(d) group except to the extent of his pecuniary interest therein.

(8)      Mr. Wald directly owns 443,895 shares of Common Stock, including 68,509 shares of restricted stock that will vest one year from their date of grant, provided that Mr. Wald remains a director on such vesting date.

(9)      Mr. Howard directly owns 872,528 shares of Common Stock, including 68,509 shares of restricted stock that will vest one year from their date of grant, provided that Mr. Howard remains a director on such vesting date. Mr. Howard is a member of the Section 13(d) group described in Footnote 3. Mr. Howard disclaims beneficial ownership of the shares of Common Stock owned directly by the other members of the Section 13(d) group except to the extent of his pecuniary interest therein.

(10)    Ms. Simril directly owns 155,308 shares of Common Stock, including 68,509 shares of restricted stock that will vest one year from their date of grant, provided that Ms. Simril remains a director on such vesting date.

(11)    Mr. Sherk left his position as Senior Vice President and Chief Accounting Officer of the Company on January 5, 2022.

(12)    Mr. Ashe was the Chief Executive Officer of IWCO and stepped down from his role at IWCO concurrently with the disposition of IWCO by the Company in the third quarter or Fiscal 2022. For more information, see “Important Additional Information Regarding Steel Connect — Company Background — Disposition of IWCO.” Mr. Ashe owns 134,700 shares of Common Stock.

(13)    Consists of shares of Common Stock owned as of June 12, 2022 by all current Executive Officers, which includes Messrs. Wong, Khalil and Lichtenstein (who is also a director), and all directors.

Transactions in Common Stock

Other than the Merger Agreement and the agreements entered into in connection therewith, including the Support Agreement, during the past 60 days, there have been no transactions in shares of Common Stock by the Company, the Parent Group or any executive officer, director, associate or majority-owned subsidiary of the foregoing parties or by any pension, profit-sharing or similar plan of the Company or the Parent Group Members. See “Important Additional Information Regarding Steel Connect — Support Agreement” beginning on page 91.

Transactions between Steel Connect and the Parent Group Members

See “Past Transactions of the Parent Group” on page 73.

Executive Officers and Directors

Executive Officers

Officers are elected annually by the Board and serve at the discretion of the Board. Set forth below is information regarding the executive officers of the Company as of June 24, 2022, the date of this proxy statement. The list below does not include Joseph Sherk, former Senior Vice President and Chief Accounting Officer of the Company, because he left that position on January 5, 2022, or John Ashe, former Chief Executive Officer of

IWCO, because Mr. Ashe stepped down from his role at IWCO concurrent with the disposition of IWCO by the Company in the third quarter of Fiscal 2022 (as described in “Important Additional Information Regarding Steel Connect — Company Background — Disposition of IWCO”).

Name	Age	Principal Position	Officer Since
Warren G. Lichtenstein(1)(2)	56	Interim Chief Executive Officer, Director and Executive Chairman	December 2018 – Present June 2016 – Present
Jason Wong(3)	52	Chief Financial Officer	April 2021 – Present
Fawaz Khalil(4)	52	President, Chief Executive Officer of ModusLink	June 2020 – Present

____________

(1)      Mr. Lichtenstein assumed the additional role of Interim Chief Executive Officer of the Company effective December 4, 2018. Mr. Lichtenstein had previously served as the Company’s Interim Chief Executive Officer from March 28, 2016, to June 17, 2016.

(2)      Mr. Lichtenstein’s biographical information is provided above in the section entitled, “Class I Directors Nominees for a Three-Year Term Expiring at the 2024 Annual Meeting of Stockholders.”

(3)      Mr. Wong was appointed Chief Financial Officer of the Company, effective April 19, 2021.

(4)      Mr. Khalil was appointed President and Chief Executive Officer of ModusLink effective June 11, 2020.

Jason Wong.    Mr. Wong was appointed as Chief Financial Officer of the Company effective on April 19, 2021. Mr. Wong has also served as the Chief Financial Officer of Steel Holdings since April 18, 2021. Prior to his appointment, Mr. Wong was at Tiffany & Co., where he was the Vice President - Treasurer & Investor Relations beginning in April 2019, and Vice President - Treasurer, from March 2017 to April 2019. Prior to Tiffany & Co., Mr. Wong was with Newell Brands Inc./Jarden Corp. as the Chief Administrative Officer for Europe, from September 2015 to July 2016, and as Senior Vice President and Treasurer, from December 2004 to August 2015. Mr. Wong holds a Master in Business Administration from Columbia University, a Bachelor of Science in Economics and a Bachelor of Arts in Biological Bases of Behavior, both from the University of Pennsylvania.

Fawaz Khalil.    Mr. Khalil has served as President and Chief Executive Officer of ModusLink since June 11, 2020. From May 2017 to November 2019, Mr. Khalil was President and Chief Executive Officer of Halco Lighting Technologies, a lighting solutions company. From November 2015 to April 2017, Mr. Khalil was President of Purafil, Inc. and Universal Air Filters (part of The Filtration Group, a leading global filtration company). From February 2013 to November 2015, Mr. Khalil was Vice President and General Manager of Acuity Brands Lighting Inc., a lighting technology solutions and services company. Mr. Khalil received his Bachelor of Science in Computer Science from the National University of Computing and Emerging Sciences Karachi, a Master of Business Administration in Finance and Banking from the Institute of Business Administration at University of Karachi and a Master in Business Administration in General Management & Strategy from the Darden Graduate School of Business at the University of Virginia.

Directors

For information about our directors, see “Proposal No. 3: The Election Proposal — Information Concerning the Directors and the Board’s Nominees” on page 98.

Executive Compensation

This section sets forth certain information required by the rules of the SEC regarding the Fiscal 2021 and Fiscal 2020 compensation of our Named Executive Officers (defined as (i) all individuals who served as, or acted in the capacity of, the Company’s principal executive officer for Fiscal 2021, (ii) the Company’s two most highly compensated executive officers, other than anyone who acted as our principal executive officer, who were serving as executive officers at the end of Fiscal 2021, and (iii) up to two additional individuals who would qualify as the Company’s two most highly compensated executive officers for Fiscal 2021, but for the fact that they were not serving as executive officers at the end of Fiscal 2021).

Our Named Executive Officers are as follows:

Name	Principal Position
Warren G. Lichtenstein	Interim Chief Executive Officer, Director and Executive Chairman
John Ashe(1)	Former Chief Executive Officer of IWCO
Joseph B. Sherk(2)	Former Senior Vice President and Chief Accounting Officer

____________

(1)      Mr. Ashe was appointed as the Chief Executive Officer of IWCO effective May 15, 2020, and stepped down from that role concurrently with the disposition of IWCO by the Company in the third quarter of Fiscal 2022 (as described in “Important Additional Information Regarding Steel Connect — Company Background — Disposition of IWCO”). He is included as a Named Executive Officer in this proxy statement, based on his service as an executive officer of the Company as of the end of Fiscal 2021 and the compensation he received in that role for Fiscal 2021.

(2)      Mr. Sherk assumed the role of Senior Vice President and Chief Accounting Officer of the Company on November 22, 2019, and left that position on January 5, 2022. He is included as a Named Executive Officer in this proxy statement, based on his service as an executive officer of the Company as of the end of Fiscal 2021 and the compensation he received in that role for Fiscal 2021.

Summary Compensation Table

The following table sets forth all compensation awarded to, paid to or earned by our Named Executive Officers for Fiscal 2020 and Fiscal 2021.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Warren G. Lichtenstein(2)	2021	—		—		75,000		—	124,500		199,500
Interim Chief Executive Officer, Director and Executive Chairman	2020	—		—		99,999		—	96,250		221,499
John Ashe	2021	400,388		70,000		—		—	19,096	(3)	489,484
Former Chief Executive Officer of IWCO Direct	2020	63,345	(4)	65,000	(5)	232,000	(6)	—	17,143	(7)	377,488
Joseph B. Sherk	2021	301,225		87,562		—			10,068	(8)	398,855
Former Senior Vice President and Chief Accounting Officer	2020	262,352		76,141		—		—	11,851	(9)	350,344

____________

(1)      Represents the grant date fair value of restricted stock awards, in accordance with FASB ASC Topic 718. The assumptions applied in determining the fair value of the awards are discussed in Note 2 to the Consolidated Financial Statements for Fiscal 2021 in our 2021 Annual Report.

(2)      Mr. Lichtenstein was not separately compensated for his service as Interim Chief Executive Officer, and was only compensated as a Director and Executive Chairman of the Company, for Fiscal 2021 and Fiscal 2020. Mr. Lichtenstein’s reported compensation consists of: (a) stock awards shown in the “Stock Awards” column in the amounts of (i) $75,000 for Fiscal 2021 (for an award of 54,836 shares of restricted common stock granted to all director) and (ii) $99,999 for Fiscal 2020 (for an award of 65,789 shares of restricted common stock granted to all directors); and (b) director fees shown in the “All Other Compensation” column of $124,500 for Fiscal 2021 and $125,000 for Fiscal 2020. For more information, see “Director Compensation — Director Compensation Program.”

(3)      Represents (i) the amount attributable to the business and personal use of a company car of $12,000 and (ii) relocation fees in an amount of $7,096.

(4)      Represents Mr. Ashe’s pro rated salary for Fiscal 2020 based on an annual base salary of $400,000. Mr. Ashe was appointed Chief Executive Officer of IWCO effective May 15, 2020, and stepped down from that role in connection with the disposition of IWCO by the Company in the third quarter of Fiscal 2022.

(5)      Represents a sign-on bonus in connection with Mr. Ashe’s appointment.

(6)      Represents 400,000 shares of restricted stock granted to Mr. Ashe on July 1, 2020. Pursuant to the terms of the award, 50% of the shares of restricted stock vested on the first anniversary of the grant date, and the remaining 50% were eligible to vest on the second anniversary of the grant date, subject to Mr. Ashe’s continuous service with the Company through the vesting date. After Mr. Ashe stepped down from his role at IWCO in connection with the disposition of IWCO by the Company in the third quarter of Fiscal 2022 (as described in “Important Additional Information Regarding Steel Connect — Company Background — Disposition of IWCO”), such remaining 200,000 unvested shares of restricted stock were forfeited to the Company. For more information, see “Employment Arrangements of Named Executive Officers — John Ashe” and “Outstanding Equity Awards at Fiscal Year-End.”

(7)      Represents (i) the amount attributable to the business and personal use of a company car of $2,000 and (ii) relocation fees in an amount of $15,143.

(8)      Represents (i) payments for life insurance of $6,537 and (ii) employer 401(k) matching cash contributions of $3,531.

(9)      Represents (i) payments for life insurance of $7,059 and (ii) employer 401(k) matching cash contributions of $4,792.

Narrative Disclosure to Summary Compensation Table

The compensation paid to the above-named Named Executive Officers during Fiscal 2021 included salaries, bonuses and perquisites as more fully described in the notes to the Summary Compensation Table and below. The principal terms of agreements with Named Executive Officers regarding employment and compensation are set forth below under the section titled “Employment Arrangements of Named Executive Officers.”

Employment Arrangements of Named Executive Officers

We do not have agreements with any of the Named Executive Officers that guarantee employment for a set term and, accordingly, all of the Named Executive Officers are or were employees at will, with the exception of an employment agreement with Mr. Ashe and a severance agreement with Mr. Sherk.

Mr. Lichtenstein

Mr. Lichtenstein was not separately compensated for his service as Interim Chief Executive Officer of the Company for Fiscal 2021 or Fiscal 2020, however, subject to the discretion of our Board and/or Compensation Committee, Mr. Lichtenstein may receive compensation for service payable in future years. The terms of Mr. Lichtenstein’s compensation as disclosed in the “Summary Compensation Table” are governed by our director compensation program, described below under the section titled “Director Compensation — Director Compensation Program.”

Mr. Ashe

Mr. Ashe was appointed Chief Executive Officer of IWCO on May 15, 2020. IWCO and Mr. Ashe executed an employment agreement dated June 4, 2020, which provides for an annualized base salary of $400,000 and an annual bonus, with a target equal to 100% of his base salary. The employment agreement also provided for (i) a one-time sign-on bonus of $65,000, payable on the first payroll date after Mr. Ashe relocated to the Minneapolis area, (ii) a monthly automobile allowance of $1,000 and (iii) certain relocation assistance benefits. Separately, Mr. Ashe was provided with a grant of 400,000 shares of restricted stock, which were granted on July 1, 2020, pursuant to the Company’s 2010 Incentive Award Plan (the “2010 Incentive Plan”) and are described under “Outstanding Equity Awards at Fiscal-Year End.”

In the event that Mr. Ashe was terminated without “cause” (as defined in his employment agreement) prior to May 15, 2022, Mr. Ashe would be entitled to (A) a severance payment equal to 12 months of his base salary and (B) reimbursement of COBRA payments until the earlier of (i) 12 months following the effective date of the general release of claims, (ii) the date Mr. Ashe was no longer eligible to receive COBRA coverage, or (iii) the date Mr. Ashe becomes eligible for comparable coverage from another employer (collectively, the “Ashe Severance Benefits”). The Ashe Severance Benefits would also be payable, at any time during the term of his employment agreement, in the event that Mr. Ashe was terminated without “cause” as part of a change of control of IWCO. In order to receive the Ashe Severance Benefits, Mr. Ashe was required to execute a general release of claims in favor of IWCO and the Company.

Mr. Ashe stepped down from his role at IWCO concurrent with its disposition by the Company in the third quarter of Fiscal 2022 (as described in “Important Additional Information Regarding Steel Connect — Company Background — Disposition of IWCO”).

Mr. Sherk

Mr. Sherk was party to a severance agreement with the Company, dated as of February 8, 2012, which was continued pursuant to a letter agreement dated as of May 8, 2017 (collectively, the “Severance Agreement”), which provided that if Mr. Sherk’s employment is terminated for a reason other than for “cause” (as that term is defined in the Severance Agreement), (A) Mr. Sherk would be eligible to receive his regular bi-weekly salary as in effect on his last day of employment for 12 months following such termination and (B) the Company would pay Mr. Sherk’s insurance premium for the Company medical plan for 12 months following termination. In order to receive the benefits provided by the Severance Agreement, Mr. Sherk was required to execute a waiver and release of any and all claims he may have against the Company and its officers, employees, directors, parents, subsidiaries and affiliates upon his termination.

Mr. Sherk stepped down from his position at the Company in the second quarter of Fiscal 2022.

Potential Payments upon Termination or Change-in-Control

There were no agreements or arrangements providing for payments or benefits in the event of termination of employment of any of our Named Executive Officers as of July 31, 2021, other than Mr. Sherk’s severance agreement and Mr. Ashe’s employment agreement, described in “Employment Arrangements of Named Executive Officers.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning unvested shares of Common Stock, held by each Named Executive Officer as of July 31, 2021. The market values of the shares of Common Stock reported in this table are calculated based on the closing market price of the shares of Common Stock on Nasdaq on July 31, 2021, which was $1.90 per share.

Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Warren G. Lichtenstein	54,836	(1)	104,188	300,000	(2)	570,000
John Ashe	200,000	(3)	380,000	—		—
Joseph B. Sherk	—		—	—		—

____________

(1)      Represents 54,836 shares of restricted stock granted to Mr. Lichtenstein in Fiscal 2021 for his service on our Board. The same award was granted to all directors in Fiscal 2021. For more information, including vesting terms, see “Director Compensation — Director Compensation Program.”

(2)      Represents, as of July 31, 2021, the unvested portion of a market performance-based restricted stock grant made to Mr. Lichtenstein in December 2017. In connection with the settlement of certain litigation, pursuant to a memorandum of understanding dated August 13, 2021, Mr. Lichtenstein agreed to surrender these unvested shares of common stock to the Company. For more information, see “Director Compensation — December 2017 Awards.”

(3)      400,000 shares of restricted stock were granted to Mr. Ashe on July 1, 2020 pursuant to the Company’s 2010 Incentive Plan. Pursuant to the terms of the award, 50% of the restricted stock vested on the first anniversary of the grant date, and the remaining 50% would have vested on the second anniversary of the grant date, subject to Mr. Ashe’s continuous service with the Company through the vesting date. After Mr. Ashe stepped down from his role at IWCO in connection with the disposition of IWCO by the Company in the third quarter of Fiscal 2022 (as described in “Important Additional Information Regarding Steel Connect — Company Background — Disposition of IWCO”), such 200,000 unvested shares of restricted stock were forfeited to the Company.

Director Compensation

The table below sets forth certain information concerning the Fiscal 2021 compensation of our directors. For information regarding Mr. Lichtenstein’s Fiscal 2021 compensation as a director, see the “Summary Compensation Table” above.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)		All Other Compensation ($)	Total ($)
Jeffrey J. Fenton	70,000	75,837		—	145,837
Glen M. Kassan	59,000	75,837		—	134,837
Maria U. Molland	68,046	75,837		—	143,883
Jeffrey S. Wald	74,954	75,837		—	150,791
Renata Simril	48,223	95,015	(3)	—	143,238
Jack L. Howard	59,500	75,837		—	135,337

____________

(1)      The amounts shown in the “Stock Awards” column represent the aggregate grant date fair value of restricted common stock awards which are calculated in accordance with FASB ASC Topic 718 using the Company’s stock price on the date of grant, as discussed in Note 2 to the Consolidated Financial Statements for Fiscal 2021 in our 2021 Annual Report. Each director received an award of 54,836 shares of restricted stock for Fiscal 2021, which was granted in three installments on January 1, 2021, April 1, 2021 and July 1, 2021 pursuant to the 2020 Incentive Plan. Each grant vests a year from the date of grant, provided that the individual remains a director of the Company through the vesting date.

(2)      As of July 31, 2021, the directors held outstanding awards of unvested restricted stock in the following amounts: Mr. Fenton: 54,836; Mr. Kassan: 54,836; Ms. Molland: 54,836; Mr. Wald: 54,836; Ms. Simril: 86,799; Mr. Howard: 204,836. For Mr. Howard, this includes equity awards described in “Director 2017 Awards.” For Mr. Lichtenstein’s outstanding equity awards as of July 31, 2021, see “Outstanding Equity Awards at Fiscal Year-End.”

(3)      Ms. Simril became a director in October 2020. The amount shown here includes, in addition to the Fiscal 2021 quarterly grants equal to approximately $75,000 received by all other directors, the pro rated portion of the annual grant of $100,000 of restricted stock previously received by then-serving directors in Fiscal 2020 (which was service during the calendar year ended December 31, 2020).

Director Compensation Plan

Members of the Board receive a combination of cash compensation and equity in the form of restricted stock awards, provided they are eligible under the applicable plan. In addition, all of the directors of the Company receive reimbursement of expenses incurred with respect to attendance at meetings of the Board and meetings of committees thereof, which amounts are not included in the above table.

Each participating director who serves as a director during any fiscal quarter receives a payment for such quarter of $12,500, with a pro rata fee applicable to service for less than a whole quarter (provided, however, that any director who serves as the non-executive Chairman of the Board during any fiscal quarter receives a payment for such quarter of $28,750 instead of $12,500, with a pro rata fee applicable to service for less than a whole quarter). Each participating director who serves as the chairperson of a committee of the Board during any fiscal quarter receives a payment of $1,250 (provided, however, that the chairperson of the Audit Committee during any fiscal quarter receives a payment of $2,500, in each such case with a pro rata fee applicable to service for less than a whole quarter). Each participating director who attends a telephonic meeting of the Board or a committee thereof receives a meeting fee of $500. Each participating director who attends a meeting of the Board or a committee thereof, where a majority of the directors attend such meeting in person, receives a meeting fee of $1,000. In addition, each director, receives restricted stock awards each year for shares of Common Stock with a fair market value equal to approximately $100,000 provided that such director is serving as a director on the grant date. These awards are made in equal quarterly grants, based on the volume weighted average of the closing sale prices of our Common Stock on Nasdaq for the 20 trading-day period ending immediately prior to the grant date. These awards vest on the first anniversary of the grant date, provided that the director remains a director of the Company on the vesting date. Notwithstanding the foregoing, if a director’s service terminates, all unvested awards will be forfeited immediately (except if due to death or disability, in which case all unvested awards will become immediately vested unless otherwise determined by the Compensation Committee). For Fiscal 2021, because it was the first fiscal year in which we made quarterly grants rather than one annual grant, each director received restricted stock awards for shares of common stock with a fair market value equal to approximately $75,000; however, directors receive annual awards of $100,000 (paid in four installments on a quarterly basis) for the fiscal year ending July 31, 2022 and afterward.

December 2017 Awards

On December 15, 2017, the Board, upon the recommendation of the Compensation Committee and a special committee of the Board consisting solely of independent directors not affiliated with Steel Holdings, approved the following restricted stock grants and market performance-based restricted stock grants to Messrs. Howard and Lichtenstein (the “December 2017 Awards”), in each case effective upon the closing of the IWCO Acquisition and in consideration for services to the Company:

Recipient	Total Award	Vested Portion of Award as of July 31, 2021	Unvested Portion of Award as of July 31, 2021*
Warren G. Lichtenstein	3,300,000 shares	3,000,000 shares	300,000 shares
Jack L. Howard	1,650,000 shares	1,500,000 shares	150,000 shares

____________

*        Shares of restricted stock will automatically vest, in their entirety, on the day the price of the Company’s Common Stock shall have closed at or above $2.50 per share for any five consecutive business days after the grant date (December 15, 2017), subject to the director’s continuous service with the Company from the grant date through the vesting date.

The December 2017 Awards were measured based on the fair market value on the grant date.

On August 13, 2021, the Company, together with certain of its current and former directors of the Board, including Messrs. Lichtenstein and Howard, as well as the other named Defendants, entered into a memorandum of understanding (the “MOU”) with Donald Reith, the plaintiff, in connection with the settlement of the Reith v. Lichtenstein, et al., C.A. No. 2018-0277-MTZ (Del. Ch. 2018) class and derivative action. Pursuant to the MOU, as well as separate letter agreements between the Company and such individuals, Messrs. Lichtenstein and Howard agreed to surrender to the Company an aggregate 3.2 million shares of common stock, which are all part of the December 2017 Awards, in consideration for services to the Company. The surrenders and cancellations are in the following amounts and were completed on August 17, 2021: for Mr. Lichtenstein, 1,833,333 vested shares of common stock and 300,000 unvested shares of restricted stock; and for Mr. Howard, 916,667 vested shares of common stock and 150,000 unvested shares of restricted stock. For additional information, including the names of other defendants and other terms of the settlement, see “Transactions between Steel Connect and the Parent Group Members — Delaware Litigation Settlement.”

Audit Committee Report

The Audit Committee of the Board has reviewed and discussed the Company’s audited financial statements for Fiscal 2021 with the Company’s management.

The Audit Committee has discussed with BDO USA, LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has received the written disclosures and the letter from BDO USA, LLP required by the applicable requirements of PCAOB regarding BDO USA, LLP’s communications with the Audit Committee concerning independence. The Audit Committee discussed with BDO USA, LLP any matters and relationships that might impact BDO USA, LLP’s objectivity and independence and satisfied itself as to the independent registered public accounting firm’s independence. The Audit Committee also considered whether BDO USA, LLP’s provision of non-audit services to the Company is compatible with maintaining BDO USA, LLP’s independence.

Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s 2021 Annual Report.

Audit Committee

Jeffrey S. Wald, Chair
Jeffrey J. Fenton
Renata Simril

The information contained in the foregoing report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference into any of the Company’s previous or future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent specifically incorporated by reference into a document filed under the Securities Act or the Securities Exchange Act of 1934.

OTHER INFORMATION

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Based solely on a review of reports filed with the SEC and written representations from certain reporting persons that no other reports were required, the Company believes that, during Fiscal 2021, its officers, director and 10% stockholders complied with all applicable Section 16(a) filing requirements applicable to such individuals, other than as follows: each of Messrs. Lichtenstein, Fenton, Kassan, Wald and Howard and Msses. Molland and Simril reported late, due to an administrative oversight, a grant of restricted stock made to each such director on January 1, 2021 by filing a Form 4 on January 22, 2021.

2021 Annual Report

The Company’s 2021 Annual Report (excluding exhibits) is being provided concurrently with this proxy statement. In addition, our financial reports and recent filings with the SEC are available at www.sec.gov and on our website at www.steelconnectinc.com. Information contained on our website is not part of this proxy statement.

Householding of Annual Meeting Materials

Some custodian record holders may participate in the practice of “householding” proxy materials. This means that only one copy of our proxy materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you if you write or call our Investor Relations Department at 2000 Midway Lane, Smyrna, Tennessee 37167, email: investorrelations@steelconnectinc.com, or telephone: (914) 461-1276. If you want to receive separate copies of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your custodian record holder, or you may contact the Company at the above address, email or telephone number.

Manner and Cost of Proxy Solicitation

We will pay for the entire cost of soliciting proxies. In addition to solicitation by mail, our directors, our executive officers and certain of our employees may, without additional compensation, solicit proxies by mail, in person, by telephone or other electronic means or by means of press release or other public statements.

We may also reimburse brokerage firms, banks and other agents for the cost of forwarding our proxy materials to beneficial owners.

Other Matters

The Board does not know of any other matter which may properly come before the Annual Meeting. If any other matters are properly presented to the Annual Meeting, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

Provisions for Unaffiliated Stockholders

No provision has been made to grant the Company’s unaffiliated stockholders access to the corporate files of Steel Connect, any other party to the Merger or any of their respective affiliates, or to obtain counsel or appraisal services at the expense of the Company, any other such party or affiliate.

Future Stockholder Proposals

If the Merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the Merger is not completed, we expect to hold 2022 Annual Meeting.

Any proposal that a stockholder of the Company wishes to be considered for inclusion in the Company’s proxy statement and proxy card for the 2022 Annual Meeting must be received by the Company at Steel Connect, Inc., 2000 Midway Lane, Smyrna, Tennessee 37167 (Attn: Legal Department), no later than            , 2023. In addition, such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act.

If a stockholder of the Company wishes to present a proposal or nominate a director before the 2022 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company’s proxy statement and proxy card, such stockholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice no earlier than            , 2023, and no later than            , 2023 (unless the Company’s 2022 Annual Meeting is held before            , 2023, or after            , 2023, in which case different deadlines are established by the Company’s Bylaws), and the stockholder must comply with the requirements of the Company’s Bylaws. If a stockholder fails to provide timely notice of a proposal to be presented at the Annual Meeting, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the 2022 Annual Meeting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this proxy statement. We incorporate by reference into this proxy statement the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and before the date of the Annual Meeting (other than portions of these documents that are described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC):

•        our Annual Report on Form 10-K for the fiscal year ended July 31, 2021, filed with the SEC on October 29, 2021, as amended by Amendment No. 1 thereto, filed with the SEC on November 30, 2021;

•        our Quarterly Report on Form 10-Q for the quarter ended October 31, 2021, filed with the SEC on December 13, 2021;

•        our Quarterly Report on Form 10-Q for the quarter ended January 31, 2022, filed with the SEC on March 17, 2022;

•        our Quarterly Report on Form 10-Q for the quarter ended April 30, 2022, filed with the SEC on June 14, 2022; and

•        our Current Reports on Form 8-K filed with the SEC on August 19, 2021, January 10, 2022, February 25, 2022, June 13, 2022, August 1, 2022 and August 10, 2022.

Any statement contained in a document incorporated by reference into this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or any other subsequently filed document that is incorporated by reference into this proxy statement modifies or supersedes the statement.

Notwithstanding anything herein to the contrary, any information furnished under Item 2.02 or Item 7.01 of the Company’s Current Reports on Form 8-K and any other information which is furnished, but not filed with the SEC, is not incorporated herein by reference.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to our corporate website at www.SteelConnectusa.com. The information provided on our website, other than copies of the documents listed below and under “Incorporation of Certain Documents by Reference” above that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Steel Connect, Inc.
2000 Midway Lane
Smyrna, Tennessee 37167
Attention: Legal Department
Telephone: (914) 461-1276

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of this proxy statement or other information concerning us, without charge, by written or telephonic request directed to Steel Connect, Inc. at the address or phone number above; or from the SEC through the SEC website at the address provided above; or from our proxy solicitor, Mackenzie Partners at the contact information provided below.

Mackenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018
Banks and Brokers Call: (212) 929-5500
All Others Call Toll-Free: (800) 322-2885
Email: proxy@mackenziepartners.com

Because the Merger is a “going private” transaction, the Company and the Parent Group Members have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC. We will also amend the Schedule 13E-3 to incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the Annual Meeting to the extent required to fulfill our obligations under the Exchange Act.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in our affairs since the date of this proxy statement or that the information herein is correct as of any later date.

You should rely only on the information contained in this proxy statement, including the annexes attached hereto or the information incorporated by reference herein, to vote your shares at the Annual Meeting of Company stockholders. The Company has not authorized anyone to provide you with information that differs from that contained in this proxy statement. This proxy statement is dated            , 2022. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

STEEL PARTNERS HOLDINGS L.P.,

SP MERGER SUB, INC.

and

STEEL CONNECT, INC.

Dated as of June 12, 2022

Annex A-i

Annex A-ii

Annex A-iii

INDEX OF DEFINED TERMS

Agreement	A-1
Alternative Acquisition Agreement	A-18
Applicable Date	A-9
Bankruptcy and Equity Exceptions	A-6
Cap	A-22
Certificate of Merger	A-2
Clearance Date	A-19
Closing	A-2
Closing Date	A-2
Common Stockholder Approval	A-6
Company Assets	A-7
Company Board	A-1
Company Board Recommendation	A-1
Company Certificates	A-3
Company Common Stock	A-1
Company Contracts	A-10
Company Convertible Note	A-3
Company Disclosure Letter	A-6
Company Financial Advisor	A-13
Company Organizational Documents	A-6
Company Parties	A-27
Company Permits	A-12
Company Proxy Materials	A-19
Company Proxy Statement	A-7
Company Rights Agreement	A-7
Company SEC Reports	A-9
Company Stockholders Meeting	A-7
Converted Share	A-3
Converted Shares	A-3
Courts	A-31
DGCL	A-1
Dissenting Share	A-5
Dissenting Shares	A-5
Effective Time	A-2
Electronic Delivery	A-34
Environmental Laws	A-12
Environmental Matters	A-11
Exchange Act	A-7
Excluded Shares	A-3
Expenses	A-23
Expenses Reimbursement	A-26
GAAP	A-9
Go-Shop Period	A-23
Governmental Entity	A-7
Indemnification Expenses	A-21
Indemnified Person	A-21
Legal Actions	A-10
Liabilities	A-10
Management Services Agreement	A-17
Merger	A-1

Annex A-iv

Merger Sub	A-1
ModusLink CVR	A-3
ModusLink CVR Agreement	A-1
NYSE	A-14
Outside Date	A-25
Parent	A-1
Parent Assets	A-14
Parent LPA	A-1
Parties	A-1
Party	A-1
Payment Agent	A-4
Payment Fund	A-4
Per Share Cash Merger Consideration	A-3
Per Share Merger Consideration	A-3
Permits	A-12
Preferred Stockholder Approval	A-6
Representatives	A-17
Rights Agent	A-1
Sarbanes-Oxley Act	A-9
Schedule 13E-3	A-19
SEC	A-7
Securities Act	A-7
Special Committee	A-1
Special Committee Recommendation	A-1
Surviving Bylaws	A-2
Surviving Charter	A-2
Surviving Corporation	A-2
Takeover Statutes	A-7
Tax Return	A-11
Taxes	A-11
Termination Fee	A-26
Transactions	A-1

Annex A-v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 12, 2022 (as amended, this “Agreement”), by and among Steel Partners Holdings L.P., a Delaware limited partnership (“Parent”), SP Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Steel Connect, Inc., a Delaware corporation (the “Company” and collectively with Parent and Merger Sub, the “Parties” and each, a “Party”).

RECITALS

(a)     Parent, directly and indirectly, exercises voting power over shares of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), that, together with the Company Series C Preferred Stock (as defined below) over which Parent, directly or indirectly, exercises voting power, represents approximately 46.1% of the outstanding voting power of the Company.

(b)    The Parties desire to effect the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving corporation, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which each share of Company Common Stock (other than Excluded Shares and Dissenting Shares (each as defined below)) shall be converted into the right to receive the Per Share Merger Consideration (as defined below), upon the terms and subject to the conditions set forth herein.

(c)     The board of directors of the Company (the “Company Board”) has established a special committee consisting solely of independent and disinterested directors of the Company (the “Special Committee”), which Special Committee has been delegated the full and exclusive power and authority of the Company Board to, among other things, review, evaluate, consider and negotiate the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”) and make a recommendation to the Company Board with respect thereto.

(d)    The Special Committee has unanimously (i) determined that the terms of this Agreement and the Transactions are fair to and in the best interests of the Company and the holders of capital stock of the Company (other than the holders of Excluded Shares (as defined below)), (ii) recommended to the Company Board that the Company Board adopt resolutions approving, adopting and declaring advisable this Agreement and the Transactions and (iii) recommended to the Company Board that the Company Board recommend that the holders of capital stock of the Company entitled to vote, vote for the adoption of this Agreement (such recommendation, the “Special Committee Recommendation”).

(e)     The Company Board, based on the Special Committee Recommendation, has (i) determined that the terms of this Agreement and the Transactions are fair to and in the best interests of the Company and the holders of capital stock of the Company (other than the holders of Excluded Shares), (ii) approved and declared advisable this Agreement and the Transactions and (iii) recommended that the holders of capital stock of the Company entitled to vote, vote for the adoption of this Agreement (such recommendation, the “Company Board Recommendation”).

(f)     The board of directors of Merger Sub has unanimously (i) determined that the terms of this Agreement and the Transactions are fair to and in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (ii) approved and declared advisable this Agreement and the Transactions, and (iii) recommended that this Agreement be adopted by sole stockholder of Merger Sub.

(g)    The General Partner (as defined in the Parent LPA (as defined below)) has determined, in its sole discretion (as defined in the Parent LPA), that this Agreement and the Transactions are necessary and appropriate to the conduct of the business of Parent in compliance with the Ninth Amended and Restated Agreement of Limited Partnership of Parent dated as of June 1, 2022 (the “Parent LPA”).

(h)    Concurrently with, and as a condition to, the consummation of the Merger, Parent, Merger Sub, the Company, the shareholder representative to be determined thereunder and the rights agent to be determined thereunder (the “Rights Agent”), shall enter into a Contingent Value Rights Agreement with respect to the direct or indirect sale, transfer or other disposition (including by means of a merger or other business combination transaction) of all or any portion of the ModusLink Assets to one or more buyers in a single transaction or in a series of transactions within twenty four (24) months of the Closing Date for an aggregate purchase price that exceeds $80,000,000 plus certain related costs and expenses, substantially in the form attached hereto as Exhibit A (subject to changes to reflect the reasonable requests of the Rights Agent) (the “ModusLink CVR Agreement”).

Annex A-1

(i)     Concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, each of Handy & Harman Ltd., WHX CS Corp., Steel Partners, Ltd., SPH Group LLC, SPH Group Holdings LLC, Steel Partners Holdings GP Inc., Steel Excel Inc., Warren G. Lichtenstein and Jack L. Howard is entering into a voting agreement with Parent and the Company pursuant to which, among other things, such Person has agreed, on the terms and subject to the conditions set forth therein, to vote or cause to be voted all shares of Company Common Stock and Company Series C Preferred Stock beneficially owned by such Person for the adoption of this Agreement and an Alternative Acquisition Agreement approved by the Company Board (acting on the recommendation of the Special Committee) or the Special Committee in accordance with the provision of Section 5.4(d)(ii).

(j)     For federal income tax purposes, it is intended that the Merger be treated as a redemption of the stock not held by Parent and its wholly-owned Subsidiaries, and for the avoidance of doubt will be taxable in the hands of the recipients of cash.

(j)     Certain capitalized terms used in this Agreement have the meanings specified in Section 8.1.

Accordingly, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

Article I
MERGER

Section 1.1  The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”), and become a wholly-owned subsidiary of Parent.

Section 1.2  Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VI, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Greenberg Traurig, LLP, One Vanderbilt Avenue, New York, NY 10017, at 9:00 a.m., no later than the (3rd) third Business Day after the day on which the last of those conditions (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or, to the fullest extent permitted by applicable Laws, waived in accordance with this Agreement, or (b) at such other place and time or on such other date as Parent and the Company may agree in writing (the date on which the Closing occurs is referred to in this Agreement as the “Closing Date”).

Section 1.3  Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, (a) the Company shall cause a certificate of merger (the “Certificate of Merger”) to be duly executed, signed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and (b) Parent and the Company shall cause all other filings, recordings or publications required by the DGCL in connection with the Merger to be duly executed, signed, acknowledged and filed. The Merger shall become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as Parent and the Company may agree and specify in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

Section 1.4  Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

Section 1.5  Certificate of Incorporation. The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation (the “Surviving Charter”) until thereafter amended in accordance with the Surviving Charter or by applicable Laws.

Section 1.6  Bylaws. The Company shall take all lawful action so that the bylaws of the Company in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the bylaws of the Surviving Corporation (the “Surviving Bylaws”) until thereafter amended in accordance with the Surviving Charter, Surviving Bylaws or by applicable Laws.

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Section 1.7 Directors. The Company shall take all lawful action so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and the DGCL.

Section 1.8 Officers. The Company shall take all lawful action so that the officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and the DGCL.

Article II
EFFECT OF THE MERGER

Section 2.1  Conversion of Capital Stock. At the Effective Time, by virtue of the Merger, and without any action on the part of the Parties or the holders of any capital stock of Merger Sub or the Company:

(a)         Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)         Cancellation of Treasury Stock and Parent and Wholly-Owned Subsidiaries Stock. Each share of Company Common Stock owned by the Company or any of its wholly-owned Subsidiaries or by Parent or any of its wholly-owned Subsidiaries issued and outstanding immediately prior to the Effective Time (collectively, “Excluded Shares”) shall be automatically canceled and shall cease to exist, and no consideration shall be paid in respect thereof.

(c)         Conversion of Company Common Stock.

(i)          Each Eligible Share (other than Dissenting Shares) shall be converted into the right to receive (A) $1.35 in cash, without interest (the “Per Share Cash Merger Consideration”) and (B) one contingent value right to receive, subject to the terms of the ModusLink CVR Agreement, the ModusLink CVR Payment Amount (such right, a “ModusLink CVR”). For purposes of this Agreement, the term “Per Share Merger Consideration” shall mean the Per Share Cash Merger Consideration together with the ModusLink CVR, if applicable.

(ii)         Each Eligible Share converted into the right to receive the Per Share Merger Consideration as provided in Section 2.1(c)(i) (each, a “Converted Share” and collectively, the “Converted Shares”) shall automatically be canceled and shall cease to exist and (B) the holders of certificates which immediately prior to the Effective Time represented Converted Shares (“Company Certificates”) shall cease to have any rights with respect to those shares, other than the right to receive the Per Share Merger Consideration with respect to each such share as provided in Section 2.1(c)(i) upon surrender of Company Certificates in accordance with Section 2.2(b).

(d)         Treatment of Restricted Shares of Company Common Stock. Each Company Restricted Share that is outstanding immediately before the Effective Time, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Company Restricted Share, shall be vested and all restrictions thereon shall lapse in full as of immediately before the Effective Time, and each such Company Restricted Share shall be canceled and converted into the right to receive the Per Share Merger Consideration.

(e)         Treatment of Company Series C Preferred Stock. Each share of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

(f)          Treatment of Company Convertible Note. The Company’s 7.50% Convertible Senior Note due March 1, 2024 issued by the Company to SPH Group Holdings LLC (the “Company Convertible Note”), as in effect immediately prior to the Effective Time, shall remain in effect.

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Section 2.2  Surrender of Company Certificates.

(a)         Payment Agent. Promptly following the Effective Time, Parent shall deposit or cause to be deposited with a bank or trust company designated by Parent and reasonably acceptable to the Company to act as paying agent (the “Payment Agent”), for the benefit of holders of Eligible Shares, cash in an aggregate amount payable under Section 2.1(c)(i). Such aggregate cash amount is referred to in this Agreement as the “Payment Fund.” Until disbursed in accordance with the terms and conditions of this Agreement, the Payment Agent shall invest the Payment Fund as directed by Parent (on behalf of the Surviving Corporation) in short-term obligations of the United States of America with maturities of no more than ninety (90) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available); provided, however, that no such investment shall relieve the Payment Agent from making the payments required by Section 2.1(c)(i) and, following any losses from such investment causing the Payment Fund to be less than the aggregate amount then payable under Section 2.1(c)(i), Parent shall promptly deposit or cause to be deposited such amount of cash as may be required to permit the Payment Agent to make the payments required by Section 2.1(c)(i). Any net profit resulting from, or income produced, by such investments shall inure to the benefit of and be the sole and exclusive property of and paid to the Surviving Corporation.

(b)         Procedures.

(i)          Letter of Transmittal. Promptly, and in any event within five (5) Business Days after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, cause the Payment Agent to mail to each holder of record of Eligible Shares that are (x) represented by Company Certificates or (y) Book-Entry Shares (A) a letter of transmittal in customary form, specifying that delivery shall be effected, and risk of loss and title to the Company Certificates or such Book-Entry Shares shall pass, only upon proper delivery of Company Certificates (or affidavits of loss in lieu of the Company Certificates, as provided in Section 2.2(f)) or the surrender of such Book-Entry Shares to the Payment Agent and (B) instructions for surrendering the Company Certificates (or affidavits of loss in lieu of the Company Certificates, as provided in Section 2.2(f)) or such Book-Entry Shares to the Payment Agent.

(ii)         Surrender of Company Certificates. Upon surrender of Eligible Shares that (A) are represented by Company Certificates, by physical surrender of such Company Certificates (or affidavits of loss in lieu of the Company Certificates, as provided in Section 2.2(f)), together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Payment Agent in accordance with the terms of the materials and instructions provided by the Payment Agent or (B) are Book-Entry Shares, by receipt of an “agent’s message” by the Payment Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares, as the Payment Agent may reasonably request), the holder of such Eligible Shares represented by such Company Certificate or such Book-Entry Share shall be entitled to receive in exchange therefor the Per Share Merger Consideration payable in respect of each Converted Share represented by such Company Certificate or Book-Entry Share, as provided in Section 2.1(c)(i), less any required withholding of Taxes. Any Company Certificates or Book-Entry Shares so surrendered shall immediately be canceled. No interest shall accrue or be paid on any amount payable upon due surrender of Company Certificates or Book-Entry Shares. Notwithstanding anything herein to the contrary, with respect to the ModusLink CVRs, the payment of any ModusLink CVR Payment Amount and the exchange procedures with respect thereto shall be governed by the terms of the ModusLink CVR Agreement.

(iii)        Unregistered Transferees. If any Per Share Merger Consideration is to be paid to any Person other than that in which a Converted Share represented by the surrendered Company Certificate is registered, the Per Share Merger Consideration may be paid to such a transferee if the Company Certificate representing such Converted Share is surrendered to the Payment Agent and is accompanied by all documents required to evidence and effect that transfer and the Person requesting such exchange shall have (A) paid any applicable transfer Taxes or (B) established to the satisfaction of Parent and the Payment Agent that those Taxes have been paid or are not applicable. Payment of the Per Share Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books or ledger of the Company.

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(iv)        No Other Rights. Until surrendered in accordance with this Section 2.2(b), each Converted Share represented by a Company Certificate Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Per Share Merger Consideration. The Per Share Merger Consideration issued or paid with respect to each Converted Share upon the surrender of any Company Certificate or acceptable evidence of a Book-Entry Share formerly representing any Eligible Share shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to that Company Certificate and any Converted Shares represented by that Company Certificate.

(c)         No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

(d)          Termination of Payment Fund. Upon the request of Parent, any portion of the Payment Fund that remains unclaimed by the holders of Company Certificates twelve (12) months after the Effective Time shall be delivered by the Payment Agent to Parent or the Surviving Corporation, as determined by Parent. Any holder of Eligible Shares who has not complied with this Article II by such time shall thereafter look only to Parent or the Surviving Corporation, as applicable, for payment of the Per Share Merger Consideration with respect to each Eligible Share.

(e)         No Liability. None of Parent, Merger Sub, the Surviving Corporation or the Payment Agent shall, to the fullest extent permitted by applicable Laws, be liable to any holder of Company Certificates or Book-Entry Shares for any Per Share Merger Consideration properly delivered to a public official under applicable abandoned property, escheat or similar Laws. If any Company Certificates or Book-Entry Shares have not been surrendered prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which any Per Share Merger Consideration in respect of the Converted Shares represented by those Company Certificates or Book-Entry Shares would otherwise escheat to or become the property of any Governmental Entity), any Per Share Merger Consideration payable in respect of a Converted Share represented by those Company Certificates or Book-Entry Shares shall, to the fullest extent permitted by applicable Laws, become the property of the Parent, free and clear of all claims or interests of any Person previously entitled to that Per Share Merger Consideration.

(f)          Lost, Stolen or Destroyed Certificates. In the event that any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in a form and in substance as reasonably acceptable to Parent) of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and the posting by such Person of a bond (in the form reasonably required by Parent) sufficient to indemnify Parent against any claim that may be made against Parent or the Surviving Corporation on account of the alleged loss, theft or destruction of any such Company Certificate, the Payment Agent shall deliver the Per Share Merger Consideration in exchange for each Converted Share represented by such lost, stolen or destroyed Company Certificate.

Section 2.3  Withholding Rights. Each of Parent and the Surviving Corporation shall, to the fullest extent permitted by applicable Laws, be entitled to deduct and withhold from the Per Share Merger Consideration payable to any Person such amounts as it is required to deduct and withhold from such payment under any applicable Laws. If the Payment Agent, Parent or the Surviving Corporation, as the case may be, deducts or withholds any such amounts, such amounts shall be treated for all purposes as having been paid to the Person in respect of whom the Payment Agent, Parent or the Surviving Corporation, as the case maybe, made such deduction and withholding.

Section 2.4  Appraisal Rights. None of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, the holder of which has neither voted in favor of the Merger or consented thereto in writing pursuant to Section 228 of the DGCL and who has demanded such holder’s right to appraisal in accordance with Section 262 of the DGCL (such shares, the “Dissenting Shares” and each, a “Dissenting Share”), and who has not effectively withdrawn or lost such holder’s rights to appraisal, shall be converted into the right to receive the Per Share Merger Consideration. At the Effective Time, all Dissenting Shares shall be canceled and shall cease to exist and shall represent the right to receive only those rights provided under the DGCL. If, after the Effective Time, any holder of a Dissenting Share withdraws, loses or fails to perfect such holder’s rights to appraisal, such Dissenting Share shall be treated as if it had been converted, as of the Effective Time, into the Per Share Merger Consideration. The holders of Dissenting Shares shall be entitled only to those rights granted under Section 262 of the DGCL. The Company shall promptly notify Parent upon receipt of any written demands for appraisal under Section 262 of the DGCL and any withdrawals of such demands and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

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Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth (i) in the Company SEC Reports publicly filed at least one Business Day prior to the date of this Agreement (including any exhibits or schedules to the Company SEC Reports and any documents incorporated by reference therein but excluding any disclosures set forth under the captions “Risk Factors” and “Forward-Looking Statements” to the extent they are general in nature, or are cautionary, predictive or forward-looking in nature) or (ii) in the disclosure letter, dated as of the date of this Agreement, delivered by the Company to Parent (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Company Disclosure Letter to the extent that the relevance thereof is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1  Organization and Power. Each of the Company and its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 3.2  Foreign Qualifications. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity, and is in good standing, in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where failures to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.3  Corporate Authorization. The Company has all necessary corporate power and authority to enter into this Agreement and, subject to adoption of this Agreement by the affirmative vote of (a) the holders of a majority in voting power of the outstanding shares of Company Common Stock and Company Series C Preferred Stock (voting on an as converted to shares of Company Common Stock basis), voting together as a single class (the “Common Stockholder Approval”), and (b) the holders of a majority of the outstanding shares of Company Series C Preferred Stock (the “Preferred Stockholder Approval”), to consummate the Transactions. The Special Committee has unanimously duly adopted resolutions (i) determining that the terms of this Agreement and the Transactions are fair to and in the best interests of the Company and the holders of capital stock of the Company (other than the holders of Excluded Shares), (ii) recommended to the Company Board that the Company Board adopt resolutions approving, adopting and declaring advisable this Agreement and the Transactions and (iii) providing for the Special Committee Recommendation. The Company Board has duly adopted resolutions (i) determining that the terms of this Agreement and the Transactions are fair to and in the best interests of the Company and the holders of capital stock of the Company (other than the holders of Excluded Shares), (ii) approving and declaring advisable this Agreement and the Transactions and (iii) providing for the Company Board Recommendation. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to the obtainment of the Requisite Company Vote.

Section 3.4  Enforceability. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar Laws of general applicability affecting creditors rights and general principles of equity (the “Bankruptcy and Equity Exceptions”).

Section 3.5  Organizational Documents. The Company has made available to Parent true, correct and complete copies of the certificates of incorporation and bylaws (or the equivalent organizational documents) of the Company and each of its Subsidiaries, in each case, as in effect on the date of this Agreement (collectively, the “Company Organizational Documents”).

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Section 3.6  Governmental Authorizations. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions do not and will not require any consent, approval or similar authorization of, or filing with or notification to, any domestic or foreign international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity, including the European Union and the European Community (each, a “Governmental Entity”), other than:

(a)         the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

(b)         the filing with the United States Securities and Exchange Commission (the “SEC”) of (i) a proxy statement (as amended or supplemented, the “Company Proxy Statement”) relating to the meeting of the stockholders of the Company to be held to consider, among other items, adoption of this Agreement (the “Company Stockholders Meeting”), (ii) any reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that may be required in connection with this Agreement and the Transactions and (iii) any filings under the Securities Act of 1933, as amended (the “Securities Act”);

(c)         compliance with the rules and regulations of the Nasdaq Capital Market (“Nasdaq”); and

(d)         compliance with the so-called “fair price,” “moratorium,” “control share acquisition” or other similar state anti-takeover Laws (“Takeover Statutes”) set forth in Section 3.6(d) of the Company Disclosure Letter.

Section 3.7  Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions do not and will not:

(a)         assuming the Requisite Company Vote is obtained, contravene or conflict with, or result in any violation of or breach of, any provision of the Company Organizational Documents;

(b)         contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries (collectively, “Company Assets”) are bound, assuming that all consents, approvals, authorizations, filings and notifications described in Section 3.6 have been obtained or made and assuming the Requisite Company Vote is obtained;

(c)         result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Company Contracts, other than as set forth in Section 3.7(c) of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(d)require any consent, approval or other authorization of, or any filing with or notification to, any Person under any Company Contracts, other than as set forth in Section 3.7(d) of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or

(e)         give rise to any termination, cancellation, amendment or acceleration of any rights or obligations under any Company Contracts, other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.8  Capitalization.

(a)         The authorized capital stock of the Company consists solely of (i) One Billion Four Hundred Five Million (1,405,000,000) shares of Company Common Stock and (ii) Five Million (5,000,000) shares of preferred stock, par value $0.01 per share, of which (A) One Hundred Forty Thousand (140,000) have been designated as Company Series A Junior Participating Preferred Stock and (B) Thirty-Five Thousand (35,000) have been designated as Company Series C Preferred Stock and One Million Four Hundred Thousand (1,400,000) have been designated as Company Series D Junior Participating Preferred Stock.

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(b)         Pursuant to the Certificate of Designation of Series D Junior Participating Preferred Stock filed with the Secretary of State of the State of Delaware on January 19, 2018, the Company Board created the Company Series D Junior Participating Preferred Stock, which were issuable in connection with the Tax Benefits Preservation Plan, dated as of January 19, 2018, by and between ModusLink Global Solutions, Inc. and American Stock Transfer & Trust Company, LLC, as rights agent, as amended as of January 8, 2021 (the “Company Rights Agreement”).

(c)         As of the close of business on June 10, 2022, (i) 60,398,784 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in treasury by the Company and its Subsidiaries, (iii) 482,026 shares of Company Common Stock were reserved for issuance upon vesting of a restricted stock grant, (iv) no shares of Company Series A Junior Participating Preferred Stock were issued and outstanding, (v) no shares of Company Series D Junior Participating Preferred Stock were issued and outstanding, and no shares of Company Series D Junior Participating Preferred Stock were reserved for issuance pursuant to the Company Rights Agreement, (vi) 35,000 shares of Company Series C Preferred Stock were issued and outstanding and 17,857,143 shares of Company Common Stock were reserved for issuance upon conversion of such shares of Company Series C Preferred Stock, and (vii) 6,293,707 shares of Company Common Stock were reserved for issuance upon conversion of the Company Convertible Note.

(d)         Except as set forth above, as of the close of business on June 10, 2022, no shares of capital stock of the Company were issued, reserved for issuance or outstanding. Since such date, no shares of capital stock of the Company, or securities convertible or exchangeable into or exercisable for shares of capital stock of the Company, have been issued.

(e)         All shares of Company Common Stock that are subject to issuance prior to the Effective Time on the terms and conditions specified in the instruments under which they are issuable, (i) will be duly authorized, validly issued, fully paid and non-assessable and (ii) will not be subject to subscription or preemptive rights.

(f)          There are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of Company Common Stock or Company Series C Preferred Stock or any capital stock of any Subsidiary of the Company or (ii) to provide funds to or make any investment in (A) any Subsidiary of the Company that is not wholly-owned by the Company or (B) any other Person.

(g)         Each outstanding share of capital stock of the Company is duly authorized, validly issued, fully paid and non-assessable, and not subject to subscription or preemptive rights. Each outstanding share of capital stock, limited liability company or membership interest, partnership interest or other equity interest of each Subsidiary of the Company is duly authorized, validly issued and, to the extent relevant under applicable Laws, fully paid and non-assessable, and not subject to subscription or preemptive rights and each such share or other equity interest owned by the Company or any of its Subsidiaries is free and clear of all Liens, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.9 No Stock Options. Except for (i) the aggregate of up to 17,857,143 shares of Company Common Stock issuable upon conversion of shares of Company Series C Preferred Stock, (ii) shares of Company Series D Junior Participating Preferred Stock issuable pursuant to the Company Rights Agreement, (iii) the aggregate of up to 6,293,707shares of Company Common Stock issuable upon conversion of the Convertible Note, and (iv) 482,026 shares of Company Common Stock reserved for issuance upon vesting of restricted stock grants, there are no options, warrants, calls, conversion rights, stock appreciation rights, subscription rights, redemption rights, repurchase rights or other rights, agreements, arrangements, understandings or commitments to which the Company or any of its Subsidiaries is a party relating to the issued or unissued capital stock or other securities, limited liability company or membership interest, partnership interest or other equity interest of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, transfer, register, redeem, repurchase, acquire or sell any shares of capital stock or other securities, limited liability company or membership interest, partnership interest or other equity interest the Company or any of its Subsidiaries.

Section 3.10  Voting. The Requisite Company Vote is the only vote of the holders of any class or series of capital stock of the Company or any class or series of capital stock, limited liability company or membership interest, partnership interest or other equity interest of any of its Subsidiaries necessary (under the Company

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Organizational Documents, the DGCL, other applicable Laws or otherwise) to approve or adopt this Agreement, the Merger or the Transactions. There are no voting trusts, proxies or similar agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of capital stock of the Company or any class or series of capital stock, limited liability company or membership interest, partnership interest or other equity interest of any of its Subsidiaries. There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities having the right to vote, on any matters on which stockholders of the Company may vote.

Section 3.11  SEC Reports. Since January 1, 2021 (the “Applicable Date”), the Company has timely filed with or furnished, as applicable, to the SEC all forms, reports, schedules, certifications, statements and other documents required to be publicly filed with or furnished to the SEC pursuant to the Exchange Act or the Securities Act (collectively, the “Company SEC Reports”). Each of the Company SEC Reports (a) was prepared in accordance with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the rules and regulations promulgated thereunder, and (b) did not, at the time they were filed with or furnished to the SEC (or, in the case of any registration statement or proxy statement, on the applicable date of effectiveness or the date of the relevant meeting, respectively, and, if amended or supplemented, on the date of such amendment or supplement), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required file with or furnish to the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation service, any forms, reports, schedules, certifications, statements and other documents. No executive officer of the Company has failed to make the certifications required of such executive officer under Sections 302 or 906 of the Sarbanes-Oxley Act with respect to the Company SEC Reports.

Section 3.12  SEC Disclosure Controls and Procedures.

(a)         The Company (with respect to itself and its consolidated Subsidiaries) has established and maintains proper disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in Rule 13a-15 and 152-15 under the Exchange Act) as required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information relating to the Company (with respect to itself and its consolidated Subsidiaries) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is accumulated and communicated to the Company’s principal executive officer, its principal financial officer or those individuals responsible for the preparation of the consolidated financial statements of the Company included in the Company SEC Reports allow timely decisions regarding required disclosure and to make the certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act and pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(b)         The Company (with respect to itself and its consolidated Subsidiaries) has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles (“GAAP”).

(c)         Since the Applicable Date, the Company has disclosed, based on the most recent evaluation of its disclosure controls and procedures and internal control over financial reporting by its chief executive officer and its chief financial officer, to the Company’s independent auditors and to the audit committee of the Company Board (i) all “significant deficiencies” in the design or operation of its internal controls over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s independent auditors and the audit committee of the Company Board any “material weaknesses” in such internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s internal control over financial reporting.

(d)         Since the Applicable Date, no material complaints, allegations, assertions, claims or notifications from any source regarding the Company’s accounting, internal accounting controls or auditing practices, procedures or methods have been reported in writing to the audit committee of the Company Board by the Company’s head of internal audit.

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Section 3.13  Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries (including the related notes) included in or incorporated by reference into the Company SEC Reports:

(a)         was prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC; and

(b)         fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations, cash flows, retained earnings/losses and changes in financial position, as the case may be, for the periods then ended (subject, in the case of any unaudited interim financial statements, to notes and normal year-end audit adjustments), except in each case as may be noted therein or in the notes thereto.

Section 3.14  Liabilities.

(a)         Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, there are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”) of the Company or any of its Subsidiaries which are required to be recorded or reflected on a balance sheet, including the footnotes thereto, under GAAP, other than:

(i)          Liabilities disclosed in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of July 31, 2021 and the footnotes, thereto set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2021;

(ii)         Liabilities disclosed in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of January 31, 2022 set forth in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2022;

(iii)        Liabilities incurred since July 31, 2021 in the ordinary course of business;

(iv)        Liabilities incurred in connection with the preparation, negotiation and consummation of the Transactions; and

(v)         Liabilities set forth in Section 3.14(a)(v) of the Company Disclosure Letter.

(b)         Except as set forth in Section 3.14(b) of the Company Disclosure Letter, there are no related party transactions or off-balance sheet structures or transactions with respect to the Company or any of its Subsidiaries that would be required to be reported or set forth in the Company SEC Reports.

Section 3.15  Absence of Certain Changes. Since July 31, 2021:

(a)         except in connection with (i) the execution and delivery of this Agreement and the consummation of the Transactions or (ii) any modifications, suspensions or alterations of operations resulting from, or determined by the Company to be advisable and reasonably necessary in response to, COVID-19 or ay COVID-19 Measures, the Company and each of its Subsidiaries have conducted their business in the ordinary course of business; and

(b)         there has not been any Company Material Adverse Effect.

Section 3.16  Litigation. There are no legal actions, claims, demands, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings (collectively, “Legal Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the Knowledge of the Company, against any director, officer or employee of the Company or any of its Subsidiaries or other Person for whom the Company or any of its Subsidiaries may be liable, other than Legal Actions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no Orders outstanding against the Company or any of its Subsidiaries.

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Section 3.17  Contracts.

(a)         Neither the Company nor any of its Subsidiaries is a party to any Contract required to have been filed with the SEC by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act that has not been so filed.

(b)         Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all Contracts to which the Company or any of its Subsidiaries is a party or by which any Company Assets are bound (collectively, “Company Contracts”) are valid and binding, in full force and effect and enforceable in accordance with their respective terms, (ii) neither the Company nor any of its Subsidiaries is in violation or breach of, or in default (with or without notice or the lapse of time or both) under, any Company Contracts and (iii) to the Knowledge of the Company, no other Person is in violation or breach of, or in default (with or without notice or the lapse of time or both) under, any Company Contracts.

(c)         There are no Company Contracts that (i) restrict the ability of the Company or any of the Company’s Subsidiaries to compete in any line of business or to engage in business in any geographic area, (ii) contain any so-called “most favored nation” or similar provisions requiring the Company or any of its Subsidiaries to offer to a Person any terms or conditions that are at least as favorable as those offered to one or more other Persons or (iii) restrict the ability of the Company or any of its Subsidiaries to assert any claims or initiate any Legal Actions against any other Person.

(d)         Neither the Company nor any of its Subsidiaries is a party to or bound by any financial derivatives master agreements, futures account opening agreements and/or brokerage statements evidencing financial hedging or other trading activities.

Section 3.18  Taxes.

(a)         Except as would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect, the Company and each of its Subsidiaries have timely filed all income and other material returns, statements, reports and forms with respect to any United States federal, state, municipal, county, local or foreign taxes, including income, profits, premium, estimated, excise, sales, value added, use occupancy gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll-related and property taxes, import duties and any other governmental charges or assessments, whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto (collectively, “Taxes”) that they are required to file (each, a “Tax Return”). All such Tax Returns are correct and complete in all material respects. All income and other material Taxes owed by the Company and each of its Subsidiaries have been timely paid.

(b)         Except as would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect, the Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person.

(c)         To the Knowledge of the Company, none of the Tax Returns filed by the Company or any of its Subsidiaries is currently being examined by the Internal Revenue Service or any relevant state, local or foreign taxing authorities. Except as would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect, there are no Legal Actions relating to Taxes of the Company or any of its Subsidiaries pending, nor has the Company or any of its Subsidiaries received any written notice or report asserting a Tax deficiency with respect to the Company or any of its Subsidiaries.

(d)         Except as would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect, all deficiencies or assessments asserted against the Company or any of its Subsidiaries by any taxing authority have been paid or fully and finally settled.

(e)         To the Knowledge of the Company, the Company and its Subsidiaries have not waived any statute of limitations in respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

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Section 3.19  Environmental Matters.

(a)         Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries and, to the Knowledge of the Company, their respective predecessors are and have been in compliance with:

(i)all applicable Laws relating to (A) pollution, contamination, protection of the environment, health, safety or sanitation, (B) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or (C) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (collectively, “Environmental Matters”); and

(ii)         all applicable Orders relating to Environmental Matters (collectively, “Environmental Laws”).

(b)         Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans:

(i)          that have given rise or would reasonably be expected to give rise to any Liabilities of the Company or any of its Subsidiaries under any Environmental Laws;

(ii)         that have required or would reasonably be expected to require the Company or any of its Subsidiaries to incur any actual or potential cleanup, remediation, removal or other response costs (including the cost of coming into compliance with Environmental Laws), investigation costs (including fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies), losses, Liabilities, payments, damages (including any actual, punitive or consequential damages (A) under any Environmental Laws, contractual obligations or otherwise or (B) to third parties for personal injury or property damage), civil or criminal fines or penalties, judgments or amounts paid in settlement, in each case arising out of or relating to any Environmental Matters; or

(iii)        that have formed or, to the Knowledge of the Company, would reasonably be expected to form the basis of any Legal Action against or involving the Company or any of its Subsidiaries arising out of or relating to any Environmental Matters.

(c)         Neither the Company nor any of its Subsidiaries has received any notice or other communication: (i) that any of them is or may be a potentially responsible person or otherwise liable in connection with any waste disposal site or other location allegedly containing any Hazardous Substances; (ii) of any failure by any of them to comply with any Environmental Laws or the requirements of any environmental Permits; or (iii) that any of them is requested or required by any Governmental Entity to perform any investigatory or remedial activity or other action in connection with any actual or alleged release of Hazardous Substances or any other Environmental Matters.

Section 3.20  Personal Property. The Company and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all personal Company Assets owned, used or held for use by them, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.21  Compliance with Laws.

(a)         Except as would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect, each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals and other permits of any Governmental Entity (“Permits”) necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Company Permits”), and all such Company Permits are in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or threatened, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

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(b)         Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any. Laws applicable to the Company or such Subsidiary or by which any of the Company Assets is bound or (ii) any Company Permits, except as would not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect.

Section 3.22  Absence of Certain Payments. Neither the Company nor any of its Subsidiaries, nor any director, officer, employee, agent or representative of the Company or its Subsidiaries has made, directly or indirectly, any (a) bribe or kickback, (b) illegal political contribution, (c) payment from corporate funds which was improperly recorded on the books and records of the Company or any of its Subsidiaries, (d) unlawful payment from corporate funds to governmental officials for the purpose of influencing their actions or the actions of the Governmental Entity which they represent or (e) illegal payment from corporate funds to obtain or retain any business.

Section 3.23  Rights Agreement. The Company has taken all necessary action to (a) render the Company Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, (b) ensure that (i) neither Parent, Merger Sub nor any of their Affiliates will become or be deemed to be an “Acquiring Person” (as defined in the Company Rights Agreement) and (ii) no “Distribution Date,” “Stock Acquisition Date” or “Triggering Event” (each as defined in the Company Rights Agreement) will occur, in any such case, by reason of the approval, execution or delivery of this Agreement, the announcement or consummation of the Merger or the consummation of any of the other transactions contemplated by this Agreement and (c) cause the Company Rights Agreement to expire immediately prior to the Effective Time.

Section 3.24  Takeover Statutes. The Company Board has taken all necessary action, including, without limitation, the approval of this Agreement, the Merger, and the Transactions, to ensure that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to the Transactions. No other Takeover Statutes apply or purport to apply to this Agreement, the Merger, or the Transactions.

Section 3.25  Opinion of Financial Advisor. The Special Committee has received an opinion of Houlihan Lokey Capital, Inc. (the “Company Financial Advisor”), its financial advisor, to the effect that, as of the date of such opinion and subject to the factors, assumptions and limitations set forth therein, the Per Share Merger Consideration to be received by the holders of Company Common Stock (other than Parent and its Affiliates) in the Merger pursuant to this Agreement is fair, from a financial point of view. The Company will make available to Parent, promptly following the execution of this Agreement for informational purposes only, a complete and correct copy of such written opinion. The Company has obtained the authorization of the Company Financial Advisor to include a copy of such opinion in the Company Proxy Statement.

Section 3.26  Brokers and Finders. No broker, finder or investment banker other than the Company Financial Advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Special Committee.

Section 3.27  No Other Representations or Warranties. Except for the express written representations and warranties made by the Company in this Article III and in any certificate to be delivered by the Company pursuant to this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any of its Affiliates or with respect to any other information provided to Parent or any of its Affiliates or its and their respective Representatives by or on behalf of the Company or any of its Subsidiaries in connection with the Transactions.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub each hereby represents and warrants to the Company that:

Section 4.1  Organization and Power. Parent is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware; Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite limited liability company or corporate, respectively, power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

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Section 4.2  Corporate Authorization. Each of Parent and Merger Sub has all necessary limited partnership or corporate, respectively, power and authority to enter into this Agreement and subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, to consummate the Transactions. The general partner of Parent has determined, in its sole discretion (as defined in the Parent LPA), that this Agreement and the Transactions are necessary and appropriate to the conduct of the business of Parent in compliance with the Parent LPA. The board of directors of Merger Sub has unanimously adopted resolutions (i) determining that the terms of this Agreement and the Transaction are fair to and in the best interests of Merger Sub and its sole stockholder, and declared it advisable to enter into this Agreement, (ii) approved and declared advisable this Agreement and the Transactions and (iii) recommended that this Agreement be adopted by the sole stockholder of Merger Sub. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject to the adoption of this Agreement by Parent as sole stockholder of Merger Sub.

Section 4.3  Enforceability. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding agreement, of each of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 4.4  Governmental Authorizations. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions do not and will not require any consent, approval or similar authorization of, or filing with or notification to, any Governmental Entity, other than:

(a)         the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

(b)         any reports under the Exchange Act that may be required in connection with this Agreement and the Transactions; and

(c)         compliance with the rules and regulations of the New York Stock Exchange (“NYSE”).

Section 4.5  Non-Contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions do not and will not:

(a)contravene or conflict with, or result in any violation of or breach of, any provision of the certificate of limited partnership of Parent or the Parent LPA or the certificate of incorporation or bylaws Merger Sub;

(b)         contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to Parent or any of its Subsidiaries or by which any assets of Parent or any of its Subsidiaries (“Parent Assets”) are bound, assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.4 have been obtained or made;

(c)         result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contracts to which Parent or any of its Subsidiaries is a party or by which any Parent Assets are bound (collectively, “Parent Contracts”), except as would not, individually or in the aggregate, reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions or the payment of the Per Share Merger Consideration;

(d)         require any consent, approval or other authorization, or any filing with or notification to, any Person under any Parent Contracts, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions or the payment of the Per Share Merger Consideration;

(e)         give rise to any termination, cancellation, amendment or acceleration of any rights or obligations under any Parent Contracts, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions or the payment of the Per Share Merger Consideration; or

(f)          cause the creation or imposition of any Liens on any Parent Assets, except as would not, individually or in the aggregate, reasonably expected to prevent, materially impede or materially delay the consummation of the Transactions or the payment of the Per Share Merger Consideration.

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Section 4.6  Available Funds. Parent has, and shall have at the Closing, (a) sufficient cash on hand and/or unrestricted undrawn amounts immediately available under existing lines of credit or other sources of funds to enable the payment of the aggregate amounts payable under Section 2.1(c)(i) and any fees or expenses payable by Parent or Merger Sub pursuant to this Agreement and (b) the financial resources and capabilities to fully perform all of Parent’s and Merger Sub’s obligations under this Agreement. Subject to the satisfaction or waiver of all of the conditions to Closing contained in Article VI, in no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any of their respective Subsidiaries be a condition to any of the obligations of Parent and Merger Sub under this Agreement.

Section 4.7  Solvency. Subject to the satisfaction or waiver of all of the conditions to Closing contained in Article VI, after giving effect to the Merger and the payment of the aggregate amounts payable under Section 2.1(c)(i) and any fees or expenses payable by Parent or Merger Sub pursuant to this Agreement, each of Parent and the Surviving Corporation will be Solvent. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud present or future creditors.

Section 4.8  Brokers and Finders. No broker, finder or investment banker other than Imperial Capital, LLC is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.9  Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

Section 4.10  No Other Representations or Warranties; No Reliance.

(a)         Except for the express written representations and warranties made by Parent and Merger Sub in this Article IV and in any certificate delivered by Parent or Merger Sub pursuant to this Agreement, none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective Affiliates or with respect to any other information provided to the Company or any of its Affiliates or its and their respective Representatives by or on behalf of Parent or any of its Subsidiaries in connection with the Transactions.

(b)         Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties set forth in Article III and in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other Person makes or has made any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or any of its Affiliates or its and their respective Representatives by or on behalf of the Company or any of this Subsidiaries in connection with the Transactions. Each of Parent and Merger Sub, on its own behalf and on behalf of its Affiliates (other than the Company and its Subsidiaries) and its and their respective Representatives, disclaims reliance on any representations or warranties or other information provided to them by the Company or any of its Subsidiaries or its or their respective Representatives or any other Person except for the representations and warranties expressly set forth in Article III and in any certificate delivered by the Company pursuant to this Agreement. Without limiting the generality of the foregoing, each of Parent and Merger Sub, on its own behalf and on behalf of its Affiliates (other than the Company and its Subsidiaries) and its and their respective Representatives, acknowledges and agrees that none of the Company, any of its Subsidiaries or any other Person shall have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub or any of their respective Representatives, or Parent’s or Merger Sub’s (or such Representatives’) use of, or the accuracy or completeness of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the Merger.

Article V
COVENANTS

Section 5.1  Conduct of Business of the Company.

(a)         Except as (i) required or expressly contemplated by this Agreement, (ii) consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) required by a Governmental Entity or under applicable Law (including COVID-19 Measures) or to comply with a Company

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Contract or (iv) set forth in Section 5.1 of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, (x) use its commercially reasonable efforts to conduct its operations only in the ordinary course of business and (y) use its commercially reasonable efforts to maintain and preserve intact its business organization, to retain the services of its present officers and key employees, and to preserve the good will of its customers, suppliers and other Persons with whom it has business relationships.

(b)         Without limiting the generality of Section 5.1(a), and except as (i) required or expressly contemplated by this Agreement, (ii) consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) required by a Governmental Entity or under applicable Law (including COVID-19 Measures) or to comply with a Company Contract or (iv) set forth in Section 5.1 of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (not to be unreasonably withheld or delayed):

(i)          amend any of the Company Organizational Documents;

(ii)         do or effect any of the following actions with respect to its capital stock or other securities: (A) adjust, split, combine or reclassify its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock; (B) make, declare or pay any dividend (other than dividends paid by wholly-owned Subsidiaries) or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock; (C) grant any Person any right or option to acquire any shares of its capital stock; (D) issue, deliver or sell any additional shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or such securities; or (E) enter into any Company Contract, agreement, arrangement or understanding with respect to the sale, voting, registration or repurchase of its capital stock;

(iii)        except for increases in salary, wages and benefits of officers or employees in accordance with past practice, in conjunction with new hires, promotions or other changes in job status or pursuant to existing collective bargaining agreements, (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees with total annual compensation greater than $250,000, (B) pay any compensation or benefits not required by any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements, plans or policies), or enter into any employment or severance agreement with, any of its directors, officers or other employees or (C) establish, adopt, enter into, amend or take any action to accelerate rights under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any of its directors, officers or current or former employees, except in each case to the extent required by applicable Laws;

(iv)        acquire, sell, lease, license, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any Company Assets, including the capital stock of Subsidiaries of the Company (other than the acquisition and sale of inventory or the disposition of used or excess equipment and the purchase of raw materials, supplies and equipment, in either case in the ordinary course of business), that are material to the Company and its Subsidiaries, taken as a whole;

(v)         incur, assume, or prepay any indebtedness with an aggregate principal amount in excess of $500,000 (including by issuance of debt securities) other than in the ordinary course of business;

(vi)        assume, guarantee, endorse or otherwise become liable or responsible for the material obligations of any other Person;

(vii)       make any loans, advances or capital contributions to, or investments in, any other Person except in the ordinary course of business;

(viii)      terminate or cancel any Company Contract which is material to the Company and its Subsidiaries taken as a whole, or enter into any Company Contract which would be material to the. Company and its Subsidiaries, taken as a whole, in either case other than in the ordinary course of business;

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(ix)        make or authorize any capital expenditure in excess of $2,000,000 other than capital expenditures provided for in the Company’s budget for such fiscal year;

(x)         change its accounting policies or procedures, other than as required by GAAP or applicable Law;

(xi)        waive, release, assign, settle or compromise any material rights, claims or litigation;

(xii)       pay, discharge or satisfy any material Liabilities, other than in the ordinary course of business;

(xiii)      enter into any Company Contract that would limit or otherwise restrict the Company or any of its Subsidiaries or any of their successors, or that would, after the Effective Time, limit or otherwise restrict Parent or any of its Subsidiaries or any of their successors, from engaging or competing in any line of business or in any geographic area;

(xiv)      make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability, other than in the ordinary course of business;

(xv)       directly or indirectly sell, transfer, or otherwise dispose of (including by means of a merger or other business combination transaction) all or any portion of the ModusLink Assets;

(xvi)      take any action that would reasonably be expected to prevent, materially delay or materially impair the ability of the Parties to consummate the Transactions; or

(xvii)     authorize, propose or commit to do any of the foregoing.

Section 5.2  Conduct of Business of Parent. Parent shall use its commercially reasonable efforts to maintain and preserve intact its business organization. Without limiting the generality of the foregoing and except as otherwise contemplated by this Agreement, Parent shall not:

(a)         amend the certificate of incorporation of Merger Sub;

(b)         make, declare or pay any extraordinary cash dividend;

(c)         take any action that would reasonably be expected to result in any representation or warranty of Parent under this Agreement becoming untrue or inaccurate in any material respect at or as of any time prior to the Effective Time or omit to take any action necessary to prevent any such representation or warranty from becoming inaccurate in any material respect at such time;

(d)         take any action that would reasonably be expected to prevent, materially delay or materially impair the ability of the Parties to consummate the Transactions; or

(e)         authorize, propose or commit to do any of the foregoing.

Section 5.3  Access to Information; Confidentiality.

(a)         The Company shall, and shall cause its Subsidiaries, to: (i) provide to Parent and its general partner, officers, employees, accountants, consultants, legal counsel, investment bankers, agents and other representatives (its “Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, books and records of the Company and its Subsidiaries; and (ii) furnish promptly such information concerning Company and its Subsidiaries as Parent or its Representatives may reasonably request. No investigation conducted under this Section 5.3(a), however, will affect or be deemed to modify any representation or warranty made in this Agreement.

(b)         Parent shall comply with, and shall cause its Representatives to comply with, all of its obligations under the Management Services Agreement, dated June 1, 2019 (the “Management Services Agreement”), between Steel Services Ltd. and the Company with respect to the information disclosed under Section 5.3(a).

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Section 5.4  No Solicitation.

(a)         From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VII, except as specifically permitted by this Section 5.4 or Section 5.18, the Company shall not, and shall cause each of its Subsidiaries, directors, executive officers, or controlled Affiliates not to, and shall instruct its other Representatives not to, directly or indirectly:

(i)          solicit, initiate, facilitate or knowingly encourage, directly or indirectly, any inquiries, offers or proposals that constitute, or could reasonably be expected to lead to, any Takeover Proposal;

(ii)         engage in discussions or negotiations with, furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to, or give access to the Company Assets to, any Person that has made or may be considering making any Takeover Proposal;

(iii)        approve, endorse or recommend any Takeover Proposal; or

(iv)        enter into any Contract relating to any Takeover Proposal.

(b)         Immediately upon expiration of the Go-Shop Period, until the termination of this Agreement in accordance with Article VII, the Company shall, and shall cause each of its Subsidiaries, Representatives and Subsidiaries’ Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person conducted with respect to any Takeover Proposal (other than with respect to each Excluded Party only for so long as such Person is and remains an Excluded Party and as otherwise permitted by this Section 5.4). The Company shall promptly inform its Representatives and its Subsidiaries’ Representatives of the Company’s obligations this Section 5.4.

(c)         The Company shall notify Parent as promptly as possible within forty-eight (48) hours after receipt of (i) any Takeover Proposal or any inquiry that could reasonably be expected to lead to, or result in, a Takeover Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries that could reasonably be expected to lead to, or result in, a Takeover Proposal or (iii) any request for access to the Company Assets by any Person that has made any Takeover Proposal, which notice shall be in writing and shall include the identity of such Person or Persons, the material terms and conditions of such Takeover Proposal, indication or request, as applicable, and, if available, a copy of such Takeover Proposal, inquiry, or request. The Company shall keep Parent reasonably informed on a prompt basis of the status and material details of any such Takeover Proposal, inquiry, or request.

(d)         Subject to the Company’s compliance with the provisions of this Section 5.4 and prior to obtaining of the Requisite Company Vote, nothing in this Agreement shall prevent the Company (acting upon the recommendation of the Special Committee) or the Special Committee from:

(i)          engaging in discussions or negotiations with, or furnishing or disclosing any non-public information relating to the Company or any of its Subsidiaries or giving access to the Company Assets to, any Person who has or Persons who have made a bona fide, written and unsolicited Takeover Proposal if the Special Committee determines that such Takeover Proposal may result in a Superior Proposal, but only so long as the Company has caused such Person or Persons to enter into an Acceptable Confidentiality Agreement with the Company, and the Special Committee has, in good faith, (A) determined, based on the information then available and after consultation with the Company Financial Advisor, that such bona fide, written and unsolicited Takeover Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to, or result in, a Superior Proposal, and (B) determined, after consultation with outside legal counsel, that the failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable Law; and

(ii)         entering into an agreement, arrangement or understanding providing for the implementation of a Superior Proposal (an “Alternative Acquisition Agreement”) and terminating this Agreement pursuant to Section 7.4(a), if, and only if, (A) the Company and its Representatives have not breached (other than any de minimis breach) any of their obligations under Section 5.4 (as modified by Section 5.18) (B) the Company Board (acting on the recommendation of the Special Committee) or the Special Committee, in good faith, after consultation with the Company Financial Advisor and its outside legal counsel, determines: (I) that a bona fide, written and unsolicited Takeover Proposal constitutes a Superior Proposal, and (II) that failure to enter into an

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Alternative Acquisition Agreement and terminate this Agreement pursuant to Section 7.4(a), could be inconsistent with the directors’ fiduciary duties under applicable Law, (C) the Company, as promptly as possible after such determinations, notifies Parent in writing that the Company Board (acting on the recommendation of the Special Committee) or the Special Committee has made the determinations provided in the foregoing clause (B), (D) during the three (3) Business Day period following Parent’s receipt of the notice provided pursuant to the foregoing clause (C), the Company shall have, and shall have caused its Representatives to have, negotiated with Parent and its Representatives reasonably and in good faith in furtherance of making such commercially reasonable adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Merger, (E) after the conclusion of the period provided in the foregoing clause (D), Company Board (acting on the recommendation of the Special Committee) or the Special Committee, acting reasonably and in good faith, determines, taking into account the negotiations with Parent and its Representatives and any adjustments to the terms and conditions of the Agreement proposed by Parent, after consultation with the Company Financial Advisor and outside legal counsel, (I) that such bona fide, written and unsolicited Takeover Proposals continues to constitute a Superior Proposal, and (II) that the failure to enter into an agreement, arrangement or understanding providing for the implementation of such Superior Proposal and the termination of this Agreement pursuant to Section 7.4(a), could be inconsistent with the directors’ fiduciary duties under applicable Law, (F) after such determinations by the Company Board (acting on the recommendation of the Special Committee) or the Special Committee, acting reasonably and in good faith, resolves to terminate this Agreement in accordance with Section 7.4(a) and (G) the Company terminates this Agreement (within two (2) Business Days following the conclusion of the three (3) Business Day period referred to in the foregoing clause (D)) pursuant to Section 7.4(a).

(e)         Neither the Special Committee nor the Company Board shall withdraw, modify or amend, or propose to withdraw, modify or amend, the Company Board Recommendation in any manner adverse to Parent unless (i) the Company terminates this Agreement as provided in Section 5.4(d) pursuant to Section 7.4(a) or (ii) an Intervening Event has occurred and the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with outside legal counsel that the failure to withdraw, modify or amend, or propose to withdraw, modify or amend, the Company Board Recommendation could reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable Law.

(f)          Nothing set forth in this Agreement shall prohibit the Company from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to a Takeover Proposal, (ii) taking and disclosing to the stockholders of the Company any position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (iii) making any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

Section 5.5 Notices of Certain Events.

(a)         The Company shall notify Parent as promptly as practicable of (i) any notice or other communication from any Governmental Entity in connection with the Transactions, or (ii) any Legal Actions threatened or commenced against or otherwise affecting the Company or any of its Subsidiaries.

(b)         The Parent shall notify the Company as promptly as practicable of any notice or other communication from any Governmental Entity in connection with the Transactions.

Section 5.6  Proxy Statement; Schedule 13E-3.

(a)         As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC the Company Proxy Statement in preliminary form. The Company shall cause the Company Proxy Statement to comply as to form and substance in all material respects with the requirements of applicable Laws. Parent shall furnish all information concerning itself as the Company may reasonably request in connection with the preparation of the Company Proxy Statement; provided, that the Company assumes no responsibility with respect to information supplied by or on behalf of Parent, its controlled Affiliates (other than the Company and its Subsidiaries) or their respective Representatives for inclusion or incorporation by reference in the Company Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company and Parent shall jointly prepare and file with the SEC a Rule 13E-3 transaction statement on Schedule 13E-3 relating to the adoption of this Agreement by the Company’s stockholders (the “Schedule 13E-3”). As promptly as practicable after the SEC confirms orally or in writing that it has no further comments to the Company Proxy Statement or

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that it does not intend to review the Company Proxy Statement (the “Clearance Date”), the Company shall file a definitive Company Proxy Statement with the SEC and shall mail notice of the Company Stockholders Meeting and the Company Proxy Statement (collectively, the “Company Proxy Materials”) to the stockholders of the Company.

(b)         The Company Proxy Statement shall include the Company Board Recommendation, except to the extent that the Company Board shall have withdrawn, modified or amended the Company Board Recommendation in accordance with Section 5.4(e) and terminated this Agreement in accordance with Section 7.4(a).

(c)         To the fullest extent permitted by applicable Law, no amendment or supplement to the Company Proxy Statement shall be made without the approval of Parent, which approval shall not be unreasonably withheld, delayed or conditioned. The Company shall promptly advise Parent upon becoming aware of any comments, responses or requests from the SEC relating to the Company Proxy Materials, this Agreement, or the Transactions. To the fullest extent permitted by applicable Law, no amendment or supplement to the Schedule 13E-3 shall be made without the approval of the Company (acting upon the advice of the Special Committee), which approval shall not be unreasonably withheld, delayed or conditioned. Parent shall promptly advise the Company upon becoming aware of any comments, responses or requests from the SEC relating to the Schedule 13E-3, this Agreement, or the Transactions.

(d)         The information supplied by the Parties for inclusion in the Company Proxy Statement and Schedule 13E-3 shall not, at (i) the time the Company Proxy Materials (or any amendment of or supplement to the Company Proxy Materials) are mailed to the stockholders of the Company, (ii) the time of the Company Stockholders Meeting and (iii) the Effective Time, contain any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, (i) any information relating to the Company or any of its Subsidiaries should be discovered by the Company or any of its Subsidiaries that should be set forth in an amendment or a supplement to the Company Proxy Statement or Schedule 13E-3 so that the Company Proxy Statement or Schedule 13E-3 would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Company shall promptly inform Parent and (ii) any information relating to Parent or Merger Sub should be discovered by Parent or Merger Sub that should be set forth in an amendment or supplement to the Company Proxy Statement or Schedule 13E-3 so that the Company Proxy Statement or Schedule 13E-3 would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, Parent shall promptly inform the Company; provided, that (A) the Company assumes no responsibility with respect to information supplied by or on behalf of Parent, its controlled Affiliates (other than the Company and its Subsidiaries) or their respective Representatives for inclusion or incorporation by reference in the Company Proxy Statement or the Schedule 13E-3 and (B) Parent and Merger Sub assume no responsibility with respect to information supplied by or on behalf of the Company, its controlled Affiliates or their respective Representatives for inclusion or incorporation by reference in the Company Proxy Statement or the Schedule 13E-3. All documents that the Company is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the DGCL, the Securities Act and the Exchange Act. All documents that Parent is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the DGCL, the Securities Act and the Exchange Act.

Section 5.7  Meeting. The Company shall take all lawful necessary to call and hold the Company Stockholders Meeting as promptly as practicable after Clearance Date. The Company shall cause the Company Stockholders Meeting to be held as soon as practicable following the mailing of the Company Proxy Materials to the stockholders of the Company. Subject to the Company Board’s and the Special Committee’s fiduciary obligations under applicable Law, the Company shall use its commercially reasonable efforts to solicit or cause to be solicited from its stockholders proxies in favor of the adoption of this Agreement and to secure the Requisite Company Vote, the Unaffiliated Stockholder Approval and the Certificate of Amendment in respect of the Company Series C Preferred Stock.

Section 5.8  Parent Voting Obligations.

(a)         Until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, at the Company Stockholders Meeting, any adjournment thereof or any other meeting of the stockholders of the Company in connection with the Merger, Parent shall vote, and cause to be voted, any

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shares of Company Common Stock, or Company Series C Preferred Stock, then owned beneficially or of record by it or any of its Affiliates, in favor of the adoption of this Agreement and the approval of the Merger and the approval of any actions required in furtherance thereof.

(b)         In the event that a special meeting of the Company’s stockholders is called for the purpose of obtaining the Requisite Company Vote to approve an Alternative Acquisition Agreement, Parent shall vote, and cause to be voted, any shares of Company Common Stock, or Company Series C Preferred Stock, then owned beneficially or of record by it or any of its Affiliates, in favor of the adoption of the Alternative Acquisition Agreement.

Section 5.9  Stock Exchange Delisting; Exchange Act Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all awful actions, and do or cause to be done all lawful things, necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of shares of Company Common Stock from the Nasdaq and the deregistration of the shares of Company Common Stock and other securities of the Company under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.10  Other Benefit Plans. In the event that any employee of the Company or any of its Subsidiaries is at any time after the Effective Time transferred to Parent or any of its Subsidiaries or becomes a participant in an employee benefit plan, program or arrangement maintained by or contributed to by Parent or any of its Subsidiaries, Parent shall cause such plan, program or arrangement to treat the prior service of such employee with the Company or its Subsidiaries, to the extent prior service is generally recognized, as service rendered to Parent or such Subsidiary for purposes of eligibility and vesting. Parent shall cause to be waived any pre-existing condition limitation under its welfare plans that might otherwise apply to such employee.

Section 5.11  Directors’ and Officers’ Indemnification and Insurance.

(a)         Without limiting any additional rights that any individual who, at any time prior to the Effective Time, is or was a director or officer of the Company or any Subsidiary of the Company or, while a director or officer of the Company or any Subsidiary of the Company at any time prior to the Effective Time, is or was serving at the request of the Company or any Subsidiary of the Company as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (such individual, together with such individual’s heirs, executors or administrators, an “Indemnified Person”), may have under any employment or indemnification agreement, the Company Charter, the Company Bylaws, or one or more other Company Organizational Documents, the Surviving Corporation shall, and Parent shall cause the Surviving Company to, from and after the Effective Time: (i) indemnify and hold harmless each Indemnified Person to the fullest extent authorized or permitted by, and subject to the conditions and procedures of, applicable Law, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees), Orders, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) (collectively, “Indemnification Expenses”) incurred by such Indemnified Person in defending or serving as a witness in any Legal Action; and (ii) within twenty (20) days after any written request for advancement is received by the Surviving Corporation, advance to an Indemnified Person any Indemnification Expenses incurred by such Indemnified Person in defending or serving as a witness in any Legal Action in advance of the final disposition of such Legal Action, which such advancement right shall include any Indemnification Expenses incurred by such Indemnified Person in connection with enforcing any rights to indemnification or advancement under this Section 5.11(a), in each case without the requirement of any bond or other security; provided, that the payment of any Indemnification Expenses incurred by an Indemnified Person in advance of the final disposition of a Legal Action shall be made only upon delivery of an undertaking by or on behalf of such Indemnified Person to repay all amounts so paid in advance if it shall ultimately be determined in a final nonappealable judicial decision that such Indemnified Person is not entitled to be indemnified under applicable Law. The indemnification and advancement obligations of the Surviving Corporation under this Section 5.11(a) extend to acts or omissions of an Indemnified Person occurring at or before the Effective Time and any Legal Action relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions, including the consideration and approval thereof and the process undertaken in connection therewith and any Legal Action relating thereto). All rights to indemnification and advancement conferred under this Section 5.11(a) shall continue as to any Indemnified Person who has ceased to be a director or officer of the Company or any Subsidiary of the Company at or after the Effective Time and inure to

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the benefit of such person’s heirs, executors and personal and legal representatives. The Surviving Corporation shall not, and Parent shall cause the Surviving Company not to, settle, compromise or consent to the entry of any Order in any actual or threatened Legal Action in respect of which indemnification has been sought by any Indemnified Person under this Section 5.11(a) unless such settlement, compromise or Order includes an unconditional release of such Indemnified Person from all liability arising out of such Legal Action without admission or finding of wrongdoing, or such Indemnified Person otherwise consents thereto. If the Surviving Corporation shall fail to pay or advance, as applicable, any amounts required to be paid or advanced, as applicable, by the Surviving Corporation to an Indemnified Person pursuant to this Section 5.11(a), Parent shall be obligated to pay or advance, as applicable, any such amounts; provided, however, that Parent shall (i) have the same defenses with respect to such payment or advancement, as applicable, as the Surviving Corporation, (ii) be entitled to enforce any undertaking provided by such Indemnified Person pursuant to this Section 5.11(a) in the same manner and with the same effect as the Surviving Corporation and (iii) have a claim of contribution against the Surviving Corporation for any amounts paid or advanced by Parent to an Indemnified Person pursuant to this sentence.

(b)         Without limiting the foregoing, all rights to indemnification, advancement of expenses and exculpation now existing in favor of any Indemnified Person as provided in the Company Organizational Documents, in effect as of the date of this Agreement, shall, with respect to matters occurring at or prior to the Effective Time, survive the Merger and continue in full force and effect from and after the Effective Time. During the Tail Period, the Surviving Charter and Surviving Bylaws and Company Organizational Documents of the Subsidiaries shall, with respect to matters occurring at or prior to the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Indemnified Persons than are set forth in the Company Organizational Documents in effect as of the date of this Agreement, and such provisions shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would materially adversely affect the rights thereunder, as of the Effective Time, of any Indemnified Person, with respect to matters occurring at or prior to the Effective Time.

(c)         Unless the Company shall have purchased a “tail” policy prior to the Effective Time as provided below, during the Tail Period, Parent or the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) obtain and maintain directors’ and officers’ liability insurance for the Indemnified Persons with respect to matters occurring at or prior to the Effective Time on terms with respect to coverage and amount no less favorable than those of the directors’ and officers’ liability insurance policy obtained by the Company in effect on the date of this Agreement; provided, that in no event shall Parent and the Surviving Corporation be obligated to expend in order to obtain or maintain insurance coverage pursuant to this Section 5.11(c) any amount per annum in excess of 300% of the last annual premium paid by the Company for such insurance before the date of this Agreement (the “Cap”); provided, that if equivalent coverage can be obtained only by paying an annual premium in excess of the Cap, Parent or the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap. Prior to the Effective Time, the Company shall use its commercially reasonable efforts to purchase a six-year “tail” prepaid policy or policies on the Company’s current directors’ and officers’ liability insurance; provided, that in no event shall the Company expend an amount in excess of 300% of the annual premium currently paid by the Company for directors’ and officers’ liability insurance. In the event that such a “tail” policy is purchased prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and Parent and the Surviving Corporation shall have no obligations under the first sentence of this Section 5.11(c) so long as such “tail” policy is in full force and effect.

(d)         During the Tail Period, without the prior written consent of the Indemnified Person, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Person as provided in the Company Organizational Documents or any indemnification agreement between such Indemnified Person and the Company or any of its Subsidiaries, in each case, as in effect on the date of this Agreement, shall not be amended, restated, amended and restated, repealed or otherwise modified in any manner (whether by merger, consolidation, division, operation of law or otherwise) that would adversely affect any right thereunder of any such Indemnified Person without such Indemnified Person’s consent.

(e)         If Parent or the Surviving Corporation or any of their respective legal successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and

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assets to any Person or consummate any division transaction, then, and in each such case, proper provisions shall be made so that the legal successors and permitted assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 5.11.

Section 5.12  Efforts. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all lawful action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, as promptly as practicable, all lawful things necessary, proper or advisable under applicable Laws and regulations to ensure that the conditions set forth in Article VI are satisfied and to consummate the Transactions. If, at any time after the Effective Time, any further lawful action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each Party shall take all such necessary lawful action.

Section 5.13  Consents; Filings; Further Action. Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Laws, each of the Parties shall use its respective commercially reasonable efforts to (a) obtain any consents, approvals or other authorizations required to be obtained by Parent or the Company or any of their respective Subsidiaries in connection with the Transactions and (b) make any necessary filings and notifications, and thereafter make any other submissions either required or deemed appropriate by each of the Parties, with respect to the Transactions required under (i) the Securities Act, the Exchange Act and state securities or “blue sky” Laws, (ii) any applicable competition and antitrust Laws, (iii) the DGCL and Delaware Revised Uniform Limited Partnership Act, (iv) any other applicable Laws and (v) the rules and regulations of Nasdaq and NYSE. The Parties shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all such documents to the non-filing party and its advisors prior to filing, and none of the Parties shall file any such document if any of the other Parties shall have reasonably objected to the filing of such document. None of the Parties shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Transactions at the behest of any Governmental Entity without the consent of the other Parties, which consent shall not be unreasonably withheld or delayed.

Section 5.14  Public Announcements. The Parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Laws or the requirements of Nasdaq and NYSE, in which case the issuing Party shall use its commercially reasonable efforts to consult with the other Parties before issuing any such release or making any such public statement.

Section 5.15  Fees, Costs and Expenses. Except as otherwise provided in Section 7.5, whether or not the Merger is consummated, all expenses (including those payable to counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by any Party or on its behalf (collectively, “Expenses”) in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses.

Section 5.16  Takeover Statutes. If any Takeover Statute is or may become applicable to the Transactions, each of Parent and the Company shall take all necessary lawful action to ensure that such Transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute.

Section 5.17  Defense of Litigation. The Company shall not settle or offer to settle any Legal Action against the Company, any of its Subsidiaries or any of their respective present or former directors or officers by any stockholder of the Company arising out of or relating to this Agreement or, the Transactions without the prior written consent of Parent. The Company shall not cooperate with any Person that may seek to restrain, enjoin, prohibit or otherwise oppose the Transactions, and the Company shall consider in good faith Parent’s advice and recommendations with respect to any such effort to restrain, enjoin, prohibit or otherwise oppose the Transactions.

Section 5.18  Go Shop. Notwithstanding anything to the contrary contained in this Agreement (including in Section 5.4), during the period beginning on the date of this Agreement and continuing until 11:59 p.m. Eastern time on July 12, 2022 (such period of time, the “Go-Shop Period”), the Company and its Subsidiaries and their respective Representatives shall have the right to (and may without restriction hereunder but subject to compliance with the terms of this Agreement): (a) solicit, initiate, propose, induce the making or submission of, encourage or

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facilitate in any way any offer or proposal that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, including by providing information (including non-public information and data) relating to the Company and any of its Subsidiaries and affording access to the businesses, properties, assets, books, records or other non-public information, or to any personnel, of the Company and its Subsidiaries to any Person (and its Representatives, including potential financing sources of such Person) that has entered into an Acceptable Confidentiality Agreement; provided, that the Company shall provide Parent and Merger Sub (and their Representatives, including financing sources) with access to any information or data that is provided to any Person given such access that was not previously made available (whether prior to or after the execution of this Agreement) to Parent or Merger Sub substantially concurrently with the time it is provided to such Person; and (b) continue, enter into, engage in or otherwise participate in any discussions or negotiations with any Person (and their respective Representatives, including potential financing sources of such Person) regarding any Takeover Proposals (or inquiries, offers or proposals or any other effort or attempt that could reasonably be expected to lead to a Takeover Proposal), and cooperate with or assist or participate in, or facilitate in any way, any such inquiries, offers, proposals, discussions or negotiations or any effort or attempt to make any Takeover Proposals or other proposals that could reasonably be expected to lead to Takeover Proposals, including by granting a waiver, amendment or release under any pre-existing “standstill” or other similar provision to the extent necessary to allow for a Takeover Proposal or amendment to a Takeover Proposal to be made confidentially to the Company, the Special Committee or the Company Board. The Company shall notify Parent that it has entered into an Acceptable Confidentiality Agreement within 24 hours after the execution thereof.

Section 5.19  Section 16 Matters. The Company Board (or a committee thereof consisting of non-employee directors) shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause any dispositions of equity securities of the Company (including deemed dispositions or cancellations and any derivative securities with respect to any equity securities of the Company) in connection with the Transactions by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 5.20  Written Consent. As promptly as possible within forty-eight (48) hours following the execution of this Agreement, Parent shall, as the sole stockholder of Merger Sub, execute and deliver, in accordance with applicable Law and the Organizational Documents of Merger Sub, a written consent adopting this Agreement.

Article VI
CONDITIONS

Section 6.1  Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the Parties to effect the Merger is subject to the satisfaction or waiver or prior to the Closing Date of each of the following conditions:

(a)         Requisite Stockholder Approval. The Requisite Company Vote shall have been obtained.

(b)         Unaffiliated Stockholder Approval. The Unaffiliated Stockholder Approval shall have been obtained.

(c)         Injunctions. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) that restrain, enjoin or otherwise prohibit consummation of the Transactions, and no Governmental Entity shall have instituted any proceeding seeking any such Laws or Orders.

Section 6.2  Conditions to Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

(a)         Representations and Warranties of the Company. The representations and warranties of the Company (i) set forth in Article III shall be true and correct as though made on and as of the Closing Date, except for representations or warranties made as of a specified date, the accuracy of which shall be determined as of that specified date, except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not constitute a Company Material Adverse Effect, and (ii) set forth in Section 3.15(b) shall be true and correct in all respects as though made on and as of the Closing Date.

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(b)         Performance of Obligations by the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)         Company Officer’s Certificate. Parent shall have received a certificate signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.2(a) and Section 6.2(b).

Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a)         Representations and Warranties of Parent and Merger Sub. The representations and warranties of each of Parent and Merger Sub set forth in Article IV shall be true and correct as though made on and as of the Closing Date, except for representations or warranties made as of a specified date, the accuracy of which shall be determined as of that specified date, except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, prevent, materially impede or materially delay the consummation of the Transactions or the payment of the Per Share Merger Consideration.

(b)         Performance of Obligations by Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)         Parent Officer’s Certificate. The Company shall have received a certificate, signed by the chief executive officer or chief financial officer of Parent, certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).

Section 6.4  Frustration of Closing Conditions. None of the Parties may rely on the, failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to use commercially reasonable efforts to consummate the Transactions.

Article VII
TERMINATION; AMENDMENT; WAIVER

Section 7.1  Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Requisite Company Vote shall have been obtained, by mutual written consent of Parent and the Company (acting upon the recommendation of the Special Committee).

Section 7.2  Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company (acting upon the recommendation of the Special Committee) at any time prior to the Effective Time:

(a)         if the Merger has not been consummated by December 9, 2022 (the “Outside Date”), except that: (i) the right to terminate this Agreement under this Section 7.2(a) shall not be available to any Party whose failure to fulfill any of its obligations has been a principal cause of, or resulted in, the failure to consummate the Merger by such date; and (ii) the right to terminate this Agreement under this Section 7.2(a) shall not be available to the Company or Parent during the pendency of any Legal Action by a Party for specific performance of this Agreement as provided by Section 8.14 and the Outside Date shall be automatically extended to (A) the tenth (10th) Business Day after the dismissal, settlement or entry of a final non-appealable Order with respect to such Legal Action or (B) such other time period established by the court presiding over such Legal Action;

(b)         if any Laws effected after the date of this Agreement shall prohibit consummation of the Merger;

(c)         if (i) any Orders issued by a court of competent jurisdiction shall restrain, enjoin or otherwise prohibit consummation of the Merger, and (ii) such Orders shall have become final and non-appealable; or

(d)         if the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting (or at any adjournment or postponement thereof) held in accordance with this Agreement.

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Section 7.3  Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time:

(a)         if, prior to the time the Requisite Company Vote is obtained, the Company Board (acting upon the recommendation of the Special Committee) fails to make, withdraws, modifies or amends in any manner adverse to Parent, the Company Board Recommendation;

(b)         if (i) the Special Committee or the Company Board (acting upon the recommendation of the Special Committee) approves, endorses or recommends a Superior Proposal, (ii) a tender offer or exchange offer for any outstanding shares of capital stock of the Company is commenced and the Special Committee or the Company Board (acting upon the recommendation of the Special Committee) fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (for purposes hereof, taking of no position with respect to the acceptance of such tender offer or exchange offer by its stockholders shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) or (iii) the Company (acting upon the recommendation of the Special Committee), the Special Committee or the Company Board (acting upon the recommendation of the Special Committee) publicly announces its intention to do any of the foregoing;

(c)         if the Special Committee or the Company Board (acting upon the recommendation of the Special Committee) exempts any Person other than the Parent or any of its Affiliates from the provisions of Section 203 of the DGCL; or

(d)         if the Company shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) has not been cured by the Company within thirty (30) Business Days after the Company’s receipt of written notice of such breach from Parent; provided, that Parent shall not have a right to terminate this Agreement pursuant to this Section 7.3(d) if Parent or Merger Sub is then in material breach of any representation, warranty, agreement or covenant contained in this Agreement.

Section 7.4 Termination by the Company. This Agreement may be terminated by the Company prior to obtaining the Requisite Company Vote:

(a)         if the Company Board shall have authorized the Company to enter into an Alternative Acquisition Agreement in compliance with the terms of this Agreement; or

(b)         if the Special Committee shall determine that Parent shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) has not been cured by Parent within thirty (30) Business Days after Parent’s receipt of written notice of such breach from the Company; provided, that the Company shall not have a right to terminate this Agreement pursuant to this Section 7.4(b) if the Company is then in material breach of any representation, warranty, agreement or covenant contained in this Agreement.

Section 7.5  Effect of Termination. If this Agreement is terminated pursuant to this Article VII, it shall, to the fullest extent permitted by applicable Laws, become void and of no further force and effect, with no liability on the part of any Party (or any partner, stockholder, director, officer, employee, agent or representative of any such Party), except that if such termination results from fraud or the willful failure of any Party to perform its obligations under this Agreement, then such Party shall be fully liable for any Liabilities incurred or suffered by the other Parties as a result of such failure or breach. In determining Liabilities recoverable upon termination by a Party for the other Party’s breach, such Liabilities shall not be limited to reimbursement of expenses or out-of-pocket costs and may include the benefit of the bargain lost by such Party or, in the case of the Company, the holders of Company Common Stock, which shall be deemed to be damages payable to such Party. The provisions of this Section 7.5, Section 7.6 and Article VIII shall survive any termination of this Agreement.

Section 7.6  Fees and Expenses Following Termination.

(a)         Except as set forth in this Section 7.6 or in Section 7.5, all Expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid in accordance with the provisions of Section 5.15.

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(b)         The Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds the sum of (i) an amount equal to the Expenses of Parent up to a maximum of $1,000,000 (such clause (i), the “Expenses Reimbursement”) and (ii) $1,500,000 (such clause (ii), the “Termination Fee”) if:

(i)          this Agreement is validly terminated by the Company pursuant to Section 7.4(a), in which case, payment shall be made concurrently with such termination; provided that the Company shall not be required to pay the Termination Fee if such termination pursuant to Section 7.4(a) occurs during the Go-Shop Period or such termination pursuant to Section 7.4(a) occurs after the Go-Shop Period to enter into an Alternative Acquisition Agreement with an Excluded Party;

(ii)         this Agreement is validly terminated by the Parent pursuant to Section 7.3(a), Section 7.3(b) or Section 7.3(c), in which case, payment shall be made within two (2) Business Days of such termination; or

(iii)        (A) a Takeover Proposal shall have been made or proposed to the Company or its stockholders or publicly announced (whether or not conditional and whether or not withdrawn) prior to the valid termination of this Agreement, (B) this Agreement is validly terminated by either Parent or the Company pursuant to Section 7.2(a) or Section 7.2(d), and (C) within twelve (12) months of the date of such termination, the Company or any of its Subsidiaries enters into a binding Contract providing for the implementation of the Takeover Proposal that was publicly announced prior to the termination of this Agreement.

(c)         The Company acknowledges that (i) the agreements contained in this Section 7.6 are an integral part of the Merger and the other transactions contemplated by this Agreement and (ii) without these agreements, Parent and Merger Sub would not have entered into this Agreement. Accordingly, if the Company fails to pay when due any amounts required to be paid by it pursuant to this Section 7.6 and, in order to obtain such payment, Parent commences a Legal Action which results in a judgment against the Company for such amounts, then, in addition to the amount of such judgment, the Company shall pay to Parent an amount equal to the fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by Parent in connection with such Legal Action, together with interest from the date of termination of this Agreement on all amounts so owed at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made plus three percent (3%).

(d)         If the Company is required pursuant to Section 7.6(b) to pay the Expenses Reimbursement and, if applicable, the Termination Fee, Parent’s receipt of the Expenses Reimbursement and, if applicable, the Termination Fee shall be the sole and exclusive remedy (whether at law, in equity, in contract, tort or otherwise) of Parent, Merger Sub and their Affiliates, as applicable, against the Company, the Company Subsidiaries, the direct or indirect stockholders of the Company or any of their respective Affiliates or Representatives (the “Company Parties”) for (x) any losses, Liabilities, payments, or damages suffered as a result of the failure of the Merger to be consummated and (y) any other losses, Liabilities, payments, or damages suffered as a result of or under this Agreement and the Transactions, and upon payment of the Expenses Reimbursement and, if applicable, the Termination Fee in accordance with Section 7.6(b), none of the Company Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided that the foregoing shall not impair the rights of Parent and Merger Sub, if any, to obtain specific performance and injunctive and other equitable relief pursuant to Section 8.14 prior to any valid termination of this Agreement or to challenge the right of the Company to terminate this Agreement.

Section 7.7  Amendment. This Agreement may be amended by the Parties by an instrument in writing signed by each of the Parties.

Section 7.8  Extension; Waiver. At any time prior to the Effective Time, each of the Parties may (a) extend the time for the performance of any of the obligations of any other Party, (b) waive any inaccuracies in the representations and warranties of any other Party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of any Party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

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Section 7.9 Procedure for Termination, Amendment, Extension or Waiver. Notwithstanding anything to the contrary in this Agreement, (a) any termination or amendment of this Agreement shall require the prior approval of that action by the Party seeking to terminate or amend this Agreement by, if such Party is the Company, the Special Committee, if such Party is Parent, the General Partner (as defined in the Parent LPA) and if such Party is Merger Sub, the board of directors of Merger Sub; provided, however, that any amendment of this Agreement made subsequent to the adoption of this Agreement by the stockholders of the Company shall not (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of capital stock of the Company, (ii) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by Merger or (iii) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of shares of capital stock of the Company and (b) any extension or waiver of any obligation under this Agreement or condition to the consummation of this Agreement shall require the prior approval of the Party entitled to extend or waive that obligation or condition by, if such Party is the Company, the Special Committee, if such Party is Parent, the General Partner (as defined in the Parent LPA) and if such Party is Merger Sub, the board of directors of Merger Sub.

Article VIII
MISCELLANEOUS

Section 8.1  Certain Definitions. For purposes of this Agreement:

(a)         “Acceptable Confidentiality Agreement” means a confidentiality agreement with terms and conditions customary for transactions of such type that is no less favorable in the aggregate to the Company than the confidentiality provisions contained in the Management Services Agreement (but need not contain any standstill provision).

(b)         “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person; provided, however, that notwithstanding anything in this definition to the contrary, the Company shall not be an “Affiliate” of Parent and Parent shall not be an “Affiliate” of the Company. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(c)         “Book-Entry Share” means each book-entry account representing any non-certificated Eligible Shares.

(d)         “Business Day” means any day, other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

(e)         “Certificate of Amendment” means the Certificate of Amendment proposed to be filed with the Secretary of State of the State of Delaware to amend the Company’s Certificate of Incorporation in the form attached hereto as Exhibit B.

(f)          “Company Material Adverse Effect” means any Effect which, individually or together with any one or more other Effects has had or would reasonably be expected to have a material adverse effect on (A) the business, assets, properties, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) the ability of the Company to timely perform its obligations under this Agreement or consummate the Merger by the Outside Date; provided that “Company Material Adverse Effect” excludes any Effect arising out of or resulting from any of the following: (i) general business, financial, credit, political or economic conditions in the United States (or changes therein); (ii) acts of war (whether or not declared), sabotage, terrorism, military actions, or the escalation thereof; (iii) changes in applicable accounting rules, including GAAP (or any authoritative interpretation thereof); (iv) any change in Law (or any authoritative interpretation thereof); (v) Covid-19 and any other disease outbreaks, epidemics, pandemics, or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States); (vi) conditions generally affecting companies in the same business as the Company; (vii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining

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whether there has been, or is reasonably expected to be, a Company Material Adverse Effect, to the extent permitted by this definition), (viii) any change, in and of itself, in the market price or trading volume of the Company’s securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect, to the extent permitted by this definition), (ix) natural disasters, (x) any actions required to be taken or not taken by the Company or any of its Subsidiaries pursuant to this Agreement or with Parent’s prior written consent; provided, that the foregoing clauses (i) - (vi) shall be considered in determining whether a “Company Material Adverse Effect” has occurred to the extent that such effect has a disproportionate adverse impact on the Company as compared to other companies in the same business as the Company.

(g)         “Company Restricted Share” means each share of restricted Common Company Stock issued by the Company pursuant to, or otherwise governed by, any Company equity incentive plan that vests solely upon the continued service of the holder over a specified period of time, pursuant to which the holder has a right to retain such share of Company Common Stock after the vesting or lapse of restrictions applicable to such share.

(h)         “Company Series A Junior Participating Preferred Stock” means the Series A Junior Preferred Stock, par value $0.01 per share, of the Company.

(i)          “Company Series C Preferred Stock” means the Series C Preferred Stock, par value $0.01 per share, of the Company.

(j)          “Company Series D Junior Participating Preferred Stock” means the Series D Junior Preferred Stock, par value $0.01 per share, of the Company.

(k)         “Contracts” means any contracts, agreements, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations.

(l)          “COVID-19” means SARS-CoV-2 or COVID-19.

(m)        “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 and any evolutions or mutations thereof or related or associated epidemic, plague, pandemic or outbreak of illness or public health event.

(n)         “Effect” means any event, occurrence, fact, condition, change, development, circumstance or effect or cause thereof.

(o)         “Eligible Shares” means shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares.

(p)         “Excluded Party” shall mean any Person from which the Company or its Representatives received during the Go-Shop Period a bona fide written Takeover Proposal that remains pending as of, and shall not have been withdrawn prior to, the expiration of the Go-Shop Period; provided, that any such Person shall cease to be an Excluded Party upon the earliest to occur of the following: (i) such Person’s Takeover Proposal is withdrawn, terminated or expires; and (ii) the Special Committee determines, based on the information then available and after consultation with the Company Financial Advisor, that such Takeover Proposal no longer constitutes a Superior Proposal or is no longer reasonably likely to lead to a Superior Proposal.

(q)         “Fully Diluted Share Amount” means the total number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, excluding shares of Company Common Stock issuable upon conversion of the shares of Company Series C Preferred Stock outstanding as of immediately prior to the Effective Time.

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(r)          “Hazardous Substances” means: (i) any substance that is listed, classified or regulated under any Environmental Laws; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; or (iii) any other substance that is or may become the subject of regulatory action under any Environmental Laws.

(s)          “Intervening Event” means any Effect that materially affects the business, assets or operations of the Company and its Subsidiaries, taken as a whole, and that (i) was not known to, or reasonably foreseeable by, the Company as of the date of this Agreement (or, if known or reasonably foreseeable as of the date of this Agreement, the material consequences of which were not known to, or reasonably foreseeable by, the Company as of the date of this Agreement), which Effect, or the material consequences thereof, becomes known to, or reasonably foreseeable by, the Company prior to the time the Requisite Company Vote is obtained and (ii) does not involve or relate to (a) a Takeover Proposal, (b) any changes in the market price or trading volume of the Company, (c) any changes in the Company’s credit ratings, or (d) the Company meeting, failing to meet, or exceeding published or unpublished revenue or market consensus earnings projections, in each case in and of itself; provided, that the underlying causes of any of the changes referred to in the foregoing clauses (b), (c) and (d) may be considered and taken into account for determining whether an Intervening Event has occurred to the extent not otherwise excluded from this definition.

(t)          “Knowledge” means, when used with respect to Parent or the Company, the knowledge of the Chief Executive Officer or Chief Financial Officer of the Company or Parent, as the case may be.

(u)         “Laws” means any domestic or foreign laws, statutes, ordinances, rules, regulations, codes or executive orders enacted, issued, adopted, promulgated or applied by any Governmental Entity.

(v)         “Liens” means any liens, pledges, security interests, claims, options, rights of first offer or refusal, charges or other encumbrances.

(w)        “ModusLink” means ModusLink Corporation.

(x)         “ModusLink Assets” means the assets owned by ModusLink or its Subsidiaries as of the date of the ModusLink CVR Agreement, regardless of where such assets may be situated, and changes in such assets occurring after the date hereof.

(y)         “ModusLink CVR Payment Amount” means (i) the ModusLink Net Sale Proceeds, divided by (ii) the Fully Diluted Share Amount; provided, however, that a ModusLink CVR Payment Amount would in no event result from a related party transaction or restructuring that results in a direct or indirect transfer of ModusLink Assets, but would include a subsequent sale to a third party of such ModusLink Assets.

(z)         “ModusLink Net Sale Proceeds” means an amount (which shall not be less than zero) equal to (i) the Fair Market Value (as such terms in defined in the ModusLink CVR Agreement) of the aggregate amount of gross proceeds received by the Company, Parent or any of their Affiliates in connection with one or more ModusLink Sales (as such terms in defined in the ModusLink CVR Agreement) that are consummated within twenty four (24) months of the Effective Time plus (ii) the amount of any cash retained by the Company or its Subsidiaries that would otherwise have been included in the ModusLink Assets, minus (iii) an amount equal to (x) $80,000,000 plus (y) the ModusLink Sale Expenses (as such terms in defined in the ModusLink CVR Agreement); provided, that in the event the ModusLink Net Sale Proceeds for a given Partial ModusLink Sale do not exceed $80,000,000, such ModusLink Net Sale Proceeds shall be included in clause (i) of this calculation in addition to each subsequent ModusLink Sale; provided, further, that if any contingent or deferred compensation or earn-out is payable in respect of any ModusLink Sale, such amount shall be included in the calculation of “ModusLink Net Sale Proceeds” only upon actual receipt by the Company, Parent or any of their Affiliates.

(aa)        “Orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by any Governmental Entity.

(bb)       “Parent Parties” means Steel Partners Holdings L.P., Steel Partners Holdings GP Inc., and the directors and officers of Steel Partners Holdings GP Inc.

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(cc)        “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

(dd)       “Requisite Company Vote” means the Common Stockholder Approval and the Preferred Stockholder Approval.

(ee)        “Solvent” means, when used with respect to any Person, that, as of the date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors and (B) the amount that will be required to pay the probable liabilities of such Person as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its liabilities as they mature.

(ff)         “Subsidiary” means, when used with respect to Parent or the Company, any other Person that Parent or the Company, as applicable, directly or indirectly owns or has the power to vote or control fifty percent (50%) or more of any other class or series of capital stock, limited liability company or membership interest, partnership interest or other equity interest of such Person; provided, however, that, notwithstanding the foregoing to the contrary, the Company shall not be a “Subsidiary” of Parent.

(gg)       “Superior Proposal” means a bona fide, written and, except as permitted by Section 5.18, unsolicited Takeover Proposal involving a merger, an offer to acquire a substantial equity interest of the Company or a substantial portion of the Company Assets, or a recapitalization or restructuring of the Company (i) on terms and conditions more favorable from a financial point of view to the stockholders of the Company than those contemplated by this Agreement, (ii) the conditions to the consummation of which are all reasonably capable of being satisfied without delay, (iii) for which financing, to the extent required, is then committed or reasonably likely to be available and (iv) which was not made in violation of any standstill or similar agreement to which the Company is a party.

(hh)       “Tail Period” means the six years from and after the Effective Time.

(ii)         “Takeover Proposal” means any proposal or offer relating to (i) a merger, consolidation, share exchange or business combination involving the Company or any of its Subsidiaries, (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of fifteen percent (15%) or more of the assets of the Company and its Subsidiaries, taken as a whole, (iii) a purchase or sale of shares of capital stock or other securities, in a single transaction or a series of related transactions, representing fifteen percent (15%) or more of the voting power of the capital stock of Company or any of its Subsidiaries, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of the Company or any of its Subsidiaries or (v) any other transaction having a similar effect to those described in clauses (i) - (iv), in each case, other than the Transactions.

(jj)         “Unaffiliated Stockholder Approval” means the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock not owned, directly or indirectly, by the Parent Parties, any other officers or directors of the Company, or any other Person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any Person of which Merger Sub is a direct or indirect Subsidiary.

Section 8.2  Interpretation. The table of contents and headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles, Sections and Exhibits shall refer to Articles and Sections of, and Exhibits to, this Agreement unless the context shall require otherwise. The words “include,” “includes” and “including” shall not be limiting and shall be deemed to be followed by the phrase “without limitation.” Unless the context shall require otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement shall be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents

Annex A-31

or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law shall be deemed to refer also to any rules and regulations promulgated under that Law.

Section 8.3  Survival. The representations, warranties, covenants and agreements in this Agreement and in any certificate delivered under this Agreement shall terminate at the earlier of the Effective Time and upon the valid termination of this Agreement under Article VII, except that the agreements set forth in Article I and Article II and Section 5.8(b), Section 5.11, and this Article VIII shall survive the Effective Time, those set forth in Section 7.5, Section 7.6 and this Article VIII shall survive termination of this Agreement. This Section 8.3 shall not limit any covenant or agreement of a Party which, by its terms, contemplates performance after the Effective Time.

Section 8.4  Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the Laws that might otherwise govern under applicable principles of conflicts of law.

Section 8.5  Submission to Jurisdiction. To the fullest extent permitted by applicable Laws, each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent that the Court of Chancery of the State of Delaware is found to lack jurisdiction, then the Superior Court of the State of Delaware or, to the extent that both of the aforesaid courts are found to lack jurisdiction, then the United States District Court of the District of Delaware (collectively with any appellate courts thereof, the “Courts”), in any Legal Actions directly or indirectly arising out of or relating to this Agreement, any document or certificate contemplated by this Agreement or the Transactions or thereby or to interpret, apply or enforce this Agreement, any document or certificate contemplated by this Agreement or the Transactions or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such Legal Actions except in the Courts, (b) agrees that any claim in respect of any such Legal Actions may be heard and determined in the Courts, (c) waives any objection which it may now or hereafter have to the laying of venue of any such Legal Actions in the Courts and (d) waives the defense of an inconvenient forum to the maintenance of any such Legal Actions in the Courts. To the fullest extent permitted by applicable Laws, each of the Parties agrees that a final judgment in any such Legal Actions shall be conclusive and may be enforced in other jurisdictions by Legal Actions on the judgment or in any other manner provided by applicable Law. Each of the Parties irrevocably consents to service of process in the manner provided for notices in Section 8.7 or in any other manner permitted by applicable Laws.

Section 8.6  Waiver of Jury Trial. Each of the Parties acknowledges and agrees that any controversy directly or indirectly arising out of or relating to this Agreement, any document or certificate contemplated by this Agreement or the Transactions is likely to involve complicated and difficult issues and, therefore, it irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Actions directly or indirectly arising out of or relating to this Agreement, any document or certificate contemplated by this Agreement or the Transactions. Each of the Parties certifies and acknowledges that (a) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Legal Actions, seek to enforce the foregoing waiver, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily and (d) such Party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 8.6.

Section 8.7  Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) personally delivered or by an internationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; provided, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving party delivers a written confirmation of receipt of such notice by email or any other method described in this Section 8.7. Such communications must be sent to the respective Parties at the following street addresses or email addresses or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 8.7.

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If to Parent or Merger Sub, to:

Steel Partners Holdings L.P.
590 Madison Avenue, 32nd Floor
New York, New York, 10022
Attention: ***
Email: ***

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
333 SE 2nd Avenue, Suite 4400
Miami, FL 33131
Attention: Alan I. Annex and Brian H. Blaney
Email: annexa@gtlaw.com and blaneyb@gtlaw.com

If to the Company, to:

Steel Connect, Inc.
2000 Midway Ln
Smyrna, Tennessee, 37167
Attention: ***
Email: ***

with a copy (which shall not constitute notice) to:

Dentons US LLP
22 Little W 12th Street
New York, NY 10014
Attention: Victor H. Boyajian, Ira L. Kotel, and Ilan Katz
Email: Victor.boyajian@us.dentons.com,
ira.kotel@dentons.com, and ilan.katz@dentons.com

and

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020-1095
Attention: Colin J. Diamon, Andrew J. Ericksen, Adam Cieply
Email: cdiamond@whitecase.com; aj.ericksen@whitecase.com; adam.cieply@whitecase.com or to such other Persons or addresses as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 8.8  Entire Agreement. This Agreement (including exhibits to this Agreement) and the Company Disclosure Letter constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the Parties.

Section 8.9  No Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the Parties any rights or remedies; provided, however, that, notwithstanding the foregoing, the Indemnified Persons are intended third-party beneficiaries of, and may enforce, Section 5.11.

Section 8.10  Severability. To the fullest extent permitted by applicable Laws, the provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application of

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that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

Section 8.11  Rules of Construction. The Parties have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any, agreement or other document shall be construed against the Party drafting such agreement or other document to the fullest extent permitted by applicable Laws.

Section 8.12  Assignment. This Agreement shall not be assignable by operation of law or otherwise, except that Parent may designate, by written notice to the Company, a Subsidiary that is wholly-owned by Parent to be merged with and into the Company in lieu of Merger Sub, in which event all references in this Agreement to Merger Sub shall, to the fullest extent permitted by applicable Laws, be deemed references to such Subsidiary, and in that case, all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such Subsidiary as of the date of such designation. Any purported assignment in violation of this Section 8.12 shall be null and void.

Section 8.13  Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party shall be cumulative with and not exclusive of any other remedy contained in this Agreement, at law or in equity and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

Section 8.14  Specific Performance. The Parties acknowledge and agree that (a) irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and (b) monetary damages would both be incalculable and an insufficient remedy for such failure or breach. It is accordingly agreed that, in addition to any other remedy they are entitled to at law or in equity, each of the Parties shall, to the fullest extent permitted by applicable Laws, be entitled to specific performance and the issuance of immediate injunctive and other equitable relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof in the Courts, without the necessity of proving the inadequacy of money damages as a remedy, and, to the fullest extent permitted by applicable Laws, the Parties further waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties are entitled at Law or in equity. Each of the Parties further agrees, to the fullest extent permitted by applicable Laws, that in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate or that the consideration reflected in this Agreement was inadequate or that the terms of this Agreement were not just and reasonable.

Section 8.15  Counterparts; Effectiveness. To the fullest extent permitted by applicable Laws, this Agreement and any document or certificate contemplated by this Agreement may be executed and delivered, including by e-mail of an attachment in Adobe Portable Document Format or other file format based on common standards (“Electronic Delivery”), in any number of counterparts, and in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Any such counterpart, to the extent delivered using Electronic Delivery shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in-person. To the fullest extent permitted by applicable Laws, none of the Parties shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or this Agreement or any document or certificate contemplated by this Agreement was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each forever waives any such defense, except to the extent that such defense relates to lack of authenticity. This Agreement shall become effective when each Party shall have received counterparts signed by all of the other Parties.

Section 8.16  Special Committee. Notwithstanding anything to the contrary set forth in this Agreement (but subject to the provisions of this Section 8.16), until the Effective Time, (a) the Company may take the following actions only with the prior approval or recommendation of the Special Committee: (i) amending, restating, modifying or otherwise changing any provision of this Agreement; (ii) waiving any right under this Agreement

Annex A-34

or extending the time for the performance of any obligation of Parent or Merger Sub under this Agreement; (iii) terminating this Agreement; (iv) taking any action under this Agreement that expressly requires the approval of the Special Committee; (v) making any decision or determination, or taking any action under or with respect to this Agreement or the transactions contemplated hereby, that would reasonably be expected to be, or is required to be, approved, authorized, ratified or adopted by the Company Board; (vi) granting any approval or consent for, or agreement to, any item for which the approval, consent or agreement of the Company is required under this Agreement; and (vii) agreeing to do any of the foregoing and (b) no decision or determination shall be made, or action taken, by the Company or by the Company Board under or with respect to this Agreement or the Transactions without first obtaining the approval of the Special Committee. For the avoidance of doubt, (A) any requirement of the Company or the Company Board to obtain the approval of the Special Committee pursuant to this Section 8.16 shall not, and shall not be deemed to, modify or otherwise affect any rights of the Company, or any obligations of the Company to Parent or Merger Sub set forth in this Agreement and (B) in no event shall the Special Committee have the right, power or authority to cause the Company to take any action or matter (other than the election of directors) expressly required by the DGCL to be submitted to the Company’s stockholders for approval.

(Signature Page Follows)

Annex A-35

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

STEEL PARTNERS HOLDINGS L.P.
By:	Steel Partners Holdings GP Inc., its general partner
By:	/s/ Jack L. Howard
Name: Jack L. Howard
Title: President

SP MERGER SUB, INC.
By:	/s/ Gordon A. Walker
Name: Gordon A. Walker
Title: President

STEEL CONNECT, INC.
By:	/s/ Jason Wong
Name: Jason Wong
Title: Chief Financial Officer

Annex A-36

Annex B

June 12, 2022

The Special Committee of the Board of Directors of Steel Connect, Inc.

2000 Midway Lane

Smyrna, TN 37167

Dear Members of the Special Committee:

We understand that Steel Partners Holdings, L.P. (the “Acquiror”), SP Merger Sub, Inc., a wholly-owned subsidiary of the Acquiror (the “Sub”), and Steel Connect, Inc. (the “Company”), propose to enter into the Agreement (defined below) pursuant to which, among other things, the Sub will be merged with and into the Company (the “Transaction”) and that, in connection with the Transaction, (a) each outstanding share of common stock, par value $0.01 per share (“Company Common Stock”), of the Company held by holders of Company Common Stock other than Excluded Persons (such holders, excluding the Parent Parties, as defined in the Agreement, the “Unaffiliated Stockholders”) will be converted into the right to receive (i) $1.35 in cash and (ii) one ModusLink CVR (as defined in the Agreement) ((i) and (ii) collectively, the “Consideration”) and (b) the Company will become a wholly owned subsidiary of the Acquiror. “Excluded Persons” shall be defined as the Acquiror and its wholly owned subsidiaries.

The Special Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Committee as to whether, as of the date hereof, the Consideration to be received by the Unaffiliated Stockholders of the Company in the Transaction pursuant to the Agreement is fair to them from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.    reviewed the following agreements and documents:

a.    Agreement and Plan of Merger, dated as of June 12, 2022, by and among Acquiror, Sub and the Company (the “Agreement”); and

b.    ModusLink CVR Agreement, attached as Exhibit A to the Agreement

2.    reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

3.    reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, ModusLink Corporation (“ModusLink”), its wholly-owned subsidiary, and the Committee, including (a) financial projections prepared by the management of ModusLink, in consultation with the management of the Company, and approved by the Committee, relating to ModusLink for the fiscal years ending July 31, 2022 through July 31, 2025 (the “ModusLink Projections”), (b) financial projections prepared by the management of the Company, and approved by the Committee, relating to the Company’s corporate expenses for the fiscal years ending July 31, 2022 through July 31, 2025 (the “Corporate Expense Projections”), and (c) certain forecasts and estimates prepared by the management of the Company, and approved by the Committee, of the net operating losses of the Company to be utilized by the Company on a standalone basis (the “NOL Projections”, and together with the ModusLink Projections and the Corporate Expense Projections, the “Consolidated Projections”);

Annex B-1

The Special Committee of the Board of Directors of Steel Connect, Inc.

June 12, 2022

4.    spoken with certain members of the management of ModusLink regarding the businesses, operations, financial condition and prospects of ModusLink and related matters;

5.    spoken with certain members of the management of the Company regarding the businesses, operations, financial condition and prospects of the Company (including ModusLink), the Transaction and related matters;

6.    compared the financial and operating performance of ModusLink with that of other public companies that we deemed to be relevant;

7.    considered publicly available financial terms of certain transactions that we deemed to be relevant;

8.    reviewed the current and historical market prices and trading volume for the Company Common Stock, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant;

and

9.    conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, (a) management of ModusLink, management of the Company, and the Committee have advised us, and we have assumed, that the ModusLink Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of ModusLink, management of the Company, and the Committee as to the future financial results and condition of ModusLink, and (b) management of the Company and the Committee have advised us, and we have assumed, that each of the Corporate Expense Projections and the NOL Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company and the Committee. We have assumed that the Consolidated Projections provide a reasonable basis on which to evaluate the Company and the Transaction and, with your approval, used and relied upon the Consolidated Projections for purposes of our analyses and the Opinion. We express no view or opinion with respect to the ModusLink Projections, the Corporate Expense Projections or the NOL Projections or the respective assumptions on which they are based. In addition, given the uncertainty around events potentially impacting the value of the ModusLink CVRs, at your direction, we have not ascribed any value to the ModusLink CVRs for purposes of our analyses or the Opinion and express no view or opinion with respect to the value of the ModusLink CVRs. We have relied upon and assumed, without independent verification, that there has been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company (including ModusLink) since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in item 1 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in all such agreements and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion.

Annex B-2

The Special Committee of the Board of Directors of Steel Connect, Inc.

June 12, 2022

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company (including ModusLink) or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to what the value of the ModusLink CVRs actually will be when issued pursuant to the Transaction or the price or range of prices at which the Company Common Stock or the ModusLink CVRs may be purchased or sold, or otherwise be transferable, at any time.

This Opinion is furnished for the use of the Committee (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, the Acquiror, or any other party that may be involved in the Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, the Acquiror, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, the Acquiror, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Houlihan Lokey has also acted as financial advisor to the Committee in connection with, and has participated in certain of the negotiations leading to, the Transaction and will receive a fee for such services, a substantial portion of which is contingent upon the consummation of the Transaction. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Company, its respective security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company, or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents

Annex B-3

The Special Committee of the Board of Directors of Steel Connect, Inc.

June 12, 2022

vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company, the Acquiror or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Committee, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to the Company and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the Unaffiliated Stockholders of the Company in the Transaction pursuant to the Agreement is fair to them from a financial point of view.

Very truly yours,

HOULIHAN LOKEY CAPITAL, INC.

Annex B-4

Annex C

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of June 12, 2022, by and among Steel Connect, Inc., a Delaware corporation (the “Company”), Steel Partners Holdings L.P., a Delaware limited partnership (“Parent”), Handy & Harman Ltd., a Delaware corporation (“Handy”), WHX CS Corp., a Delaware corporation (“WHX”), Steel Partners, Ltd., a Delaware corporation (“SPL”), SPH Group LLC, a Delaware limited liability company (“SPH”), SPH Group Holdings LLC, a Delaware limited liability company (“SPH Holdings”), Steel Partners Holdings GP Inc., a Delaware corporation (“GP”), Steel Excel Inc., a Delaware corporation (“SXL”), Warren G. Lichtenstein, an individual (“Lichtenstein”), and Jack L. Howard, an individual (“Howard”, and together with Handy, WHX, SPL, SPH, SPH Holdings, GP, SXL and Lichtenstein, the “Stockholders” and each a “Stockholder”).

WHEREAS, Parent, SP Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and the Company have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each of the Stockholders is the record owner and/or Beneficial Owner of the number of outstanding shares of Common Stock as set forth in Amendment No. 28 to the Schedule 13D filed by the Stockholders with the U.S. Securities and Exchange Commission on June 1, 2022 (the “Schedule 13D/A”), which is incorporated herein by reference;

WHEREAS, as a condition and inducement to the willingness of the Company to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Company has required that each Stockholder agree, and each Stockholder has agreed, upon the terms and subject to the conditions set forth herein, to enter into this Agreement and abide by the covenants and obligations set forth herein; and

WHEREAS, each Stockholder acknowledges that Parent, the Company and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of each Stockholder set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I

DEFINED TERMS

Section 1.1          Defined Terms. The following terms, as used in this Agreement, shall have the meanings set forth below. Terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

(a)         “Additional Shares” means, with respect to each Stockholder, the Common Stock, Preferred Stock or other voting capital stock of the Company that such Stockholder acquires Beneficial Ownership of after the date of this Agreement.

(b)         “Beneficial Ownership” by a person of any security includes ownership by any person who, directly or indirectly, through any Contract, arrangement, understanding, relationship or otherwise (whether or not in writing), has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person will include securities Beneficially Owned by all Affiliates of
Annex C-1

such person and all other persons with whom such person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall have correlative meanings.

(c)         “Common Stock” means the shares of common stock, par value $0.01 per share, of the Company, and will also include for purposes of this Agreement all shares or other voting securities into which shares of Common Stock or such other shares or voting securities may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom, including any dividends or distributions of securities which may be declared in respect of the shares of common stock and entitled to vote in respect of the matters contemplated by Article II.

(d)         “Contemplated Transactions” shall have the meaning set forth in Section 2.1(a).

(e)         “Covered Securities” means the Existing Shares and any Additional Shares.

(f)          “Existing Shares” means, with respect to each Stockholder, the shares of Common Stock and/or Preferred Stock Beneficially Owned by such Stockholder on the date hereof as listed the Schedule 13D/A.

(g)         “Preferred Stock” means the shares of Series C preferred stock, par value $0.01 per share, of the Company, and will also include for purposes of this Agreement all shares or other voting securities into which shares of Preferred Stock or such other shares or voting securities may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom, including any dividends or distributions of securities which may be declared in respect of the shares of preferred stock and entitled to vote in respect of the matters contemplated by Article II.

(h)         “Transfer” means, directly or indirectly, to (i) issue, sell, short, transfer, offer, exchange, assign, pledge, encumber, subject to an Encumbrance, hypothecate or otherwise dispose of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, any Covered Securities; (ii) enter into any Contract, option or other agreement with respect to any transactions described in clause (i); or (iii) enter into any swap, hedge, derivative or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Covered Securities, whether settled by delivery of Covered Securities, other securities, in cash or otherwise. For purposes of this Agreement, the term “Transfer” shall include the transfer (including by way of sale, disposition, operation of law (including by merger) or any other means) of an Affiliate of any Stockholder or any Stockholder’s interest in an Affiliate which Beneficially Owns any Covered Securities. The terms “Transferring”, “Transferee”, “Transferred” or similar words shall have correlative meanings to Transfer.

Article II

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 2.1          Voting. From and after the date hereof until the Expiration Time (as defined herein), each Stockholder irrevocably and unconditionally hereby agrees that at the Company Meeting or any other annual or special meeting of the stockholders of the Company, however called, including any adjournment, recess or postponement thereof, or in connection with any written consent of the Company’s stockholders and in any other circumstance upon which a vote, consent or approval of all or some of the stockholders of the Company is sought, in each case, with respect to which any of the matters described in clauses (a) through (e) of this Section 2.1 is to be considered, each Stockholder shall, and shall cause any holder of record of its Covered Securities to, unless the Board or any Independent Committee has made a Change in Recommendation that has not been rescinded or otherwise withdrawn, (i) appear, in person or by proxy, at each such meeting or cause its representative(s) to appear at such meeting or otherwise cause its Covered Securities to be counted as present thereat for purposes of determining whether a quorum is present and respond to each request by the Company for written consent, if any, and (ii) vote or cause to be voted, in person or by proxy, or deliver or cause to be delivered a written consent covering, all of such Stockholder’s Covered Securities:

(a)         in favor of the adoption and approval of the Merger Agreement, and the other transactions contemplated thereby, including the Merger (the “Contemplated Transactions”);

Annex C-2

(b)         in favor of any Alternative Acquisition Agreement approved by the Company Board (acting on the recommendation of the Special Committee, or the Special Committee in accordance with the provisions of Section 5.4(d)(ii) of the Merger Agreement;

(c)         against any action, proposal, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to change in any manner the voting rights of any class of shares of the Company or materially impede, interfere with, delay, postpone, frustrate, discourage or adversely affect the timely consummation of the Contemplated Transactions or any Alternative Acquisition Agreement approved as described in Section 2.1(b), or the performance by such Stockholder of its obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Merger) unless such transaction is previously approved in writing by Parent; (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries (other than the Merger or any transactions contemplated by the Merger Agreement (or any Alternative Acquisition Agreement approved as described in Section 2.1(b))) or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries that is prohibited by the Merger Agreement (or any Alternative Acquisition Agreement approved as described in Section 2.1(b)) unless such transaction is previously approved in writing by Parent; (iii) an election of new members to the Board, other than nominees to the Board who are serving as directors of the Company on the date of this Agreement, except if previously approved in writing by Parent; or (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s Certificate of Incorporation or Bylaws;

(d)         against any action, proposal, transaction or agreement that could reasonably be expected to result in (i) a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement (or in any Alternative Acquisition Agreement approved as described in Section 2.1(b)), or of any Stockholder contained in this Agreement or the Merger Agreement, or (ii) any of the conditions to the consummation of the Merger under the Merger Agreement (or the transactions contemplated by any Alternative Acquisition Agreement approved as described in Section 2.1(b)) not being fulfilled; and

(e)         in favor of any other action, proposal, transaction or agreement necessary to consummate the Merger and the transactions contemplated by the Merger Agreement (or the transactions contemplated by any Alternative Acquisition Agreement approved as described in Section 2.1(b)).

Section 2.2          Grant of Irrevocable Proxy; Appointment of Proxy.

(a)         Effective immediately upon the execution of the Merger Agreement and until the Expiration Time, each Stockholder hereby irrevocably and unconditionally grants a proxy to, and appoints, the Company, as its sole and exclusive proxies and attorney-in-fact (with full power of substitution and resubstitution), for and in such Stockholder’s name, place and stead, to vote or cause to be voted (including by execution and delivery of proxies or acting by written consent, if applicable) the Covered Securities in accordance with Section 2.1 hereof at the Company Meeting or other annual or special meeting of the stockholders of the Company, however called, including any postponement or adjournment thereof, or in connection with any action sought to be taken by written consent of the stockholders of the Company without a meeting.

(b)         Each Stockholder represents that any proxies heretofore given in respect of such Stockholder’s Covered Securities, if any, are revocable, and hereby revokes all such proxies.

(c)         Each Stockholder affirms that the irrevocable proxy and power of attorney set forth in this Section 2.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement and is granted in accordance with the provisions of Section 212 of the DGCL. Each Stockholder further (x) affirms that such irrevocable proxy is (i) coupled with an interest by reason of the Merger Agreement and, (ii) executed and intended to be (and is) irrevocable in accordance with the provisions of Section 212 of the DGCL prior to the Expiration Time and (y) ratifies and confirms all that the proxy holders appointed hereunder may lawfully do or cause to be done in compliance with the express terms hereof. If for any reason the proxy granted herein is not valid, then each Stockholder agrees to vote such Stockholder’s Covered Securities in accordance with Section 2.1 hereof prior to the Expiration Time. The parties hereto agree that the foregoing is a voting agreement.

Annex C-3

Section 2.3          Restrictions on Transfers.

(a)         Each Stockholder hereby agrees that, from the date hereof until the Expiration Time, such Stockholder shall not, without the prior written consent of the Independent Committee, directly or indirectly, (i) Transfer (or cause or permit the Transfer of), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of, any Covered Securities or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Covered Securities, (ii) deposit any Covered Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (iii) convert or exchange, or take any action which would result in the conversion or exchange, of any Covered Securities, (iv) take any action that would make any representation or warranty of such Stockholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or materially delaying such Stockholder from performing any of its obligations under this Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii) (iii) or (iv). Any purported Transfer in violation of this Section 2.3 shall be void and of no force or effect and each Stockholder acknowledges that the Company will not register or permit the registration of or otherwise facilitate or effect any such Transfer.

(b)         This Agreement and the obligations hereunder shall attach to the Covered Securities and shall be binding upon any person to which legal or Beneficial Ownership shall pass, whether by operation of Law or otherwise, including, each Stockholder’s successors or assigns. Each Stockholder covenants and agrees that it will not request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of the Covered Shares, unless such Transfer is made in compliance with this Agreement.

Article III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE STOCKHOLDERS

Section 3.1          Representations and Warranties. Each Stockholder represents and warrants to the Company as of the date hereof:

(a)         if not a natural person, such Stockholder is a corporation or limited liability company duly organized, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted;

(b)         such Stockholder has full legal right, power, capacity and authority to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(c)         this Agreement has been duly executed and delivered by such Stockholder and the execution, delivery and performance of this Agreement by such Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(d)         assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legal, valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exceptions;

(e)         (i) such Stockholder (A) is the Beneficial Owner of and, immediately prior to the Closing, will be the Beneficial Owner of, and has and will have good and valid title to, its Existing Shares, free and clear of Liens other than as created by this Agreement, and (B) owns, of record and/or Beneficially, or controls all of its

Annex C-4

Covered Securities; (ii) its Covered Securities are not subject to any voting trust agreement or other Contract to which such Stockholder is a party restricting or otherwise relating to the voting or Transfer of the Covered Securities other than this Agreement; (iii) such Stockholder has not Transferred any interest in any of its Covered Securities; (iv) as of the date hereof, other than the Existing Shares set forth in the Schedule 13D/A, such Stockholder does not Beneficially Own or own of record, any shares of Common Stock; and (v) such Stockholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of the Existing Shares and with respect to any of the Covered Securities Beneficially Owned at all times through the Closing Date and with no limitations, qualifications or restrictions on such rights, except as contemplated by this Agreement;

(f)          except for (i) the applicable requirements of the Exchange Act and (ii) as provided in the Merger Agreement, (A) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Stockholder for the execution, delivery and performance of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated by this Agreement and the Merger Agreement, and (B) neither the execution, delivery or performance of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby, nor compliance by such Stockholder with any of the provisions hereof shall (1) if such Stockholder is an entity, conflict with or violate any provision of the organizational documents of such Stockholder, (2) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on property or assets of such Stockholder pursuant to any Contract to which such Stockholder is a party or by which such Stockholder or any property or asset of such Stockholder is bound or affected, or (3) violate any Law or Order applicable to such Stockholder or any of such Stockholder’s properties or assets;

(g)         there is no Proceeding pending against such Stockholder or, to the knowledge of such Stockholder, any other Person or, to the knowledge of such Stockholder, threatened against such Stockholder or any other Person that restricts or prohibits (or, if successful, would, or could reasonably be expected to, restrict or prohibit) the performance by such Stockholder of its obligations under this Agreement or challenges the validity of this Agreement; and

(h)         except for this Agreement, no Stockholder has taken any action that would constitute a breach hereof, make any representation or warranty of such Stockholder set forth in this Article III untrue or incorrect or have the effect of preventing or delaying or impeding the ability of such Stockholder from performing any of his, her or its obligations under this Agreement.

Section 3.2          Other Covenants. Each Stockholder hereby:

(a)         agrees and covenants, prior to the Expiration Time, not to knowingly take any action, directly or indirectly, that could reasonably be expected to (i) result in a breach hereof, (ii) make any representation or warranty of such Stockholder contained herein untrue or incorrect or (iii) have the effect of preventing, delaying, impeding or interfering with or adversely affecting the ability of such Stockholder from performing any of its obligations under this Agreement;

(b)         irrevocably waives, and agrees not to exercise, any rights of appraisal or any dissenters’ rights under applicable Law at any time with respect to the Merger that such Stockholder may have with respect to any and all of such Stockholder’s Covered Securities, whether held of record or Beneficially Owned (including any appraisal or dissenters’ rights pursuant to Section 262 of the DGCL) prior to the Expiration Time; and

(c)         agrees and covenants to (i) permit the Company to publish and disclose in any press release or in the Proxy Statement (including all documents and schedules filed with the SEC in accordance therewith) or other disclosure document required in connection with the Merger Agreement or the Contemplated Transactions, such Stockholder’s identity and Beneficial Ownership of Covered Securities and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement (“Stockholder Information”) and (ii) cooperate with the Company in connection with such filings, including providing Stockholder Information requested by the Company and notifying the Company if and to the extent such Stockholder becomes aware that any such Stockholder Information is or shall have become false or misleading.

Annex C-5

Section 3.3          Stock Dividends, etc. In the event of a reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares or other similar transaction, or if any stock dividend, subdivision or distribution (including any dividend or distribution of securities convertible into or exchangeable for shares of Common Stock) is declared, in each case affecting the Covered Securities, the terms “Existing Shares,” “Additional Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities of the Company into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Article IV

TERMINATION

Section 4.1          Termination. This Agreement, and the obligations of the Stockholders hereunder (including, without limitation, Section 2.2 hereof), shall terminate and be of no further force or effect immediately upon the earliest to occur (the “Expiration Time”) of (a) the Effective Time, (b) the later of the date of valid termination of (x) the Merger Agreement or (y) any Alternative Acquisition Agreement approved as described in Section 2.1(b), in accordance with its respective terms, and (c) at any time upon the written agreement of the Company (acting at the direction of the Special Committee) and Parent; provided, that, for the avoidance of doubt, to the extent the termination of the Merger Agreement is contested, no party shall be released from liability for violating the terms of this Agreement if a court of competent jurisdiction finally determines that the Merger Agreement had not, in fact, been validly terminated and, therefore, this Agreement had not been validly terminated. Notwithstanding the preceding sentence, this Article IV and Article V hereof shall survive any termination of this Agreement. Nothing in this Article IV shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement.

Article V

MISCELLANEOUS

Section 5.1          Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided that each notice Party shall use reasonable best efforts to confirm receipt of any such email correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier, in each case as addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.1):

(a)         If to any Stockholder:

Steel Partners Holdings L.P.
590 Madison Avenue
New York, New York 10022
Attention: ***
Email: ***

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
333 SE 2nd Avenue, Suite 4400
Miami, FL 33131
Attention: Alan I. Annex and Brian H. Blaney
Email: annexa@gtlaw.com and blaneyb@gtlaw.com

(b)         If to the Company:

Steel Connect, Inc.
2000 Midway Lane
Smyrna, Tennessee, 37167
Attention: ***
Email: ***

Annex C-6

With a copy to (which shall not constitute notice):

Dentons US LLP
22 Little West 12th Street
New York, New York 10014
Attention: Victor H. Boyajian, Ira L. Kotel, and Ilan Katz
Email: Victor.boyajian@us.dentons.com;
ira.kotel@dentons.com; and ilan.katz@dentons.com

And

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020-1095
Attention: Colin J. Diamond, Andrew J. Ericksen, Adam Cieply
Email: cdiamond@whitecase.com; aj.ericksen@whitecase.com; and
adam.cieply@whitecase.com

Section 5.2          Capacity. Notwithstanding anything to the contrary in this Agreement, (i) each Stockholder is entering into this Agreement, and agreeing to become bound hereby, solely in its capacity as a Beneficial Owner of its Covered Securities owned by it and not in any other capacity (including, without limitation, in any capacity as a director of the Board or officer of the Company) and (ii) nothing in this Agreement shall obligate such Stockholder or its Representatives to take, or forbear from taking, in its capacity as a director of the Board or officer of the Company, any action which is inconsistent with its or his fiduciary duties under applicable Law.

Section 5.3          Severability. Each party hereto agrees that, should any court or other competent authority hold any provision of this Agreement or part of this Agreement to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent with the terms of, or required by, this Agreement, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth in this Agreement shall not in any way be affected or impaired, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate. Upon such determination that any term or other provision is null, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner.

Section 5.4          Entire Agreement. This Agreement and the Merger Agreement, including the Company Disclosure Letter and the exhibits thereto, together with the other instruments referred to therein, constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 5.5          Specific Performance. The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. Each Stockholder acknowledges and agrees that (a) the Company shall be entitled to seek an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the Expiration Time, this being in addition to any other remedy to which the Company may be entitled at law or in equity, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, the Company would not have entered into the Merger Agreement. Each Stockholder agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or in equity. Each Stockholder acknowledges and agrees that if the Company seeks an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, it shall not be required to provide any bond or other security in connection with any such injunction.

Annex C-7

Section 5.6          Amendments: Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, each Stockholder and Parent, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 5.7          Governing Law: Venue: Waiver of Jury Trial.

(a)         THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b)         THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN ANY MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.7.

Section 5.8          No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement.

Annex C-8

Section 5.9          Assignment: Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of any Stockholder that is an individual, his, her or its estate, heirs, beneficiaries, personal representatives and executors.

Section 5.10        No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to in this Agreement, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is expressly waived.

Section 5.11        Counterparts. This Agreement may be executed in counterparts, including via facsimile or email in “portable document format” (“.pdf’) form, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 5.12        Special Committee. All amendments or waivers of any provision of this Agreement by the Company and all decisions or determinations contemplated by this Agreement to be made by the Company shall be made by the Special Committee and no amendment or waiver of any provision of this Agreement by the Company and no decision or determination contemplated by this Agreement to be made by the Company shall be made, or action taken, by the Company or the Board with respect to this Agreement without first obtaining the approval of the Special Committee. The Special Committee, and only the Special Committee, may pursue any action or litigation with respect to breaches of this Agreement on behalf of the Company.

[Remainder of page intentionally left blank]

Annex C-9

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

STOCKHOLDERS
Steel Partners Holdings L.P.
By: Steel Partners Holdings GP Inc., its general partner
By: /s/ Jack L. Howard
Name: Jack L. Howard
Title: President
Handy & Harman Ltd.
By: /s/ Jason Wong
Name: Jason Wong
Title: Senior Vice President
WHX CS Corp.
By: /s/ Jason Wong
Name: Jason Wong
Title: Senior Vice President
Steel Partners, Ltd.
By: /s/ Jack L. Howard
Name: Jack L. Howard
Title: President
SPH Group LLC
By: Steel Partners Holdings GP Inc., its managing member
By: /s/ Jack L. Howard
Name: Jack L. Howard
Title: President
SPH Group Holdings LLC
By: Steel Partners Holdings GP Inc., its Manager
By: /s/ Jack L. Howard
Name: Jack L. Howard
Title: President
Steel Partners Holdings GP Inc.
By: /s/ Jack L. Howard
Name: Jack L. Howard
Title: President

Annex C-10

Steel Excel Inc.
By: /s/ Jason Wong
Name: Jason Wong
Title: Senior Vice President
Warren G. Lichtenstein
/s/ Warren G. Lichtenstein
Jack L. Howard
/s/ Jack L. Howard
COMPANY
Steel Connect Inc.
By: /s/ Jason Wong
Name: Jason Wong
Title: Chief Financial Officer

Annex C-11

Annex D

CONTINGENT VALUE RIGHTS AGREEMENT

BY AND AMONG

STEEL PARTNERS HOLDINGS L.P.,

STEEL CONNECT, INC.

[•], AS SHAREHOLDER REPRESENTATIVE

AND

[•], AS RIGHTS AGENT

DATED AS OF [•], 2022

Annex D-i

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•], 2022 (this “Agreement”), is entered into by and among Steel Partners Holdings L.P., a Delaware limited partnership (“Parent”), Steel Connect, Inc., a Delaware corporation (the “Company”), [•] (“Rights Agent”) and the Shareholder Representative.

RECITALS

WHEREAS, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated as of June 12, 2022 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent;

WHEREAS, pursuant to the Merger Agreement, Parent has agreed to cause the Company to create and issue in respect of each Eligible Share (as defined in the Merger Agreement), certain rights to the ModusLink CVR Payment Amount, if and when payable pursuant to this Agreement; and

WHEREAS, the transactions contemplated by the Merger Agreement closed on [•], 2022.

AGREEMENT

NOW, THEREFORE, for and in consideration of the agreements contained herein and the consummation of the transactions contemplated by the Merger Agreement, it is mutually covenanted and agreed as follows:

Article I
DEFINITIONS

Section 1.1 Definitions.

(a)         For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)          the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(ii)         the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(iii)        unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa;

(iv)        the word “or” shall be exclusive;

(v)         the words “include,” “includes” and “including” shall not be limiting and shall be deemed to be followed by the phrase “without limitation;

(vi)        whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified;

(vii)       all references to “including” shall be deemed to mean including without limitation; and

(viii)      references to any Person include such Person’s successors and permitted assigns.

(b)         Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:

“Agreement” has the meaning given to such term in the Preamble.

“Board of Directors” means the board of directors of the Company.

Annex D-1

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“By-Laws” means the By-Laws of ModusLink.

“Company” has the meaning given to such term in the Preamble.

“CVRs” means the contingent value rights issued by the Company under this Agreement.

“CVR Payment Date” means any date that any ModusLink CVR Payment Amount is paid by the Company to the Holders pursuant to Section 2.4.

“CVR Register” has the meaning given to such term in Section 2.3(b).

“Entire ModusLink Sale” means, as of any date of determination, a direct or indirect sale, lease, transfer or other disposition (including by means of a merger or other business combination transaction) in one or more transactions (i) of all or substantially all of the ModusLink Assets, (ii) of 100% of the Company’s then remaining Equity Interests in ModusLink or (iii) the effect of which is to divest 100% of the Company’s then remaining direct or indirect investment in ModusLink.

“Entire CVR Payment Statement” has the meaning given to such term in Section 2.4(f)(i).

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Excluded Expenses” means all costs, fees and expenses of the Company or any Company Subsidiary or any of their respective affiliates arising out of or relating to any dispute with the Shareholder Representative or otherwise with respect to the terms of this Agreement.

“Fair Market Value” shall mean, in respect of assets other than cash:

(i)          with respect to securities listed on any established stock exchange, the Fair Market Value of such securities shall be the closing sales price per such security as quoted on such exchange or market (or, if listed on more than one such exchange or market, the exchange or market with the greatest volume of trading in such security) on the last market trading day prior to such date, as reported in The Wall Street Journal; and

(ii)         with respect to a property or other asset or a security not listed on any established stock exchange, the Fair Market Value shall be determined in good faith by Parent; provided, however, that if there is a good faith objection to such a determination by the Shareholder Representative, the Fair Market Value shall be determined by an independent third-party appraiser agreed upon by Parent and Shareholder Representative, and all reasonable fees and expenses of the third-party appraiser shall be ModusLink Sale Expenses.

“Fully Diluted Share Amount” means the total number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, excluding shares of Company Common Stock issuable upon conversion of the shares of Company Series C Preferred Stock outstanding as of immediately prior to the Effective Time.

“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Merger Agreement” has the meaning given to such term in the Recitals.

“ModusLink” means ModusLink Corporation.

“ModusLink Assets” means the assets owned by ModusLink or its Subsidiaries as of the date of this Agreement, regardless of where such assets may be situated, and changes in such assets occurring after the date hereof.

“ModusLink Business” means the business and operations carried on by ModusLink and its Subsidiaries.

Annex D-2

“ModusLink CVR Payment Amount” means an amount (which shall not be less than zero) equal to (i) the ModusLink Net Sale Proceeds divided by (ii) the Fully Diluted Share Amount; provided, however, that a ModusLink CVR Payment Amount would in no event result from a related party transaction or restructuring that results in a direct or indirect transfer of ModusLink Assets, but would include a subsequent sale to a third party of such ModusLink Assets.

“ModusLink Net Sale Proceeds” means an amount (which shall not be less than zero) equal to (i) the Fair Market Value of the aggregate amount of gross proceeds received by the Company, Parent or any of their Affiliates in connection with one or more ModusLink Sales that are consummated within twenty four (24) months of the Effective Time plus (ii) the amount of any cash retained by the Company or its Subsidiaries that would otherwise have been included in the ModusLink Assets, minus (iii) an amount equal to (x) $80,000,000 plus (y) the ModusLink Sale Expenses; provided, that in the event the ModusLink Net Sale Proceeds for a given Partial ModusLink Sale do not exceed $80,000,000, such ModusLink Net Sale Proceeds shall be included in clause (i) of this calculation in addition to each subsequent ModusLink Sale; provided, further, that if any contingent or deferred compensation or earn-out is payable in respect of any ModusLink Sale, such amount shall be included in the calculation of “ModusLink Net Sale Proceeds” only upon actual receipt by the Company, Parent or any of their Affiliates.

“ModusLink Sale” means an Entire ModusLink Sale or Partial ModusLink Sale, as applicable.

“ModusLink Sale Agreement” means an executed binding definitive transaction document providing for a ModusLink Sale.

“ModusLink Sale Expenses” means (a) any reasonable out-of-pocket transaction costs, fees or expenses (including any reasonable and customary broker fees, finder’s fees, advisory fees, accountant or attorney’s fees and transfer or similar taxes imposed by any jurisdiction) to the extent incurred in connection with the Entire ModusLink Sale or a Partial ModusLink Sale (including any amounts expressly deemed to be ModusLink Sale Expenses hereunder) by the Company or any of its Subsidiaries) and the Shareholder Representative, and (b) the fees and expenses of the Rights Agent and the Neutral Auditor, in each case, which are documented in reasonable detail, prepared in good faith, and certified by the Shareholder Representative or the Company, as applicable; provided, that ModusLink Sale Expenses shall exclude any Excluded Expenses.

“Neutral Auditor” has the meaning given to such term in Section 2.4(g).

“Notice of Agreement” has the meaning given to such term in Section 2.4(e)(ii).

“Notice of Objection” has the meaning given to such term in Section 2.4(e)(ii).

“Objections” has the meaning given to such term in Section 2.4(e)(iv).

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary of the Company, in his or her capacity as such an officer.

“Partial ModusLink Sale” means a direct or indirect sale, lease, transfer or other disposition (including by means of a merger or other business combination transaction) (i) of less than all or substantially all of the ModusLink Assets, (ii) of less than 100% of the Company’s Equity Interests in ModusLink or (iii) the effect of which is to divest the Company of less than 100% of its direct or indirect investment in ModusLink.

“Partial CVR Payment Statement” has the meaning given to such term in Section 2.4(e)(i).

“Permitted Transfer” means (i) the transfer of any or all of the CVRs on death by will or intestacy, (ii) transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee, (iii) transfers made pursuant to a court order (including in connection with divorce, bankruptcy or liquidation), (iv) if the Holder is a corporation, partnership or limited liability company, a distribution by the transferring corporation, partnership or limited liability company to its stockholders, partners or members, as applicable (provided that (A) such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act, or (B) in the case of a transferring corporation, the Company shall have reasonably determined after consultation with counsel that such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act), and (v) a transfer made by operation of

Annex D-3

law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.

“Pre-Funded Amount” has the meaning given to such term in Section 3.3(b).

“Qualified Investment” means any (i) investment in a money market investment program registered under the Investment Company Act of 1940, as amended, that invests solely in direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America or (ii) certificate of deposit issued by any bank, bank and trust company or national banking association with a combined capital and surplus in excess of $100,000,000 and insured by the Federal Deposit Insurance Corporation or a similar governmental agency.

“Rights Agent” means the Rights Agent named in the Preamble, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Sale Deadline” means twenty four (24) months following the Effective Time.

“Shareholder Representative” means [•].

“Shareholder Representative Expense Amount” has the meaning given to such term in Section 3.3(b).

“Shareholder Representative Persons” has the meaning given to such term in Section 3.1(a).

“Shareholder Representative Reimbursement Amount” has the meaning given to such term in Section 3.3(b).

“Surviving Person” has the meaning given to such term in Section 6.1(a)(i).

“Parent” has the meaning given to such term in the Preamble.

Article II
CONTINGENT VALUE RIGHTS

Section 2.1 Appointment of the Rights Agent; Issuance of CVRs.

The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company hereby issues the CVRs at the Effective Time pursuant to the terms of the Merger Agreement, and the CVRs shall represent the right of the Holders to receive, in respect of each CVR held by such Holder, the ModusLink CVR Payment Amount (if any) if and when payable pursuant to this Agreement. The administration of the CVRs shall be handled pursuant to this Agreement in the manner set forth in this Agreement.

Section 2.2 Nontransferable.

The CVRs or any interest therein shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a)         The CVRs shall not be evidenced by a certificate or other instrument.

(b)         The Rights Agent shall keep a register (the “CVR Register”) for the registration of CVRs in a book-entry position for each Holder and transfers of CVRs as herein provided. The CVR Register shall set forth the name and address of each Holder, the number of CVRs held by such Holder and the Tax Identification Number of each Holder, which information, if not available to the Company’s transfer agent or provided by the Holder, shall be provided in writing to the Rights Agent by the Company. The CVR Register will be updated as necessary by the Rights Agent to reflect the addition or removal of Holders (including pursuant to any Permitted Transfers), upon the written receipt of such information by the Rights Agent. Each of the Company and the Shareholder Representative may receive and inspect a copy of the CVR Register, from time to time, upon written request made to the Rights

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Agent. Within five (5) Business Days after receipt of such request, the Rights Agent shall mail a copy of the CVR Register, as then in effect, to the Company and the Shareholder Representative at the address set forth in Section 7.1.

(c)         Subject to the restriction on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and setting forth in reasonable detail the circumstances relating to the transfer, and must be accompanied by (i) a written instrument of transfer duly executed by the registered Holder thereof, the Holder’s attorney duly authorized in writing, and the Holder’s personal representative or survivor, (ii) the transfer certificate attached hereto as Exhibit A duly completed and properly executed by both the registered Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or survivor and the proposed transferee, and (iii) any other requested documentation in form reasonably satisfactory to the Company and the Rights Agent. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument and the transfer certificate are in proper form and the transfer otherwise complies with the other terms and conditions herein including Section 2.2, register the transfer of the CVRs in the CVR Register. The Rights Agent may rely on the information contained in the transfer certificate and any of the documents required to be provided with the transfer certificate. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of the Company, evidencing the same right, and shall entitle the transferee to the same benefits and rights under this Agreement, as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio (unless the transfer was permissible hereunder and such failure to be duly registered is attributable to the fault of the Rights Agent). Any transfer or assignment of the CVRs shall be without charge to the Holder; provided, that the Company and the Rights Agent may require (i) payment of a sum sufficient to cover any stamp, transfer or other similar tax or charge that is imposed in connection with any such transfer or (ii) that the transferor establish to the reasonable satisfaction of the Rights Agent that any such taxes have been paid. The Rights Agent shall have no duty or obligation to take any action under this Section 2.3(c) unless and until the Rights Agent is satisfied that all such taxes or charges have been paid in full.

(d)         A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures; Payment Amount.

(a)         Payment for Partial ModusLink Sales. Subject to the procedures set forth in Section 2.4(e), upon the consummation of any Partial ModusLink Sale, each Holder of a CVR shall, in respect of such CVR, be entitled to and shall receive the ModusLink CVR Payment Amount (if any).

(b)         Payment for Entire ModusLink Sales. Subject to the procedures set forth in Section 2.4(f), upon the consummation of the Entire ModusLink Sale, each Holder of a CVR shall, in respect of such CVR, be entitled to and shall receive the ModusLink CVR Payment Amount (if any).

(c)         Payment upon Sale Deadline. Notwithstanding anything to the contrary in this Agreement, no Holder of a CVR shall, in respect of such CVR, be entitled to any ModusLink CVR Payment Amount that is received by the Company, Parent or any of their Affiliates following the Sale Deadline.

(d)         Currency Conversion. To the extent that any proceeds described herein are received in a currency other than U.S. dollars, the amount of such proceeds shall be deemed to be the U.S. dollar amount actually received by the Company, Parent or any of their Affiliates upon the Company, Parent or any of their Affiliate’s conversion of such proceeds into U.S. dollars at the direction of the Shareholder Representative. To the extent any expenses, fees or costs are incurred or paid in a currency other than U.S. dollars, the actual U.S. dollar amount that was paid, that was funded by the Company into the Shareholder Representative Expense Amount or that was a Pre-Funded Amount (excluding any amount that remains unused on the consummation of the ModusLink Sale and that is distributed from the joint account to the Company on such date in accordance with Section 3.3(b) below) shall be used in the calculation of the “ModusLink Sale Expenses”.

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(e)         Procedure for Partial ModusLink Sales.

(i)          Promptly following the closing of a Partial ModusLink Sale but in no event later than ten (10) Business Days thereafter, the Company shall deliver to the Shareholder Representative (with a copy to the Rights Agent and Parent) the Company’s good faith written calculation, in reasonable detail and with supporting documentation, work papers and receipts of the ModusLink CVR Payment Amount (the “Partial CVR Payment Statement”), which shall be certified by the Company. The Partial CVR Payment Statement shall specify in reasonable detail all ModusLink Sale Expenses of the Shareholder Representative set forth in writing by the Shareholder Representative to the Company within such ten (10) Business Day period, which shall be certified by the Shareholder Representative. Parent and the Company shall be protected in relying in good faith upon such certification.

(ii)         Within ten (10) Business Days after receipt of the Partial CVR Payment Statement, the Shareholder Representative shall deliver to the Company and the Rights Agent (with a copy to Parent) a notice specifying whether the Shareholder Representative agrees with (a “Notice of Agreement”) or objects to (a “Notice of Objection”) such Partial CVR Payment Statement.

(iii)        If the Shareholder Representative delivers a Notice of Agreement, then any ModusLink CVR Payment Amount shall be due and payable to the Holders pursuant to the procedures set forth in Section 2.4(h) below. If the Shareholder Representative does not deliver either a Notice of Objection or a Notice of Agreement within such five (5) Business Day period, then the Shareholder Representative shall be deemed to have delivered a Notice of Agreement with respect to such Partial CVR Payment Statement at the end of such period.

(iv)        Any Notice of Objection shall contain the Shareholder Representative’s calculation of the ModusLink CVR Payment Amount that such Shareholder Representative believes Holders are entitled to receive. Such Notice of Objection must also be accompanied by a description in reasonable detail of each of the objections to the calculations reflected in the Notice of Objection (collectively, the “Objections”). For a period of ten (10) Business Days after the delivery of the Notice of Objection, the Company and the Shareholder Representative shall, in good faith, try to resolve any Objections; provided, however, that to the extent that the Company and the Shareholder Representative shall disagree, the Shareholder Representative’s good faith calculation of the ModusLink CVR Payment Amount (as modified to give effect to the results of any discussions and negotiations pursuant to this clause (iv)) shall control.

(f)          Procedure for the Entire ModusLink Sale.

(i)          Promptly following the completion of the Entire ModusLink Sale, but in no event later than twenty (20) Business Days thereafter, the Company shall deliver to the Shareholder Representative (with a copy to the Rights Agent and Parent) the Company’s good faith written calculation of the ModusLink CVR Payment Amount (the “Entire CVR Payment Statement”). The Entire CVR Payment Statement shall specify in reasonable detail all ModusLink Sale Expenses of the Shareholder Representative set forth in writing by the Shareholder Representative to the Company within such twenty (20) Business Day (or applicable later) period, which shall be certified by the Shareholder Representative. Parent and the Company may rely in good faith upon such certification. For the avoidance of doubt, the Company shall deliver an Entire CVR Payment Statement even if it believes that there is no ModusLink CVR Payment Amount due and payable. Such Entire CVR Payment Statement will be accompanied by the Company’s calculation in reasonable detail of the components of the ModusLink CVR Payment Amount, including a good faith written calculation, in reasonable detail and with supporting documentation, work papers and receipts, of the ModusLink Sale Expenses incurred by the Company, Parent or any of their Affiliates (other than the Shareholder Representative Expense Amount and any Pre-Funded Amounts pursuant to Section 3.3(b)), along with an Officer’s Certificate certifying such ModusLink Sale Expenses and that the ModusLink CVR Payment Amount was calculated in the manner required under this Agreement. The Shareholder Representative may rely in good faith on such certification.

(ii)         Within thirty (30) days after receipt of the Entire CVR Payment Statement, the Shareholder Representative shall deliver to the Company and the Rights Agent (with a copy to Parent) a Notice of Agreement or a Notice of Objection to such Entire CVR Payment Statement. During such thirty (30) day period, the Company shall cooperate with and permit, and Parent shall cause the Company to cooperate with and permit,

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the Shareholder Representative and any accountant or other consultant or advisor retained by the Shareholder Representative access during normal business hours to such records and personnel (including the external auditors of the Company, Parent or any of their Affiliates) as may be reasonably necessary to verify the accuracy of the Entire CVR Payment Statement and the amounts underlying the calculation of the entire ModusLink CVR Payment Amount.

(iii)        If the Shareholder Representative delivers a Notice of Agreement, then the ModusLink CVR Payment Amount, shall be due and payable to the Holders pursuant to the procedures set forth in this Section 2.4(h) below, and, after delivery of the ModusLink CVR Payment Amount, with respect to all Holders to the Rights Agent, Parent and the Company shall thereafter have no further obligations with respect to such ModusLink CVR Payment Amount. If the Shareholder Representative does not deliver either a Notice of Objection or a Notice of Agreement within such thirty (30) day period, then the Shareholder Representative shall be deemed to have delivered a Notice of Agreement with respect to such Entire CVR Payment Statement at the end of such period.

(iv)        If the Shareholder Representative delivers a Notice of Objection to the Company within such thirty (30) day period, such Notice of Objection shall contain the Shareholder Representative’s calculation of the ModusLink CVR Payment Amount. Such Notice of Objection must also be accompanied by a description in reasonable detail of each of the Objections, and a certificate certifying that the ModusLink CVR Payment Amount reflected in the Notice of Objection was calculated in the manner required under this Agreement.

(g)         Disputes. If the Company does not agree with any Objections pursuant to Section 2.4(e) or Section 2.4(f), the Objections that are in dispute shall be submitted to [•] (the “Neutral Auditor”). Such Neutral Auditor shall, within thirty (30) Business Days of such submission, resolve any differences between the Company and the Shareholder Representative and such resolution shall, in the absence of manifest error, be final, binding and conclusive upon Parent, the Company, the Shareholder Representative, each of the other parties hereto and each of the Holders. The costs, fees and expenses of such Neutral Auditor shall be borne equally by the Company and the Shareholder Representative; with any such costs, fees and expenses of the Shareholder Representative being offset against any ModusLink CVR Payment Amount. For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, any such costs, fees and expenses of such Neutral Auditor to be borne by the Company shall not be considered to be ModusLink Sale Expenses. Upon such resolution, the Company and the Shareholder Representative shall notify the Rights Agent in writing of such resolution and the ModusLink CVR Payment Amount, shall be due and payable to the Holders in respect of each CVR held by such Holder pursuant to the procedures set forth in this Section 2.4 below, and, after delivery of any ModusLink CVR Payment Amount, with respect to all Holders, the Rights Agent, Parent and the Company shall thereafter have no further obligations with respect to the ModusLink CVR Payment Amount and shall, subject to Section 2.4(h), no longer be entitled to (i) any amount to the extent reflected in any such finally resolved ModusLink CVR Payment Amount or (ii) any further ModusLink Sale Expenses. To the extent that the ModusLink CVR Payment Amount is less than zero, the Company shall bear any such costs, fees, and expenses of such Neutral Auditor.

(h)         Once the ModusLink CVR Payment Amount becomes due and payable pursuant to this Section 2.4, the Company shall establish a CVR Payment Date with respect to the ModusLink CVR Payment Amount that is within five (5) Business Days thereafter and shall provide written notice to the Rights Agent and Shareholder Representative of the same. At least two (2) Business Days prior to such CVR Payment Date, the Company shall cause all amounts to be paid to the Holders on such CVR Payment Date, to be delivered to the Rights Agent, who will in turn, on the CVR Payment Date, pay the applicable ModusLink CVR Payment Amount to each of the Holders by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such CVR Payment Date. Any ModusLink Sale Expenses to the extent not reflected in the finally resolved ModusLink CVR Payment Amount shall be deducted from any such deferred cash consideration. If no ModusLink CVR Payment Amount is due and payable to the Holders pursuant to any Partial ModusLink Sale or the Entire ModusLink Sale, the Rights Agent, upon written request from the Company and the Shareholder Representative, shall deliver notice of the same to the Holders within five (5) Business Days of being notified that no such ModusLink CVR Payment Amount is owing to the Holders. Whenever a payment is to be made by the Rights Agent, the Company shall deliver written instructions with respect to such payment that includes the aggregate amount of such payment to be paid to the Holders, and the amount per CVR to be paid to each such Holder. Until such written instructions are received by the Rights Agent, the Rights Agent may presume conclusively that no event has occurred that would require such payment.

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(i)          The Company shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the ModusLink CVR Payment Amount otherwise payable pursuant to this Agreement, such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

(j)          Any funds comprising the cash deposited with the Rights Agent under Section 2.4(h) that remain undistributed to the Holders twelve (12) months after the CVR Payment Date with respect to the Entire ModusLink Sale shall be delivered to the Company by the Rights Agent, upon written demand by the Company, and any Holders who have not theretofore received payment in exchange for such CVRs shall thereafter look only to the Company for payment of their claim therefor. Notwithstanding anything to the contrary herein, any portion of the consideration provided by the Company to the Rights Agent that remains unclaimed immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by Law, become the property of the Company free and clear of any claims or interest of any Person previously entitled thereto, subject to any escheatment Laws.

(k)         During the period that the Rights Agent is in possession of the funds delivered to the Rights Agent for payment to Holders, the Rights Agent shall identify, report and deliver all unclaimed portions of such amounts and related unclaimed property to all states and jurisdictions for the Company in accordance with applicable abandoned property law. None of the Company, the Shareholder Representative or the Rights Agent shall be liable to any person in respect of any funds delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar law. In consideration of receiving compensation from the agents of the states for processing and support services provided by the Rights Agent relating to initial compliance with applicable abandoned property law, the Rights Agent shall not charge the Company for such services. In connection with providing such services, the Rights Agent may use the services of a locating service provider selected by the Rights Agent to locate and contact Holders, if any, who have not yet cashed their checks representing payment of the funds deposited with the Rights Agent for payment to the Holders, which provider has agreed to compensate the Rights Agent for processing and other services the Rights Agent provides in connection with such locating services. Such provider shall inform any such located Holders that they may choose either (i) to contact the Rights Agent directly to receive a check for payment of such amounts at no charge other than any applicable fees contemplated herein, or (ii) to utilize the services of such provider for a fee to be specified in writing to such Holder, which may not exceed the lesser of 15% of the total value of such payment amount or the maximum statutory fee permitted by the applicable state jurisdiction. If the Company requires the Rights Agent to work with a locating service provider other than one selected by the Rights Agent, additional fees may apply.

(l)          The Rights Agent shall not be obligated to perform wage or Form W-2 tax reporting, and to the extent that any wage or W-2 reporting is required with respect to the payment of any funds hereunder to Holders, the Company shall promptly notify the Rights Agent of the person or entity responsible for such wage or W-2 reporting.

(m)        All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of its duties, obligations and responsibilities hereunder (the “Funds”) shall be held by [•] as agent for the Company and deposited in one or more bank accounts to be maintained by [•] in its name as agent for the Company. Until disbursed pursuant to this Agreement, [•] may hold or invest the Funds through such accounts in obligations of, or guaranteed by, the United States of America. The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. [•] may from time to time receive interest, dividends or other earnings in connection with such deposits or investments. No interest shall accrue on any funds deposited with the Rights Agent pursuant to this Agreement. [•] shall not be obligated to calculate or pay such interest, dividends or earnings to the Company, any Holder or any other person or entity. For the avoidance of doubt, the preceding three sentences are not meant to cover any interest included in the ModusLink CVR Payment Amount.

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Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent or the Company.

(a)         The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder (without prejudice to the inclusion in ModusLink CVR Payment Amount of the amounts referenced in Section 2.6).

(b)         The CVRs shall not represent any equity or ownership interest in Parent, the Company or any of their Affiliates, or in any constituent company to the Merger.

Section 2.6 Establishment of ModusLink CVR Bank Account. Any amounts paid to the Company or any of its Subsidiaries in connection with any Partial ModusLink Sale, any Entire ModusLink Sale or in connection with any deferred cash consideration with respect thereto shall be held in a segregated bank account at a banking institution reasonably acceptable to the Shareholder Representative established and maintained for the benefit of the Holders and invested in one or more Qualified Investments until any ModusLink CVR Payment Amount is required to be paid pursuant to the terms hereof. Notwithstanding anything to the contrary contained in this Agreement, other than in connection with any payment pursuant to Section 2.4(h), the Company shall not withdraw any amounts from such bank account without the prior written consent of the Shareholder Representative.

Article III
THE RIGHTS AGENT AND SHAREHOLDER REPRESENTATIVE

Section 3.1 Certain Duties and Responsibilities.

(a)         Neither (i) the Rights Agent nor (ii) the Shareholder Representative, the Shareholder Representative’s direct or indirect holders of Equity Interests, any individual member of the committee that comprises or controls the Shareholder Representative or, as applicable, any of their respective managers, directors, officers, employees, agents or other representatives (such Persons described in this clause (ii) in their capacities as such, the “Shareholder Representative Persons”) shall have any liability or responsibility to any Person (A) of any kind whatsoever for or in respect of its performance of any duties imposed hereunder or for any actions taken, suffered or omitted to be taken in connection with this Agreement (including, in the case of the Rights Agent, its acceptance and administration of this Agreement and the exercise and performance of its duties hereunder), (B) for any acts or omissions of the other parties hereto or (C) for damages, losses or expenses arising out of this Agreement, except (in the case of each of the foregoing clauses) to the extent of their gross negligence, bad faith or willful or intentional misconduct (each as determined by a final judgment of a court of competent jurisdiction). No Shareholder Representative Person shall have any duties, fiduciary or otherwise, under this Agreement except the duty to act in good faith and except as expressly set forth herein. No provision of this Agreement shall require the Rights Agent or any Shareholder Representative Person to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers. For purposes of this Section 3.1 and Sections 3.2, 3.3 and 7.5 below, the term “Rights Agent” shall include the Rights Agent’s managers, directors, officers, employees, agents or other representatives in their capacity as such and, for the avoidance of doubt, the Rights Agent shall be liable for breaches of this Agreement by the Rights Agent’s managers, directors, officers, employees, agents or other representatives.

(b)         The Shareholder Representative shall have the exclusive authority to act on behalf of the Holders in enforcing any of their rights hereunder, including the delivery of a Notice of Objection, statement of Objections and negotiation. The Shareholder Representative shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve material expense. All rights of action under this Agreement may be (and shall only be) enforced by the Shareholder Representative, and any action, suit or proceeding instituted by the Shareholder Representative shall be brought in its name as Shareholder Representative on behalf of the Holders, and any recovery of judgment shall be for the ratable benefit of all the Holders, as their respective rights or interests may appear in the CVR Register.

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Section 3.2 Certain Rights of Rights Agent.

The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied duties, covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a)         the Rights Agent may rely in good faith upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)         (i) whenever the Rights Agent shall reasonably require that a matter be established or proved by the Company prior to taking, suffering or omitting to take any action hereunder, the Rights Agent may request and rely upon a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary of the Company on behalf of the Company, which certificate shall be, if signed by the party or parties required to consent to such action, full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of gross negligence, bad faith or willful or intentional misconduct (each as determined by a final judgment of a court of competent jurisdiction) on its part, incur no liability, and shall be protected and be held harmless by the Company, for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate; and (ii) whenever the Rights Agent shall reasonably require that a matter be established or proved by the Shareholder Representative prior to taking, suffering or omitting to take any action hereunder, the Rights Agent may request and rely upon a certificate signed by each then current individual member of the committee that comprises or controls the Shareholder Representative on behalf of the Shareholder Representative, which certificate shall be, if signed by the party or parties required to consent to such action, full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of gross negligence, bad faith or willful or intentional misconduct (each as determined by a final judgment of a court of competent jurisdiction) on its part, incur no liability, and shall be protected and be held harmless by the Company, for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c)         the Rights Agent may engage and consult with counsel of its selection (who may be legal counsel for the Rights Agent or an employee of the Rights Agent) and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and in reliance thereon;

(d)         the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e)         the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)          except as otherwise set forth in this Agreement, the Rights Agent shall have no liability and shall be held harmless by the Company in respect of the validity of this Agreement, the statements of fact or recitals contained herein (or be required to verify the same), or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by the other parties hereto); nor shall it be responsible for any breach by the Company or any other party of any covenant or condition contained in this Agreement nor shall the Rights Agent be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document, including, without limitation, the Merger Agreement, nor shall the Rights Agent be required to determine if any person or entity has complied with any such agreements, instruments or documents, nor shall any additional obligations of the Rights Agent be inferred from the terms of such agreements, instruments or documents even though reference thereto may be made in this Agreement;

(g)         notwithstanding anything in this Agreement to the contrary, (i) the Rights Agent shall in no event be liable for special, punitive or unforeseeable consequential damages (unless such damages are to third parties with respect to third party claims that result in a judgment against the Rights Agent for such damages), and (ii) any liability of the Rights Agent, including, but not limited to, foreseeable consequential damages, shall be limited to the amount of fees paid by the Company to the Rights Agent (excluding amounts paid to the Rights Agent as reimbursement for expenses and other charges);

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(h)         the Rights Agent and any of its affiliates may buy, sell or deal in any securities of the Company or the Parent or become peculiarly interested in any transaction in which the Parent or the Company may be interested, or contract with or lend money to the Parent or the Company or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Parent or the Company or for any other Person; and

(i)          the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself (through its directors, officers and employees) or by or through its attorneys or agents; provided that the Rights Agent shall be liable for breaches of this Agreement by such directors, officers, employees, attorneys or agents.

Section 3.3 Indemnity and Expenses.

(a)         The Company agrees to indemnify, defend and hold harmless each Shareholder Representative Person and the Rights Agent for, and to hold each Shareholder Representative Person and the Rights Agent harmless against, any loss, liability, judgment, fine, penalty, claim, demand, suit, cost, damage or expense, including reasonable out-of-pocket expenses (including the reasonable costs and expenses of legal counsel) arising out of or in connection with the Rights Agent’s and the Shareholder Representative’s respective duties under this Agreement, including the reasonable out-of-pocket costs and expenses of defending the Rights Agent and each individual member of the Committee that comprises or controls the Shareholder Representative against any claims, charges, demands, investigations, suits or loss or liability, or enforcement of its rights hereunder, unless it shall have been finally determined by a judgment of a court of competent jurisdiction to be a direct result of the Rights Agent’s or such Shareholder Representative Person’s, as applicable, gross negligence, bad faith or willful or intentional misconduct. The right to indemnification conferred in this Section 3.3(a) shall include the right to be paid or reimbursed by the Company for the reasonable expenses incurred by such Person entitled to be indemnified under this Section 3.3(a) who was, or is threatened to be made a named defendant or respondent in a claim, charge, demand, investigation or suit in advance of the final disposition thereof and without any determination as to the Person’s ultimate entitlement to indemnification. The rights granted pursuant to this Section 3.3(a) shall be deemed contract rights, and no amendment, modification or repeal of this Section 3.3(a) shall have the effect of limiting or denying any such rights with respect to claims, charges, demands, investigations and suits arising prior to any such amendment, modification or repeal. The Shareholder Representative Person’s aggregate liability to any Person with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to the Shareholder Representative as fees and charges, but not including reimbursable expenses. Indemnification under this Section 3.3(a) shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. Any such amounts incurred by the Company in connection with this Section 3.3(a) shall be a ModusLink Sale Expense.

(b)         The Company or any of its Affiliates shall, if and as requested by the Shareholder Representative at any time from and after the Effective Time through the termination of this Agreement, pay to or at the direction of the Shareholder Representative fees and expenses incurred at the direction of the Shareholder Representative pursuant to this Agreement (“Shareholder Representative Reimbursement Amount”). Subject to the next sentence, the Company or any of its Affiliates shall, if and as requested by the Shareholder Representative at any time from and after the Effective Time through the termination of this Agreement, transfer to a joint account of the Company and the Shareholder Representative funds in the amount of $100,000 less the Shareholder Representative Reimbursement Amount actually paid through that date for use as directed by the Shareholder Representative (the “Shareholder Representative Expense Amount”) pursuant to this Agreement. If any amounts are required in excess of $100,000 (and, to the extent the Shareholder Representative Expense Amount has been funded, only after such amount has been fully expended), then at the request of the Shareholder Representative from time to time, the Company or an Affiliate of the Company will promptly pay such additional fees and expenses incurred at the direction of the Shareholder Representative pursuant to this Agreement and/or pre-fund to such joint account an amount reasonably specified by the Shareholder Representative in respect of expected expenses in connection with the ModusLink Sale (including payments to such advisors as the Shareholder Representative may choose to engage in connection with the ModusLink Sale) and performance of its obligations and duties hereunder (any such amount, a “Pre-Funded Amount”). Any amounts held in such joint account shall be treated as owned by the Company for all income tax purposes, any interest or other income earned with respect to such joint account shall be reported as income of the Company for tax purposes and, for the avoidance of doubt, no portion of the

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Shareholder Representative Reimbursement Amount, the Shareholder Representative Expense Amount or any Pre-Funded Amount shall be considered income to the Shareholder Representative for tax purposes. The parties hereto will prepare all Tax Returns in a manner consistent with the foregoing sentence. Any Shareholder Representative Reimbursement Amount and any amounts (and only such amounts) actually spent from the Shareholder Representative Expense Amount or Pre-Funded Amounts shall be included in the calculation of ModusLink Sale Expenses hereunder. Any funds from the Shareholder Representative Expense Amount or Pre-Funded Amounts that remain unused on the earlier of the consummation of the Entire ModusLink Sale and the Sale Deadline (taking into account the completion of the procedures set forth in Section 2.4) shall be distributed from the joint account to the Company five (5) Business Days after the payment of the ModusLink CVR Payment Amount. For the avoidance of doubt, the Company or one of its Affiliates shall pay all ModusLink Sales Expenses, including any such ModusLink Sale Expenses incurred at the direction of the Shareholder Representative, subject to the deduction of such ModusLink Sale Expenses from the payments to the Holders as is provided for hereunder. Notwithstanding the foregoing, after the completion of an Entire ModusLink Sale, the Company’s consent, which shall not be unreasonably withheld, will be required for any fees or expenses that the Shareholder Representative may wish to incur pursuant to this Section 3.3(b), to the extent that the aggregate amount of such fees and expenses would exceed the amount of deferred consideration reasonably expected from such Entire ModusLink Sale.

(c)         The Company agrees, in all events (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as set forth on Schedule 3.3(c) hereto and (ii) to reimburse the Rights Agent for all taxes and governmental charges (other than taxes measured by the Rights Agent’s income) and reasonable and customary out-of-pocket expenses (including reasonable and customary fees and expenses of the Rights Agent’s counsel) paid or incurred by the Rights Agent in connection with the preparation, delivery, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder. Any invoice for any out-of-pocket expenses and per item fees realized will be rendered and payable by the Company within thirty (30) days after receipt by the Company, except for postage and mailing expenses, which funds must be received one (1) Business Day prior to the scheduled mailing date. For the avoidance of doubt, such fees, expenses and reimbursements contained in this Section 3.3 shall be ModusLink Sale Expenses.

Section 3.4 Resignation and Removal of Rights Agent and Shareholder Representative; Appointment of Successor.

(a)         The Rights Agent may resign at any time by giving written notice thereof to the Company (with a copy to Parent) and the Shareholder Representative specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified. Any individual members of the committee that comprises or controls the Shareholder Representative may resign at any time by giving written notice thereof to the Company (with a copy to Parent), the Rights Agent and the Holders specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified.

(b)         If at any time the Rights Agent shall resign, be removed or become incapable of acting, the Company, by a Board Resolution, shall promptly appoint a qualified successor Rights Agent reasonably satisfactory to the Shareholder Representative. The successor Rights Agent so appointed shall, upon its acceptance of such appointment in accordance with this Section 3.4(b), become the successor Rights Agent.

(c)         If (i) a successor Rights Agent has not been appointed pursuant to Section 3.4(b) and has not accepted such appointment within thirty (30) days after the initial Rights Agent delivers notice of its resignation pursuant to Section 3.4(a) or (ii) at any time the Rights Agent shall become incapable of acting, the incumbent Rights Agent, the Shareholder Representative or the Company may petition any court of competent jurisdiction for the removal of the Rights Agent, if applicable, and the appointment of a successor Rights Agent.

(d)         If at any time any individual members of the committee that comprises or controls the Shareholder Representative shall resign, be removed or become incapable of acting, the remaining members of the committee that comprises or controls the Shareholder Representative shall promptly appoint a qualified successor individual member to such committee. If the individual members of the committee that comprises or controls the Shareholder Representative unanimously determine that a third committee member would be appropriate, then the members of the committee that comprises or controls the Shareholder Representative shall appoint, upon unanimous agreement, a qualified individual member to such committee. The successor or additional individual member so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.4(d), become

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a successor or additional individual member of the committee comprising the Shareholder Representative; provided, that (x) such successor or additional individual member of the committee comprising the Shareholder Representative may not be a director, officer or employee of the Company or any of its Affiliates and (y) the Company agrees to indemnify the Shareholder Representative for any and all actions taken in connection with this Section 3.4(d).

(e)         The Company shall give written notice of each resignation and each removal of a Rights Agent or individual member of the committee comprising the Shareholder Representative and each appointment of a successor Rights Agent or individual member of the committee comprising the Shareholder Representative to the then acting members of the committee comprising the Shareholder Representative or then acting Rights Agent, as applicable, within ten (10) days after acceptance of appointment by a successor Rights Agent or individual member of the committee comprising the Shareholder Representative. If requested, the Rights Agent (or successor Rights Agent) shall mail notice of each resignation and each removal of a Rights Agent or individual member of the committee comprising the Shareholder Representative and each appointment of a successor Rights Agent or individual member of the committee comprising the Shareholder Representative to the Holders within ten (10) days after receipt of notice thereof and all necessary information from the Company. Each such notice provided to the Rights Agent, Shareholder Representative, or Holders shall include the name and address of the successor Rights Agent or Shareholder Representative, as applicable.

Section 3.5 Acceptance of Appointment by Successor.

Every successor Rights Agent or Shareholder Representative appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Rights Agent or Shareholder Representative, as applicable, an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent or Shareholder Representative, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent or Shareholder Representative (as applicable); but, on request of the Company or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

Article IV
ADDITIONAL COVENANTS

Section 4.1 Operations.

From and after the Effective Time until the consummation of the Entire ModusLink Sale or the Sale Deadline, whichever is earlier, (i) the Company shall, upon request of the Shareholder Representative and to the extent legally permissible (and subject to the Shareholder Representative’s entry into a customary non-disclosure agreement to the extent required by applicable Law or any agreements binding on the Company with respect to ModusLink), reasonably promptly provide to the Shareholder Representative all information reasonably requested relating to ModusLink, and (ii) the Company shall use commercially reasonable efforts to procure that (A) the ModusLink Business will be operated substantially in the ordinary course of business consistent with past practice and (B) ModusLink will distribute any proceeds received with respect to any Partial ModusLink Sale or the Entire ModusLink Sale to the Company or any Company Subsidiary such that it may be distributed to the Holders.

Section 4.2 List of Holders.

The Company shall furnish or cause to be furnished to the Rights Agent, in such form as the Company receives from the transfer agent of the Company, or from such other agent performing similar services for the Company, or from the Company’s internal records with regard to the capitalization of the Company, including without limitation the names and addresses of the Holders and the number of CVRs held by each such Holder, within five (5) Business Days of the Effective Time.

Section 4.3 ModusLink Sale Process.

From and after the Effective Time until the consummation of the Entire ModusLink Sale or the Sale Deadline, whichever is earlier, Parent shall be responsible for conducting the sale process of ModusLink (or, to the extent a ModusLink Sale involving a sale of Equity Interests is contemplated, responsible for overseeing and making any decisions on behalf of the Company with respect to such sale process of ModusLink) and shall be empowered to take all actions necessary or advisable in order to consummate a ModusLink Sale, including retaining advisors in

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connection with the ModusLink Sale, soliciting potential purchasers for the Equity Interests owned by the Company and any Company Subsidiary and determining which purchaser to select, negotiating the terms and conditions of any ModusLink Sale Agreement, including the purchase price for the Equity Interests owned by the Company and any Company Subsidiary, complying with any applicable provisions of ModusLink’s governing documents (including the By-Laws), including with respect to rights of first refusal or similar provisions, and effectuating the consummation of such ModusLink Sale.

Section 4.4 Books and Records.

The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to keep true, complete and accurate records in sufficient detail to enable the Shareholder Representative and its consultants or professional advisors to determine the amounts payable hereunder.

Article V
AMENDMENTS

Section 5.1 Amendments Without Consent of Holders.

(a)         Without the consent of any Holders, the Rights Agent, or the Shareholder Representative, the Company (when authorized by a Board Resolution), at any time and from time to time, may enter into one or more amendments hereto, subject to Section 6.1, to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein.

(b)         Without the consent of any Holders, the Company (when authorized by a Board Resolution), the Shareholder Representative and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)          to evidence the removal or replacement of the Rights Agent or any individual member of the committee comprising the Shareholder Representative and the succession of another Person as a successor Rights Agent or individual member of the committee comprising or controlling the Shareholder Representative, as applicable, and the assumption by any successor of the obligations of the Rights Agent or Shareholder Representative, as applicable, herein, in accordance with Sections 3.4 and 3.5;

(ii)         to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company, the Rights Agent and the Shareholder Representative shall consider to be for the protection of the Holders; provided, that, in each case, such provisions shall not adversely affect the interests of the Holders as determined by the Shareholder Representative;

(iii)        to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that, in each case, such provisions shall not adversely affect the interests of the Holders as determined by the Shareholder Representative; or

(iv)        as may be necessary to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act.

(c)         Promptly after the execution by the Company (and the Rights Agent, as applicable), of any amendment pursuant to the provisions of this Section 5.1, the Company will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2 Amendments with Consent of the Shareholder Representative.

(a)         With the written consent of the Shareholder Representative, the Company (when authorized by a Board Resolution), the Shareholder Representative and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the Holders.

(b)         Promptly after the execution by the Company, the Shareholder Representative and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Company will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

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Section 5.3 Execution of Amendments.

In executing any amendment permitted by this ARTICLE V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by the Company stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments.

Upon the execution of any amendment permitted under this ARTICLE V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and each Holder, Parent, the Company, the Shareholder Representative and the Rights Agent shall be bound thereby.

Article VI
CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 6.1 Company Consolidation, Merger, Sale or Conveyance.

(a)         From and after the Effective Time until such time as all of the Company’s payment obligations shall have been discharged, the Company shall not consolidate with or merge into any other Person or convey, assign, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

(i)          in the case that the Company shall consolidate with or merge into any other Person or convey, assign, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of the Company substantially as an entirety (the “Surviving Person”) shall expressly assume payment of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed; and

(ii)         prior to such transaction, the Company has delivered to the Shareholder Representative an Officer’s Certificate stating that such consolidation, merger, conveyance, transfer or lease complies with this ARTICLE VI and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b)         For purposes of this Section 6.1, “convey, transfer or lease its properties and assets substantially as an entirety” shall mean properties and assets contributing in the aggregate at least a majority of the Company’s and its Subsidiaries’ total consolidated revenues as reported in the last available periodic financial report (quarterly or annual, as the case may be).

(c)         In the event the Company conveys, transfers or leases its properties and assets substantially as an entirety in accordance with the terms and conditions of this Section 6.1, the Company and the Surviving Person shall be jointly and severally liable for the payment of the ModusLink CVR Payment Amount and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed. Notwithstanding anything to the contrary contained herein, no consolidation, merger, sale, conveyance or assignment involving the Company shall relieve the Company of its obligations and liabilities to the Rights Agent hereunder, unless by written consent of the Rights Agent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.2 Successor Substituted.

Upon any consolidation of or merger by the Company with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 6.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if the Surviving Person had been named as the Company herein; provided, that notwithstanding any such transaction, if the Company is a surviving entity in the transaction, the Company shall also remain liable for the performance by the “Company” hereunder.

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Article VII
OTHER PROVISIONS OF GENERAL APPLICATION

Section 7.1  Notices to Parent, the Company, the Shareholder Representative and the Rights Agent.

All communications, notices and disclosures required or permitted by this Agreement shall be in writing and will be deemed to have been given when delivered by first class mail or one (1) Business Day after having been dispatched for next-day delivery by a nationally recognized overnight courier service to the appropriate party at the address specified below:

If to the Company or Parent, to:

__________________________
__________________________
Attention:__________________
Email: ____________________

with a copy (which shall not constitute notice) to:

__________________________
__________________________
Attention:__________________
Email: ____________________

If to the Shareholder Representative, to:

__________________________
__________________________
Attention:__________________
Email: ____________________

With copies (which shall not constitute notice) to:

__________________________
__________________________
Attention:__________________
Email: ____________________

If to the Rights Agent, to:

__________________________
__________________________
Attention:__________________
Email: ____________________

With a copy to:

__________________________
__________________________
Attention:__________________
Email: ____________________

Section 7.2  Notice to Holders.

Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing, sent by overnight courier (providing proof of delivery) or mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

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Section 7.3  Counterparts; Headings.

This Agreement may be executed in one or several counterparts (whether by facsimile, pdf or otherwise), each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic image scan transmission). The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

Section 7.4  Assignment; Successors.

(a)         Subject to Section 6.1, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, that any entity into which the Rights Agent may be merged or consolidated, or any entity resulting from any merger or consolidation to which the Rights Agent shall be a party, or any entity to which the Rights Agent shall sell or otherwise transfer all or substantially all of its assets and business, shall be the successor Rights Agent under this Agreement upon the delivery of notice to the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by all of the parties and their respective successors and assigns; provided, that this Agreement may not be enforced directly by any Holder but may only be enforced on behalf of the Holders by the Shareholder Representative.

Section 7.5  Benefits of Agreement.

Except as set forth in ARTICLE III with respect to the Shareholder Representative Persons or the Rights Agent, nothing in this Agreement, is intended to or be deemed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder. The Shareholder Representative shall be the sole and exclusive representative of the Holders for all matters in connection with this Agreement and this Agreement may not be enforced directly by any Holder but may only be enforced on behalf of the Holders by the Shareholder Representative.

Section 7.6  Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Other than with respect to disputes submitted to the Neutral Auditor under Section 2.4(g), each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery in the State of Delaware and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such Delaware court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such Delaware court. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.1. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

Section 7.7  Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN

Annex D-17

CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.7.

Section 7.8  Remedies.

The parties hereto agree that irreparable damage would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that prior to the termination of this Agreement in accordance with Section 7.10, (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or the posting of any collateral, bond or other security, this being in addition to any other remedy available at law, in equity, under this Agreement or otherwise and (b) the right of injunctive relief, specific enforcement and other equitable relief is an integral part of this Agreement and transactions related hereto. The parties also agree that the non-prevailing party (as determined by a court of competent jurisdiction in a final, non-appealable order) in any litigation relating to the enforcement of this Agreement shall reimburse the prevailing party for all costs incurred by the prevailing party (including reasonable legal fees in connection with any litigation). To the extent the Shareholder Representative is the non-prevailing party, its reimbursement obligation under this Section 7.8 shall be a ModusLink Sale Expense.

Section 7.9  Severability Clause.

If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by the Merger Agreement and this Agreement are fulfilled to the extent possible.

Section 7.10  Termination.

This Agreement and each CVR shall be terminated and of no further force or effect, and the parties hereto shall have no liability hereunder, upon the earliest to occur of (i) the date that is one (1) year following the Sale Deadline, or (ii) the written agreement of the Company and the Shareholder Representative to terminate this Agreement. Notice of any such termination will be promptly mailed by the Rights Agent, upon the written request of the Company and the Shareholder Representative and accompanied by the form of such notice, to the Holders. Notwithstanding anything to the contrary contained in this Agreement, Section 3.1, Section 3.2, Section 3.3, and this ARTICLE VII shall survive the termination of this Agreement indefinitely and the resignation, replacement or removal of the Rights Agent.

Section 7.11  Entire Agreement.

This Agreement, the Merger Agreement, all documents and instruments referenced herein and therein, and all exhibits and schedules attached to the foregoing, constitute the entire agreement of the parties (other than the Rights Agent) and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling. Notwithstanding the foregoing, as between the Rights Agent, on the one hand, and any other person or entity, on the other hand, this Agreement alone constitutes the entire understanding and agreement of such parties with respect to the subject matter of this Agreement.

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Section 7.12  Suits for Enforcement.

In a case where breach has occurred, has not been waived and is continuing, the Shareholder Representative may in its discretion proceed to protect and enforce the rights vested in it by this Agreement by such appropriate judicial proceedings as the Shareholder Representative shall deem most effectual to protect and enforce any of such rights (unless authorization and/or appearance of each of the Holders is required by applicable Law), either at Law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right vested in the Shareholder Representative by this Agreement or by Law. Notwithstanding anything to the contrary contained in this Agreement, any liability of any of the parties hereunder (including the Shareholder Representative) for breach of its obligations under this Agreement shall not (other than in connection with fraud or willful misconduct, or third party claims from third parties arising out of such party’s breach of this Agreement) include any unforeseeable and remote indirect or consequential damages, or any special or punitive damages. Subject to the immediately preceding sentence, any liability of the Company may include the benefit of the bargain lost by the Holders to the extent proximately caused by such breach (taking into consideration relevant matters, including the total amount payable to such Holders under this Agreement but for such breach, the time value of money, and any costs, fees and expenses incurred by the Shareholder Representative Persons in connection therewith) which shall be deemed in such event to be damages recoverable by the Shareholder Representative for the benefit of the Holders. With respect to any party other than the Company, under no circumstances shall such party be liable for monetary damages hereunder.

[Remainder of Page Intentionally Left Blank]

Annex D-19

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

STEEL PARTNERS HOLDINGS L.P.
By:	Steel Partners Holdings GP Inc., its general partner
By:
Name:
Title:
STEEL CONNECT, INC.
By:
Name:
Title:
[SHAREHOLDER REPRESENTATIVE]
By:
Name:
Title:
[RIGHTS AGENT]
By:
Name:
Title:

[Signature Page to CVR Agreement]

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EXHIBIT A

Form of Transfer Certificate

See attached.

Annex D-21

TRANSFER CERTIFICATE

Steel Connect, Inc.
[•]
[•]
Attn: [•]

[RIGHTS AGENT]
[•]
[•]
Attention: [•]

Re: CVRs issued by Steel Connect, Inc.

Ladies and Gentlemen:

As Holder intends to transfer the above captioned CVR to (“Permitted Transferee”), for registration in the name of.

1.           In connection with such transfer and in accordance with Section 2.3(c) of the Contingent Value Rights Agreement, dated as of [•], 2022, entered into by and among Steel Partners Holdings L.P., a Delaware limited partnership, Steel Connect, Inc., a Delaware corporation, [•], as rights agent, and the Shareholder Representative (the “Agreement”), the Holder hereby certifies that this transfer is a Permitted Transfer and that the Permitted Transferee is permitted to hold the CVRs in accordance with the terms of the Agreement.

2.           The transfer is a Permitted Transfer for the following reason:

[Check the appropriate box and initial any applicable substatement]

☐  The CVRs are being transferred as a result of the death of a Holder by will or intestacy.

An official copy of the death certificate of the Holder and such Holder’s last will and testament and a signed copy of Letters Testamentary, Letters of Administration or equivalent document dated within 60 days are being provided herewith.

An official copy of the death certificate of the Holder is being provided herewith; the Holder has no will and the CVRs are passing via the rules of intestacy.

☐           The CVRs are being transferred by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee. The trustee is the Holder immediately prior to the transfer. Official copies of the death certificates and applicable trust documents authorizing distribution to the named beneficiaries are being provided herewith.

☐           The CVRs are being transferred pursuant to a court order (including a court order issued in connection with divorce, bankruptcy or liquidation). A copy of the court order and, if appointed, evidence of appointment as: Tutor, Guardian, Conservator, Committee, Attorney or Agent dated within 60 days are being provided herewith.

☐            The Holder is a corporation and the CVRs are being transferred pursuant to a distribution by the Holder to its stockholders. Such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act and the company has reasonably determined after consultation with counsel that such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act. A copy of the unanimous written consent of the board of the company or an executed copy of the corporate resolution dated within 180 days authorizing and approving such distribution (and authorizing the signing officer to effect the transaction) and a certificate by or on behalf of the company stating that that such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act are being provided herewith. Evidence of such Permitted Transferee being a shareholder of the Holder is also being provided herewith. The corporate resolution, if provided, is not executed solely by the signing officer.

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☐          The Holder is a partnership and the CVRs are being transferred pursuant to a distribution by the Holder to its partners. Such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act. A copy of the current partnership agreement is being provided herewith, together with evidence of the authority of any signatory on behalf of the partnership.

☐            The Holder is a limited liability company and the CVRs are being transferred pursuant to a distribution by the Holder to its members. Such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act. A copy of the operating agreement is being provided herewith, together with an executed copy of the resolution dated within 180 days authorizing the signing managing member/manager to effect the transaction. If the limited liability company has more than one managing member/manager, this resolution is not executed solely by the signing managing member/manager.

☐           The CVRs are being transferred by a transfer made by operation of law (including a consolidation, dissolution or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity. Documents sufficiently evidencing such activities are being provided herewith, together with, if such transfer by operation of law requires shareholder or board of director or similar approval, an executed copy of the resolution dated within 180 days authorizing the signing officer, managing member/manager or other signatory to effect the event. If such entity has more than one signing officer, managing member/manager or other signatory, this resolution is not executed solely by the signing officer, managing member/manager or other signatory.

3.           If not previously provided to the Rights Agent and if requested by the Rights Agent, a fully completed and executed Form W-9 or Form W-8, as applicable, of the Permitted Transferee is being provided herewith.

4.           All capitalized terms used but not defined herein shall have such meanings as are ascribed to such terms in the Agreement.

5.           By execution hereof the Permitted Transferee agrees to be bound, as Holder, by all of the terms, covenants and conditions of the Agreement.

6.           This document may be executed in one or more counterparts and by the different parties hereof on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same document. The Holder and the Permitted Transferee both understand that the Rights Agent may require a Medallion Guarantee of Signature at a level acceptable to the Rights Agent.

Annex D-23

IN WITNESS WHEREFORE, each of the parties have caused this document to be executed individually or by their duly authorized officers or representatives as of the date set forth below.

Holder	Permitted Transferee
By:________________________________________	By:_________________________________________
Name: ____________________________________	Name:______________________________________
Title: _____________________________________	Title:_______________________________________
Taxpayer Identification No. _______________________________________	Taxpayer Identification No. ________________________________________
Date: ______________________________________	Date: _______________________________________

Annex D-24

Annex E

Section 262 of the General Corporation Law of the State of Delaware

§ 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §  228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§  251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the

Annex E-1

provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §  255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §  114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

Annex E-2

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective

Annex E-3

date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex E-4

Annex F

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
STEEL CONNECT, INC.

Steel Connect, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by inserting the following new subparagraph (c) to Section 15 of the Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock of the Corporation filed with the Secretary of State of the State of Delaware on December 15, 2017:

“(c)        Reference is hereby made to that certain Agreement and Plan of Merger, by and among Steel Partners Holdings L.P., SP Merger Sub, Inc. and the Corporation (as amended, the “Merger Agreement”). Notwithstanding anything to the contrary in this Certificate of Designations, the term “Liquidation Event” as such term is defined in and used in this Certificate of Designations shall not include, nor be deemed to include, the Merger Agreement, the Merger (as defined in the Merger Agreement and hereinafter, the “Merger”) or the other transactions contemplated by the Merger Agreement, such that (i) at the Effective Time (as defined in the Merger Agreement and hereinafter, the “Effective Time”), by virtue of the Merger, each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding as provided by the Merger Agreement, (ii) no written notice of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement shall be required to be provided to the Holders pursuant to Section 6(e), (iii) no cash distributions shall be made (or be required to be made) to the Holders prior to, upon or immediately following completion of the Merger or the other transactions contemplated by the Merger Agreement and no such closing shall be postponed or cancelled, in each case, pursuant to Section 6(f), (iv) the prior affirmative vote or prior consent of the Majority Holders, voting or consenting separately as a single class, shall not be required by Section 6(g) or Section 14(b)(ii) and (v) no adjustment shall be made pursuant to Section 7(f); provided, however, that nothing in this Section 15(c) shall eliminate, restrict or impair the rights of the Holders provided by Section 13, including, without limitation, the right of the Holders to vote on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock as one class (including, without limitation, with respect to any matter relating to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement, any amendment of the Certificate of Incorporation, any increase or decrease in the number of authorized shares of Common Stock of the Corporation or any other matter subject to the vote or consent of the holders of Common Stock).”

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Annex F-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed and acknowledged this ___ day of _________ , 2022.

STEEL CONNECT, INC.
By:
Name:
Title:

Annex F-2

Preliminary Copy SCAN TO VIEW MATERIALS & VOTE STEEL CONNECT, INC. 2000 MIDWAY LANE SMYRNA, TENNESSEE 37167 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until [TBD] Eastern Time on [TBD], 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/STCN2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until [TBD] Eastern Time on [TBD], 2022. Have your proxy card and Notice of Internet Availability (the “Notice”) in hand when you call and then follow the instructions. You will need the control number included on the Notice in order to vote by phone. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D89014-P76760KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.DETACH AND RETURN THIS PORTION ONLY STEEL CONNECT, INC. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR proposals 1, 2, 3, 4, 5 and 6 3. Election of Directors Nominees: 01) Warren G. Lichtenstein 02) Glen M. Kassan 1. To approve and adopt the Agreement and Plan of Merger, dated as of June 12, 2022, by and among the Company, Steel Partners Holdings L.P. and SP Merger Sub, Inc. 2. To approve an amendment to Steel Connect’s certificate of incorporation to clarify that the Merger and the transactions contemplated by the Merger do not constitute a “Liquidation Event” under the Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock of Steel Connect. 4. To approve, on an advisory basis, the compensation of the Company’s named executive officers. 5. To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the current fiscal year. 6. To approve the adjournment of the Annual Meeting, if necessary, to ensure that any necessary supplement or amendment to the proxy statement accompanying this notice is provided to the Company’s stockholders a reasonable amount of time in advance of the Annual Meeting or to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve adoption of the Agreement and Plan of Merger. For Against Abstain NOTE: To transact such other business that may properly come before the 2022 Annual Meeting of Stockholders and at any adjournments or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date SignatureSignature (Joint Owners) Date

SCAN TO VIEW MATERIALS & VOTE STEEL CONNECT, INC. 2000 MIDWAY LANE SMYRNA, TENNESSEE 37167 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until [TBD] Eastern Time on [TBD], 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/STCN2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until [TBD] Eastern Time on [TBD], 2022. Have your proxy card and Notice of Internet Availability (the “Notice”) in hand when you call and then follow the instructions. You will need the control number included on the Notice in order to vote by phone. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D89014-P76760KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.DETACH AND RETURN THIS PORTION ONLY STEEL CONNECT, INC. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR proposals 1, 2, 3, 4, 5 and 6 3. Election of Directors Nominees: 01) Warren G. Lichtenstein 02) Glen M. Kassan 1. To approve and adopt the Agreement and Plan of Merger, dated as of June 12, 2022, by and among the Company, Steel Partners Holdings L.P. and SP Merger Sub, Inc. 2. To approve an amendment to Steel Connect’s certificate of incorporation to clarify that the Merger and the transactions contemplated by the Merger do not constitute a “Liquidation Event” under the Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock of Steel Connect. 4. To approve, on an advisory basis, the compensation of the Company’s named executive officers. 5. To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the current fiscal year. 6. To approve the adjournment of the Annual Meeting, if necessary, to ensure that any necessary supplement or amendment to the proxy statement accompanying this notice is provided to the Company’s stockholders a reasonable amount of time in advance of the Annual Meeting or to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve adoption of the Agreement and Plan of Merger. For Against Abstain NOTE: To transact such other business that may properly come before the 2022 Annual Meeting of Stockholders and at any adjournments or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date SignatureSignature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report on Form 10-K are availableat www.proxyvote.com.D89015-P76760STEEL CONNECT, INC.Annual Meeting of Stockholders[TBD], 2022, at [TBD], Eastern TimeThis proxy is solicited by the Board of DirectorsThe undersigned hereby constitutes and appoints Jason Wong and Maria Reda, and each of them, the proxies of the undersigned, with full power of substitution, and hereby authorizes them, and each of them acting singly, to represent and to vote, as designated on the reverse side of this ballot, all the shares of common stock, par value $0.01 per share, or Series C Convertible Preferred Stock, par value $0.01 per share, of Steel Connect, Inc. (the “Company”) that the undersigned is/are entitled to vote at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held virtually at www.virtualshareholdermeeting.com/STCN2022 on[TBD], 2022, at [TBD], Eastern Time, and at any adjournment or postponement thereof.The undersigned hereby revokes any proxy or proxies heretofore given and acknowledges receipt of a copy of the Notice ofAnnual Meeting, Proxy Statement and a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2022.This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder. If this proxy is properly executed and returned but no such direction is made, this proxy will be voted in accordance with the Board’s recommendation of “FOR” the Company’s nominees in Proposal 3 and “FOR” Proposals 1, 2, 4, 5 and 6. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.Continued and to be signed on reverse side